As filed with the Securities and Exchange Commission on July 24, 2003

Registration No. 333-105209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

The Journal Company

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	2711 (Primary Standard Industrial Classification Code Number)	20-0020198 (I.R.S. Employer Identification No.)

333 West State Street

Milwaukee, Wisconsin 53203

(414) 224-2728

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven J. Smith

Chairman and Chief Executive Officer

The Journal Company

333 West State Street

Milwaukee, Wisconsin 53203

(414) 224-2728

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Benjamin F. Garmer, III Russell E. Ryba Foley & Lardner 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400	Alan M. Klein Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:    Upon consummation of the Share Exchange referred to herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Joint

Proxy Statement of

Journal Communications, Inc. and Journal Employees’ Stock Trust

and

Prospectus of

The Journal Company

To our shareholders and unitholders:

You are cordially invited to attend a joint special meeting of the shareholders of Journal Communications, Inc. and the unitholders of the Journal Employees’ Stock Trust, which we call JESTA, to be held on Wednesday, September 3, 2003, at 10:00 a.m., local time, at the offices of the Milwaukee Journal Sentinel located at 333 West State Street, Milwaukee, Wisconsin 53203.

As part of our ongoing efforts to position Journal Communications for continued success in a complex and increasingly competitive business environment while maintaining our independence, high ethical standards and the tradition of employee ownership, our board of directors requests your approval at this important meeting of a transaction pursuant to which we will change our current capital structure, conduct an initial public offering and offer to purchase some of your ownership interests in us. We believe that this transaction will  allow us to continue to build our businesses, pursue opportunities for growth and maximize long-term shareholder value.

To accomplish this important transaction:

•	We plan to effect a share exchange, pursuant to which each share of our existing common stock will automatically be exchanged for three shares of new class B common stock, divided as equally as possible among class B-1 and class B-2 shares. Class B common stock will be entitled to ten votes per share.

•	Immediately prior to consummation of the share exchange, we plan to amend JESTA to explicitly permit the share exchange to occur and to provide that, immediately after the share exchange is completed, JESTA will terminate. In connection with this step of the transaction, the shares of class B common stock held by JESTA as a result of the share exchange will be distributed to the unitholders of JESTA.

•	At the same time, we plan to sell shares of class A common stock, which will have one vote per share, in an initial public offering.

•	As soon as possible after the initial public offering, we plan to purchase some of the shares of class B common stock distributed in the transaction by launching a cash tender offer to all holders of class B shares. We plan to use the net proceeds from the initial public offering, as well as borrowings from our new debt facility (which we also intend to enter into in connection with changing our current capital structure), to purchase these class B shares.

To effect these four steps, our board of directors is specifically asking:

•	all shareholders and active employee unitholders to vote “FOR” the share exchange; and

•	all shareholders, active employee unitholders and employee benefit trust unitholders to vote “FOR” the amendment and termination of JESTA.

In addition, our board of directors is asking all shareholders and active employee unitholders to vote “FOR” our new equity incentive plan and “FOR” our new employee stock purchase plan.

Our board of directors has carefully considered the transaction, has determined that it is in the best interests of the company and our shareholders and unitholders, and recommends that the four proposals be approved. The JESTA trustees also recommend the four proposals be approved.

Shareholders and unitholders who do not perfect dissenters’ rights in the share exchange will also receive a special dividend of $0.60 per share, divided by the three-for-one share exchange ratio, 75% of which will be paid immediately following consummation of the transaction and the remaining 25% of which will be paid in December 2003.

This joint proxy statement/prospectus provides shareholders and unitholders with detailed information about the transaction. We encourage you to read this entire document carefully. For a discussion of the material risks involved in the transaction and our business, see “ Risk Factors” beginning on page 34 of this joint proxy statement/prospectus.

Your vote is very important. Whether or not you intend to attend the joint special meeting, please take the time to vote your shares or units by completing and mailing the enclosed proxy card to us, calling the toll-free telephone number or using the Internet as described in the instructions provided on the enclosed proxy card. Failure by any shareholder or unitholder eligible to vote to return a completed proxy or to vote via the telephone, Internet or in person at the joint special meeting will have the effect of a vote against the share exchange and against the amendment and termination of JESTA.

Steven J. Smith

Chairman of the Board

and Chief Executive Officer

July 28, 2003

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated July 28, 2003 and is being first mailed to Journal Communications shareholders and JESTA unitholders on or about July 28, 2003.

HOW YOU CAN OBTAIN MORE INFORMATION

Journal Communications and JESTA file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. After the transaction, The Journal Company (which we call New Journal, and which will change its name to Journal Communications, Inc. upon completion of the share exchange) will file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC filings of Journal Communications and JESTA are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed a registration statement on Form S-4 to register with the SEC the shares of class B common stock of New Journal to be delivered in connection with the transaction, as well as the class A common stock of New Journal that is issuable upon conversion of New Journal’s class B and class C common stock. This joint proxy statement/prospectus is a part of that registration statement and does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We also have filed a registration statement on Form S-1 relating to our proposed public offering of shares of class A common stock. You may obtain copies of the Form S-4 (and any amendments to that document) in the manner described above or by writing or telephoning us at the address or telephone number below.

This joint proxy statement/prospectus incorporates certain information that is not included in or delivered with this document. You may request a copy of this information or the materials identified in the preceding paragraphs, at no cost, by writing or telephoning us at the following address or telephone number:

Journal Communications, Inc.

333 West State Street

Milwaukee, Wisconsin 53203

Attention: Paul E. Kritzer

Vice President, General Counsel-Media and Secretary

Telephone: (414) 224-2374

To obtain timely delivery, you must make this request no later than five business days before September 3, 2003, the date of the joint special meeting.

JOURNAL COMMUNICATIONS, INC.

JOURNAL EMPLOYEES’ STOCK TRUST

NOTICE OF JOINT SPECIAL MEETING OF SHAREHOLDERS AND UNITHOLDERS

To Be Held Wednesday, September 3, 2003

A special meeting of the shareholders of Journal Communications, Inc. and a special meeting of the unitholders of the Journal Employees’ Stock Trust, which we call JESTA, will be jointly held on Wednesday, September 3, 2003, at 10:00 a.m., local time, at the offices of the Milwaukee Journal Sentinel located at 333 West State Street, Milwaukee, Wisconsin 53203 for the following purposes, all of which are more fully described in the accompanying joint proxy statement/prospectus:

1.    To consider and vote upon a proposal to approve the Agreement and Plan of Share Exchange, dated as of June 26, 2003, by and between Journal Communications, Inc. and The Journal Company (which we call New Journal, and which will change its name to Journal Communications, Inc. upon completion of the share exchange), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which each share of our currently outstanding stock will automatically be exchanged for three shares of class B common stock of New Journal, divided as equally as possible among class B-1 and class B-2 shares.

2.    To consider and vote upon a proposal to approve the amendment and termination of JESTA, as set forth in Annex B to the accompanying joint proxy statement/prospectus.

3.    To consider and vote upon a proposal to approve New Journal’s 2003 Equity Incentive Plan, a copy of which is attached as Annex E to the accompanying joint proxy statement/prospectus.

4.    To consider and vote upon a proposal to approve New Journal’s 2003 Employee Stock Purchase Plan, a copy of which is attached as Annex F to the accompanying joint proxy statement/ prospectus.

Those entitled to vote at the meeting or any adjournment or postponement thereof on the share exchange, the equity incentive plan and the employee stock purchase plan are:

•	holders of Journal Communications common stock of record as of the close of business on July 18, 2003, of which there are three, including JESTA; and

•	unitholders of JESTA of record as of the close of business on July 18, 2003 who are active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence); these unitholders are entitled to vote pursuant to proxies authorizing such unitholders to vote issued by the trustees in accordance with the provisions of JESTA.

Those entitled to vote at the meeting or any adjournment or postponement thereof on the amendment and termination of JESTA are:

•	the Grant family shareholders (who are JESTA’s “stockholder-eligibles”) of record as of the close of business on July 18, 2003;

•	unitholders of JESTA of record as of the close of business on July 18, 2003 who are active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence); and

•	unitholders of JESTA of record as of the close of business on July 18, 2003 who are employee benefit trusts, if any.

Approval of each of the first two proposals listed above (i.e., the share exchange and the amendment and termination of JESTA) are conditions to the consummation of the transaction described in the accompanying joint proxy statement/prospectus. In the event the transaction is not consummated, the equity incentive plan and the employee stock purchase plan will not become effective.

Shareholders and beneficial shareholders (including all JESTA unitholders) have the right to dissent from and to obtain the “fair value” of such shareholder’s shares of Journal Communications stock or corresponding units in the event of the consummation of the share exchange, provided that he or she perfects his or her dissenter’s rights in accordance with Sections 180.1301 through 180.1331 of the Wisconsin Business Corporation Law. Please see a discussion of dissenters’ rights in the accompanying joint proxy statement/prospectus and Sections 180.1301 through 180.1331 of the Wisconsin Business Corporation Law, a copy of which is attached as Annex C to the joint proxy statement/prospectus.

Shareholders and unitholders who do not perfect their dissenters’ rights in the share exchange will also receive a special dividend of $0.60 per share, divided by the three-for-one share exchange ratio, 75% of which will be paid immediately following consummation of the transaction and the remaining 25% of which will be paid in December 2003.

Your vote is important. Even if you expect to attend the joint special meeting, please complete, sign, date and return the enclosed proxy card immediately or call the toll-free telephone number or use the Internet as described in the instructions provided on the enclosed proxy card. If you attend the meeting, you may withdraw your proxy and vote in person.

Failure by any shareholder or unitholder eligible to vote to return a completed proxy or to vote via the telephone, Internet or in person at the joint special meeting will have the effect of a vote against the share exchange and against the amendment and termination of JESTA.

By Order of the Board of Directors of Journal Communications, Inc.	By Order of the Trustees of the Journal Employees’ Stock Trust

Steven J. Smith Chairman of the Board and Chief Executive Officer	Steven J. Smith Trustee

Milwaukee, Wisconsin July 28, 2003

i

In this joint proxy statement/prospectus, we use the terms “Journal,” “company,” “we,” “us” and “our” to refer to Journal Communications, Inc. prior to the share exchange with our wholly owned subsidiary The Journal Company, and to refer to The Journal Company after the share exchange when the distinction is not important. When the distinction is important, we use the term “Journal Communications” to refer to Journal Communications, Inc. and the term “New Journal” to refer to The Journal Company. Upon completion of the share exchange, The Journal Company will change its name to Journal Communications, Inc. In connection with the share exchange, Journal Communications common stock will be exchanged for shares of New Journal’s class B-1 and class B-2 common stock. We use the terms “class B common stock” and “class B shares” to refer to the class B-1 and class B-2 common stock of New Journal. We use the terms “class A common stock” and “class A shares” to refer to New Journal class A common stock that we intend to apply for listing on the New York Stock Exchange under the symbol “JRN.” We use the terms “class C common stock” and “class C shares” to refer to New Journal class C common stock. We use the term “common stock” to refer to the class A common stock, class B common stock and class C common stock, collectively.

Journal Communications and JESTA file reports and other information with the SEC, but our common stock and units, which are subject to various restrictions, are not publicly traded.

You should rely only on the information contained in this joint proxy statement/prospectus when deciding how to vote on the steps of the transaction described in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated July 28, 2003. You should not assume that the information contained herein is accurate as of any date other than this date, and neither the mailing of this joint proxy statement/prospectus nor the delivery of securities in connection with the transaction will create any implication to the contrary. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

ii

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not include all of the information that is important to you. To better understand the transaction, we urge you to read the entire joint proxy statement/prospectus carefully, including “Risk Factors” and the other documents that we refer you to.

Our Company

Founded in 1882, we are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 36 radio stations and six television stations in 11 states. Through our telecommunications subsidiary, Norlight Telecommunications, Inc., we own and operate a regional fiber optic network and provide integrated data communications solutions for small and mid-size businesses in seven states. We also provide a wide range of commercial printing services including publications, professional journals and documentation material, as well as electronic publishing, kit assembly and fulfillment. In 2002, our total operating revenue was $801.4 million, 57.9% of which was generated from our publishing and broadcasting operations, 18.6% from telecommunications and 23.5% from printing services and other operations.

Our Competitive Strengths

We believe our principal competitive strengths are:

•	Entrepreneurial Employee Ownership. Our entrepreneurial culture is fostered by our employee ownership tradition that began in 1937 with the creation of an employee stock trust. For the last 66 years, employee ownership has driven shareholder value by enabling us to attract and retain motivated people with a high level of commitment to our business and whose spirit of teamwork has significantly energized our company. Today this trust owns 90% of our common stock. As of June 15, 2003, 2,268 of our 4,158 full time employees owned units in the stock trust, representing 55% of our full-time workforce. Immediately after the completion of the initial public offering, our employees and former employees will own our class B shares, which have greater voting power than our other classes of common stock, and control approximately 91% of our total voting power. We believe that significant ownership will continue to reside in our employee ranks and will perpetuate our entrepreneurial culture where employees focus on business results and take personal responsibility for achievement of company goals.

•	Leading Market Position in Wisconsin and Broadcasting Presence in Mid-Sized Growth Markets. We own and operate two radio stations and a television station in the Milwaukee market, serving our 10 county Designated Market Area and its population of 2.2 million, and we publish the only major daily newspaper and 44 community newspapers and shoppers in the Milwaukee metropolitan area, which strongly positions our diversified media operations to serve southeastern Wisconsin. We also own and operate 39 other broadcasting assets located in mid-sized growth markets with diversified economies, many of which have large universities or state capitals. These markets are attractive because they offer potential for population growth, often have fewer media competitors than larger markets, derive a significant portion of their revenue from local advertisers and offer opportunities for further consolidation.

•	Profitable and Differentiated Telecommunications Business. Our telecommunications network covers approximately 4,400 route miles primarily in the Great Lakes region, terminating not only in large cities such as Milwaukee and Chicago, but also in second and third tier markets such as Green Bay, Battle Creek and Rochester where fewer competitors have facilities. In developing our telecommunications network, we have employed a highly disciplined approach to cost control and capital investment, including initiating most significant capital investments after anchor customers make purchase commitments and working with other providers when building network to share costs or trade facilities and reduce our capital investment. We believe this disciplined approach has allowed us to build a sophisticated fiber optic network while still generating substantial returns on invested capital. We further believe that our deep network penetration, financial stability and reputation for high quality customer service differentiates us from many of our competitors.

•

Diversified Operations with Multiple Growth Opportunities.    Our diverse group of businesses helps reduce risks associated with any single business and mitigates our exposure to economic and advertising cycles. In addition, it allows us to strategically direct the cash flow generated by our operations across platforms to help effectively deploy our capital to take advantage of growth opportunities as and where they may arise.

•	Experienced Management Team. Our senior management team has in-depth operating experience and a deep understanding of our culture. Over the past 10 years, this team has successfully completed and integrated approximately 40 acquisitions. Each of our chief executive officer, president and chief financial officer has served as a president of one of our business units, and our eighteen executive officers have an average tenure of 14 years with our company.

Our Growth Strategy

Building on these strengths, we will seek to continue our growth through the following strategies:

•	Leverage our Publishing Business to Fund Growth Opportunities. We intend to utilize the cash flow generated in our largest business to both reinvest in publishing and invest in other growth opportunities. We also intend to further streamline our publishing operations and maximize the benefits from our recent $112 million investment in a new newspaper production facility, which was the largest capital investment in our history.

•	Continue Our Broadcast Acquisition Program. Over the last five years, we have acquired 28 broadcast stations in six geographic markets. These stations were generally owned by smaller, local operators lacking the management or financial resources of our company. We will continue to seek to acquire and integrate broadcast stations in certain existing markets, as well as in new markets with profiles similar to those we presently serve.

•	Continue Disciplined Investment in our Telecommunications Business. We intend to prudently reinvest capital in our telecommunications business so we can remain a premier regional provider of carrier and enterprise services and continue to generate returns on our invested capital.

•	Focus on Improving Operating Performance and Margin Expansion. We intend to continue our cost reduction initiatives across our businesses, which we believe will generate increased operating efficiency and cost savings and drive operating margin improvement. We also will continue to promote best operating practices across our businesses, including in our approach to providing exceptional customer service which we believe will enhance our profitability over time.

Our address is 333 West State Street, Milwaukee, Wisconsin 53203; our telephone number is (414) 224-2725 and our primary web address is www.jc.com. The information and content contained on our web site are not part of this joint proxy statement/prospectus.

The Joint Special Meeting

Date and Time	Wednesday, September 3, 2003, at 10:00 a.m., local time.

Location	The offices of the Milwaukee Journal Sentinel located at 333 West State Street, Milwaukee, Wisconsin 53203.

Record Date for Shares and Units	The close of business on July 18, 2003.

Share Exchange, Equity Incentive Plan and Employee Stock Purchase Plan

• Shares Entitled to Vote	There were 28,800,000 shares of common stock outstanding, and 25,915,737 shares of common stock entitled to vote, as of the close of business on the record date. 2,884,263 shares owned by JESTA are not entitled to vote at the joint special meeting because Journal Communications owned the underlying JESTA units in treasury as of such date. These 25,915,737 shares are the only shares that may be voted at the joint special meeting on the proposals regarding the share exchange, the equity incentive plan and the employee stock purchase plan. Each share is entitled to one vote on these proposals.

• Units Entitled to Vote	JESTA owned 25,920,000 shares of our common stock outstanding, and 23,035,737 shares of common stock are entitled to vote, as of the close of business on the record date. These 23,035,737 shares constituted about 88.9% of our outstanding common stock entitled to vote as of the record date. In accordance with the provisions of JESTA, the trustees have issued to each of the JESTA unitholders of record as of the close of business on the record date who are active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence) a proxy to vote the number of shares of Journal Communications common stock represented by units owned by him or her for which JESTA is the holder of record as of the record date on the share exchange, the equity incentive plan and the employee stock purchase plan. Accordingly, active employees have the right to vote 14,169,077 shares, or 54.7% of our outstanding common stock entitled to vote as of the record date, on the proposals regarding the share exchange, the equity incentive plan and the employee stock purchase plan.

Pursuant to JESTA, the trustees have exclusive authority to vote all shares of Journal Communications common stock represented by units owned by ex-employee-eligibles, employee benefit trusts and employee-eligible-transferees on these matters. Accordingly, the trustees of JESTA have the right to vote 8,866,660 shares, or 34.2% of our outstanding common stock entitled to vote as of the record date, on the proposals regarding the share exchange, the equity incentive plan and the employee stock purchase plan.

Each unit is entitled to one vote on these proposals.

Amendment and Termination of JESTA

• Shares Entitled to Vote	The Grant family shareholders held 2,880,000 shares of Journal Communications common stock as of the close of business on the record date. These shares are the only shares that may be voted at the joint special meeting on the proposal regarding the amendment and termination of JESTA. Each share is entitled to one vote on this proposal.

• Units Entitled to Vote	Active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence) held 14,169,077 JESTA units as of the close of business on the record date and “employee benefit trusts” held no JESTA units as of the close of business on the record date. These 14,169,077 units are the only units that may be voted at the joint special meeting on the proposal regarding the amendment and termination of JESTA. Each unit is entitled to one vote on this proposal.

Quorum

Holders of a majority of the outstanding shares of Journal Communications common stock entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting of shareholders of Journal Communications.

There is no quorum requirement for the special meeting of unitholders of JESTA.

Votes Required

• Share Exchange	Two-thirds (2/3rds) of all issued and outstanding shares of Journal Communications common stock entitled to vote is required to approve the share exchange at the joint special meeting.

• Amendment and Termination of JESTA	Two-thirds (2/3rds) of the outstanding JESTA units owned by active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence) and “employee benefit trusts,” and eighty percent (80%) of the shares of common stock of Journal Communications owned by the Grant family shareholders is required to approve the amendment and termination of JESTA at the joint special meeting. Each JESTA trustee must also approve the amendment and termination of JESTA.

• Equity Incentive Plan	A majority of the votes cast on the equity incentive plan at the joint special meeting (assuming a quorum is present) is required to approve the plan, provided that a majority of the outstanding shares of common stock of Journal Communications are voted on the equity incentive plan.

• Employee Stock Purchase Plan	A majority of the votes cast on the employee stock purchase plan at the joint special meeting (assuming a quorum is present) is required to approve the plan, provided that a majority of the outstanding shares of common stock of Journal Communications are voted on the employee stock purchase plan.

• Grant Family Shareholder Approval	The Grant family shareholders have already approved the share exchange, the amendment and termination of JESTA, the new equity incentive plan and the new employee stock purchase plan pursuant to an agreement recently entered into with Journal Communications and New Journal. For a discussion of the terms of such agreement, see “The Share Exchange—Agreement with the Grant Family Shareholders.”

Revocability of Proxies

Unitholders may revoke their proxy at any time before it is voted by:

•        giving written notice of revocation to our Secretary;

•        submitting a subsequent later-dated proxy; or

•        voting in person at the joint special meeting.

Dissenters’ Rights

Holders of Journal Communications common stock and holders of JESTA units have the right to dissent from and obtain the “fair value” of such shares or units in cash if the share exchange is consummated. To perfect such dissenter’s rights, a shareholder or unitholder must comply with the procedural requirements of Sections 180.1301 through 180.1331 of the Wisconsin Business Corporation Law, including, without limitation:

•        filing written notice with Journal Communications prior to the vote on the share exchange at the joint special meeting of such shareholder’s or unitholder’s intention to dissent and demand payment of the fair value of his or her shares or units if the share exchange is consummated;

•        not voting in favor of the share exchange (which will be deemed to be satisfied for the “ex-employee-eligibles,” “employee benefit trusts” and “employee-eligible-transferees,” who are not entitled to vote on the share exchange pursuant to the provisions of JESTA); and

•        making a written demand for payment within 30 days after notice is given by Journal Communications of the results of the vote at the special meeting.

See “The Joint Special Meeting, Voting Rights and Proxies—Dissenters’ Rights” and Annex C to this joint proxy statement/prospectus.

Shareholders and unitholders who perfect their dissenters’ rights will not receive class B common stock in the transaction and, thereby, will also not receive the special dividend of $0.60 per share, divided by the share exchange ratio, 75% of which will be paid immediately following consummation of the transaction and the remaining 25% of which will be paid in December 2003.

Recommendation of the Board of Directors and Trustees

The board of directors of Journal Communications recommends that shareholders and unitholders vote “FOR” approval of the share exchange, “FOR” approval of the amendment and termination of JESTA, “FOR” approval of New Journal’s 2003 Equity Incentive Plan and “FOR” approval of New Journal’s 2003 Employee Stock Purchase Plan.

The JESTA trustees have engaged expert financial and legal advisers who have not been advisers to the board of directors of Journal Communications to assist them in analyzing the transaction with regard to their duties under JESTA. Based on the advice received from these experts and their independent analysis of the transaction, the trustees believe that the transaction is consistent with JESTA and in the best interests of unitholders. Accordingly, the trustees unanimously recommend that active employee unitholders vote “FOR” approval of the share exchange, “FOR” approval of New Journal’s 2003 Equity Incentive Plan and “FOR” approval of New Journal’s 2003 Employee Stock Purchase Plan, and that active employee unitholders and employee benefit trust unitholders vote “FOR” approval of the amendment and termination of JESTA.

The trustees will not cast their votes on the share exchange, the amendment and termination of JESTA, the equity incentive plan or the employee stock purchase plan, however, until they hear the expressed desires and opinions of unitholders. The trustees will consider the views of the unitholders carefully in casting their votes.

Summary Financial Data

The following table presents our summary consolidated historical financial data. The summary consolidated financial data for the years ended December 31, 2000, 2001 and 2002 and as of December 31, 2001 and 2002 have been derived from our audited consolidated financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. The summary consolidated financial data for the years ended December 31, 1998 and 1999 and as of December 31, 1998, 1999 and 2000 have been derived from our audited consolidated financial statements, including the notes thereto, not included in this joint proxy statement/prospectus. The summary consolidated financial data for the first two quarters ended June 16, 2002 and June 15, 2003 are derived from our unaudited condensed consolidated financial statements, appearing elsewhere in this joint proxy statement/prospectus, which include all adjustments, consisting of only normal adjustments that management considers necessary for the fair presentation of the consolidated financial position and results of operations for these interim periods. You should not consider results for the first two quarters ended June 15, 2003 to be indicative of results for the year ended December 31, 2003. This table should be read together with our other financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. Fox Cities Newspapers and IPC Communication Services, S.A. have been reflected as discontinued operations in all years presented.

	Year Ended December 31,					Two Quarters Ended(3)
						June 16, 2002	June 15, 2003
	1998(1)	1999(2)	2000	2001	2002
	(in thousands, except per share amounts)
Statement of Earnings Data:
Operating revenue:
Publishing	$344,565	$347,137	$345,321	$320,615	$311,138	$143,318	$142,505
Broadcasting	115,113	130,857	149,886	134,801	152,749	65,611	64,523
Telecommunications	81,875	101,428	126,586	151,992	148,674	69,099	68,368
Printing services	107,564	91,663	107,334	114,612	97,841	46,274	40,205
Other	81,916	82,275	90,105	86,767	90,974	41,784	43,932

Total operating revenue	731,033	753,360	819,232	808,787	801,376	366,086	359,533
Operating expense	636,858	642,806	710,041	724,683	687,303	312,419	316,099

Operating earnings	94,175	110,554	109,191	84,104	114,073	53,667	43,434
Net earnings(4)	$60,708	$69,449	$66,384	$47,757	$57,920	$23,996	$25,178

Earnings Per Share Amounts
Continuing operations before accounting change	$2.08	$2.56	$2.43	$1.76	$2.46	$1.14	$0.97
Net earnings	$2.16	$2.54	$2.45	$1.70	$2.19	$0.90	$0.97
Balance Sheet Data:
Total assets	$583,684	$638,506	$687,035	$730,778	$744,752	$716,730	$742,922
Total debt	$—	$12,115	$—	$4,420	$90,775	$51,365	$74,370
Shareholders’ equity	$447,884	$465,697	$508,519	$532,880	$476,544	$485,993	$486,173
Other Financial Data:
Depreciation	$33,549	$36,657	$38,710	$40,882	$44,726	$20,208	$21,142
Amortization	$8,618	$8,940	$11,408	$10,814	$1,909	$942	$772
EBITDA(5)	$136,342	$156,151	$159,309	$135,800	$160,708	$74,817	$65,348
Capital expenditures	$44,821	$68,529	$96,758	$90,172	$53,169	$27,591	$27,885
Dividends	$31,057	$31,286	$36,765	$37,866	$31,597	$15,982	$15,549
Cash Flow Data:
Net cash provided by (used for):
Operating activities	$106,181	$117,481	$133,123	$118,411	$86,060	$50,069	$54,158
Investing activities	$(63,412)	$(199,893)	$(94,030)	$(108,144)	$(51,409)	$(26,918)	$(26,318)
Financing activities	$(25,371)	$(38,798)	$(33,035)	$(11,918)	$(31,714)	$(23,663)	$(32,103)

Footnotes on next page.

(1)	Includes two radio stations in Omaha, Nebraska from January 1; two radio stations in Knoxville, Tennessee from April 20; one radio station in Oracle, Arizona from June 9; three radio stations in the Boise, Idaho market from July 1; and two radio stations in Ontario, Oregon from July 1 (which we sold in April 2000). See footnote (1) to “Selected Financial Data.”
(2)	From June 14, 1999, includes three radio stations in Wichita, Kansas; one radio station in Arkansas City, Kansas, one radio station in Augusta, Kansas; two radio stations in Springfield, Missouri; one radio station in Sparta, Missouri; two radio stations in Tulsa, Oklahoma; one radio station in Henryetta, Oklahoma; and two radio stations in Omaha, Nebraska. Also includes one television station in Palm Springs, California from August 1, 1999. See footnote (2) to “Selected Financial Data.”
(3)	We divide our calendar year into 13 four-week accounting periods, except that the first and thirteenth periods may be longer or shorter to the extent necessary to make each accounting year end on December 31. We follow a practice of reporting our quarterly information at the end of the third accounting period (our first quarter), at the end of the sixth accounting period (our second quarter), and at the end of the tenth accounting period (our third quarter).
(4)	Effective January 1, 2002, we adopted Statement No. 142, “Goodwill and Other Intangible Assets.” See footnote (4) to “Selected Financial Data.” Had Statement No. 142, been applied retroactively as of January 1, 1998, our adjusted net earnings would have been $62,693, $73,365, $71,907, $53,287, $57,920, $23,996 and $25,178 for fiscal 1998 through 2002 and the first two quarters ended June 16, 2002 and June 15, 2003, respectively, and our adjusted basic and diluted net earnings per share for the same periods would have been $2.23, $2.68, $2.65, $1.90, $2.19, $0.90 and $0.97, respectively.
(5)	We define EBITDA as net earnings plus total other income and expense, provision for income taxes, gain/loss from discontinued operations, net, cumulative effect of accounting change, net, depreciation and amortization. We believe the presentation of EBITDA is relevant and useful because it helps improve our investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. Our management uses EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. In addition, our lenders use EBITDA to measure our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net earnings to consolidated EBITDA:

	Year Ended December 31,					Two Quarters Ended
						June 16, 2002	June 15, 2003
	1998	1999	2000	2001	2002
	(in thousands)
Net earnings	$60,708	$69,449	$66,384	$47,757	$57,920	$23,996	$25,178
Total other (income) and expense	(6,237)	(4,227)	(884)	(1,235)	(339)	(525)	1,253
Provision for income taxes	41,998	44,537	44,162	35,860	49,418	23,598	17,003
(Gain) loss from discontinued operations, net	(2,294)	795	(471)	1,722	565	89	—
Cumulative effect of accounting change, net	—	—	—	—	6,509	6,509	—
Depreciation	33,549	36,657	38,710	40,882	44,726	20,208	21,142
Amortization	8,618	8,940	11,408	10,814	1,909	942	772

EBITDA	$136,342	$156,151	$159,309	$135,800	$160,708	$74,817	$65,348

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We make certain statements in this joint proxy statement/prospectus that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act, and we are including this statement for purposes of those safe harbor provisions. These forward-looking statements may be found in the sections of this joint proxy statement/prospectus entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and generally include all statements other than statements of historical fact, including statements regarding our future financial position, business strategy, budgets, projected revenues and expenses, expected regulatory actions and plans and objectives of management for future operations. We use words such as “may,” “will,” “intend,” “anticipate,” “believe,” or “should” and similar expressions in this joint proxy statement/prospectus to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by those forward-looking statements. Among such risks, uncertainties and other factors that may impact us are those described in the “Risk Factors” section of this joint proxy statement/prospectus and the following:

•	changes in advertising demand;

•	changes in newsprint prices and other costs of materials;

•	changes in federal or state laws and regulations or their interpretations (including changes in regulations governing the number and types of broadcast and cable system properties, newspapers and licenses that a person may control in a given market or in total);

•	the availability of quality broadcast programming at competitive prices;

•	changes in network affiliation agreements;

•	quality and rating of network over-the-air broadcast programs available to our customers;

•	effects of the loss of commercial inventory resulting from uninterrupted television news coverage and potential advertising cancellations due to war or terrorist acts;

•	effects of the rapidly changing nature of the publishing, broadcasting, telecommunications, and printing industries, including general business issues and the introduction of new technologies;

•	effects of bankruptcies and government investigations on customers of our telecommunications wholesale services;

•	the ability of regional telecommunications companies to expand service offerings to include intra-exchange services;

•	changes in interest rates;

•	the outcome of pending or future litigation;

•	energy costs;

•	the availability and effect of acquisitions, investments, and dispositions on our results of operations or financial condition; and

•	changes in general economic conditions.

We caution you not to place undue reliance on these forward-looking statements, which we have made as of the date of this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following questions and answers will help you better understand the proposed transaction. The transaction consists of:

•	The share exchange;

•	The amendment and termination of JESTA;

•	The initial public offering; and

•	The tender offer.

The questions and answers also will help you better understand the impact that the transaction will have on you as a unitholder. The questions and answers are primarily directed to the unitholders of JESTA, but certain of them are also helpful to the Grant family shareholders (the only other equity owners of Journal Communications). The questions and answers have been stated in a conversational format: the questions are stated as if asked directly by a unitholder with a Journal representative responding.

A more detailed description of the transaction can be found in the other parts of this joint proxy statement/prospectus. We urge you to read the entire joint proxy statement/prospectus carefully.

Overview of the Transaction

Q1.	Why are we doing this?

A.	After much careful consideration, we believe the proposed transaction is the best way to preserve and grow the vitality of our business and position us to maximize shareholder value over the long-term. Accessing external capital through the offering of a publicly traded security will:

•	Provide us with greater financial flexibility;

•	Improve the company’s ability to access a range of new sources of capital;

•	Preserve our heritage of independence and employee-ownership;

•	Enable us to compete in the marketplace with bigger and better capitalized competitors;

•	Help in our quest to grow our businesses and capitalize on new business opportunities; and

•	Enhance our ability to achieve our strategic vision.

For our unitholders, this transaction will:

•	Enable unitholders to reduce significantly or, over time, eliminate their personal JESTA loans;

•	Reduce the risk of rising interest rates on personal JESTA loans;

•	Create an open market to buy or sell shares as they wish;

•	Eliminate mandatory offers to sell requirements for retired or former employees;

•	Preserve our heritage of independence and employee-ownership; and

•	Facilitate enhanced career opportunities for our employees.

Our current capital structure has served the company and unitholders well for more than 66 years. But the complex and increasingly competitive business environment in which we operate requires that we create a capital structure that better meets the needs of the company today, allowing us to continue to build our businesses and pursue new opportunities for growth. We believe strongly in employee-ownership and the success it has allowed us to achieve. Therefore, we have designed this transaction to preserve our tradition of employee-ownership and position us for a successful future.

Q2.	What does this mean for Journal Communications?

A.	Our culture and tradition of excellence is predicated on entrepreneurial employee ownership. Since our inception in 1882, Journal Communications has grown from one local newspaper into a company with more than $800 million in operating revenues derived from a strong group of businesses. We owe our success, to a significant degree, to our heritage of employee ownership as created by Harry J. Grant and the commitment it inspires in our employee owners. We believe that the transaction will help preserve the best aspects of our employee-owned culture and maximize our ability to remain independent. Our current owners will retain voting control, and we will be positioned for success in the 21st century. We will preserve family and employee voting control by issuing to the public class A shares with one vote each and by exchanging employee units for class B shares that have ten votes each. Since the class B shares have ten votes each, we sometimes refer to them in this joint proxy statement/prospectus as high vote stock.

Q3.	What is New Journal?

A.	New Journal is a wholly owned subsidiary of Journal Communications. Upon completion of the share exchange, New Journal will change its name to Journal Communications, Inc. After the transaction, we will still be known in our communities and customer markets as Journal Communications.

Q4.	Will New Journal (which by then will be called Journal Communications) basically be the same company after we have outside investors?

A.	Yes. The transaction will preserve our independence and long-standing employee-owned culture. Our commitment to our unitholders, shareholders, employees and customers is unchanged. New Journal will have the same management and employees and the same goals and visions.

Q5.	Why are we doing a share exchange with one of our subsidiaries?

A.	Subsidiaries are often used as a transitional step in transactions of this type. As soon as the transaction is completed, we will continue as you have always known us but with a corporate structure appropriate for a publicly traded company.

Q6.	What will happen to the Journal Communications, Inc. name?

A.	Nothing. New Journal will change its name to Journal Communications, Inc. upon consummation of the share exchange.

Q7.	What are the basic steps in the transaction?

A.	There are four basic steps in the transaction:

•	The share exchange, which creates a corporate structure appropriate for a publicly traded company (see “The Share Exchange” and “Description of Capital Stock, Articles of Incorporation and Bylaws” for a detailed description of the elements of this corporate structure);

•	The amendment and termination of JESTA, which explicitly permits the share exchange to occur and eliminates a trust structure that is not appropriate for a publicly traded company (see “Amendment and Termination of JESTA” for a detailed discussion of this transaction step);

•	The initial public offering, through which we will raise equity capital from outside investors and have access to the public equity markets in the future; and

•	The tender offer, which enables unitholders to significantly reduce their personal JESTA loans.

Q8.	Did Journal Communications consider any other options besides the initial public offering?

A.	During the past months, Journal Communications’ board of directors and senior management undertook a thorough and comprehensive analysis of potential sources of permanent capital for our company. They considered other approaches, including private equity investments and other forms of capital like long-term debt, and concluded that pursuing the initial public offering would be the best way to accomplish its goal of continuing to grow as a family and employee-controlled independent, diversified media and communications company (see “The Share Exchange—Reasons for the Transaction” for additional information).

Q9.	What will happen next?

A.	We anticipate that the following events will occur:

•	If unitholder, Grant family shareholder and trustee approvals are obtained (the Grant family shareholder approval was previously obtained), we will proceed with the initial public offering of newly issued shares of class A common stock as soon as our board of directors deems advisable. The board will proceed with the initial public offering at a time when it believes the offering is likely to be well received in the marketplace. The transaction could take place this year or be delayed until a later date.

•	As soon as possible after the initial public offering, we intend to conduct a tender offer to purchase a portion of the class B shares owned by our employee-owners. We strongly encourage unitholders to take this opportunity to reduce their personal JESTA loans.

Q10.	What do unitholders do next? How do I vote?

A.	You should carefully review this joint proxy statement/prospectus, including the annexes, because it contains important information about what is being proposed. We are asking:

•	Unitholders to consider the share exchange, the new equity incentive plan (see “New Journal’s 2003 Equity Incentive Plan” for a detailed discussion of this plan) and the new employee stock purchase plan (see “New Journal’s 2003 Employee Stock Purchase Plan” for a detailed discussion of this plan). Active employee unitholders have received a proxy card herewith and are being asked to approve these matters. Retirees and other former employee unitholders are being asked to provide their input to the JESTA trustees.

•	Unitholders to consider the amendment and termination of JESTA. Active employee and employee benefit trust unitholders have received a proxy card herewith and are being asked to approve this matter. Retirees and other former employee unitholders are being asked to provide their input to the JESTA trustees.

If you are entitled to vote on the proposals, you should complete, sign and return the proxy card that accompanies this joint proxy statement/prospectus (or vote by telephone or over the Internet using the instructions provided on your proxy card), even if you intend to attend the joint special meeting. For more information concerning voting procedures, see “The Joint Special Meeting, Voting Rights and Proxies.” Please remember that your vote is very important. Failure by any shareholder or unitholder eligible to vote to return a completed proxy or to vote via the telephone, Internet or in person at the joint special meeting will have the effect of a vote against the proposals regarding the share exchange and the amendment and termination of JESTA.

Q11.	What do the Grant family shareholders think of the transaction?

A.	The Grant family shareholders fully support the transaction. In fact, they have already entered into an agreement with us in which, among other things, they have approved the share exchange, the amendment and termination of JESTA, the new equity incentive plan and the new employee stock purchase plan. See “The Share Exchange—Agreement with the Grant Family Shareholders” for a discussion of the terms of such agreement.

Q12.	What happens if unitholders or the JESTA trustees do not approve the transaction?

A.	If all of the required approvals are not obtained, the share exchange, the amendment and termination of JESTA, the initial public offering and the tender offer will not occur. In addition, the new equity incentive plan and the new employee stock purchase plan will not become effective.

JESTA will remain in place, but we anticipate the following changes will likely be made in our operation of the employee ownership plan under JESTA:

•	We will return to a system that matches willing sellers and willing eligible buyers of JESTA units.

•	Journal Communications will not be a buyer or seller of JESTA units at any significant level.

•	We anticipate that lenders to the JESTA loan program will transition to individual underwriting of the loan program, meaning that they will evaluate each borrower based on his or her own creditworthiness, and will extend credit on terms that are appropriate to that specific borrower. In many instances, this likely means that the interest cost on JESTA loans may increase significantly. We also anticipate that lenders in the JESTA loan program intend to reduce the maximum loan-to-value of collateral percentage from 80% today to a substantially lesser percentage. This reduction could affect both existing loans and new loans.

•	We also anticipate that if the plan is not approved, the company would face difficult tradeoffs regarding appropriate dividend strategy for its unitholders as opposed to the retention of operating revenue and borrowing capacity sufficient to meet the company’s own financing needs. For example, the company’s need for capital to fund growth may conflict with the unitholders’ need for sufficient dividend income to pay taxes and pay debt service on JESTA loans.

These changes would reduce the liquidity of the market available to unitholders who wish to sell or acquire JESTA units. A significant reduction in liquidity could affect the value of JESTA units despite the formula established under JESTA for determining the unit option price. In addition, these changes would likely cause the board of directors and senior management to continue to explore other capitalization alternatives.

Q13.	How much stock are we selling to the public?

A.	Our financial advisers tell us that it is advisable to sell about 15% to 20% of our outstanding shares (which will be newly issued shares) to the public in order to create a satisfactory trading market in the public shares of class A common stock and to raise proceeds for the tender offer. After the initial public offering and before the tender offer:

•	Class A common stock will constitute about 15% to 20% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 2% to 3% of our total voting power;

•	Class B common stock will constitute about 75% to 80% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 97% to 98% of our total voting power; and

•	Class C common stock will constitute about 4% to 5% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 1% of our total voting power.

Q14.	How and when will the initial public offering price be determined?

A.	The initial public offering price of the class A shares will be determined by negotiations between us and the managing underwriters, Morgan Stanley and Robert W. Baird & Co., who will underwrite the proposed initial public offering. When making their recommendation regarding the price for the initial public offering, the underwriters will take into account many factors including the trading value of other comparable companies in the market, and overall market conditions. The board will proceed with the initial public offering at a time when it believes the offering is likely to be well received in the marketplace.

Although we do not expect to determine the initial public offering price of the class A shares for several weeks, we believe, based on the advice of our financial advisers, that the initial public offering price will be higher than the current formula based option price under JESTA, adjusted for the share exchange ratio (each existing share of Journal Communications common stock will automatically be exchanged for three class B shares of New Journal in the share exchange). However, we intend to announce a preliminary initial public offering price range on August 19, 2003. The range is expected to be higher than the current unit option price under JESTA. Following announcement, unitholders can obtain the preliminary initial public offering price range by calling the Journal Communications Information Line at 1-800-388-2291. We will also distribute the range to current employees at their workplace via e-mail and fax. In addition, the preliminary initial public offering price range can be obtained by visiting the SEC web site (www.sec.gov) and using the search engine to locate filings for “Journal Co”.

Q15.	What effect does the share exchange ratio have?

A.	In the share exchange, each existing share of Journal Communications common stock (and, thereby, each JESTA unit) will automatically be exchanged for three shares of class B common stock of New Journal. In other words, you will own three class B shares for every JESTA unit you now own. Similarly, the existing formula based option price under JESTA would be divided by three.

Here is an example, if the share exchange were to have happened on December 31, 2002 at the then-current unit option price:

Before Share Exchange		After Share Exchange
No. of Units	Unit Option Price Under JESTA Formula	No. of Units	Unit Option Price Under JESTA Formula
400	$38.45	1200	$12.817

Q16.	What is a tender offer?

A.	A tender offer is a formal offer to buy shares. In our case, we will formally offer to repurchase some of your class B shares.

Q17.	Why do we plan to make a tender offer for class B shares?

A.	We believe we are approaching the limits of prudent debt exposure for our unitholders as a group. The transaction will enable unitholders to reduce their personal JESTA loans and eliminate the risk of reaching the limit of our collective ability to borrow. The tender offer allows unitholders to do that by selling a portion of their holdings, without any fees or commissions. The proceeds from the sale of shares into the tender offer, net of taxes, will be used to reduce outstanding debt balances unless we receive written instructions to the contrary signed by you and your JESTA bank. We will strongly encourage unitholders who have pledged their units to secure bank loans to take advantage of this opportunity to reduce their debt.

Q18.	Why is it important for me to reduce my leverage or my concentrated investment in Journal Communications?

A.	Many unitholders have chosen to leverage their investment in JESTA units and to invest primarily in Journal Communications. You may have chosen to do this because you heard others talk about how well they had done over time with their JESTA units, the relative predictability offered by the JESTA formula, your confidence in the company, your personal comfort with risk, the attractive loan terms offered by JESTA lenders, or other reasons. The JESTA program has worked well for more than 66 years, and we should all be proud of the wealth and security it has generated to date for many of our employees and retirees.

Today, however, we must plan for the future and put in place an updated capital structure that will enable us to have a vibrant and sustainable employee ownership structure going forward. We must create a new capital structure that allows the company to grow and positions us to maximize shareholder value over the long term. We must also update our employee ownership structure to better reflect today’s view of what is appropriate for employee investment in their employer, and what is appropriate risk for an individual to take when investing in an equity security.

Q19.	Why is JESTA being terminated?

A.	JESTA has worked well for us for 66 years. However, we have been advised that a trust structure like JESTA is not appropriate for a publicly traded company.

We believe strongly in employee ownership and the success it has allowed us to achieve. Therefore, we have created a new employee ownership structure under New Journal’s articles of incorporation that preserves our tradition of employee ownership and positions us for a successful future. These provisions of New Journal’s articles of incorporation have been designed to retain the best aspects of JESTA and our employee-owned culture while allowing us to create a publicly traded stock.

Q20.	Are there any risks as a result of the initial public offering?

A.	Yes. The value of your class B shares, which will be equal to the value of the class A shares, will be subject to the fluctuations of the stock market. Initially there also will be restrictions on when you can convert your class B shares into class A shares in order to sell them to the public.

We will continue to be subject to the risks our businesses face every day. More significant risks are discussed in this joint proxy statement/prospectus under “Risk Factors” beginning on page 34. You should review these risks carefully.

Approval of the Transaction

Q21.	What percentage of the unitholder and shareholder vote is required to approve the various steps of the transaction and who votes on these matters?

A.	These votes are required by the following unitholders and shareholders:

•	Share exchange:

•	Two-thirds (2/3rds) of all issued and outstanding shares of Journal Communications common stock entitled to vote.

•	Active employee unitholders and the Grant family shareholders of record as of the close of business on the record date (July 18, 2003) are entitled to vote. Pursuant to JESTA, the trustees have exclusive authority to vote all shares of Journal Communications stock represented by units owned by ex-employee-eligibles, employee benefit trusts and employee-eligible-transferees on the share exchange.

•	Amendment and termination of JESTA:

•	Two-thirds (2/3rds) of the outstanding JESTA units owned by active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence) and “employee benefit trusts” as of the close of business on the record date (July 18, 2003); and

•	Eighty percent (80%) of the shares of common stock of Journal Communications owned by the Grant family shareholders as of the close of business on the record date (July 18, 2003).

Approval of the share exchange and amendment and termination of JESTA are conditions to the consummation of the transaction (in other words, both must be approved or the transaction will not occur). In the event the transaction does not occur, the new equity incentive plan and the new employee stock purchase plan will not become effective.

•	New equity incentive plan:

•	A majority of the votes cast on the equity incentive plan at the joint special meeting (assuming a quorum is present), provided that a majority of the outstanding shares of common stock of Journal Communications are voted on the equity incentive plan.

•	Active employee unitholders and the Grant family shareholders of record as of the close of business on the record date (July 18, 2003) are entitled to vote on the equity incentive plan. Pursuant to JESTA, the trustees have exclusive authority to vote all shares of Journal Communications stock represented by units owned by ex-employee-eligibles, employee benefit trusts and employee-eligible-transferees on the equity incentive plan.

•	New employee stock purchase plan:

•	A majority of the votes cast on the employee stock purchase plan at the joint special meeting (assuming a quorum is present), provided that a majority of the outstanding shares of common stock of Journal Communications are voted on the employee stock purchase plan.

•	Active employee unitholders and the Grant family shareholders of record as of the close of business on the record date (July 18, 2003) are entitled to vote on the employee stock purchase plan. Pursuant to JESTA, the trustees have exclusive authority to vote all shares of Journal Communications stock represented by units owned by ex-employee-eligibles, employee benefit trusts and employee-eligible-transferees on the employee stock purchase plan.

In addition to the foregoing, each JESTA trustee must approve the amendment and termination of JESTA.

The Grant family shareholders have already approved the share exchange, the amendment and termination of JESTA, the new equity incentive plan and the new employee stock purchase plan.

Q22.	Does my vote matter?

A.	Yes. If you are entitled to vote your units on the share exchange and the amendment and termination of JESTA but do not vote, it is just like you voted against these proposals.

Q23.	Why aren’t ex-employee-eligibles and employee-eligible transferees entitled to vote on the share exchange, the amendment and termination of JESTA, the new equity incentive plan or the new employee stock purchase plan?

A.	JESTA specifically:

•	Grants the trustees exclusive authority to vote all shares of Journal Communications stock represented by units owned by ex-employee-eligibles, employee benefit trusts and employee-eligible-transferees on proposals such as the share exchange, the new equity incentive plan and the new employee stock purchase plan; and

•	Does not provide these classes of unitholders with a vote on the amendment and termination of JESTA.

Q24.	If I am a retiree or former employee, do my opinions on the transaction matter?

A.	Yes. The JESTA trustees want your views. They will consider your opinions carefully when casting their votes on the proposed transaction. You may email the trustees at the following addresses: Steve Smith at ssmith@jc.com; Doug Kiel at dkiel@jc.com; Paul Bonaiuto at pbonaiut@jc.com; Keith Spore at kspore@journalsentinel.com and Jim Ditter at jjd@norlight.com.

Q25.	Can our board of directors terminate or delay the transaction even if the unitholders and JESTA trustees approve it?

A.	Yes. If at any time our board of directors decides that it is not in our best interests to proceed, the board may terminate or delay the transaction. This is important—while we believe the proposed transaction is in our best interests, among other things, we want to be careful to go to the public market at a time when our offering will be well received.

JESTA Units and Class B Shares

Q26.	What will happen to the JESTA units that I currently own?

A.	Your JESTA units will be affected as follows:

•	Every JESTA unit you own will automatically represent three shares of class B common stock of New Journal following consummation of the share exchange.

•	Your class B common stock of New Journal will be divided as equally as possible into two different classes—class B-1 and class B-2. Class B-1 shares will represent the one-half of your units that you purchased most recently and class B-2 shares will represent the one-half of your units that you purchased earliest.

•	Unitholders and shareholders who do not perfect their dissenters’ rights in the share exchange will also receive a special dividend of $0.60 per share, divided by the share exchange ratio, 75% of which will be paid immediately following consummation of the transaction and the remaining 25% of which will be paid in December 2003 (see “The Joint Special Meeting, Voting Rights and Proxies—Dissenter’s Rights” for a detailed discussion of available dissenters’ rights).

•	You will receive the class B shares of New Journal upon the termination of JESTA. Your JESTA units will automatically be cancelled.

Q27.	What happens to my JESTA units if I had an “option event” after October 25, 2002?

A.	Provided the transaction is consummated, JESTA units currently subject to an “option event” will be treated like all other JESTA units. You will receive class B shares and you will be able to continue to hold these high vote shares during your lifetime.

If the transaction is not consummated, the provisions of JESTA will continue to apply. However, you will be able to hold your JESTA units currently subject to an “option event” during the time that purchases and sales are suspended.

Q28.	What will be the difference between class B-1 and class B-2 shares?

A.	The shares of class B-1 and class B-2 common stock will be identical except for restrictions on when you can convert them into class A common stock and sell them to the public. The public sale restriction period is the length of time that must elapse before you can convert your shares into class A shares in order to sell them to the public (after you have offered them for sale to active employees and other eligible purchasers as required under New Journal’s articles of incorporation).

The applicable public sale restriction periods will expire as follows:

Class of Shares	Public Sale Restriction Period
B-1	360 days after the pricing of the initial public offering
B-2	540 days after the pricing of the initial public offering

Q29.	Why will the sale of my stock to the public be so restricted?

A.	It is a common practice in an initial public offering to impose public sale restriction periods on existing shares, particularly in companies that have widely dispersed ownership like us. The public sale restriction periods permit trading of the publicly traded class A common stock to take place in the public market without the introduction of a significant number of additional shares, which could negatively impact the price. Our financial advisers tell us that sales of class B shares into the public market should be introduced over time in order to establish an orderly trading market for our publicly traded class A shares.

Q30.	Are there any exceptions to these public sale restriction periods?

A.	Yes. There are three general exceptions to the public sale restriction periods:

•	You will be able to offer to sell a portion of your class B shares in the tender offer.

•	You will be able to make transfers to trusts for estate planning or charitable purposes, as you can now. These trusts will continue to be subject to the applicable public sale restriction periods for the shares they receive.

•	You will be able to offer to sell your class B shares to active employees and other eligible purchasers under New Journal’s articles of incorporation (including employee benefit plans of New Journal, the Grant family shareholders and New Journal) at any time, including within the applicable public sale restriction periods (see “Description of Capital Stock, Articles of Incorporation and Bylaws” for a detailed description of the terms of New Journal’s articles of incorporation).

Q31.	After the applicable public sale restriction periods expire, are there restrictions on my sale or transfer of class B shares?

A.	Yes. You must first offer to sell your shares of class B common stock to active employees and other eligible purchasers under New Journal’s articles of incorporation. The purpose of this is to keep the high vote class B shares in the hands of employees and the Grant family shareholders. This is an important part of how we intend to keep the company family and employee-controlled in the future.

If you choose to offer your class B shares for sale and no eligible purchaser under New Journal’s articles of incorporation buys them within three business days, they will, at your option, either remain class B shares held by you or be converted into class A common stock, which is freely tradeable in the public market subject to applicable laws.

Of course, you may also elect to continue to hold your class B shares. There are no restrictions on how long you can hold class B shares during your lifetime.

Q32.	Do I have to sell my class B shares in the tender offer or after the applicable public sale restriction periods expire?

A.	No. The decision whether to sell or retain your shares will be up to you during your lifetime. You may decide, in consultation with your JESTA bank, that it is in your best interest to reduce significantly or eliminate the amount of your personal JESTA loan for a number of reasons. These reasons may include, but are not limited to: (1) the level of your debt may exceed your financial resources; (2) your personal risk tolerance; (3) the likely reduction in the annual dividends to be paid by New Journal (see “Dividend Policy” and Questions 80 and 81 for a discussion of the expected dividend policy of New Journal after the transaction); (4) the risk of higher interest rates; (5) the fact that your holdings will be subject to market price volatility; (6) the expected transition to individual credit-based lending by the JESTA banks; (7) the expected reduction of the maximum loan-to-value ratio permitted by the JESTA banks; (8) the initial restrictions on your ability to sell or convert your class B shares; and (9) the opportunity to diversify your portfolio. We strongly encourage you to take advantage of the tender offer to reduce the amount of your personal JESTA loan.

Q33.	What will happen to the class B shares that I own if my employment terminates or I retire?

A.	Nothing. Unlike what is required under JESTA, no “option event” and requirement to offer to sell your class B shares is triggered if your employment terminates or you retire. During your lifetime, you may continue to hold these high vote shares. The public sale restriction periods will continue to apply.

Q34.	Are there any differences if I am already a retiree?

A.	No. You will be able to continue to hold class B shares as long as you want during your lifetime.

Q35.	What will happen to the class B shares that I own if I die?

A.	Upon death, class B shares owned by you will automatically be converted into class A shares (irrespective of the public sale restriction periods) on the 120th day following the date of death, unless before that date your beneficiary or estate offers them for sale through the offer procedures set forth in New Journal’s articles of incorporation. This 120-day period is to allow your beneficiaries or estate adequate time to offer your shares following your death.

Q36.	What must I do to convert my old JESTA units into class B common stock?

A.	Nothing. In the transaction, your units will automatically be exchanged for shares of class B common stock, and no action will be required on your part.

Q37.	What should I do with my JESTA unit certificates if I currently hold any?

A.	Nothing. After the share exchange and the amendment and termination of JESTA, the certificates will be null and void. However, we recommend that you mark them cancelled to avoid any future confusion.

Q38.	Will I receive new stock certificates?

A.	No. We will continue the current practice of JESTA and issue class B shares in uncertificated form. Promptly after the share exchange and the amendment and termination of JESTA, you will receive a statement of the shares that you own. If you currently hold certificates, they will be automatically cancelled.

Q39.	Will all class B shares be entitled to vote on shareholder matters?

A.	Yes. Unlike the terms of JESTA that generally do not allow voting by ex-employees, transferees or employee trusts, each class B share will have ten votes on all matters that come before the shareholders, regardless of who holds those class B shares.

Q40.	What are the differences between the JESTA units that I own now and the class B common stock of New Journal that I will own after the transaction?

A.	The following table summarizes the more significant differences between the units of JESTA and the class B common stock of New Journal.

	JESTA Units	Class B Common Stock of New Journal

Ownership	JESTA units are owned by employees, ex-employees, employee trusts and other eligibles.	To be owned by existing unitholders and existing shareholders upon consummation of the transaction. Other employees will also be eligible to own.

Trading market and sale restrictions	In most circumstances, a JESTA unit can only be sold or transferred to another employee, the Grant family shareholders, Journal Communications or trusts for retirement planning or charitable purposes.

Shares are permitted to be sold at any time, including within the applicable public sale restriction periods, to active employees and other eligible purchasers by following the offer procedures set forth in New Journal’s articles of incorporation.

Otherwise, class B shares cannot be transferred except to New Journal; by an active or former employee to certain trusts for estate planning or charitable purposes; to the underwriters in the initial public offering; or to a designated purchaser in a tender offer approved by New Journal’s board. Also, if the holder is a corporation or other business entity, it can transfer its shares upon its dissolution or liquidation to its shareholders who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants; and, if the holder is a trust, it can transfer its shares to its beneficiaries who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants.

	JESTA Units	Class B Common Stock of New Journal

During the applicable public sale restriction periods, hedging transactions are prohibited, including buying a “put” option or selling a “call” option. A hedging transaction is a transaction where you effectively lock in a sale price to avoid the risk of a future price decrease.

	Offers to sell are made at the formula based option price set forth in JESTA.	At any time you can offer to sell your shares to active employees and other eligible purchasers under New Journal’s articles of incorporation and if the sale does not occur within three business days, such shares will, at your option, either remain B shares held by you or, after the expiration of the applicable public sale restriction periods, be converted into class A shares (which are freely tradeable in the public market subject to applicable laws). If the shares are sold to active employees or other eligible purchasers, the sale price will be the closing price of the class A common stock as reported on the New York Stock Exchange on the date the required notice to sell is received.

Any attempted transfer in violation of the articles of incorporation is null and void. In other words, the shares will remain, for all purposes, held by the shareholder attempting to effect the invalid transfer.

Following conversion into class A shares, there is no ability to convert back into class B shares.

Voting rights	Active employee unitholders have one vote per unit on most matters that come before the shareholders. Units owned by ex-employees, transferees and employee trusts are generally voted by the trustees.	Ten votes per share. All holders vote their own shares.

Mandatory offers to sell	Units owned by you and your permitted transferees must be offered for sale upon the occurrence of defined “options events” (including terminations of employment). Retirees and those whose employment terminates as part of a sale of a business, downsizing or other qualified termination are given an extended schedule for offering to sell.	Upon a foreclosure sale or similar transfer of pledged shares, the shares will become subject to the offer procedures contained in the articles of incorporation.

	JESTA Units	Class B Common Stock of New Journal

Future rights to buy units or stock available for sale

Units that are offered for sale under JESTA may be purchased by various classes of optionees in order of priority. Generally, the classes of optionees and time periods during which they may purchase units are: first, for a period of six months after the happening of an option event, those employee-eligibles that are designated by the President (“Class A Optionees”); second, for a period of two months after the expiration of the Class A Optionees’ time period, employee—eligibles and employee benefit trusts that are designated by the Board of Directors (“Class B Optionees”); third, for a period of four months after the expiration of the Class B Optionees’ time period, the Grant family shareholders; and fourth, for a period of five years after the expiration of the Grant family shareholders’ time period, Journal Communications.

Class B shares that are offered for sale under New Journal’s articles of incorporation may be purchased by the following classes of optionees in the following order: first, employee benefit plans of New Journal; second, active employees; third, Matex Inc.; and fourth, New Journal. In order to be eligible to purchase shares offered for sale under the articles of incorporation, an optionee must have submitted a purchase order including the terms of the requested purchase to the transfer agent. The transfer agent will match each share for sale with the earliest recorded purchase order received that matches the terms of the sale.

Q41.	What are the differences between the class B common stock of New Journal that I will own after the transaction, the class A common stock of New Journal that will be offered to the public and the class C common stock of New Journal that the Grant family shareholders will receive in return for a portion of their class B shares and certain other rights and agreements?

A.	The following table summarizes some of the significant differences between the class B common stock of New Journal, the class A common stock of New Journal and the class C common stock of New Journal. For additional information regarding the differences between these three classes of stock, see “Description of Capital Stock, Articles of Incorporation and Bylaws.”

	Class B Common Stock of New Journal	Class A Common Stock of New Journal	Class C Common Stock of New Journal
Ownership	To be owned by existing unitholders and existing shareholders upon consummation of the transaction. Other employees will also be eligible to own.	To be owned by public shareholders upon consummation of the initial public offering.	To be owned by the Grant family shareholders upon consummation of the transaction.

Trading market and sale restrictions

Shares are permitted to be sold at any time, including within the applicable public sale restriction periods, to active employees and other eligible purchasers by following the offer procedures set forth in New Journal’s articles of incorporation.

Otherwise, class B shares cannot be transferred except to New Journal; by an active or former employee to certain trusts for estate planning or charitable purposes; to the underwriters in the initial public offering; or to a designated purchaser in a tender offer approved by New Journal’s board. Also, if the holder is a corporation or other business entity, it can transfer its shares upon its dissolution or liquidation to its shareholders who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants; and, if the holder is a trust, it can transfer its shares to its beneficiaries who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants.

New Journal intends to apply to list the Class A common stock on the New York Stock Exchange under the symbol “JRN.” Class A common stock purchased on the New York Stock Exchange would be freely tradeable like any other publicly traded security.

Class C common stock cannot be transferred before the 180th day after the pricing of the initial public offering, except for transfers to New Journal. After that time, class C common stock can be transferred to New Journal; or, if the holder is a corporation or other business entity, it can transfer its shares upon its dissolution or liquidation to its shareholders who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants; or, if the holder is a trust, it can transfer its shares to its beneficiaries who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants.

Until the 180th day after pricing of the initial public offering, hedging transactions are prohibited, including buying a “put” option or selling a “call” option. A hedging transaction is a transaction where you effectively lock in a sale price to avoid the risk of a future price decrease.

Any other transfer would result in each transferred share of class C common stock being automatically converted into 1.363970 shares of class A common stock.

	Class B Common Stock of New Journal	Class A Common Stock of New Journal	Class C Common Stock of New Journal
During the applicable public sale restriction periods, hedging transactions are prohibited, including buying a “put” option or selling a “call” option. A hedging transaction is a transaction where you effectively lock in a sale price to avoid the risk of a future price decrease.

At any time you can offer to sell your shares to active employees and other eligible purchasers under New Journal’s articles of incorporation and if the sale does not occur within three business days, such shares will, at your option, either remain B shares held by you or, after the expiration of the applicable public sale restriction periods, be converted into class A shares (which are freely tradeable in the public market subject to applicable laws). If the shares are sold to active employees or other eligible purchasers, the sale price will be the closing price of the class A common stock as reported on the New York Stock Exchange on the date the required notice to sell is received.

Any attempted transfer in violation of the articles of incorporation is null and void. In other words, the shares will remain, for all purposes, held by the shareholder attempting to effect the invalid transfer.

Following conversion into class A shares, there is no ability to convert back into class B shares.

Voting rights	Ten votes per share.	One vote per share.	Two votes per share.

	Class B Common Stock of New Journal	Class A Common Stock of New Journal	Class C Common Stock of New Journal

Future rights to buy class B shares available for sale

Class B shares that are offered for sale under New Journal’s articles of incorporation may be purchased by the following classes of optionees in the following order; first, employee benefit plans of New Journal; second, active employees; third, Matex Inc.; and fourth, New Journal. In order to be eligible to purchase shares offered for sale under the articles of incorporation, a participant must have submitted a purchase order including the terms of the requested purchase to the transfer agent. The transfer agent will match each share for sale with the earliest recorded purchase order received that matches the terms of the sale.

		None.	None (but Matex Inc. is an eligible purchaser of the class B shares under New Journal’s articles of incorporation).

Conversion

Each class B share is convertible into one class A share at any time after the expiration of the applicable public sale restriction periods, but must first be offered for sale through the offer procedures set forth in New Journal’s articles of incorporation.

However, if the estate of a deceased holder offers that holder’s shares for sale through the offer procedures and they are not sold, then they are converted to class A shares, irrespective of the public sale restriction periods.

None.

Each class C share is convertible at any time at the option of the holder into either 1.363970 class A shares or 0.248243 class A shares and 1.115727 class B shares. However, if New Journal notifies a holder that its board of directors has approved a “strategic transaction” and that it chooses to redeem the class C shares, then class C shares cannot be converted until the holder delivers notice to New Journal that it will vote its shares in favor of the strategic transaction.

On a change in control of Matex Inc., each class C share will automatically be converted into 1.363970 class A shares.

	Class B Common Stock of New Journal	Class A Common Stock of New Journal	Class C Common Stock of New Journal

Also, class B shares owned by Matex Inc. will be converted into class A shares (after first being offered for sale through the offer procedures) following a change in control of Matex, even if such conversion takes place during the public sale restriction periods.

Regardless of the public sale restriction periods, each class B share will automatically be converted into one class A share upon transfer to the underwriters in connection with the initial public offering; transfer to a designated purchaser in a tender offer approved by New Journal’s board; when the number of shares of class B common stock outstanding falls below 8% of New Journal’s total common stock then outstanding; and on the 120th day after a holder’s death if such share has not been sold through the offer procedures.

Redemption	None.	None.	On September 30, 2017, New Journal will have the option to redeem all outstanding shares of class C common stock for $72.79 per share, divided by the share exchange ratio, (subject to adjustment for certain dilutive events) plus accumulated and unpaid dividends. However, if a holder wishes to retain the class C shares, then he or she can give notice to that effect to New Journal, and he or she will be able to retain the class C shares until September 30, 2018, on which date each class C share will automatically be converted into 0.248243 class A shares and 1.115727 class B shares. If New Journal does not exercise its option to redeem the class C Shares,

	Class B Common Stock of New Journal	Class A Common Stock of New Journal	Class C Common Stock of New Journal

then on September 30, 2018, each class C share will automatically be converted into 0.248243 class A shares and 1.115727 class B shares.

Also, if New Journal’s board approves a “strategic transaction,” then New Journal will have the option to redeem all outstanding shares of class C common stock for $72.79 per share, divided by the share exchange ratio, (subject to adjustment for certain dilutive events) plus accumulated and unpaid dividends. However, if prior to the date fixed by New Journal for redemption a holder delivers a legally binding agreement to vote its shares in favor of the strategic transaction, then New Journal will not be entitled to redeem such holder’s class C shares in connection with such strategic transaction.

Liquidation rights	On liquidation of New Journal, the holders of class B shares will be entitled to receive, pro rata with the holders of class A shares, the assets of New Journal available for distribution to its shareholders after full payment of all preferential amounts required to be paid to the holders of preferred stock and holders of class C common stock.	On liquidation of New Journal, the holders of class A shares will be entitled to receive, pro rata with the holders of class B shares, the assets of New Journal available for distribution to its shareholders after full payment of all preferential amounts required to be paid to the holders of preferred stock and holders of class C common stock.	On liquidation of New Journal, the holders of class C shares will be entitled to receive an amount in cash equal to the greater of $72.79 per share, divided by the share exchange ratio, (subject to adjustment for certain dilutive events) plus an amount equal to the accumulated and unpaid dividends on such shares, or the amount such holder would have received had such holder converted its class C shares into class A shares immediately prior to liquidation.

	Class B Common Stock of New Journal	Class A Common Stock of New Journal	Class C Common Stock of New Journal

Dividend rights	When and as declared by the board; equal to the dividend declared on the class A shares. Currently anticipated to be $0.78 per share per year, divided by the share exchange ratio.	When and as declared by the board; equal to the dividend declared on the class B shares. Currently anticipated to be $0.78 per share per year, divided by the share exchange ratio.	When and as declared by the board but cumulative; equal to the dividend declared on the class A and class B shares, provided that the dividend on the class C shares will not be less than $1.70 per share per year, divided by the share exchange ratio (and subject to adjustments for certain dilutive events). Cash dividends may be declared and paid with respect to class C common stock without concurrent cash dividends declared and paid with respect to the class A and class B common stock.

Future Sales

Q42.	Can I sell any of my JESTA units between now and the completion of the transaction?

A.	No. SEC rules generally prohibit us from purchasing your JESTA units prior to the tender offer. As a result, the existing suspension of the purchase and sale of JESTA units will continue until the tender offer. However, we realize that some of you may need some access to funds during this period. We will start a new period under the updated loan program in effect since October 28, 2002, during which you may seek to borrow up to an additional $30,000. Effective with the filing of this joint proxy statement/prospectus with the SEC, except in extraordinary circumstances, we will consider one loan per unitholder due to financial or medical hardship, home purchase or repair, and weddings. In addition, we will consider loans for educational purposes. These loans will generally be limited to a total aggregate amount of $30,000 per unitholder from now until the completion of the tender offer. All unitholders, including retirees and other former employees, are eligible under this updated and extended loan program. The decision on loans will be made on a case-by-case basis and is, of course, subject to the approval of your JESTA lender.

Q43.	Will the updated loan program still be available to me after the tender offer?

A	Following the tender offer, the availability of loans will be determined solely by your JESTA lender.

Q44.	Will I be permitted to enter into a hedging or insurance transaction to avoid the risk of my class B shares decreasing in value during the applicable public sale restriction period?

A.	No. You will be prohibited from buying a “put” option, selling a “call” option, selling short or entering into any other hedging or insurance transaction relating to your restricted class B-1 and B-2 shares during the applicable public sale restriction periods.

Q45.	Will there be procedures for an “internal market” after the transaction?

A.	Yes. Except for sales in the tender offer or transfers to trusts for estate planning or charitable purposes, transfers of the class B shares will be subject to the offer procedures set forth in New Journal’s articles of incorporation. Under these procedures:

•	During the applicable public sale restriction period, class B shares may be offered for sale to active employees and other eligible purchasers under New Journal’s articles of incorporation (including employee benefit plans of New Journal, the Grant family shareholders and New Journal) and if the sale does not occur they will remain class B shares.

•

After the expiration of the applicable public sale restriction period, class B shares must first be offered for sale to active employees and other eligible purchasers under New Journal’s articles of incorporation and if the sale does not occur within three business days, class B shares will, at your option, either remain class B shares held by you or be converted into class A shares, which are freely tradeable in the public market subject to applicable laws.

Selling Class B Shares in the Tender Offer

Q46.	When will the tender offer take place?

A.	We intend to launch the tender offer as soon as possible after the initial public offering.

Q47.	Can I sell class B shares in the tender offer?

A.	Yes. We intend to make the tender offer available to all holders of our class B common stock, although the Grant family shareholders have agreed not to participate in the tender offer.

Q48.	Do I have to sell class B shares in the tender offer?

A.	No. The decision whether to sell your class B shares in the tender offer is up to you. You may decide, in consultation with your JESTA bank, that it is in your best interest to reduce significantly or eliminate the amount of your personal JESTA loan for a number of reasons. These reasons may include, but are not limited to: (1) the level of your debt may exceed your financial resources; (2) your personal risk tolerance; (3) the likely reduction in the annual dividends to be paid by New Journal (see “Dividend Policy” and Questions 80 and 81 for a discussion of the expected dividend policy of New Journal after the transaction); (4) the risk of higher interest rates; (5) the fact that your holdings will be subject to market price volatility; (6) the expected transition to individual credit-based lending by the JESTA banks; (7) the expected reduction of the maximum loan-to-value ratio permitted by the JESTA banks; (8) the initial restrictions on your ability to sell or convert your class B shares; and (9) the opportunity to diversify your portfolio. We strongly encourage you to take advantage of the tender offer to reduce the amount of your personal JESTA loan.

Q49.	How many class B shares can I sell in the tender offer?

A.	We anticipate that you and other existing unitholders will be able to offer to sell in the tender offer, without any fees or commissions, up to 33% and possibly up to 50% of your class B shares. In this manner, tenders of up to 33% of your class B shares will be accepted, and to the extent some holders tender less than 33% of their class B shares, then this shortfall will be allocated to the holders that have tendered more than the 33% amount (but no more than 50%) on a pro rata basis.

The final percentages will be set by the board of directors at the time the tender offer is launched. The board will take into consideration the availability of funds under our new debt facility, the amount of net proceeds we receive in the initial public offering and the market price of the class A common stock. No final decision will be made until the time the tender offer is launched, and even then, we could change the terms of the tender offer prior to its completion. We cannot assure you that the tender offer will occur on these terms.

Q50.	Will senior management participate in the tender offer?

A.	Yes. Senior management intends to maintain a substantial investment in Journal after the transaction, but they also want to reduce the debt they incurred to purchase units of JESTA for the same reasons discussed in Question 48 above.

Q51.	What class B shares can I sell in the tender offer?

A.	You may tender as many class B-1 shares as you want, subject to the maximum percentage of shares you are allowed to tender. Your determination of which shares, if any, to sell has important tax and other consequences. We urge you to consult your tax adviser.

If you choose to sell the shares pledged to your bank as collateral for a JESTA loan, you must contact your bank to arrange for a release of the shares. In such event, the proceeds from the sale of the pledged shares will be distributed to the JESTA bank that provided your loan, less 20% to be paid to you for your use towards taxes. The amount to be paid to you for your use towards taxes and any remaining proceeds will be remitted to you. Proceeds from the sale of your shares in the tender offer will be distributed in this manner unless we receive written instructions to the contrary signed by you and your JESTA bank. Your actual income tax on the sale of stock may vary. Please consult your personal tax adviser to determine your tax liability.

Q52.	What will be the tender offer price?

A.	We anticipate that the tender offer price will be at or above the initial public offering price of the class A shares. However, we will determine the tender offer price, which may be at, above or below the market price of the class A shares at the time of the tender offer. No decision will be made until the time the tender offer is launched, and even then, we could change the terms of the tender offer, including the price, prior to its completion.

Q53.	When will the tender offer be completed?

A.	Under the rules of the SEC, the tender offer must remain open for at least 20 business days after it begins.

Q54.	When will payments be made for the class B shares I sell in the tender offer?

A.	We will pay proceeds due your JESTA bank and you promptly after the expiration of the tender offer (see Question 51 above for additional information regarding proceeds being remitted to your JESTA bank).

Q55.	When will I learn about the actual terms of the tender offer?

A.	All of the terms and conditions of the tender offer, including detailed instructions of how to participate, will be contained in the tender offer materials that we will distribute to you at the time the tender offer begins. You should read those materials carefully before you decide whether or not to participate in the tender offer because they will contain important information. We will file a Schedule TO (containing the tender offer materials) with the SEC at that time. The Schedule TO will also be available at the web site maintained by the SEC: http://www.sec.gov.

Selling Shares in the Public Market

Q56.	When will I be able to convert class B shares into class A shares in order to sell them in the public market?

A.	You will not be able to convert any class B shares into class A shares in order to sell them to the public for at least 360 days after the pricing of the initial public offering, as these shares will be subject to public sale restriction periods. However, within the applicable public sale restriction periods, you may sell class B shares in the tender offer, you may transfer class B shares to trusts for estate planning or charitable purposes and you may offer to sell class B shares by following the offer procedures set forth in New Journal’s articles of incorporation.

After the applicable public sale restriction periods expire, you will not be able to convert any class B shares into class A shares in order to sell them to the public until you first offer to sell your class B shares to active employees and other eligible purchasers under New Journal’s articles of incorporation. If no eligible purchaser under New Journal’s articles of incorporation buys your class B shares within three business days, class B shares will, at your option, either remain class B shares held by you or be converted into class A common stock, which is freely tradeable in the public market subject to applicable laws.

Q57.	Will there be recommended brokers that I should use to sell my stock in the public market? Will I pay a fee?

A.	We intend to establish relationships with several brokers who will be familiar with our stock ownership program. You may wish to work through one of these brokers, but you are not obligated to do so. Fees are at the discretion of each broker, as is the case with any brokerage arrangement for publicly traded security transactions.

Personal JESTA Loans and First Time Buyer Program

Q58.	What will happen with my JESTA loan?

A.

JESTA will terminate immediately prior to the initial public offering. The principal banks that have provided JESTA loans to unitholders have expressed their desire to continue providing credit to unitholders and have offered to provide a transition period of approximately 24 months. During this transition period, the only significant change that we anticipate in the lending arrangements by these lenders is that they will likely encourage those that have loans exceeding a maximum of 60 to 65% of stock value to tender shares in the tender offer and apply the proceeds (net of taxes) to loan reduction. Unitholder loans will likely continue to be evidenced by demand notes, with the interest rate pegged to the prime rate. Each JESTA financial institution, of course, makes its own independent lending decisions and the practices of individual financial institutions may vary. For example, the Journal Credit Union, which operates under a different charter than the other JESTA lenders, may devise its own credit terms.

Q59.	What will happen to my JESTA loan after the transition period?

A.	By then, you hopefully will have taken advantage of the tender offer opportunity or sold shares when the applicable public sale restriction periods end and reduced your loan substantially. The principal JESTA banks have advised us that they will underwrite loans based on a review of each individual’s credit profile. The term of the loan, the interest rate, the required collateral and other terms will vary for each individual. The availability of credit will be determined by the lender and the practices of individual financial institutions may vary.

Q60.	What will happen to the JESTA units my bank is holding as collateral?

A.	We currently anticipate that there will be no change to the collateral requirements for outstanding obligations under the JESTA purchase loan program, though this is up to your JESTA institution. The units currently held as collateral for these obligations are referred to as pledged shares. Like all other JESTA units and shares of Journal Communications common stock, the pledged shares will convert into class B common stock in the transaction and will be subject to the applicable public sale restrictions periods described above. Your JESTA institution will probably require you to complete additional documentation to collateralize your new class B shares.

At the time these pledged shares become eligible for sale, whether in the tender offer, by following the offer procedures in New Journal’s articles of incorporation or when the applicable public sale restriction periods end, you may choose to sell these pledged shares. The proceeds of the sale of pledged shares will be distributed to you after the associated JESTA loan obligation is paid off (however, you will receive 20% of the sale proceeds to use towards the tax obligations you will incur by selling your shares) unless the transfer agent receives written instructions to the contrary signed by you and your JESTA institution. Your actual income tax on the sale of stock may vary. Please consult your personal tax adviser to determine your tax liability.

Of course, you can always elect to apply any proceeds from sold shares that are not held as collateral to pay off your outstanding JESTA loan obligations.

Q61.	Will employees be able to borrow after the initial public offering to purchase class B shares?

A.	The principal banks that have provided JESTA loans to unitholders have expressed their desire to continue providing credit to our employee-owners. Other financial institutions also may be willing to extend credit secured by class B shares. For new purchases of class B shares after the initial public offering, each financial institution will underwrite loans based on a review of each individual’s credit profile. The term of the loan, the interest rate, the required collateral and other terms will vary for each individual. The availability of credit will be determined by the lender and the practices of individual financial institutions may vary.

Q62.	How will I obtain information about each financial institution’s terms and practices after the tender offer?

A.	We will collect contact information from each financial institution and provide it to you upon request. Then you may contact the financial institution to discuss your application for credit. Following the transaction, all credit arrangements will be handled directly by you and your financial institution.

Q63.	Will the special first time buyer program still be offered?

A.	No. Following consummation of the transaction, the first time buyer program will be discontinued. However, if approved at the joint special meeting, the new equity incentive plan and the new employee stock purchase plan will be available for company grants of stock options and other stock-based awards to eligible participants and for discounted stock purchases.

After the transaction is consummated, any active employee, including those who currently do not own any units, will also be eligible to buy class B shares at any time subject to availability and the buyer priorities under New Journal’s articles of incorporation.

Q64.	What will happen to my outstanding first time buyer obligations?

A.	The terms of your current first time buyer obligations will remain in effect.

Q65.	Will there be any changes to the documentation for my JESTA loan?

A.	This will be up to the financial institution with which you have your loan. Generally, the principal banks have indicated that they intend to provide the transfer agent with a notice of their collateral interest in the class B shares that you will receive for your units in the share exchange. You may be asked to sign new or amended documents relating to your loan.

Employee Stock Purchase Plan and Equity Incentive Plan

Q66.	How does the employee stock purchase plan work?

A.	If the employee stock purchase plan is approved by active employee unitholders and shareholders, this plan will be open to all employees. The plan will allow an employee to purchase class B shares at a to be established discount to the then current fair market value of those shares. Each year an employee may use a percentage of the employee’s pay to purchase class B shares.

Q67.	How does the equity incentive plan work?

A.	If the equity incentive plan is approved by active employee unitholders and shareholders, we anticipate stock options or other stock-based performance incentive awards will be granted to some employees on an annual basis, as well as to outside or non-employee directors. The process and guidelines for granting restricted stock awards or stock options to employees will be determined at a future date. Outside or non-employee directors are anticipated to receive annual awards under this plan. Specific information about the terms of any grants will be made available at the time of the grant. The shares to be issued pursuant to this plan will be class B shares.

Q68.	When will options or awards be granted under the equity incentive plan?

A.	We currently anticipate that outside or non-employee directors will receive annual awards under this plan, with an initial award 30 to 60 days after completion of the initial public offering at the market price as of the grant date. We also expect the compensation committee of the board to grant performance-based options or other stock awards to some employees on an annual basis in connection with compensation reviews. The process and guidelines for granting restricted stock awards or stock options will be determined at a future date.

Taxes

Q69.	Will there be U.S. federal income tax consequences from the share exchange and the amendment and termination of JESTA?

A.	We believe, based on an opinion of our counsel, that the share exchange and the amendment and termination of JESTA will not be taxable events for U.S. federal income tax purposes, except with respect to any cash received in exchange for a fractional share interest in New Journal class B shares. However, we encourage you to consult with your tax and financial advisers.

Q70.	What will be the tax basis of the class B shares that I receive upon the amendment and termination of JESTA?

A.	The aggregate tax basis of those class B shares will be equal to the aggregate tax basis of your JESTA units, reduced by any portion of the aggregate tax basis of the JESTA units that is allocable to any fractional share interest in New Journal class B shares for which cash is received.

After the completion of the share exchange, we or our transfer agent will send you a statement which will reflect all class B common shares owned and the price you paid for the former JESTA units based on our records. You should review this with your tax and financial advisers, as well as review your purchase records.

Q71.	What will be the tax consequences of selling class B shares in the tender offer?

A.	The sale of class B shares in the tender offer will be a taxable transaction and will generally give rise to capital gain or loss treatment if the sale qualifies as an “exchange” under the Internal Revenue Code, or, if the sale does not so qualify as an “exchange,” the proceeds of the tender offer will be taxed as a dividend. See “The Share Exchange—The Tender Offer” for additional information. The U.S. federal income tax consequences of selling class B shares in the tender offer will be described more fully in the Schedule TO (containing the tender offer materials) to be filed by us with the SEC.

You are urged to consult with your tax and financial advisers concerning the tax consequences to you of the tender offer.

Other Important Issues

Q72.	What do dissenters’ rights mean?

A.	For a complete discussion of dissenters’ rights, please see “The Joint Special Meeting, Voting Rights and Proxies—Dissenters’ Rights.”

Q73.	Will Journal’s relationships with clients, customers, suppliers and employees change?

A.	No. A key to our success will continue to be the strong relationships that we maintain with each of these groups.

Q74.	Will the members of our executive management change?

A.	No. We do not anticipate any changes to our executive management as a result of the transaction.

Q75.	Will the members of our board of directors change?

A.	Yes. To satisfy requirements of the federal securities laws and the New York Stock Exchange, our board of directors, among other things, will need to consist of a majority of “independent” directors. This may be phased in over time to the extent permitted under applicable law and the rules of the New York Stock Exchange. In addition, instead of being elected every year, New Journal’s directors will be elected for three-year terms and as a result only one-third will be elected each year.

Q76.	Will current owners still maintain an economic and a voting majority after the share exchange and initial public offering are complete?

A.	Yes. Existing unitholders and the Grant family shareholders will hold about 80% to 85% of New Journal’s total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and approximately 97% to 98% of its total voting power, assuming the transaction goes forward as currently contemplated, but not taking into effect the tender offer.

After the tender offer, existing unitholders and the Grant family shareholders will hold about 74% to 80% of New Journal’s total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and approximately 96% to 97% of its total voting power, assuming each unitholder tenders 33% of his or her class B shares.

Q77.	Will we still encourage employee ownership? Can we still say we are employee-owned?

A.	Yes. Employee ownership will remain a key part of how we talk about our company. We have had 66 years of success in large part due to our employee ownership structure. We want to continue that success. We believe that it is important for our employees to continue to have a significant investment in us so that they will be motivated to strive for our continued success and share in our potential rewards. In addition, active employees will be eligible to purchase class B shares that become available for sale in the future. Assuming they are approved, the new equity incentive plan and the new employee stock purchase plan will also be available for company grants of stock options and other stock-based awards in class B shares to eligible participants and for discounted stock purchases.

Q78.	Do I receive a special dividend upon consummation of the transaction?

A.	Yes. If the transaction is consummated and you do not perfect dissenters’ rights in the share exchange, you will receive a special dividend of $0.60 per share, divided by the share exchange ratio, 75% of which will be paid immediately following consummation of the transaction and the remaining 25% of which will be paid in December 2003 (see “The Joint Special Meeting, Voting Rights and Proxies—Dissenters’ Rights” for a discussion of your right to dissent from the share exchange). Our board of directors determined the special dividend amount without computational reference to a formula or otherwise.

Q79.	Will I receive the special dividend directly? What should I do with my special dividend?

A.	The special dividend of $0.60 per share, divided by the share exchange ratio, will be paid to you in two installments. 75% of the special dividend, or $0.45 divided by the share exchange ratio, will be paid directly to you, not your JESTA lender. However, we strongly encourage you to use this portion of the special dividend to reduce the balance due on your personal JESTA loan or to save it to use in servicing the debt on your loan. The remaining 25% of the special dividend, or $0.15 divided by the share exchange ratio, will be paid in December 2003 at the time of the historical quarterly dividend. This remaining amount will be paid in the same manner as Journal Communications dividends are currently paid—that is to say, paid directly to your JESTA lender if your units are pledged.

Q80.	Will New Journal pay dividends after the transaction?

A.	Yes. New Journal currently intends to pay quarterly cash dividends after the transaction. The declaration of future dividends on New Journal’s common stock is subject to the discretion of New Journal’s board of directors in light of all relevant factors, including earnings, general business conditions, working capital requirements and contractual restrictions. Pursuant to New Journal’s articles of incorporation, each class of common stock has equal rights with respect to cash dividends, except that dividends on class C shares are cumulative and will not be less than $1.70 per year, divided by the share exchange ratio. New Journal’s board of directors currently anticipates it will initially declare annual dividends of $0.78 per class A and class B share and approximately $1.70 per class C share, divided by the share exchange ratio.

Q81.	Why will New Journal’s anticipated dividend be smaller than the dividends I received from Journal Communications on my JESTA units?

A.	The cash dividend to be paid on New Journal’s class A and class B common stock is expected to be smaller than the dividends you received from Journal Communications in order to allow New Journal to use more of its operating funds and borrowing capacity to fund the future growth of its businesses. You should anticipate a lower cash dividend as you determine your desired participation in the tender offer. New Journal’s board of directors will continue to monitor the dividend after the transaction.

Q82.	Why will employees who live in certain states receive a rescission offer from the company?

A.	In certain states, we inadvertently failed to file required state securities forms. Consequently, we are offering to rescind purchases of JESTA units made by employees in those states during certain time periods. This means we are sending a rescission offer to each of the affected employees and, should the employee elect to do so, we will refund the option price he or she has paid for the JESTA units subject to the rescission offer plus required interest.

Q83.	Who can help answer any questions I have?

A.	If you have any questions, you should contact Bob Dye (Vice President of Corporate Affairs) at (414) 224-2725.

*    *    *    *    *

The following diagram illustrates the transaction process from a unitholder’s perspective:

RISK FACTORS

Risks Relating to New Journal’s Articles of Incorporation and Bylaw Provisions and the Initial Public Offering

The class B common stock that you receive in the transaction initially may be illiquid.

The class B common stock of New Journal that you receive as a result of the transaction will not be listed on a national securities exchange or traded in an organized over-the-counter market. In addition, New Journal’s articles of incorporation will further restrict transferability of your class B shares. Under these provisions, class B-l and class B-2 common stock may not be sold or transferred until 360 days or 540 days after the pricing of the initial public offering, as the case may be, except for sales in the tender offer and permitted transfers to trusts for estate planning or charitable purposes, and except for offers to sell and sales of class B shares under the offer procedures set forth in New Journal’s articles of incorporation.

Pursuant to New Journal’s articles of incorporation, you also will be prohibited from buying a put option, selling a call option, short selling or entering into any other hedging or insurance transaction relating to your restricted class B shares during the applicable public sale restriction periods.

While there will be procedures for an “internal market” for the class B shares after the transaction, such market will have limitations.

•	During the applicable public sale restriction periods, class B shares that are not sold in this internal market, under the offer procedures set forth in Article 2 of New Journal’s articles of incorporation, will not be converted into freely tradeable class A common shares; rather, they will remain class B shares during such restriction periods.

•	After the expiration of the applicable public sale restriction periods, class B shares must first be offered for sale to active employees and other eligible purchasers under New Journal’s articles of incorporation and if the sale does not occur within three business days, such class B shares will, at the shareholder’s option, remain class B shares held by the shareholder or be converted into class A common stock, which is freely tradeable in the public market subject to applicable laws. Therefore, if the class B shares are not sold in this internal market, the shareholder will be subject to timing risk because he or she will not receive class A shares until about the fourth business day after submitting the required voluntary transfer/conversion notice and may be impacted by the volatility of the class A common stock market price during this time.

The market price of New Journal’s class A common stock may be volatile, which could cause the value of your investment to decline.

The market price of New Journal’s class A common stock will determine the value of the class B common stock. Any of the following factors, among others, could affect the market price of New Journal’s class A common stock:

•	changes in earnings estimates by financial analysts;

•	failure to meet financial analysts’ performance expectations;

•	changes in market valuations of other companies in our industries;

•	the expiration of the applicable public sale restriction periods to which the class B-1 or B-2 shares are subject, which could result in additional shares being sold in the market; and

•	general market and economic conditions.

In addition, many of the risks described elsewhere in this “Risk Factors” section could materially and adversely affect New Journal’s stock price. The stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of the class A common stock and the value of your class B shares.

New Journal’s articles of incorporation and bylaw provisions, as well as many other factors, could limit another party’s ability to acquire us without the approval of our board of directors and deprive you of the opportunity to obtain a takeover premium for your shares.

In order to help us maintain our independence, a number of provisions in New Journal’s articles of incorporation and bylaws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your shares. For example, New Journal’s bylaws require advance notice for director nominations and certain other matters to be considered at meetings of shareholders.

New Journal’s articles of incorporation provide for a classified board of directors and authorize the issuance of preferred stock without shareholder approval and upon such terms as the board of directors may determine. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of our outstanding stock and could adversely affect the prevailing market price of the class A common stock. The rights of the holders of class A common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future.

In addition, New Journal’s capital structure may deter a potential change in control because voting power will be concentrated in the class B shares. These class B shares will be held by our existing unitholders and shareholders, will be able to be purchased through the offer procedures of New Journal’s articles of incorporation only by active employees and other eligible purchasers and, even if they are not so purchased, they will convert into the low-vote class A common stock before they can be sold or transferred to the public. We also anticipate that in the future we will issue the high vote class B shares to our employees (which may include employees of companies we acquire) through various employee benefit plans like the new equity incentive plan and the new employee stock purchase plan. Our employees may be less inclined to accept a takeover offer for their shares than other shareholders.

Sales by current unitholders or shareholders of a large number of New Journal’s shares could cause the value of your shares to decline.

As the applicable public sale restriction periods on the class B shares expire, those shares may be converted into unrestricted class A shares (after complying with the offer procedures set forth in New Journal’s articles of incorporation) that will be eligible to be sold in the public market. Excluding shares subject to the resale limitations of Rule 144 and excluding shares owned by Journal Communications, 360 days after the pricing of the initial public offering, approximately 32.9 million class B-1 shares may be converted and become freely transferable; and 540 days after pricing of the initial public offering, approximately an additional 32.9 million shares of class B-2 shares may be converted and become freely transferable. Shares subject to the resale limitations of Rule 144 include approximately 2.3 million class B-l shares and approximately 5.6 million class B-2 shares. All of the foregoing share amounts exclude the impact of the tender offer.

Approximately 80% to 85% of New Journal’s shares of common stock on a fully diluted basis excluding the shares owned by Journal Communications will be held by our current unitholders and the Grant family shareholders immediately following the initial public offering. These holders have generally owned their JESTA units or Journal Communications shares for many years and have not had access to a public market in which to sell them. We cannot assure you that these holders will not try to take advantage of a public market to sell significant amounts of their stock. Substantial sales could adversely affect the market value of the unrestricted class A common stock. In addition, we will have the ability to grant class B stock options and other class B stock-based awards in the future under various employee benefit plans, including the new equity incentive plan, and to offer class B shares at a discount to the current market value of the class A shares under the new employee stock purchase plan.

Other Risks

Risks Relating to Our Diversified Media Business

Decreases in advertising spending, resulting from economic downturn, war, terrorism or other factors, could adversely affect our financial condition and results of operations.

Approximately 47.5% of our revenue in 2002 was generated from the sale of local, regional and national advertising appearing in our newspapers and shoppers and for broadcast on our radio and television stations. Advertisers generally reduce their advertising spending during economic downturns, so a recession or further economic downturn could have an adverse effect on our financial condition and results of operations. Also, our advertising revenue tends to decline in times of national or local crisis because our radio and television stations broadcast more news coverage and sell less advertising time. For example, the threatened outbreak of hostilities in Iraq in March 2003 and the war itself had a negative impact on our broadcast results due to reduced spending levels by some advertisers, cancellations by some advertisers for the duration of war coverage and elimination of advertising inventory available from our television networks during their continuous coverage of the war. As a result, the war in Iraq, additional terrorist attacks or other wars involving the United States could adversely affect our financial condition and results of operations.

Additionally, some of our printed publications and our radio and television stations generate a large percentage of their advertising revenue from a limited number of sources, including the automotive industry, political advertising and professional sports contracts. As a result, even in the absence of a recession or further economic downturn, adverse changes specifically affecting these advertising sources could significantly reduce advertising revenue and have a material adverse affect on our financial condition and results of operations.

In addition, our advertising revenue and circulation revenue depend upon a variety of other factors specific to the communities that we serve. Changes in those factors could negatively affect those revenues. These factors include, among others, the size and demographic characteristics of the local population, the concentration of retail stores, and local economic conditions in general. If the population demographics, prevailing retail environment, or local economic conditions of a community served by us were to change adversely, revenue could decline and our financial condition and results of operations could be adversely affected. This is especially true with respect to the metropolitan Milwaukee market, which is served by our daily newspaper, the Milwaukee Journal Sentinel, one of our television stations, two of our radio stations and a number of our community newspapers and shoppers, and from which we derived approximately 36.1% of our operating revenue in 2002.

Our diversified media businesses operate in highly competitive markets, and we may lose market share and advertising revenue to competing newspapers, radio and television stations, as well as to other types of media competitors or through consolidation of media competitors.

Our diversified media businesses operate in highly competitive markets. Our newspapers, shoppers, radio stations and television stations compete for audiences and advertising revenue with other newspapers, shoppers, radio stations and television stations, as well as with other media such as magazines, cable television, satellite television, satellite radio, outdoor advertising, the Internet and direct mail. Some of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do.

In newspapers and shoppers, our revenue primarily consists of advertising and paid circulation. Competition for advertising expenditures and paid circulation comes from local, regional and national newspapers, shoppers, magazines, broadcast and cable television, radio, direct mail, yellow pages and the Internet and other media. Competition for newspaper advertising revenue is based largely upon advertiser results, advertising rates, readership, demographics and circulation levels, while competition for circulation is based largely upon the content of the newspaper, its price, editorial quality and customer service. Our local and regional competitors in community newspapers and shoppers are typically unique to each market, but we have many competitors for advertising revenue that are larger and have greater financial and distribution resources than us. Circulation revenue and our ability to achieve price increases for our print products are affected by competition from other publications and other forms of media available in our various markets, declining consumer spending on discretionary items like newspapers, decreasing amounts of free time, and declining frequency of regular newspaper buying among young people. We may incur increasing costs competing for advertising expenditures and paid circulation. If we are not able to compete effectively for advertising expenditures and paid circulation, our revenue may decline and our financial condition and results of operations may be adversely affected.

Our radio and television broadcasting businesses compete for audiences and advertising revenue primarily on the basis of programming content and advertising rates. Advertising rates are set based upon a variety of factors, including a program’s popularity among the advertiser’s target audience, the number of advertisers competing for the available time, the size and demographic make-up of the market served and the availability of alternative advertising in the market. Our ability to maintain market share and competitive advertising rates depends in part on audience acceptance of our network, syndicated and local programming. Changes in market demographics, the entry of competitive stations to our markets, the introduction of competitive local news or other programming by cable and satellite providers, or the adoption of competitive formats by existing stations could result in lower ratings and have a material adverse effect on our financial condition and results of operations.

In addition, our operations may be adversely affected by consolidation in the broadcast industry, especially if competing stations in our markets are acquired by competitors who have a greater national scope and can offer a greater variety of national and syndicated programming for listeners and viewers and enhanced opportunities for advertisers to reach broader markets. On June 2, 2003, the FCC voted to relax rules that currently restrict media ownership; as a result of this decision, it is likely that additional industry consolidation will occur. We expect the new rules will take effect before the end of this year.

Seasonal and cyclical changes in advertising volume affect our quarterly revenue and results of operations and may cause our stock price to be volatile.

Our quarterly revenue and results of operations are subject to seasonal and cyclical fluctuations that we expect to continue to affect our results of operations in future periods. Our first fiscal quarter of the year tends to be our weakest quarter because advertising volume is typically at its lowest levels following the holiday season. Our fourth fiscal quarter tends to be our strongest quarter, primarily because of revenue from holiday season advertising. Our quarterly revenue also varies based on the dynamics of the television broadcast industry. In particular, we experience fluctuations, primarily during our third and fourth quarters, during political voting periods as advertising dramatically increases. Also, since NBC has exclusive rights to broadcast the Olympics through 2012, our NBC affiliate stations experience increased viewership and revenue during Olympic broadcasts. Other factors that affect our quarterly revenue and results of operations may be beyond our control, including changes in the pricing policies of our competitors, the hiring and retention of key personnel, wage and cost pressures, changes in newsprint prices and general economic factors. These quarterly fluctuations in revenue and results of operations may cause our stock price to be volatile.

We may not be able to acquire radio stations, television stations or newspapers, successfully manage acquired properties, or increase our profits from these operations.

Our diversified media business has in the past expanded through acquisitions of radio and television stations and community newspapers and shoppers in selected markets. We intend to pursue continued growth through selected acquisitions if we are able to identify strategic acquisition candidates, negotiate definitive agreements on acceptable terms and, as necessary, secure additional financing.

Our acquisition strategy includes certain risks. For example:

•	we may encounter unforeseen expenses, difficulties, complications or delays in connection with the integration of acquired entities and the expansion of operations;

•	we may fail to achieve acquisition synergies;

•	we may encounter regulatory delays or other impediments in connection with proposed transactions;

•	our acquisition strategy may divert management’s attention from the day-to-day operation of our businesses;

•	key personnel at acquired companies may leave employment; or

•	we may be required to focus resources on integration of operations rather than more profitable areas.

In addition, we may compete for certain acquisition targets with companies having greater financial resources than us. We cannot assure you that we will be able to successfully make future acquisitions or what effects those acquisitions may have on our financial condition and results of operations.

We have in the past and may in the future “cluster” multiple radio and television stations in markets that we believe have demographic characteristics and growth potential suitable to further our business objectives. Multiple stations in the same geographic market area could make our results of operations more vulnerable to adverse local economic or demographic changes than they would otherwise be if our stations were located in geographically diverse areas.

We anticipate that we would finance potential acquisitions through cash provided by operating activities and/or borrowings, which would reduce our cash available for other purposes. We cannot assure you, however, that we would be able to obtain needed financing in the event strategic acquisition opportunities are identified. We may also consider financing acquisitions by issuing additional shares of class A common stock, which would dilute your ownership. Another potential source of financing for future acquisitions is to incur more debt, which would lead to increased leverage and debt service requirements. Inherent in any future acquisitions is the risk of transitioning company cultures and facilities which could have a material adverse effect on our financial condition and results of operations, particularly during the period immediately following any acquisitions.

Our publishing business may suffer if there is a significant increase in the price of newsprint or a reduction in the availability of newsprint.

The basic raw material for newspapers and shoppers is newsprint. Our newsprint consumption related to our publications totaled approximately $37.7 million in 2002, which was 12.1% of our total publishing revenue. We currently purchase approximately 95% of our newsprint from two suppliers. Our inability to obtain an adequate supply of newsprint in the future or significant increases in newsprint costs could have a material adverse effect on our financial condition and results of operations.

We may encounter difficulties or delays associated with our new printing facility for the Milwaukee Journal Sentinel, which could adversely affect our financial condition and results of operations.

Our daily newspaper, the Milwaukee Journal Sentinel, completed construction of a new $112 million production facility in West Milwaukee, Wisconsin to house all printing, packaging, inserting and transportation processes. Although the installation and start-up of the new offset lithography presses is complete, we cannot assure you that we will not encounter unexpected difficulties or delays in connection with the new printing equipment or employee training on new press operation. Any such difficulties could result in a reduction in consumer confidence, a decline in circulation and a decline in advertising revenue, and could have a material adverse effect on our financial condition and results of operations.

Changes relating to information collection and use could adversely affect our ability to collect and use data, which could harm our publishing business.

Recent public concern over methods of information gathering has led to the enactment of legislation in certain jurisdictions that restricts the collection and use of information. Our publishing business relies in part on telemarketing sales, which are affected by recent “do not call” legislation at both the federal and state levels. Further legislation, industry regulations, the issuance of judicial interpretations or a change in customs relating to the collection, management, aggregation and use of consumer information could materially increase the cost of collecting that data, or limit our ability to provide that information to our customers, and could adversely affect our results of operations.

If we are unable to respond to changes in technology and evolving industry standards, our radio stations may not be able to effectively compete.

The broadcast media industry is subject to the emergence of new media technologies and evolving industry standards. Several new technologies are being developed which may compete with our radio stations, including:

•	audio programming by cable television systems, direct broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;

•	satellite digital audio radio service, with sound quality comparable to that of compact discs, which has resulted in the introduction of several new satellite radio services including numerous niche formats;

•	in-band on-channel digital radio, which could improve the quality of existing AM and FM stations, including stations owned by us; and

•	expanded approval of low-power FM radio, which could result in additional FM radio broadcast outlets designed to serve small, localized areas.

These new technologies have the potential to introduce new market competitors or change the means by which radio advertisers can most efficiently and effectively reach their target audiences. We may not have the resources to acquire new technologies or to introduce new services that could compete with these new technologies.

If we are unable to respond to changes in technology and evolving industry standards, our television stations may not be able to effectively compete.

New technologies could also adversely affect our television stations. Programming alternatives such as cable, direct satellite-to-home services, pay-per-view, the Internet and home video and entertainment systems have fractionalized television viewing audiences. Over the past decade, cable television programming services have captured an increasing market share, while the aggregate viewership of the major television networks has declined. In addition, the expansion of cable television and other technological changes have increased, and may continue to increase, competitive demand for programming. Such increased demand, together with rising production costs, may in the future increase our programming costs or impair our ability to acquire programming.

In addition, video compression techniques, now in use with direct broadcast satellites and, potentially soon, for cable and wireless cable, are expected to permit greater numbers of channels to be carried within existing bandwidth. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized niche programming. This ability to reach very narrowly defined audiences may alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that these technological changes will have on the television industry or the future results of our television broadcast business.

If the network programming we broadcast pursuant to network affiliation agreements does not maintain satisfactory viewership levels, our advertising revenues, financial condition and results of operations may be adversely affected.

The television viewership levels, and ultimately advertising revenue, for each station are materially dependent upon network programming, which is provided pursuant to network affiliation agreements. We cannot assure you that network programming will achieve or maintain satisfactory viewership levels. In particular, because three of our stations (including our low-power station) are parties to affiliation agreements with ABC and two with NBC, failures of ABC or NBC network programming to attract viewers or generate satisfactory ratings may have an adverse effect on our financial condition and results of operations. In addition, we cannot assure you that we will be able to renew our network affiliation agreements on as favorable terms or at all. The termination or non-renewal, or renewal on less favorable terms, of the affiliation agreements could have an adverse effect on us.

The costs of television programming may increase, which could adversely affect our results of operations.

Television programming is a significant operating cost component in our broadcasting operations. We cannot assure you that we will not be exposed in the future to increased programming costs. Should such an increase occur, it could have an adverse effect on our results of operations. In addition, television networks have been seeking arrangements from their affiliates to share the networks’ programming costs and to eliminate network compensation traditionally paid to broadcast affiliates. We cannot predict the nature or scope of any such potential compensation arrangements or the effect, if any, on our operations. Acquisitions of program rights for syndicated programming are usually made two or three years in advance and may require multi-year commitments, making it difficult to predict accurately how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs and decrease station earnings.

If our key on-air talent does not remain with us or loses popularity, our advertising revenue and results of operations may be adversely affected.

We employ or independently contract with a number of on-air personalities and hosts of television and radio programs whose ratings success depends in part on audience loyalty in their respective markets. Although we have entered into long-term agreements with some of our key on-air talent and program hosts to protect our interests in those relationships, we cannot assure you that all or any of these key employees will remain with us over the long term. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty could reduce ratings and may impact our ability to generate advertising revenue.

In addition, our key local management employees are extremely important to our business since we believe that our growth and future success depends on retaining local management with knowledge of the community, its audience and its advertisers. Our inability to attract or retain these skilled personnel could have a material adverse impact on our financial condition and results of operations.

Changes in the professional sports industry could result in decreased ratings for our Milwaukee radio station and adversely affect our results of operations and financial condition.

Our Milwaukee radio station, WTMJ-AM, currently maintains exclusive radio broadcast rights for the Green Bay Packers, Milwaukee Bucks and Milwaukee Brewers, and arranges a statewide radio network for these organizations. Our advertising revenue could be adversely affected by changes in the professional sports industry, such as a relocation of one of the local professional sports teams from the Wisconsin market or the potential loss of exclusivity due to league or team initiatives such as pay-per-listen, satellite radio or Internet broadcast of games. In addition, we could lose our exclusive broadcast rights during periodic bidding, or suffer damage to the marketplace value of sports advertising due to factors such as a players’ strike, negative publicity or downturn in on-field performance of a team.

If cable systems do not carry our new digital channels, our revenue and results of operations may be adversely affected.

Since our television stations are highly dependent on carriage by cable systems in many of the areas they service, any rules of the Federal Communications Commission (which we refer to as the “FCC”) that impose no or limited obligations on cable systems to carry digital television signals in their local markets could result in some of our television stations not being carried on cable systems, which could adversely affect our revenue and results of operations.

If we cannot renew our FCC broadcast licenses, our business will be impaired.

Our business depends upon maintaining our broadcast licenses, which are issued by the FCC. Our broadcast licenses will expire between 2004 and 2006 and are renewable. Interested parties may challenge a renewal application. The FCC has the authority to revoke licenses, not renew them, or renew them only with significant qualifications, including renewals for less than a full term. We cannot assure you that our future renewal applications will be approved, or that the renewals will not include conditions or qualifications that could adversely affect our operations. If we fail to renew any of our licenses, or renew them with substantial conditions or modifications (including renewing one or more of our licenses for a term of fewer than eight years), it could prevent us from operating the affected station and generating revenue from it.

The FCC may impose sanctions or penalties for violations of rules or regulations.

If we or any of our officers, directors or significant shareholders materially violate the FCC’s rules and regulations or are convicted of a felony or are found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition by a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us which could involve the imposition of monetary penalties, the denial of a license renewal application, revocation of our broadcast licenses or sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the broadcast station only after we had exhausted all administrative and judicial review without success.

We could experience delays in expanding our business due to antitrust laws.

The Federal Trade Commission, the United States Department of Justice and the FCC carefully review our proposed business acquisitions and dispositions under their respective regulatory authority, focusing on the effects on competition, the number of stations owned in a market and the effects on concentration of market revenue share. Recently, the Department of Justice has challenged a number of radio broadcasting transactions. Some of these challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Department of Justice has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue. Any delay, prohibition or modification required by regulatory authorities could adversely affect the terms of a proposed transaction or could require us to modify or abandon an otherwise attractive opportunity. The filing of petitions or complaints against us or any FCC licensee from which we acquire a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses.

Regulatory changes may result in increased competition in our radio and television broadcasting business.

The radio and television broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act of 1934, as amended, and FCC rules and policies limit the number of broadcasting properties in which any person or entity may have an attributable interest in any market and require FCC approval for transfers of control and assignments of licenses. These restrictions include a national limit on broadcast television stations to an aggregate audience reach of 35% of all households. The cap on aggregate audience reach will increase to 45% of all households after the rules adopted by the FCC on June 2, 2003 become effective, which we expect will occur before the end of this year. Media ownership restrictions also include a variety of local limits on ownership, such as a limit of one television station in medium and smaller markets and two stations in larger markets as long as one station is not a top-four rated station (known as the duopoly rule), prohibitions on ownership of a daily newspaper and broadcast station in the same market and limits of four to eight radio stations and one television station in the same market. When the FCC’s new rules become effective, a party may own up to three television stations in the very largest markets, up to two television stations in medium markets and one television station in smaller markets. The FCC’s new rules also relax restrictions on common ownership of broadcast stations and newspapers within the same area.

When the FCC’s new rules become effective, television operators that are currently at the 35% limit on national audience reach will be able to acquire additional stations, which may give them a competitive advantage over us, since they have much greater financial and other resources than we have. In addition, the networks’ ability to acquire additional stations could give them “leverage” over their affiliates on issues such as compensation and program clearance, in part because of the risk that a network facing an uncooperative affiliate could acquire a station in the market and terminate its agreement with that affiliate. The FCC’s decision to relax these restrictions may cause us to face increasing competition with larger and more diversified entities for circulation and advertising revenue.

Risks Relating to Our Telecommunications Business

Telecommunications technology changes very rapidly, which could result in price declines or render our telecommunications technology obsolete.

We expect that new telecommunications products and technologies will emerge and that existing products and technologies, including high speed data transmission, voice transmission over the Internet and wireless technologies, will further develop. These new products and technologies may reduce the prices for our telecommunications services or they may be superior to, and render obsolete, the products and services we offer and the technologies we use. As a result, our most significant competitors in the future may be new entrants to our markets which would not be burdened by an installed base of older equipment. It may be very expensive for us to upgrade our products and technology in order to continue to compete effectively. The future success of our telecommunications business depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes.

Advances in transmission equipment used with fiber optic technology have resulted in significant per circuit price declines in the fiber optic cable transmission industry. Recent changes in technology have continued to lower the cost of providing services. If there is less demand than we project or a bigger drop in prices than we project, it could adversely affect our operating margins and, accordingly, our results of operations. We cannot be certain, even if our projections with respect to those factors are realized, that we will be able to implement our strategy or that our strategy will be successful in the rapidly evolving telecommunications market.

Continued overcapacity and intense competition may necessitate further price decreases which would have an adverse effect on our results of operations.

While many competitors in the telecommunications industry have been acquired or ceased operations within the past two fiscal years, our telecommunications business continues to compete with multiple large national carriers, regional carriers and local exchange carriers. Many of these competitors have built large fiber optic networks that remain underutilized, resulting in excess capacity that places downward pressure on the prices we and others are able to charge for our telecommunications services. Continued excess capacity and price competition could further decrease the prices we are able to charge our customers, which could have an adverse effect on our results of operations.

The expenditures necessary to sufficiently develop our telecommunications network to reach customers within the local exchange network and develop our telecommunications services in order to satisfy our customers demands may surpass our available cash, and we may be unable to obtain additional capital to develop our services on a timely basis and on acceptable terms.

Although we have expended significant resources in building our telecommunications network and the developing telecommunications customer base, we may require significant additional cash to develop local access capacity and the range of services we can offer throughout our service area in order to remain competitive in our market. We may have to expand or adapt our telecommunications network components to respond to the following:

•	a need for new product offerings, specifically local access capacity;

•	an increasing number of customers;

•	demand for greater transmission capacity;

•	changes in our customers’ service requirements; and

•	technological advances.

These expenditures for expansion and for more services, together with associated operating expenses, may reduce our cash flow and profitability. We cannot guarantee that additional financing will be available to us or, if available, that we can obtain it on a timely basis and on acceptable terms.

Service interruptions on the network could cause immediate loss of revenue, payment of outage credits to our customers and the loss of our customers’ confidence and our business reputation.

Our success in marketing our telecommunications services to our customers requires that we provide high reliability, high bandwidth and a secure network. Our network and the infrastructure upon which it depends requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world, and are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other disruptions beyond our control that may cause interruptions in service or reduced capacity for customers. While we have built-in system redundancies to reduce these risks, a prolonged network failure could jeopardize our ability to continue operations. Our agreements with our customers typically provide for the payment of outage related credits (a predetermined reduction or offset against our lease rate when a customer’s leased facility is non-operational or otherwise does not meet certain operating parameters). In the case of a large-scale disruption of our network or the support infrastructure, these credits could be substantial and could significantly decrease our net revenue. In addition, should a significant service interruption occur, our ongoing customers may choose a different provider and our reputation may be damaged, reducing our attractiveness to new customers.

To the extent that any disruption or security breach results in a loss or damage to our customers’ data or applications, or inappropriate disclosure of confidential information, we may incur liability and suffer from adverse publicity. We may also incur additional costs to remedy the damage caused by these disruptions or security breaches.

Our network utilization is dependent on maintaining our rights-of-way and indefeasible rights of use.

The construction and operation of significant portions of our fiber optic network depend upon rights-of-way from railroads, utilities, governmental authorities and third-party landlords, and we also have obtained indefeasible rights of use (called “IRUs”) from other telecommunications providers that are critical to our ability to operate our fiber optic network. Our rights-of-way and IRUs are generally subject to expiration at some future date. We cannot guarantee that we will be able to maintain all of our existing rights-of-way and IRUs, and the loss of a substantial number of existing rights-of-way or IRUs or our inability to renew existing agreements would have a material adverse impact on our business, financial condition and results of operations.

While IRUs are commonly used in the telecommunications industry, they remain a relatively new concept in property law. Although they give the holder a number of rights to control the relevant rights-of-way or fiber optic filaments, legal title remains with the grantor of the rights. Therefore, the legal status of IRUs remains uncertain, and our IRUs might be voidable in the event of bankruptcy of the grantor. If we were to lose an IRU in a key portion of our network, our ability to service our customers could become seriously impaired and we could be required to incur significant expense to resume the operation of our fiber optic network in the affected areas.

We need to obtain additional capacity for the network from other providers in order to serve our customers and keep our costs down.

We lease telecommunications capacity and obtain rights to use dark fiber from both long distance and local telecommunications carriers in order to extend the scope of our network. Any failure by these companies to provide service to us would adversely affect our ability to serve our customers or increase our costs of doing so. Costs of obtaining local services from other carriers comprise a significant proportion of the operating expenses of long distance carriers, including our telecommunications business.

We could be harmed by the recent adverse developments affecting other telecommunications companies.

WorldCom and Global Crossing together accounted for 20.1% and 22.5% of our telecommunications revenue in 2002 and 2001, respectively. Global Crossing filed for Chapter 11 bankruptcy protection in January 2002 and WorldCom filed for Chapter 11 bankruptcy protection in July 2002, and both companies are also currently under investigation by the Securities and Exchange Commission and the Justice Department. The loss of the ongoing business from either of these two customers would have a significant adverse effect on our results of operations. In addition to the legal costs of protecting our interests and maintaining the revenue from these contracts, we remain at risk to lose a portion of our business through rejection of some or all of those underlying pre-petition circuit orders and/or the re-pricing of continued services post bankruptcy. A renewal service contract with Global Crossing is being negotiated, though Global Crossing retains the right to accept or reject our current contract under federal bankruptcy law. WorldCom also has a right to accept or reject our current contract under federal bankruptcy law. Continued weakness in the telecommunications industry could have future adverse effects on us, including reducing our ability to collect receivables and to access the capital markets on favorable terms.

Federal regulation of the telecommunications industry is changing rapidly and we could become subject to unfavorable new rules and requirements which could impose substantial financial and administrative burdens on us and interfere with our ability to successfully execute our business strategies.

Regulation of the telecommunications industry is changing rapidly. Since our relationships with the telecommunications companies with whom we deal are all affected by our respective positions in the federal, state and local regulatory scheme, existing and future federal, state, and local governmental regulations will influence our viability. Consequently, undesirable regulatory changes could adversely affect our business, financial condition and results of operations. For example, the FCC continues to consider and approve the applications of the incumbent local exchange carriers (ILECs) to expand service offerings to include long distance services. One such ILEC (SBC) has been granted this right in certain parts of its operating region and is expected to receive qualified approval to offer this service in much of Norlight’s footprint during 2003 and 2004. Increased competition by SBC resulting from these regulatory changes may adversely affect our revenue. In addition, the FCC has recently completed its second Triennial Review of the Telecommunications Act of 1996. A number of changes affecting the availability and pricing of ILEC facilities and services may adversely affect our results of operations. The FCC may also increase regulation over our Internet access services and subject our business to increased assessments to support universal service.

The role of the states in regulation of companies providing telecommunications services is increasing, although the rules continue to vary substantially from state to state, and we may become increasingly subject to burdensome and restrictive state regulations.

The FCC’s Triennial Review appears to have expanded the role of the states in the determination of service availability, pricing and other factors having an impact on competition at the state level. Heightened legislative activity and state public utility commission involvement is anticipated, requiring continued vigilance and the commitment of resources. Depending on factors unique to the local marketplace, the rules can and will vary substantially from state to state. Moreover, if we expand our fiber optic network into a broader geographic area, we may be subject to additional state regulations. The costs of maintaining compliance with and abiding by state regulatory obligations could have a material adverse effect on our results of operations.

Municipal regulation of our access to public rights-of-way is subject to change and could impose administrative burdens that would adversely affect our business.

Local governments affect the timing and costs associated with our use of public rights-of-way because they typically retain the ability to license public rights-of-way, subject to the federal requirement that local governments may not prohibit the provision of telecommunications services. Change in local government regulation could impose additional costs on our business and limit our operations.

Risks Relating to Our Printing Services Business and Other Segment

We are dependent on a few large customers, and the loss of one of those customers could have a material adverse impact on our results of operations.

Our printing services and label printing businesses currently generate a significant percentage of their operating revenue from a few large customers. In 2002, Dell Computer Corporation accounted for 37.6% of our printing services revenue and SAB/Miller Brewing Company accounted for 50.7% of our label printing business’ revenue. As a result, the loss of either of these customers could have a material adverse affect on our business. We cannot guarantee that our current customers will continue to do business with us after the expiration of their existing commitments. Many of our customer contracts with our printing services customers are extendable for one-year terms, and the majority of the remaining printing services customer contracts are terminable at the will of the parties.

Postal rate increases and disruptions in postal services could lead to reduced volume of business.

Our printing services business, as well as our direct marketing business, have been negatively impacted from time to time during the past years by postal rate increases. In 2002, first class rates and standard class rates were increased. These increases will be likely to force customers to mail fewer and lighter pieces. Additionally, the amount of mailings could be reduced in response to disruptions in and concerns over the security of the U.S. mail system. These sorts of responses by customers could negatively impact us by decreasing the amount of printing and direct marketing services or other services that our customers purchase from us, which could result in decreased revenue.

Shifts in trends in the computer hardware and software markets could have a material adverse impact on our printing services business.

Our printing services business currently relies in significant part on revenue from computer hardware and software manufacturers. The computer hardware and software markets are often volatile and subject to changes depending upon, among other things, technological improvements and consumer preferences. Trends in these markets towards printing user manuals containing fewer pages, or making those manuals accessible on-line, could have an adverse impact on our printing services business. In addition, as the rate of technological improvement slows and the sales of computer hardware and software lag, the pace of introduction of new products by hardware and software manufacturers slows as well. As a result, computer hardware and software manufacturers are placing an increasing emphasis on the price of printing services in addition to the quality of customer service. We may not be able to provide our customers with printing services at lower cost than some of our larger, national competitors.

Revenue from our direct marketing business may decline if our data products do not maintain technological competitiveness.

Our direct marketing service business is affected by the complexity and uncertainty of new technologies. If we are not able to maintain technological competitiveness in our data products, processing functionality or software systems and services, we may not be able to provide effective or efficient service to our customers, and our revenue may decline.

Other Business Risks

We depend on key personnel, and we may not be able to operate and grow our business effectively if we lose the services of any of our senior executive officers or are unable to attract qualified personnel in the future.

We are dependent upon the efforts of our senior executive officers. The success of our business is heavily dependent on our ability to retain our current management and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and we may not be able to retain our personnel. We have not entered into employment agreements with our key personnel, and these individuals may not continue in their present capacity with us for any particular period of time. We do not have key man insurance for any of our executive officers or key personnel. The loss of any senior executive officer could require the remaining executive officers to divert immediate and substantial attention to seeking a replacement. Our inability to find a replacement for any departing executive officer on a timely basis could adversely affect our ability to operate and grow our business.

Our business may be negatively affected by work stoppages, slowdowns or strikes by our employees.

Currently, there are 13 bargaining units representing approximately 1,100 (or approximately 18%) of our total number of employees. We have entered into various collective bargaining agreements with these bargaining units. Ten of our 13 agreements will expire within the next two years. We cannot assure you as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without interruptions in our businesses, or the possible impact of future collective bargaining agreements on our financial condition and results of operations. We also cannot assure you that strikes will not occur in the future in connection with labor negotiations or otherwise. Any prolonged strike or work stoppage could have a material adverse effect on our financial condition and results of operations.

THE JOINT SPECIAL MEETING, VOTING RIGHTS AND PROXIES

We are furnishing this joint proxy statement/prospectus to you in connection with our solicitation of proxies at the joint special meeting. We are first mailing this joint proxy statement/prospectus and the accompanying form of proxy on or about July 28, 2003. We also are furnishing this joint proxy statement/prospectus as a prospectus in connection with New Journal’s issuance of class B common stock as a result of the transaction and New Journal’s potential issuance of class A common stock upon conversion of New Journal’s class B and class C common stock.

Date, Time and Place of the Joint Special Meeting

We will hold the joint special meeting on Wednesday, September 3, 2003, at 10:00 a.m., local time, at the offices of the Milwaukee Journal Sentinel located at 333 West State Street, Milwaukee, Wisconsin 53203.

Proposals to be Considered at the Joint Special Meeting

At the joint special meeting, we will ask you to consider and vote upon proposals to:

1.	approve the Agreement and Plan of Share Exchange, dated as of June 26, 2003, by and between Journal Communications and our wholly owned subsidiary New Journal, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which each share of our currently outstanding common stock will automatically be exchanged for three shares of New Journal’s class B common stock, divided as equally as possible among class B-l and class B-2 shares (and upon completion of which New Journal will change its name to Journal Communications);

2.	approve the amendment and termination of JESTA, as set forth in Annex B to this joint proxy statement/prospectus;

3.	approve New Journal’s 2003 Equity Incentive Plan, a copy of which is attached as Annex E to this joint proxy statement/prospectus; and

4.	approve New Journal’s 2003 Employee Stock Purchase Plan, a copy of which is attached as Annex F to this joint proxy statement/prospectus.

Even if the shareholders, unitholders and JESTA trustees approve all of these proposals, our board of directors can decide not to implement them if they determine that it is not in our best interests to proceed.

We do not expect that any other matter will be brought before the joint special meeting. If, however, other matters are properly presented, the individuals named on your proxy card will vote the shares or units represented by them in accordance with their best judgment.

Who Can Vote

Record Date

Our board of directors has fixed the close of business on July 18, 2003 as the record date for determining shareholders and unitholders entitled to receive notice of and to vote at the joint special meeting.

Voting on the Share Exchange, Equity Incentive Plan and Employee Stock Purchase Plan

Those entitled to vote at the joint special meeting or any adjournment or postponement thereof on the share exchange, the equity incentive plan and the employee stock purchase plan are:

•	holders of Journal Communications common stock of record as of the close of business on the record date, of which there are three, including JESTA; and

•	unitholders of JESTA of record as of the close of business on the record date who are active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence).

As of the close of business on the record date, there were 28,800,000 shares of Journal Communications common stock outstanding and 25,915,737 shares of common stock entitled to vote. 2,884,263 shares owned by JESTA are not entitled to vote at the joint special meeting because Journal Communications owned the underlying JESTA units in treasury as of such date. These 25,915,737 shares are the only shares that may be voted at the joint special meeting on the proposals regarding the share exchange, the equity incentive plan and the employee stock purchase plan. Each share is entitled to one vote on these proposals.

As of the close of business on the record date, JESTA owned 25,920,000 shares of Journal Communications common stock outstanding and 23,035,737 shares of common stock entitled to vote. These 23,035,737 shares constituted about 88.9% of our outstanding common stock entitled to vote as of the record date. In accordance with the provisions of JESTA, the trustees have issued to each of the JESTA unitholders of record as of the close of business on the record date who are active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence) a proxy to vote the number of shares of Journal Communications common stock represented by units owned by him or her for which JESTA is the holder of record as of the record date on the share exchange, the equity incentive plan and the employee stock purchase plan. Accordingly, active employees have the right to vote 14,169,077 shares, or 54.7% of our outstanding common stock entitled to vote as of the record date, on the proposals regarding the share exchange, the equity incentive plan and the employee stock purchase plan.

Pursuant to JESTA, the trustees have exclusive authority to vote all shares of Journal Communications common stock represented by units owned by ex-employees-eligibles, employee benefit trusts and employee-eligible-transferees on these matters. Accordingly, the trustees of JESTA have the right to vote 8,866,660 shares, or 34.2% of our outstanding common stock entitled to vote as of the record date, on the proposals regarding the share exchange, the equity incentive plan and the employee stock purchase plan.

Each unit is entitled to one vote on these proposals.

Voting on the Amendment and Termination of JESTA

Those entitled to vote at the joint special meeting or any adjournment or postponement thereof on the amendment and termination of JESTA are:

•	the Grant family shareholders (who are JESTA’s “stockholder-eligibles”) of record as of the close of business on the record date;

•	unitholders of JESTA of record as of the close of business on the record date who are active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence); and

•	unitholders of JESTA of record as of the close of business on the record date who are employee benefit trusts, if any.

The Grant family shareholders held 2,880,000 shares of Journal Communications common stock as of the close of business on the record date. These shares are the only shares that may be voted at the joint special meeting on the proposal regarding the amendment and termination of JESTA. Each share is entitled to one vote on this proposal.

Active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence) held 14,169,077 JESTA units as of the close of business on the record date and “employee benefit trusts” held no JESTA units as of the close of business on the record date. These 14,169,077 units are the only units that may be voted at the joint special meeting on the proposal regarding the amendment and termination of JESTA. Each unit is entitled to one vote on this proposal.

Votes Required to Approve the Proposals

The following votes are required to approve the proposals:

•	Share exchange—two-thirds (2/3rds) of all issued and outstanding shares of Journal Communications common stock entitled to vote.

•	Amendment and termination of JESTA—two-thirds (2/3rds) of the outstanding JESTA units owned by active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence) and “employee benefit trusts,” and eighty percent (80%) of the shares of common stock of Journal Communications owned by the Grant family shareholders. Each JESTA trustee must also approve the amendment and termination of JESTA.

•	Equity incentive plan—a majority of the votes cast on the equity incentive plan at the joint special meeting (assuming a quorum is present), provided that a majority of the outstanding shares of common stock of Journal Communications are voted on the equity incentive plan.

•	Employee stock purchase plan—a majority of the votes cast on the employee stock purchase plan at the joint special meeting (assuming a quorum is present), provided that a majority of the outstanding shares of common stock of Journal Communications are voted on the employee stock purchase plan.

The Grant family shareholders have already approved the share exchange, the amendment and termination of JESTA, the new equity incentive plan and the new employee stock purchase plan pursuant to an agreement entered into with Journal Communications and New Journal on May 12, 2003. For a discussion of the terms of such agreement, see “The Share Exchange—Agreement with the Grant Family Shareholders.”

Because an affirmative vote is required for approval of the share exchange and the amendment and termination of JESTA, abstentions will have the same effect as a vote against approval of the share exchange and against approval of the amendment and termination of JESTA. Failure by any shareholder or unitholder eligible to vote to return a completed proxy or to vote via the telephone, Internet or in person at the joint special meeting will have the effect of a vote against approval of the share exchange and against approval of the amendment and termination of JESTA. Accordingly, the board of directors and the JESTA trustees urge shareholders and unitholders eligible to vote to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed, postage-prepaid envelope or to vote by telephone or Internet as promptly as possible.

Abstentions will have no impact on the vote on the equity incentive plan or the employee stock purchase plan.

How You Can Vote

You may vote by mail using the enclosed proxy, via the telephone, Internet or in person at the joint special meeting. To vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. To vote by telephone, call toll free (within the United States or Canada) 1-866-580-7647. To vote by the Internet, go to https://www.proxyvotenow.com/jrn. The telephone and Internet voting procedures are designed to authenticate shareholders’ and unitholders’ identities, to allow shareholders and unitholders to give their voting instructions and to confirm that the shareholders’ or unitholders’ instructions have been properly recorded.

All shares and units represented by valid proxies that we receive before the joint special meeting will be voted at the joint special meeting as specified in the proxy, unless the proxy has been previously revoked. If you sign the proxy card but do not specify how you want your shares or units to be voted on a proposal, your shares or units will be voted “FOR” that proposal. If you mark “abstain” on your proxy card, your shares or units will be counted as present for purposes of determining a quorum. If necessary, unless you have indicated that you wish to vote against any of the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the joint special meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

In addition, unless you indicate otherwise, your proxy also will confer discretionary authority on the individuals named on your proxy card to vote the shares or units represented by the proxy on any other matter that is properly presented for action at the joint special meeting.

Revocation of Proxy

Unitholders may revoke their proxy at any time before it is voted by:

•	giving written notice of revocation to our Secretary;

•	submitting a subsequent later-dated proxy; or

•	voting in person at the joint special meeting.

Attendance at the joint special meeting will not of itself constitute revocation of a proxy.

Quorum

Holders of a majority of the outstanding shares of Journal Communications common stock entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting of shareholders of Journal Communications. Abstentions will be treated as shares or units present in determining whether there is a quorum for the special meeting of the shareholders of Journal Communications.

There is no quorum requirement for the special meeting of unitholders of JESTA.

Costs of Solicitation

We will pay the costs of soliciting proxies for the joint special meeting. In addition to soliciting by mail, our directors, officers and other employees may solicit proxies on our behalf without additional compensation, except for reimbursement of actual expenses, in person, by telephone, by facsimile transmission or by other means of electronic communication.

We will reimburse brokers, fiduciaries, custodians and other nominees for reasonable expenses incurred in sending these proxy materials to, and obtaining instructions from, beneficial owners.

Dissenters’ Rights

General.    In connection with the share exchange, holders of Journal Communications common stock and holders of JESTA units will be entitled to dissenters’ rights provided they comply with the statutory requirements contained in Sections 180.1301 through 180.1331 of the Wisconsin Business Corporation Law, or WBCL. Dissenters’ rights permit you to object to the share exchange and demand payment of the “fair value” of your shares or units in cash in connection with the consummation of the share exchange.

Sections 180.1301 through 180.1331 outline the steps you must take to exercise your dissenters’ rights. The provisions for demanding dissenters’ rights are complex and must be complied with fully. You may lose your dissenters’ rights if you fail in any way to comply with the steps provided by Sections 180.1301 through 180.1331.

The following discussion is only a brief summary of Sections 180.1301 through 180.1331. This summary is not intended to be complete and is qualified in its entirety by reference to Sections 180.1301 through 180.1331, a copy of which is attached as Annex C to this joint proxy statement/prospectus.

In the event you exercise your dissenters’ rights on any pledged units, we will notify your JESTA lender and request written instructions as to how to disperse payment.

Exercising Dissenters’ Rights.    Under the WBCL, if you, as a shareholder or unitholder, wish to assert dissenters’ rights, then you must initially do all of the following:

•	before the vote to approve the share exchange is taken at the joint special meeting, you must deliver written notice to us of your intent to dissent and demand payment of the fair value of your shares or units; and

•	you must not vote your shares or units in favor of the share exchange (which will be deemed to be satisfied for the “ex-employee-eligibles,” “employee benefit trusts” and “employee-eligible-transferees,” who are not entitled to vote on the share exchange pursuant to the provisions of JESTA).

Any demands, notices, certificates or other documents to be delivered to us should be sent to: Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin 53203, Attention: Paul E. Kritzer, Vice President, General Counsel-Media and Secretary.

If shareholders and unitholders approve the share exchange at the joint special meeting, and you complied with both of the requirements noted above, then we will send you, within 10 days of approval of the share exchange, a written dissenters’ notice to be used to demand payment for your shares or units. The dissenters’ notice will:

•	supply a form for demanding payment that includes the date of the first announcement of the share exchange and that requires that each shareholder or unitholder asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of the shares or units before that date;

•	if you hold certificated shares or units, state where you must send your payment demand and when and where you must deposit your certificates;

•	if you hold uncertificated shares or units, state where you must send your payment demand and inform you to what extent transfer of those shares or units will be restricted after your payment demand is received;

•	set a date by which we must receive your payment demand, which will be not fewer than 30 days nor more than 60 days after we deliver the written dissenters’ notice; and

•	be accompanied by another copy of Sections 180.1301 through 180.1331.

Upon receipt of such dissenters’ notice, if you still wish to exercise your dissenters’ rights, you must:

•	submit your written payment demand and certify that you acquired your shares of Journal Communications common stock or JESTA units before the date required in the dissenters’ notice; and

•	deposit any certificate or certificates representing your shares or units in accordance with the terms of the dissenters’ notice.

If you are considering seeking dissenters’ rights, you should be aware that the fair value of your shares or units as determined under the applicable provisions of the WBCL could be greater than, less than or equal to the value of the class B shares of New Journal you would receive in the share exchange.

At the time we receive a valid, timely and complete payment demand, or upon consummation of the share exchange, whichever is later, we will pay to each dissenting shareholder or unitholder the amount we estimate to be the fair value of his or her shares or units, plus accrued interest, as provided in Section 180.1325 of the WBCL. That payment will be accompanied by:

•	our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

•	a statement of our estimate of the fair value of the shares or units;

•	an explanation of how the accrued interest was calculated;

•	a statement of the shareholder’s or unitholder’s right to demand payment under Section 180.1328 of the WBCL; and

•	another copy of Sections 180.1301 through 180.1331.

Under Section 180.1328 of the WBCL, you may send us your own estimate of the fair value of your shares or units and the amount of any interest due, and demand payment of the difference between your estimate and the amount we paid you, if any, in the following cases:

•	if you believe that the amount we paid you is less than the fair value of your shares or units or that the interest due is incorrectly calculated;

•	if we fail to make payment within 60 days after the date set forth in the dissenters’ notice for demanding payment; or

•	if the share exchange is not consummated, and we do not return the deposited certificates or release any transfer restrictions imposed on uncertificated shares or units within 60 days after the date set forth in the dissenters’ notice for demand payment.

Within 30 days of receiving our payment or our initial offer to pay, you must demand payment of the difference between your estimate of the fair value of your shares or units, plus interest, and the amount we paid you, or you will lose your rights to demand payment of any such difference.

Under Section 180.1330 of the WBCL, if an agreement cannot be reached on the fair value of the shares or units or the amount of interest due, then we must commence a proceeding in court within 60 days after receipt of your demand for payment, and petition the court to determine the fair value of your shares or units and accrued interest. If we do not timely commence this proceeding, we must pay you the unsettled amount that you demand.

If this proceeding takes place, we will make all dissenting shareholders and unitholders whose demands remain unsettled (even if they are not residents of Wisconsin) parties to the proceeding, and all parties will be served with a copy of the petition. The court may appoint appraisers who will receive evidence and recommend a decision on the question of fair value. If the court finds that the amount we paid is less than fair value of a dissenting holder’s shares or units, plus accrued interest, the court will order us to pay the difference to the dissenting shareholder or unitholder.

The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of court-appointed appraisers. We generally will pay these costs, but the court may order some or all of the dissenting shareholders or unitholders to pay some of these costs, in amounts the court finds equitable, if the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

If you give notice of your intent to demand dissenters’ rights for your shares or units under the applicable provisions of the WBCL but fail to return your payment demand or withdraw or lose your rights to demand payment, your shares or units will be converted into class B shares of New Journal.

Shareholders and unitholders who perfect their dissenters’ rights will not receive class B common stock of New Journal in the transaction and, thereby, will also not receive the special dividend of $0.60 per share, divided by the share exchange ratio, 75% of which will be paid immediately following consummation of the transaction and the remaining 25% of which will be paid in December 2003.

THE SHARE EXCHANGE

Reasons for the Transaction

Our current capital structure has served the company and unitholders well for more than 66 years. The provisions of JESTA have ensured that we remained owned and controlled by our employees and the Grant family shareholders. Over the last several years, until the October 25, 2002 suspension of the purchasing and selling of units under JESTA while we explored additional permanent capital, we have provided a level of liquidity to our unithholders by promptly exercising our option under JESTA to purchase units offered for sale.

But as we look to the future, the complex and increasingly competitive business environment in which we operate requires that we create a capital structure that better meets the needs of the company today, allowing us to continue to build our businesses and pursue new opportunities for growth.

After much careful consideration, we believe the proposed transaction is the best way to preserve and grow the vitality of our business and position us to maximize shareholder value over the long-term. We believe strongly in employee-ownership and the success it has allowed us to achieve. We also believe that we and our unitholders and shareholders would benefit from having a publicly traded equity security. Therefore, we have designed the transaction to preserve our tradition of employee-ownership and position us for a successful future.

New Journal’s capital structure accomplishes these goals by concentrating both our equity ownership and voting power in the ten vote per share class B common stock, while offering to the public the one vote per share class A common stock. The class A shares will be publicly traded, providing us with a market pricing mechanism for all of our stock. A publicly traded equity security will:

•	Provide us with greater financial flexibility;

•	Improve our ability to access a range of new sources of capital;

•	Enable us to compete in the marketplace with bigger and better capitalized competitors;

•	Help in our quest to grow our businesses and capitalize on new business opportunities; and

•	Enhance our ability to achieve our strategic vision.

For our unitholders, this transaction will:

•	Enable unitholders to reduce significantly or, over time, eliminate their personal JESTA loans;

•	Reduce the risk of rising interest rates on personal JESTA loans;

•	Create an open market to buy or sell shares as they wish;

•	Eliminate mandatory offers to sell requirements for retired or former employees;

•	Chart a new course to preserve our independence and employee-ownership; and

•	Facilitate enhanced career opportunities for our employees.

The Share Exchange

How It Will Work

New Journal currently is a wholly owned subsidiary of Journal Communications. Immediately prior to the initial public offering, Journal Communications will effect a share exchange with New Journal, pursuant to which Journal Communications will become a wholly owned subsidiary of New Journal and upon completion of which New Journal will change its name to Journal Communications, Inc. In connection with the share exchange:

•	Each outstanding share of common stock of Journal Communications will automatically be exchanged for either (a) three shares of class B common stock of New Journal or (b) such amount of cash as may be due upon the perfection of dissenters’ rights under the Wisconsin Business Corporation Law. Of each Journal Communications share for which dissenters’ rights are not perfected, as equally as possible:

•	one-half will be exchanged for shares of class B-1 common stock, which will consist of your most recently purchased one-half shares or units, and

•	one-half will be exchanged for shares of class B-2 common stock, which will consist of your earliest purchased one-half shares or units; and

•	Every JESTA unit you own with respect to a share of Journal Communications stock for which dissenters’ rights are not perfected will automatically represent three shares of class B common stock of New Journal.

Any fractional shares resulting from the share exchange will be paid in cash at the initial public offering price of the class A shares of New Journal.

Each share of class B-1 and B-2 common stock will be identical except for restrictions on when you can convert them into class A common stock and sell them to the public. Under these public sale restriction periods of New Journal’s articles of incorporation, class B-l and class B-2 shares may not be sold or transferred until 360 days or 540 days after the pricing of the initial public offering, as the case may be, except for:

•	sales in the tender offer,

•	permitted transfers to trusts for estate planning or charitable purposes, and

•	offers to sell and sales of class B shares under the offer procedures set forth in New Journal’s articles of incorporation.

Immediately after effectiveness of the share exchange and immediately before the termination of JESTA and the closing of the initial public offering, the Grant family shareholders will exchange approximately 41.5% of the class B shares they receive in the share exchange, as well as their rights under JESTA and their covenants under the shareholders agreement described under “The Share Exchange—Agreement with the Grant Family Shareholders,” for 1,088,000, multiplied by the share exchange ratio, shares of class C common stock.

Pursuant to New Journal’s articles of incorporation, you also will be prohibited from buying a put option, selling a call option, short selling or entering into any other hedging or insurance transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of your restricted class B shares during the applicable public sale restriction periods.

Following the expiration of the applicable public sale restriction period:

•	Class B shares must first be offered for sale to active employees and other eligible purchasers under New Journal’s articles of incorporation and if the sale does not occur within three business days, such class B shares will, at your option, either remain class B shares held by you or be converted into class A shares, which are freely tradeable in the public market subject to applicable laws.

After the transaction, but not taking into effect the tender offer:

•	shares of class A common stock of New Journal will constitute about 15% to 20% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 2% to 3% of our total voting power;

•	shares of class B common stock of New Journal will constitute about 75% to 80% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 97% to 98% of our total voting power; and

•	shares of class C common stock of New Journal will constitute about 4% to 5% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 1% of our total voting power.

A copy of the agreement and plan of share exchange is attached as Annex A to this joint proxy statement/prospectus.

New Journal’s Articles of Incorporation

New Journal’s articles of incorporation will be different from Journal Communications’ current articles of incorporation in the following principal ways:

•	They will authorize a class of common stock, called class A common stock, that will be entitled to one vote per share and will be issued to the public in the initial public offering.

•	They will authorize a class of common stock, called class B common stock, that will be entitled to ten votes per share and will be issued to you in exchange for your current shares of Journal Communications common stock and JESTA units.

•	They will authorize a class of common stock, called class C common stock, that will be entitled to two votes per share, will receive cumulative dividends equal to the dividend on the class A and class B shares, provided that the dividend on the class C shares will not be less than $1.70 per year, divided by the share exchange ratio, and will be issued to the Grant family shareholders in exchange for a portion of their class B common stock, their rights under JESTA and their covenants under the agreement entered into with Journal Communications and New Journal (see “The Share Exchange—Agreement with the Grant Family Shareholders”).

•	They will have provisions restricting the conversion of the shares of class B-1 and class B-2 common stock for a period of time to allow us to establish an orderly trading market for our publicly traded class A shares.

•	They will have provisions requiring the class B shares to first be offered for sale to active employees and other eligible purchasers before they can be converted into the publicly traded class A shares after the expiration of the applicable public sale restriction periods.

•	They will authorize a class of preferred stock that the board of directors will have the authority to issue without shareholder approval and upon such terms as the board of directors may determine, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the holders of New Journal’s common stock.

•	In addition to the preferred stock provisions, they will have provisions that help protect New Journal from the risk of unsolicited takeovers by third parties that are not approved by the board of directors, including by providing for a classified board of directors and providing that a vote of two-thirds (2/3rds) of all of the outstanding shares of New Journal’s stock entitled to vote will be required to approve (a) a sale or other business combination of New Journal, (b) a sale of the Milwaukee Journal Sentinel or (c) a relocation of the corporate headquarters outside of the Milwaukee area, or to amend certain anti-takeover provisions of the articles of incorporation or bylaws.

There are additional differences between New Journal’s articles of incorporation and Journal Communications’ articles. In addition, New Journal’s bylaws will provide for advance notice requirements for shareholder proposals and director nominations, as Journal Communications’ bylaws currently do. You should read “Description of Capital Stock, Articles of Incorporation and Bylaws” and New Journal’s articles of incorporation, which are attached as Annex D to this joint proxy statement/prospectus.

Voting Rights

Holders of class A common stock will be entitled to one vote per share on all matters voted upon by our shareholders. Holders of class B common stock will be entitled to ten votes per share on all matters voted upon by our shareholders. Holders of class C common stock will be entitled to two votes per share on any matter voted upon by our shareholders.

Dividend Rights

Pursuant to New Journal’s articles of incorporation, each class of common stock has equal rights with respect to cash dividends, except that dividends on class C shares are cumulative and will not be less than $1.70 per year, divided by the share exchange ratio.

What You Will Receive

When we consummate the share exchange, each share of Journal Communications outstanding common stock will automatically be exchanged for either (a) three shares of New Journal’s class B common stock, divided as equally as possible among class B-1 and class B-2 shares, or (b) such amount of cash as may be due upon the perfection of dissenters’ rights under the Wisconsin Business Corporation Law, and each JESTA unit you own with respect to a share of Journal Communications stock for which dissenters’ rights are not perfected will automatically represent three shares of class B common stock of New Journal. Any fractional shares resulting from the share exchange will be paid in cash at the initial public offering price of the class A shares of New Journal. Each class B share will be identical except for the applicable public sale restriction periods.

Shareholders and unitholders who do not perfect dissenters’ rights in the share exchange will also receive a special dividend of $0.60 per share, divided by the share exchange ratio, 75% of which will be paid immediately following consummation of the transaction and the remaining 25% of which will be paid in December 2003.

Transfer Restrictions on Class B Shares

You will not be able to convert class B shares into New Journal’s publicly traded and unrestricted class A shares until the applicable public sale restriction periods expire. In addition, you will not be able to sell or transfer class B shares until the applicable public sale restriction period expires, except for:

•	sales in the tender offer,

•	permitted transfers to trusts for estate planning or charitable purposes, and

•	offers to sell class B shares under the offer procedures set forth in New Journal’s articles of incorporation.

Except as noted above, class B-1 shares may not be sold or transferred until 360 days after the pricing of the initial public offering and class B-2 shares may not be sold or transferred until 540 days after the pricing of the initial public offering.

In a permitted transfer to trusts for estate planning or charitable purposes, such trusts will continue to be subject to the applicable public sale restriction periods for the shares they receive. Such permitted transfers are limited to transfers, in trust, for the benefit of individual beneficiaries or corporations, associations or foundations organized for charitable, educational or religious purposes.

Pursuant to New Journal’s articles of incorporation, you also will be prohibited from buying a put option, selling a call option, short selling or entering into any other hedging or insurance transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of your restricted class B shares during the applicable public sale restriction periods.

The public sale restriction periods permit trading of the publicly traded class A common stock to take place in the public market without the introduction of a significant number of additional shares, which could negatively impact the price. Our financial advisers tell us that sales of class B shares into the public market should be introduced over time in order to establish an orderly trading market for our publicly traded class A shares.

Offer Procedures—Voluntary Transfers

After the public sale restriction periods expire, if you want to sell any shares of class B common stock or convert any class B shares into class A shares in order to sell them to the public, you must first offer to sell your shares of class B common stock to active employees and other eligible purchasers under New Journal’s articles of incorporation. The purpose of this is to keep the high vote class B shares in the hands of employees and the Grant family shareholders. This is an important part of how we intend to keep the company family and employee-controlled in the future.

If you so choose to offer your class B shares for sale and no eligible purchaser under New Journal’s articles of incorporation buys your class B shares within three business days, class B shares will, at your option, either remain class B shares held by you or be converted into class A shares, which are freely tradeable in the public market subject to applicable laws.

Listing

The class B common stock and the class C common stock will not be listed on a national securities exchange or traded in an organized over-the-counter market. We intend to apply to list the class A common stock on the New York Stock Exchange under the symbol “JRN.”

The Initial Public Offering

If unitholder, Grant family shareholder and trustee approvals of the share exchange and the amendment and termination of JESTA are obtained (the Grant family shareholder approval was previously obtained), we will proceed with the initial public offering of shares of class A common stock as soon as our board of directors deems advisable. The board will proceed with the initial public offering at a time when it believes the offering is likely to be well received in the marketplace.

After the initial public offering and the tender offer, assuming we make the tender offer at the initial public offering price and each unitholder tenders 33% of his or her class B shares:

•	Class A common stock will constitute about 20% to 26% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 3% to 4% of our total voting power.

•	Class B common stock will constitute about 68% to 74% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 95% to 96% of our total voting power.

•	Class C common stock will constitute about 6% to 7% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 1% of our total voting power.

The initial public offering price of the class A shares will be determined by negotiations between us and the managing underwriters, Morgan Stanley and Robert W. Baird & Co., who will underwrite the proposed initial public offering. When making their recommendation regarding the price for the initial public offering, the underwriters will take into account many factors including the trading value of other comparable companies in the market, and overall market conditions.

Although we do not expect to determine the initial public offering price of the class A shares for several weeks, we believe, based on the advice of our financial advisers, that the initial public offering price will be higher than the current formula based option price under JESTA, adjusted for the share exchange ratio (each existing share of Journal Communications common stock will automatically be exchanged for three class B shares of New Journal in the share exchange). However, we intend to announce a preliminary initial public offering range on August 19, 2003. The range is expected to be higher than the current unit option price under JESTA. Following announcement, unitholders can obtain the preliminary initial public offering price range by calling the Journal Communications Information Line at 1-800-388-2291. We will also distribute the range to current employees at their workplace via e-mail and fax. In addition, the preliminary initial public offering price range can be obtained by visiting the SEC web site (www.sec.gov) and using the search engine to locate filings for “Journal Co”.

The Tender Offer

We intend to use the net proceeds of the initial public offering, as well as borrowings from our new debt facility, to purchase up to $350 million of the class B shares issued in the transaction. We will purchase these shares by launching a cash tender offer to all holders of class B common stock. Although the Grant family shareholders will receive class B shares in the share exchange for their shares of Journal Communications common stock, and as a result would be eligible to participate in the tender offer, they have agreed with us that they will not participate in the tender offer. The class C shares that the Grant family shareholders will receive for a portion of their class B shares through a voluntary share exchange with us will not be eligible to be tendered in the tender offer. We intend for the tender offer to comprise the second step of a “synthetic secondary offering,” a primary offering followed by stock purchases using the proceeds of the initial public offering, as well as other funds, to accomplish substantially the same goal as allowing existing shareholders and unitholders to participate in the initial public offering.

We are conducting the tender offer in order to enable our employee and former employee unitholders to reduce their significant personal JESTA loans. You may decide, in consultation with your JESTA bank, that it is in your best interest to reduce significantly or eliminate the amount of your personal JESTA loan for a number of reasons. These reasons may include, but are not limited to: (1) the level of your debt may exceed your financial resources; (2) your personal risk tolerance; (3) the likely reduction in the annual dividends to be paid by New Journal (see “Dividend Policy” for a discussion of the expected dividend policy of New Journal after the transaction); (4) the risk of higher interest rates; (5) the fact that your holdings will be subject to market price volatility; (6) the expected transition to individual credit-based lending by the JESTA banks; (7) the expected reduction of the maximum loan-to-value ratio permitted by the JESTA banks; (8) the initial restrictions on your ability to sell or convert your class B shares; and (9) the opportunity to diversify your portfolio. We strongly encourage you to take advantage of the tender offer to reduce the amount of your personal JESTA loan.

The tender offer will by its terms be open to all holders of class B shares, each of whom may tender in the tender offer for any reason whatsoever (even if he or she does not have JESTA loans outstanding). If a shareholder chooses to tender class B shares pledged to a bank as collateral for a JESTA loan, then the shareholder must contact the bank to arrange for a release of the shares. In such event, the proceeds from the sale of the pledged shares will be distributed to the JESTA bank that provided the loan, less 20% to be paid to the shareholder for use towards payment of any tax liability. The amount to be paid to shareholders for use towards tax liability and any remaining proceeds will be remitted directly to the shareholder. Proceeds from the sale of the shares in the tender offer will be distributed in this manner unless we receive written instructions to the contrary from a shareholder and his or her JESTA bank.

We currently intend to launch the tender offer as soon as practicable after the initial public offering. We will determine the tender offer price, which will be at or above the initial public offering price of the class A shares. The tender offer price may also be at, above or below the market price of the class A shares at the time of the tender offer. In the tender offer, it is expected that each class B shareholder will be permitted to tender up to 50% of his or her class B shares. If the tender offer is fully subscribed by all class B shareholders, we will accept no more than 33% of each class B holder’s shares. In this manner, tenders of up to 33% of a holder’s shares will be accepted, and to the extent some shareholders tender less than 33% of their class B shares, then this shortfall will be allocated to the shareholders that have tendered more than the 33% amount (but no more than 50%) on a pro rata basis. In setting the final percentages which shareholders will be permitted to tender, our board of directors will take into consideration the availability of funds under our new debt facility, the amount of net proceeds we receive in the initial public offering and the market price per share of the class A common stock.

The amount tendered by a class B shareholder in the tender offer must consist solely of class B-1 shares. Neither the class B-2 shares, the class A common stock sold in the initial public offering nor the class C common stock to be received by the Grant family shareholders in exchange for a portion of their class B common stock, their rights under JESTA and their covenants under the agreement entered into with Journal Communications and New Journal (see “The Share Exchange—Agreement with the Grant Family Shareholders”) can be tendered in the tender offer.

We will purchase class B shares in the tender offer pursuant to an offer to purchase and related materials, which we will distribute when we commence the tender offer. We will also file a tender offer statement on Schedule TO with the SEC in connection with the tender offer. We cannot assure you that the tender offer will occur or that it will occur on the terms described in this joint proxy statement/prospectus.

The sale of class B shares in the tender offer will be a taxable transaction and will be subject to capital gain or loss treatment if the sale qualifies as an “exchange” under the Internal Revenue Code. If the sale of class B shares in the tender offer does not qualify as an “exchange,” the proceeds of the tender offer would be taxed as a dividend.

A sale of your class B shares in the tender offer will qualify as an “exchange” under the Internal Revenue Code if: (a) the sale results in a “complete redemption” of your class B shares (which cannot occur), (b) the sale results in a “substantially disproportionate redemption” of your class B shares or (c) the sale is not “essentially equivalent to a dividend” with respect to you. A sale of some, but not all, of your class B shares in the tender offer will result in a “substantially disproportionate redemption” if (i) the percentage of outstanding New Journal voting stock that you own, directly or constructively, immediately after the tender offer (taking into account sales by all shareholders pursuant to the tender offer) is less than 80% of the percentage of outstanding New Journal voting stock that you owned, directly or constructively, immediately before the tender offer and (ii) the percentage of the fair market value of outstanding New Journal common stock that you own, directly or constructively, immediately after the tender offer (taking into account sales by all shareholders pursuant to the tender offer) is less than 80% of the percentage of the fair market value of outstanding New Journal common stock that you owned, directly or constructively, immediately before the tender offer. The sale of your class B shares in the tender offer will not be deemed to be “essentially equivalent to a dividend” if, under all the facts and circumstances, there is a meaningful reduction in your proportionate interest in New Journal (i.e., voting power and economic interest) as a result of the sales by the shareholders in the tender offer.

The tax consequences of the tender offer will be described more fully in the tender offer statement on Schedule TO to be filed by us in connection with the tender offer.

Each holder of Journal Communications common stock or JESTA units should consult his or her tax and financial advisers with respect to the particular tax consequences of the tender offer to such holder.

How We Will Effect the Share Exchange and the Initial Public Offering

If the share exchange and the amendment and termination of JESTA are approved, we will consummate the share exchange and amend and terminate JESTA immediately prior to the initial public offering. At that time, we will file articles of share exchange with the Corporation Division of the Wisconsin Department of Financial Institutions and your shares or units will automatically, without any action on your part, be exchanged for shares of New Journal’s class B common stock.

We will continue the current practice of JESTA and issue class B shares in uncertificated form. You will receive a statement of the shares that you own after the consummation of the share exchange and the amendment and termination of JESTA.

Conditions to the Share Exchange

We will consummate the share exchange only if each of the following conditions are satisfied or waived:

•	Two-thirds (2/3rds) of all issued and outstanding shares of Journal Communications common stock entitled to vote shall have voted to approve the share exchange;

•	Two-thirds (2/3rds) of the outstanding JESTA units owned by active employees of Journal Communications or its subsidiaries (including employees on a duly granted leave of absence) and “employee benefit trusts” shall have voted to approve the amendment and termination of JESTA;

•	Eighty percent (80%) of the shares of common stock of Journal Communications owned by the Grant family shareholders shall have voted to approve the amendment and termination of JESTA (which has been obtained already);

•	All of the trustees of JESTA shall have voted to approve the amendment and termination of JESTA;

•	New Journal shall simultaneously consummate an initial public offering of shares of its class A common stock; and

•	No statute, rule, regulation, executive order, decree, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the share exchange or the amendment and termination of JESTA.

We do not believe that any material federal or state regulatory requirements must be complied with or that any material approvals must be obtained in connection with the share exchange.

Termination or Delay of the Share Exchange

If at any time before the share exchange is consummated our board of directors decides that it is not in our best interests to proceed, our board may terminate or delay the share exchange.

Agreement with the Grant Family Shareholders

The following is a summary of the material terms of the shareholders agreement, dated as of May 12, 2003, entered into by Journal Communications, New Journal, Matex Inc. and the Abert Family Journal Stock Trust. In this summary, we refer to Matex Inc. and the Abert Family Journal Stock Trust as the family shareholders. This summary is not a complete description of the shareholders agreement. You should read the full text of the shareholders agreement, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part or is available from us.

Pursuant to the terms and conditions of the shareholders agreement, the family shareholders agreed to vote all of their shares of Journal Communications common stock in favor of all components of the permanent capital transaction, including the share exchange and the amendment and termination of JESTA; in favor of New Journal’s 2003 Equity Incentive Plan and New Journal’s 2003 Employee Stock Purchase Plan; and against any non-approved transaction or any action or agreement that would delay, prevent or nullify the transaction or the shareholders agreement. The family shareholders also granted Journal Communications an irrevocable proxy to vote the family shareholders’ shares with respect to the foregoing matters.

In addition to approving the share exchange, the family shareholders agreed that, following the share exchange but before the termination of JESTA and the initial public offering, they will engage in a voluntary share exchange with New Journal, pursuant to which approximately 41.5% of the class B shares they receive in the share exchange, together with their rights under JESTA and their covenants under the shareholders agreement, will be exchanged for a number of shares of class C common stock equivalent to 1,088,000 multiplied by the share exchange ratio.

Pursuant to the shareholders agreement, one of the family shareholders elected to sell a portion of its New Journal shares in the initial public offering, subject to certain limitations. The family shareholders agreed, however, not to tender any of their New Journal shares in the tender offer. The family shareholders also agreed to not transfer their New Journal shares during the three years following the initial public offering, except as otherwise provided for in the agreement or pursuant to a board-approved business combination transaction or under Rule 144 of the Securities Act of 1933. In addition, the family shareholders agreed that they will not exercise their rights under New Journal’s articles of incorporation to purchase any available shares of class B common stock if, after the proposed purchase, the family shareholders would own more than 17% of the class B common stock then outstanding.

The shareholders agreement gives New Journal the right to redeem approximately 17% of the family shareholders’ class B shares, at 105% of the average closing price of the class A shares, during the period beginning 540 days after and ending 720 days after the pricing of the initial public offering. In addition, each year after consummation of the transaction New Journal may redeem, at 105% of the average closing price of the class A shares, class B shares then owned by the family shareholders if the family shareholders own more than 17% of the class B shares then outstanding. In either case, the family shareholders may, before the redemption occurs, convert their class B shares subject to the redemption into class A shares without complying with the class B offer procedures set forth in New Journal’s articles of incorporation.

The shareholders agreement provides the family shareholders with certain rights to register with the SEC some or all of their New Journal shares for resale to the public. Beginning 720 days after the pricing of the initial public offering, the family shareholders have the right to “demand” the registration of their shares, for resale, subject to the limitations described below. The family shareholders also have the right to participate in certain of New Journal’s proposed stock offerings to the public, subject to certain conditions. Notwithstanding these rights, New Journal will not be obligated to effect any family shareholder “demand” to register shares within 180 days after (1) the effective date of a registration in which the family shareholders were notified of their rights to participate in a New Journal offering or (2) any other registration of theirs. In addition, New Journal may postpone for up to 180 days the filing or the effectiveness of any such family shareholders’ “demand” registration statement if the board of directors determines that effecting such registration would have certain negative consequences.

The shareholders agreement also provides that, beginning with the first annual meeting of the shareholders of New Journal following the initial public offering, the family shareholders will have the right to nominate one director to the board of directors of New Journal (or, if the board of directors is comprised of more than eleven directors, the family shareholders will have the right to nominate two directors). This right terminates when the family shareholders hold less than 5% of the outstanding shares of New Journal’s common stock. The family shareholders’ nominee will be subject to applicable professional and governance standards. In connection therewith, the family shareholders agreed, as shareholders of New Journal, to take all actions necessary to elect all of New Journal’s recommended nominees for director.

The shareholders agreement terminates if the transaction is not consummated by December 31, 2005 or if the aggregate number of common shares held by the family shareholders is less than 300,000 multiplied by the share exchange ratio.

In consideration of the agreements and covenants of the family shareholders under the shareholders agreement, Journal Communications agreed to reimburse the family shareholders up to $50,000 for their legal and financial fees incurred on or after April 1, 2003 in connection with the transaction.

Federal Income Tax Consequences of the Share Exchange

The share exchange, the conversion of your shares or units into New Journal’s class B shares and the initial public offering will not be taxable transactions for you for U.S. federal income tax purposes, except with respect to any cash received in exchange for a fractional share interest in New Journal class B shares. You should read the section of this joint proxy statement/prospectus entitled “Federal Income Tax Consequences to Shareholders and Unitholders” for additional information.

The tax aspects of the tender offer are briefly discussed above in “The Share Exchange—The Tender Offer” and will be more fully described in the tender offer statement on Schedule TO to be filed by us in connection with the tender offer.

Board and Trustee Recommendation

The board of directors of Journal Communications recommends that shareholders and unitholders vote “FOR” approval of the share exchange.

The JESTA trustees have engaged expert financial and legal advisers who have not been advisers to the board of directors of Journal Communications to assist them in analyzing the transaction with regard to their duties under JESTA. Based on the advice received from these experts and their independent analysis of the transaction, the trustees believe that the transaction is consistent with JESTA and in the best interests of unitholders. Accordingly, the trustees unanimously recommend that active employee unitholders vote “FOR” approval of the share exchange.

The trustees will not cast their votes on the share exchange, however, until they hear the expressed desires and opinions of unitholders. The trustees will consider the views of the unitholders carefully in casting their votes.

AMENDMENT AND TERMINATION OF JESTA

Immediately prior to consummation of the share exchange, we plan to amend JESTA to explicitly permit the share exchange to occur and to provide that, immediately after the share exchange is completed, JESTA will terminate. In connection with this step of the transaction, the shares of class B common stock held by JESTA as a result of the share exchange will be distributed to the unitholders of JESTA.

We refer you to Annex B to this joint proxy statement/prospectus for the full text of the amendment and termination of JESTA.

Comparison of JESTA Units and New Journal’s Class B Common Stock

We have set forth below a summary comparison of some of the material features of the units of JESTA and the class B common stock of New Journal. The following is only a summary, and is qualified in its entirety by reference to JESTA, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part or is available from us, and New Journal’s articles of incorporation, a copy of which is attached as Annex D to this joint proxy statement/prospectus.

	JESTA Units	Class B Common Stock of New Journal
Units/Shares	JESTA units represent beneficial ownership in shares of common stock of Journal Communications.	Shares of class B common stock of New Journal.

Owners	JESTA units are owned by employees, ex-employees, employee trusts and other eligibles.	To be owned by existing unitholders (i.e., employees, ex-employees, employee trusts and other eligibles) and existing shareholders upon consummation of the transaction. Other employees will also be eligible to own.

Trading market, sale restrictions and offers to sell

Units can only be transferred (i) to an employee-eligible-transferee (which include trusts for the benefit of individual beneficiaries or certain charitable or religious organizations, subject to certain conditions) or (ii) upon the happening of certain option events, including:

•        A written offer to sell a specified number of units.

•        Termination of employment, other than for retirement or “qualified termination,” which is an option event in respect of all units then owned by such employee as well as his or her employee-eligible transferees or employee benefit trusts.

•        Retirement, which results in option events occurring each anniversary of such retirement for one-tenth of all units then owned by the retiree, and the death of the retiree prior to the tenth anniversary of retirement is an option event in respect of all units owned by the retiree at the time of death.

Offers to sell and sales are permitted at any time (including within the applicable public sale restriction periods) to eligible purchasers under New Journal’s articles of incorporation (which include employee benefit plans of New Journal, active employees, Matex Inc. and New Journal), which can only be effected by submitting a “voluntary transfer/conversion notice” (discussed below) and following the offer procedures set forth in New Journal’s articles of incorporation (which we refer to as the “offer procedures”).

Otherwise, class B shares cannot be transferred at any time except for:

•        transfers by an active or former employee to certain trusts for estate planning or charitable purposes;

•        transfers to the underwriters in the initial public offering;

•        transfers to a designated purchaser in a tender offer approved by New Journal’s board;

	JESTA Units	Class B Common Stock of New Journal

•        “Qualified termination,” which is termination resulting from downsizing, elimination of employee positions, sale of the stock of a subsidiary, sale of substantially all of the assets of a subsidiary, or certain other similar transactions, and which results in option events occurring each anniversary of such termination for differing fractions of units then owned, depending upon how long the units were held.

•        A transfer of a unit which is invalid under JESTA.

•        Any option event for an eligible is also an option event for any marital or community property interest of the spouse of the eligible.

While it is not obligated to do so, Journal Communications has elected in recent years to immediately purchase units offered for sale. However, Journal Communications suspended the purchase and sale of units on October 25, 2002, while it explores potential sources of additional permanent capital.

•        if the holder is a corporation or other business entity, then transfers upon its dissolution or liquidation to its shareholders who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants;

•        if the holder is a trust, then transfers to its beneficiaries who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants; or

•        transfers to New Journal.

Holders of class B common stock that become subject to an “option event” are required to offer those shares for purchase pursuant to the offer procedures. “Option events” generally include:

•        A written offer to sell a specified number of shares or a written request to convert a specified number of shares into a corresponding number of shares of class A common stock, in either case in the form specified in the articles of incorporation (called a “voluntary transfer/conversion notice”).

•        A foreclosure sale or similar transfer of pledged shares.

•        With respect to all shares of class B common stock owned by Matex Inc., a change in control of Matex Inc.

Any option event is also an option event with respect to any marital or community property interest of the spouse of the holder.

Any attempted transfer in violation of the articles of incorporation is null and void. In other words, the shares will remain, for all purposes, held by the shareholder attempting to effect the invalid transfer.

New Journal is not obligated to buy class B shares available for sale.

Purchase price	The price at which any unit subject to an option event may be purchased by any optionee is the option price determined under in JESTA.

The price at which any class B share subject to an option event may be purchased by any optionee is:

•        If the class A common stock is then listed for trading on a national securities exchange, then the closing price of the class A common stock as reported by such exchange on the date of the applicable option event.

	JESTA Units	Class B Common Stock of New Journal

•        If the class A common stock is then quoted on an automated quotation system, then the average of the closing bid and ask price as reported by such automated quotation system on the date of the applicable option event.

•        If the class A common stock is not then listed on a national securities exchange or quoted on an automatic quotation system, then the fair market value of a share of class A common stock on the date of the applicable option event as determined by the most recent independent valuation of the class A common stock.

Eligibility to purchase units

Only the following persons are eligible to purchase units that become subject to option events (called “optionees”):

•        employee-eligibles, excluding the President of Journal Communications, that are designated by the President (called “Class A Optionees”). Class A Optionees’ option period begins with the happening of the option event and ends six months later.

•        employee-eligibles, including the President, and employee benefit trusts that are designated by the Board of Directors (“Class B Optionees”). Class B Optionees’ option period begins on the expiration of the Class A Optionees’ option period and ends two months later.

•        the Grant family shareholders (“Class C Optionees”). Class C Optionees’ option period begins on the expiration of the Class B Optionees’ option period and ends four months later.

•        Journal Communications. Journal Communications’ option period begins on the expiration of the Class C Optionees’ option period and ends five years later.

Any class of optionee can waive their options. The President can waive the options of Class A Optionees and the Board of Directors can waive the options of Class B Optionees.

Only the following persons are eligible to purchase class B shares that become subject to option events (“optionees”):

•        employee benefit plans (called “class A optionees”),

•        employee-eligibles (called “class B optionees”),

•        Matex Inc. (a Grant family shareholder, called the “class C optionee”), and

•        New Journal (called the “class D optionee”).

	JESTA Units	Class B Common Stock of New Journal

If any unit is not purchased by an optionee, then after expiration of the Class C Optionees’ option period, that unit can be transferred to anyone (even though not an eligible under JESTA). However, that unit remains subject to the option of Journal Communications until Journal Communications’ option period expires.

Purchase procedures

Journal Communications in recent years offered units held by it for sale to its employees, typically on a rotation basis. A rotation schedule determined the time Journal Communications would make the offering to the group to which each employee had been assigned for purposes of the employee-ownership rotation. The frequency of the rotation and the number of units offered depended on the number of units that Journal Communications had, or anticipated having, available to sell and the number of units that it desired to sell. In addition Journal Communications from time to time allowed participants in some incentive plans to use all or a portion of a cash incentive award to purchase units.

However, Journal Communications suspended the purchase and sale of units on October 25, 2002, while it explores potential sources of additional permanent capital.

In order to purchase class B shares that become offered for sale, an optionee must first submit a purchase order, in the form specified in the articles of incorporation (a “purchase order”), to the transfer agent, accompanied by either (a) a cashier’s check or money order, or (b) other documentation sufficient to evidence immediate access to funds.

A purchase order becomes effective when entered by the transfer agent on the list of eligibles representing current potential buyers of class B shares (called the “buyer list”).

When an option event occurs, the transfer agent will match the subject class B shares with the earliest entered purchase order on the buyer list (first from among all class A optionees, then all class B optionees, then the class C optionee, then the class D optionee, in that order) the terms and conditions of which can be matched by a purchase of all or a part of such shares, until the terms and conditions of such purchase order are satisfied in full.

If class B shares remain to be sold pursuant to such option event, then the transfer agent will match the subject shares with the next-earliest posted purchase order on the buyer list the terms and conditions of which can be matched by a purchase of all or a part of the shares, until the terms and conditions of such purchase order are satisfied in full; and so on.

When class B shares are sold, the transfer agent will record the sale and provide notice to the purchaser and seller. It will also deliver the purchase price for the shares to the seller, without interest, as soon as practicable, but in no event later than the end of the third business day following the option event date.

JESTA Units	Class B Common Stock of New Journal

If the transfer agent is unable to complete the sale of class B shares by the end of the third business day following the option event date, then the transfer agent will:

•        In the case of an option event pursuant to a voluntary transfer/conversion notice,

•   convert the shares of class B common stock into an equivalent number of shares of class A common stock, if so directed in the voluntary transfer/conversion notice and if such conversion is then allowed after giving effect to the public sale restriction periods;

•   cancel the voluntary transfer/conversion notice if so directed in the voluntary transfer/conversion notice or if conversion is not then allowed after giving effect to the public sale restriction periods, in which case the shares will remain held by the holder submitting the notice; or

•   if no direction is given in the voluntary transfer/conversion notice, cancel the voluntary transfer/conversion notice, in which case the shares will remain held by the holder submitting the notice.

•        In the case of an option event arising from foreclosure sale or similar transfer of pledged shares, either:

•   convert the shares of class B common stock into an equivalent number of shares of class A common stock if such conversion is then allowed after giving effect to the public sale restriction periods; or

•   if conversion of the shares of class B common stock is not then allowed after giving effect to the public sale restriction periods, then the shares of class B common stock will remain held by the holder subject to such foreclosure sale or other transfer.

	JESTA Units	Class B Common Stock of New Journal

•        In the case of an option event arising from a change of control of Matex Inc., convert the shares of class B common stock into an equivalent number of shares of class A common stock, irrespective of the public sale restriction periods. If such conversion would otherwise be prohibited after giving effect to the public sale restriction periods, then none of the shares of class A common stock into which the shares of class B common stock are converted can be transferred until the expiration of the public sale restriction periods that were applicable to the shares of class B common stock prior to conversion.

Voting rights

The trustees must give each active employee unitholder a proxy authorizing him or her to vote with respect to the number of shares represented by the units owned by him or her. Each unitholder has one vote per unit.

However, active employee unitholders do not have the power or authority to vote (i) to sell or lease all or substantially all of the assets of Journal Communications, or (ii) to dissolve Journal Communications, or (iii) to merge or consolidate Journal Communications with any other corporation in which Journal Communications and/or its shareholders will not control a majority of the voting stock, unless the employee owners of at least two-thirds of the outstanding units owned by employee-eligibles have authorized the trustees to offer all shares held by the trustees for sale in accordance with the provisions of Section 24 of JESTA and the purchase options under Section 24 have expired within three months prior to such vote. The Section 24 procedures are discussed below under “Sale of Stock by Trustees.”

The trustees have exclusive authority to vote all shares represented by units owned by ex-employee-eligibles, employee benefit trusts and employee-eligible-transferees.

Ten votes per class B share on all matters voted upon by our shareholders. All holders vote their own shares.

	JESTA Units	Class B Common Stock of New Journal

Sale of stock by trustees

The trustees cannot dispose of the underlying shares of Journal Communications stock (except in exchange for its equivalent in the recapitalization or reorganization of Journal Communications) unless and until:

•        written authorization signed by employee-eligible and employee benefit trust owners of at least two-thirds of the units then outstanding owned by them have been filed with the trustees within eighteen months before the disposition, and

•        the trustees have first granted to the Class One Optionees, Class Two Optionees and Class Three Optionees (as defined below), successively, options to purchase all or any part of such shares not purchased by prior optionees.

Class One Optionees include (i) each employee-eligible and employee benefit trust owner of units who did not consent to the proposed disposition (called “non-consenting eligibles”), and (ii) the Grant family shareholders. As Class One Optionees, each non-consenting eligible has the option to purchase the proportion of the shares offered by the trustees as the number of units owned by him bears to the total number of units then outstanding. As Class One Optionees, the Grant family shareholders have the option to purchase the remainder of the shares of offered by the trustees. The Class One Optionees’ option period begins with the date of the first granting of the options by the trustees, and ends six months later.

Class Two Optionees include (i) the non-consenting eligibles, and (ii) the Grant family shareholders. As Class Two Optionees, each non-consenting eligible has the option to purchase the shares offered to Grant family shareholders as Class One optionees that were not purchased by the Grant family shareholders. As Class Two Optionees, the Grant family shareholders have the right to purchase the shares offered to non-consenting eligibles as Class One optionees that were not purchased by the non-consenting eligibles. The Class Two Optionees’ option period runs for three months after the expiration of the time limited to Class One Optionees.

The Class Three Optionee is Journal Communications. The Class Three Optionee’s option period runs for three months after the expiration of the time limited to Class Two Optionees.

Not applicable; individuals own shares directly.

	JESTA Units	Class B Common Stock of New Journal
Conversion of
units/shares	Units cannot be converted. However, the Grant family shareholders have the right at any time to give shares of Journal Communications stock to the trustees and receive units in exchange. They can also surrender units and receive shares of Journal Communications stock in exchange.

Each class B share can be converted into a share of class A common stock upon submission of a voluntary transfer/conversion notice and after following the offer procedures set forth above. However:

•        Class B-1 shares cannot be converted until 360 days after the pricing of the initial public offering; and

•        Class B-2 shares cannot be converted until 540 days after the pricing of the initial public offering.

The periods set forth above during which conversion is not allowed are referred to as the “public sale restriction periods.”

Under certain circumstances, class B shares can be converted into class A shares even during the public sale restriction periods. Those circumstances are:

•        If the beneficiary or estate of a deceased holder of class B shares offers those shares for sale through the offer procedures, and those shares are not sold to an eligible purchaser by the end of the third business day after the option event, then they are converted into class A shares irrespective of the public sale restriction periods.

•        Upon a change of control of Matex Inc., the class B shares then held by Matex Inc. become subject to sale pursuant to the offer procedures. If those shares are not sold to an eligible purchaser by the end of the third business day after the option event, then they are converted into class A shares. If such a conversion takes place during the public sale restriction periods, then none of the shares of class A common stock into which the shares of class B common stock were converted can be transferred until the expiration of the public sale restriction periods that were applicable to the shares of class B common stock prior to conversion.

In addition, each share of class B common stock will automatically be converted into a share of class A common stock:

•        when the number of outstanding shares of class B common stock falls below 8% of the aggregate number of shares of common stock then outstanding;

	JESTA Units	Class B Common Stock of New Journal

•        upon transfer to the underwriters in the initial public offering;

•        upon purchase by a designated purchaser (other than New Journal) in a tender offer or exchange offer that is subject to Section 13(e) or Section 14(d) of the Securities Exchange Act of 1934, as amended, which tender offer or exchange offer is approved by the board of directors of New Journal; and

•        On the 120th day following the death of a holder if the holder’s beneficiary or estate has not offered them for sale through the offer procedures.

Following conversion into class A shares, there is no ability to convert back into class B shares.

Dividends and distributions

The trustees are required to pay all income from the Capital Stock Fund (which means the shares held by the trustees under JESTA), less administrative and other expenses, to unitholders in proportion to the number of units owned by them. However, all dividends paid in shares of Journal Communications stock are added to and become a part of the Capital Stock Fund.

All dividends are received directly by the holders of the class B shares for unpledged shares. For pledged shares, all dividends are received by the lenders.

Amendment and termination; distribution on termination

If the trustees sell, in compliance with the provisions of Section 24 of JESTA, any or all of the shares of Journal Communications stock held by them under JESTA, then JESTA terminates with respect to those shares. Following this kind of termination, the trustees will distribute the proceeds of the sale, less tax and administrative expenses, to the unitholders.

JESTA can be amended or terminated at any time by the written consent of all of the trustees, the written consent of Grant family shareholders owning at least 80% of the shares of Journal Communications stock then owned by Grant family shareholders, and the affirmative vote of employee-eligible and employee benefit trust owners of at least two-thirds of the units then outstanding owned by employee-eligibles and employee benefit trusts. Following this kind of termination, the trustees will distribute the Capital Stock Fund, including principal and income, less tax and administrative expenses, to the unitholders.

Amendments to the terms of the class B common stock must be approved by the shareholders if and to the extent then required by applicable law.

Each share of class B common stock will automatically convert into one share of class A common when the aggregate number of class B shares then issued and outstanding represents less than 8% of the total number of shares of common stock of New Journal then issued and outstanding.

Market Risk

Under JESTA, the purchase and sale price of units was determined by a formula that took into account, among other things, the book value of Journal Communications and its historical earnings. Under New Journal’s articles of incorporation, the purchase and sale price of class B shares will be determined by reference to the trading price of New Journal’s class A common stock, which will be traded on the New York Stock Exchange. As a result, the price of class B shares will be subject to wide fluctuations, often unrelated to the operating performance of New Journal, that characterize publicly traded securities. In addition, in order to realize liquidity, class B shares must first be offered for sale to active employees and other eligible purchasers under New Journal’s articles of incorporation. If the sale does not occur within three business days, the class B shares will, at the shareholder’s option, remain class B shares held by the shareholder or be converted into class A common stock. Therefore, if the class B shares are not sold pursuant to the offer procedures of New Journal’s articles of incorporation, the shareholder will be subject to the market risk associated with the three business day delay. That is, since the shareholder will not receive class A shares until about the fourth business day after submitting the required voluntary transfer/conversion notice, the price of the shareholder’s shares may have declined from the price that existed at the time the shareholder submitted his or her notice.

Board and Trustee Recommendation

The board of directors of Journal Communications recommends that shareholders and unitholders vote “FOR” approval of the amendment and termination of JESTA, which will result in the distribution of the class B common shares of New Journal held by JESTA as a result of the share exchange to the individual unitholders of JESTA.

The JESTA trustees have engaged expert financial and legal advisers who have not been advisers to the board of directors of Journal Communications to assist them in analyzing the transaction with regard to their duties under JESTA. Based on the advice received from these experts and their independent analysis of the transaction, the trustees believe that the transaction is consistent with JESTA and in the best interests of unitholders. Accordingly, the trustees unanimously recommend that active employee unitholders and employee benefit trust unitholders vote “FOR” approval of the amendment and termination of JESTA.

The trustees will not cast their votes on the amendment and termination of JESTA, however, until they hear the expressed desires and opinions of unitholders. The trustees will consider the views of the unitholders carefully in casting their votes.

NEW JOURNAL’S 2003 EQUITY INCENTIVE PLAN

To allow for equity-based compensation awards to be made by New Journal after the transaction, the board of directors has adopted the equity incentive plan contingent upon shareholder and unitholder approval at the joint special meeting. The following summary of the material provisions of the equity incentive plan is qualified in its entirety by reference to the full text of The Journal Company 2003 Equity Incentive Plan, which is attached as Annex E to this joint proxy statement/prospectus.

Administration

The equity incentive plan is administered by the compensation committee of the board of directors of New Journal, or the Committee. This Committee will be composed entirely of independent directors. Subject to the terms of the equity incentive plan, the Committee may grant awards under the plan, establish the terms and conditions for those awards, construe and interpret the plan and establish the rules for the plan’s administration.

Eligibility

Awards may be granted to employees of New Journal and its subsidiaries and affiliates, as well as non-employee directors of New Journal. The Committee will determine which employees and non-employee directors should receive awards. The equity incentive plan does not limit the number of employees who may receive awards.

Shares Available for Grant

Awards may be made under the equity incentive plan with respect to 6,000,000 shares of class B common stock. Forfeited and lapsed awards are not counted against the plan limits.

Types of Awards

The Committee may grant non-statutory stock options, incentive stock options, stock grants, performance unit grants and stock unit grants to employees. Non-employee directors may receive stock grants, non-statutory stock options, performance unit grants and stock unit grants.

Stock Options

A stock option is the right to purchase shares of class B common stock at a specified price as determined by the Committee. The exercise price of stock options under the equity incentive plan will not be less than 100% of the fair market value of a share of class A common stock on the date the option is granted. Incentive stock options and non-statutory stock options differ primarily in their tax treatment. A participant receiving an incentive stock option will not be taxable on the grant or the exercise of the incentive stock option (except that the alternative minimum tax may apply). Any gain realized upon the disposition of the underlying common stock will taxed as long term capital gain if the participant holds the shares of common stock for at least two years after the date of the grant of the incentive stock option and one year after the date of exercise. New Journal will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option except where the holding period requirements are not satisfied. A participant receiving a non-statutory stock option will not be taxed on the grant of the option. Upon exercising the non-statutory stock option, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the class B common stock on the date of exercise. Upon a subsequent sale of the shares acquired pursuant to the non-statutory stock option, the participant will have taxable capital gain or loss measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). New Journal will be entitled to business expense deduction in the same amount and at the same time as the participant recognizes ordinary income on the exercise of the non-statutory stock option. New Journal expects that the primary type of award under the equity incentive plan will be non-statutory stock options.

Stock Grants

The Committee may also make stock grants. A stock grant is the award of class B common stock to a participant. Generally such stock grants will be subject to a vesting requirement or the satisfaction of designated individual or company performance objectives. Restricted stock is taxable to the participant when the stock is vested and performance requirements are satisfied. New Journal generally receives a deduction equal to the value of the stock at the time the vesting or performance requirements are satisfied.

Stock Unit Grants and Performance Unit Grants

A stock unit grant is the award of cash equal to the value of a share of class B common stock of New Journal. A performance unit grant has a value established by the Committee. Awards of stock units and performance units will generally be subject to vesting requirements or the satisfaction of performance requirements. The value of stock units or performance units received by a participant is taxable to the participant when the units are vested and performance requirements are satisfied. New Journal generally receives a deduction for the value received by the participant, subject to the Internal Revenue Code §162 limits (relating to the $1,000,000 cap on compensation).

Limits on Awards

Under the terms of the plan no more than 50% of the awards under the plan may be made in the form of stock grants, performance unit grants or stock unit grants. An individual recipient may not receive awards with respect to more than 750,000 shares in any calendar year. No participant may be granted an award under the plan in any year which would result in a cash payment which exceeds 500% of the participant’s base compensation.

Performance Based Compensation

Incentive stock options and non-statutory stock options are intended to be performance based compensation within the meaning of IRC §162(m) (relating to an exception from the $1,000,000 cap on deductible compensation). The Committee may also attempt to qualify stock grants, performance unit grants and stock unit grants as performance based compensation. The performance goals will be based on earnings per share; net income (before or after taxes); net income from continuing operations; return on assets, equity, capital or investment; cash flow; cash flow return on investments; earnings before or after taxes, interest, depreciation and/or amortization; internal rate of return or increase in net present value; dividend payments; gross revenues; gross margins; operating measures such as growth in circulation, television and radio ratings and market share; internal measures such as achieving a diverse workforce; and share price.

Accelerated Vesting

To the extent that an award is subject to a vesting schedule the Committee has discretion to accelerate the vesting on the employee’s death, disability or retirement (attainment of age 60 and completion of 10 years of employment). In addition, vesting will be accelerated upon a Change in Control (as defined below). To the extent that an award is subject to satisfaction of performance requirements, such requirements will be deemed to be satisfied on a Change in Control but the awards will be paid on a prorated basis. A “Change in Control” is defined to include the following: a person obtaining control over 20% of New Journal’s voting stock, directors who are not approved by the incumbent directors are elected to the board of directors, a merger, consolidation or similar transaction in which the shareholders of New Journal do not own a majority of the shares of the surviving entity, or a sale of substantially all of New Journal’s assets.

Adjustments

In the event of a change in the outstanding shares of New Journal’s common stock due to a stock split, stock dividend, recapitalization, merger, consolidation, spin off, reorganization or repurchase or exchange of the shares of New Journal common stock, the Committee may take action to prevent a dilution or enlargement of benefits under the equity incentive plan. These actions include adjusting the number of shares of common stock that may be issued under the equity incentive plan, including the share limitation and (1) the number of shares; (2) the price of shares subject to outstanding awards; and (3) the consideration to be paid upon the exercise of any award.

Amendment and Termination

The board of directors of New Journal may amend or terminate the equity incentive plan at any time, but no such amendment or termination may adversely affect the rights of a participant with respect to outstanding awards, except that New Journal may, in the event of a Change in Control of New Journal, terminate the equity incentive plan and pay participants the value of outstanding awards. No awards may be granted under the plan more than ten years from the date the plan is initially effective (the date of the initial public offering). Shareholder approval is required for certain material amendments to the equity incentive plan.

Initial Awards

We anticipate that the Committee will grant an award to all non-employee directors 30 to 60 days after completion of the initial public offering at the market price as of the grant date.

Board and Trustee Recommendation

The board of directors of Journal Communications recommends that shareholders and unitholders vote “FOR” approval of New Journal’s 2003 Equity Incentive Plan.

The JESTA trustees have engaged expert financial and legal advisers who have not been advisers to the board of directors of Journal Communications to assist them in analyzing the transaction with regard to their duties under JESTA. Based on the advice received from these experts and their independent analysis of the transaction, the trustees believe that the transaction is consistent with JESTA and in the best interests of unitholders. Accordingly, the trustees unanimously recommend that active employee unitholders vote “FOR” approval of New Journal’s 2003 Equity Incentive Plan.

The trustees will not cast their votes on the equity incentive plan, however, until they hear the expressed desires and opinions of unitholders. The trustees will consider the views of the unitholders carefully in casting their votes.

NEW JOURNAL’S 2003 EMPLOYEE STOCK PURCHASE PLAN

The following summary of the material provisions of the employee stock purchase plan is qualified in its entirety by reference to the full text of The Journal Company 2003 Employee Stock Purchase Plan, which is attached as Annex F to this joint proxy statement/prospectus.

Administration

The employee stock purchase plan is administered by the compensation committee of the board of directors of New Journal, or the Committee. This Committee will be composed entirely of independent directors. Subject to the terms of the employee stock purchase plan, the Committee shall have authority to construe, interpret and apply the terms of the employee stock purchase plan and establish rules for the employee stock purchase plan’s administration.

Eligibility

Each employee of New Journal or any subsidiary will be eligible.

Shares Available for Purchase

Class B common stock will be available for purchase under the employee stock purchase plan. 3,000,000 shares of  class B common stock have been reserved for purchase under the employee stock purchase plan. An eligible employee wishing to participate in the employee stock purchase plan enters into an agreement with New Journal to have a specific amount or percentage of pay withheld to purchase class B common stock over a six month period. The six month periods will begin on January 1st and July 1st of each year. The pay withheld is used to purchase stock at the end of the six month period. No interest is earned on pay withheld. An employee may elect to change the amount set aside to purchase class B common stock at any time during the six month period and may terminate the decision to purchase class B common stock and receive back all of the amounts previously withheld from pay.

The purchase price is a discounted amount based on the fair market value of the class B common stock at the end of the six month period. The discount is determined in the discretion of the Committee which administers the employee stock purchase plan, and may be up to 15%. Class B common stock will not be issued at a discount of greater that 15% from fair market value.

Limits on Awards

The maximum percentage of pay which can be used to purchase class B common stock and the maximum amount of class B common stock which can be purchased will be established by the Committee. In no event may an employee use more than 15% of the employee’s pay or, if less, $25,000 to purchase class B common stock in any calendar year.

Restrictions on Shares Purchased Under the Plan

The Committee has authority under the employee stock purchase plan to require employees to hold class B common stock for a specific period of time and resell the class B common stock to New Journal at its original purchase price if the holding period requirement is not satisfied.

Tax Treatment

There is no immediate taxation in connection with the purchase of class B common stock under the employee stock purchase plan. If the employee who purchased class B common stock under the plan holds such stock more than two years (from the beginning of the six month period over which pay was withheld to purchase the class B common stock), all gain on the sale of the class B common stock, other than the discount, is taxable at capital gains tax rates. If the employee fails to satisfy the holding period requirements, the employee will be taxable at ordinary income rates on all gain realized on the disposition of the class B common stock. New Journal will not be entitled to any business expense deduction with respect to the employee stock purchase plan except where the holding period requirements are not satisfied.

Adjustments

In the event of any stock split, reverse stock split, stock dividend or any other increase or decrease in the number of shares of the common stock of New Journal affected without receipt of payment by New Journal, the Committee which administers the employee stock purchase plan may take action to prevent dilution or enlargement of the benefits under the employee stock purchase plan. These actions include adjusting the number of shares of class B common stock that may be purchased under the employee stock purchase plan and the price at which class B common stock will be purchased.

Amendment and Termination

The board of directors of New Journal may amend or terminate the employee stock purchase plan at any time. The employee stock purchase plan will continue in effect for a term of 10 years unless terminated sooner by the board. Shareholder approval is required for certain material amendments to the employee stock purchase plan.

Board and Trustee Recommendation

The board of directors of Journal Communications recommends that shareholders and unitholders vote “FOR” approval of New Journal’s 2003 Employee Stock Purchase Plan.

The JESTA trustees have engaged expert financial and legal advisers who have not been advisers to the board of directors of Journal Communications to assist them in analyzing the transaction with regard to their duties under JESTA. Based on the advice received from these experts and their independent analysis of the transaction, the trustees believe that the transaction is consistent with JESTA and in the best interests of unitholders. Accordingly, the trustees unanimously recommend that active employee unitholders vote “FOR” approval of New Journal’s 2003 Employee Stock Purchase Plan.

The trustees will not cast their votes on the employee stock purchase plan, however, until they hear the expressed desires and opinions of unitholders. The trustees will consider the views of the unitholders carefully in casting their votes.

SELECTED FINANCIAL DATA

The following table presents our selected consolidated historical financial data. The selected consolidated financial data for the years ended December 31, 2000, 2001 and 2002 and as of December 31, 2001 and 2002 have been derived from our audited consolidated financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. The selected consolidated financial data for the years ended December 31, 1998 and 1999 and as of December 31, 1998, 1999 and 2000 have been derived from our audited consolidated financial statements, including the notes thereto, not included in this joint proxy statement/prospectus. The selected consolidated financial data for the first two quarters ended June 16, 2002 and June 15, 2003 are derived from our unaudited condensed consolidated financial statements, appearing elsewhere in this joint proxy statement/prospectus, which include all adjustments, consisting of only normal adjustments that management considers necessary for the fair presentation of the consolidated financial position and results of operations for these interim periods. You should not consider results for the first two quarters ended June 15, 2003 to be indicative of results for the year ended December 31, 2003. This table should be read together with our other financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. Fox Cities Newspapers and IPC Communication Services, S.A. have been reflected as discontinued operations in all years presented.

	Year Ended December 31,					Two Quarters Ended(3)
	1998(1)	1999(2)	2000	2001	2002	June 16, 2002	June 15, 2003
	(in thousands, except per share amounts)
Statement of Earnings Data:
Operating revenue	$731,033	$753,360	$819,232	$808,787	$801,376	$366,086	$359,533
Operating costs and expenses	636,858	642,806	710,041	724,683	687,303	312,419	316,099

Operating earnings(4)	94,175	110,554	109,191	84,104	114,073	53,667	43,434
Non-operating income (expense), net	6,237	4,227	884	1,235	339	525	(1,253)

Earnings from continuing operations before income taxes and accounting change	100,412	114,781	110,075	85,339	114,412	54,192	42,181
Income taxes	41,998	44,537	44,162	35,860	49,418	23,598	17,003

Earnings from continuing operations before accounting change	58,414	70,244	65,913	49,479	64,994	30,594	25,178
Gain (loss) from discontinued operations, net of taxes	2,294	(795)	471	(1,722)	(565)	(89)	—
Cumulative effect of accounting change, net of taxes	—	—	—	—	(6,509)	(6,509)	—

Net earnings(4)(5)	$60,708	$69,449	$66,384	$47,757	$57,920	$23,996	$25,178

Weighted average shares outstanding—basic and diluted	28,124	27,393	27,101	28,084	26,430	26,762	25,916

Basic and Diluted Earnings Per Share Amounts
Continuing operations before accounting change	$2.08	$2.56	$2.43	$1.76	$2.46	$1.14	$0.97
Discontinued operations, net of taxes	0.08	(0.02)	0.02	(0.06)	(0.02)	—	—
Cumulative effect of accounting change, net of taxes	—	—	—	—	(0.25)	(0.24)	—

Net earnings(4)(5)	$2.16	$2.54	$2.45	$1.70	$2.19	$0.90	$0.97

Cash dividends	$1.10	$1.14	$1.35	$1.35	$1.20	$0.60	$0.60

	Year Ended December 31,					Two Quarters Ended(3)
	1998(1)	1999(2)	2000	2001	2002	June 16, 2002	June 15, 2003
	(in thousands, except per share amounts)
Segment Data
Operating revenue:
Publishing	$344,565	$347,137	$345,321	$320,615	$311,138	$143,318	$142,505
Broadcasting	115,113	130,857	149,886	134,801	152,749	65,611	64,523
Telecommunications	81,875	101,428	126,586	151,992	148,674	69,099	68,368
Printing services	107,564	91,663	107,334	114,612	97,841	46,274	40,205
Other	81,916	82,275	90,105	86,767	90,974	41,784	43,932

Total operating revenue	$731,033	$753,360	$819,232	$808,787	$801,376	$366,086	$359,533

Operating earnings (loss):(4)
Publishing	$48,196	$48,670	$39,265	$24,898	$30,315	$15,539	$11,647
Broadcasting	34,015	27,817	30,435	15,453	33,384	12,222	10,457
Telecommunications	24,092	32,474	40,114	48,007	40,956	19,582	18,110
Printing services	(13,450)	2,621	3,336	(756)	2,131	1,063	1,733
Other	1,322	(1,028)	(3,959)	(3,498)	7,287	5,261	1,487

Total operating earnings	$94,175	$110,554	$109,191	$84,104	$114,073	$53,667	$43,434

Other Financial Data:
Depreciation(5)	$33,549	$36,657	$38,710	$40,882	$44,726	$20,208	$21,142
Amortization(5)	$8,618	$8,940	$11,408	$10,814	$1,909	$942	$772
EBITDA(5)	$136,342	$156,151	$159,309	$135,800	$160,708	$74,817	$65,348
Capital expenditures	$44,821	$68,529	$96,758	$90,172	$53,169	$27,591	$27,885
Cash dividends	$31,057	$31,286	$36,765	$37,866	$31,597	$15,982	$15,549

Cash Flow Data:
Net cash provided by (used for):
Operating activities	$106,181	$117,481	$133,123	$118,411	$86,060	$50,069	$54,158
Investing activities	$(63,412)	$(199,893)	$(94,030)	$(108,144)	$(51,409)	$(26,918)	$(26,318)
Financing activities	$(25,371)	$(38,798)	$(33,035)	$(11,918)	$(31,714)	$(23,663)	$(32,103)

	As of December 31,					As of
	1998(1)	1999(2)	2000	2001	2002	June 16, 2002	June 15, 2003
	(in thousands)
Balance Sheet Data:
Property and equipment, net	$175,602	$214,615	$271,293	$320,436	$324,405	$327,147	$328,587
Intangible assets, net	$119,588	$258,876	$253,239	$261,346	$249,605	$251,977	$250,234
Total assets	$583,684	$638,506	$687,035	$730,778	$744,752	$716,730	$742,922
Total debt	$—	$12,115	$—	$4,420	$90,775	$51,365	$74,370
Shareholders’ equity	$447,484	$465,697	$508,519	$532,880	$476,544	$485,993	$486,173

(1)	Includes Omaha, Nebraska radio stations KESY-FM (renamed KSRZ-FM) and KBBX-AM (renamed KHLP-AM) from January 1; Knoxville, Tennessee radio stations WQBB-FM (renamed WQIX-FM, WBON-FM, WKHT-FM) and WQBB-AM from April 20; Oracle, Arizona radio station KLQB-FM (renamed KIXD-FM, KGMG-FM) from June 9; and Caldwell, Idaho radio stations KCID-AM and KCID-FM (renamed KTHI-FM), Payette, Idaho radio station KQXR-FM, Boise, Idaho radio stations KGEM-AM and KJOT-FM and Ontario, Oregon radio stations KSRV-AM and KSRV-FM from July 1. We sold KSRV-AM and KSRV-FM in April 2000.
(2)	Includes Wichita, Kansas radio stations KFDI-AM, KFDI-FM and KICT-FM; Arkansas City, Kansas radio station KYQQ-FM; Augusta, Kansas radio station KLLS-FM (renamed KFXJ-FM); Springfield, Missouri radio stations KTTS-FM and KTTS-AM (renamed KTTF-AM, KSGF-AM); Sparta, Missouri radio station KLTQ-FM (renamed KMXH-FM, KSPW-FM); Tulsa, Oklahoma radio stations KVOO-FM and KVOO-AM (renamed KFAQ-AM); Henryetta, Oklahoma radio station KCKI-FM (renamed KXBL-FM); and Omaha, Nebraska radio stations WOW-FM (renamed KMXM-FM, KQCH-FM) and WOW-AM (renamed KOMJ-AM) from June 14; and Palm Springs, California television station KMIR-TV from August 1.

(3)	We divide our calendar year into 13 four-week accounting periods, except that the first and thirteenth periods may be longer or shorter to the extent necessary to make each accounting year end on December 31. We follow a practice of reporting our quarterly information at the end of the third accounting period (our first quarter), at the end of the sixth accounting period (our second quarter), and at the end of the tenth accounting period (our third quarter).
(4)	Effective January 1, 2002, we adopted Statement No. 142, “Goodwill and Other Intangible Assets.” Under Statement No. 142, goodwill and intangible assets deemed to have indefinite lives, including broadcast licenses and network affiliation agreements, are no longer amortized but are reviewed for impairment and written down and charged to net earnings when their carrying amounts exceed their estimated fair values. Adjusted net earnings and earnings per share are presented below, assuming this accounting change is applied retroactively as of January 1, 1998. The adjustment represents amortization expense for indefinite-lived intangible assets in 1998 through 2001.

	Year Ended December 31,					Two Quarters Ended
	1998(1)	1999(2)	2000	2001	2002	June 16, 2002	June 15, 2003
	(in thousands, except per share amounts)
Net earnings	$60,708	$69,449	$66,384	$47,757	$57,920	$23,996	$25,178
Adjustment	1,985	3,916	5,523	5,530	—	—	—

Adjusted net earnings	$62,693	$73,365	$71,907	$53,287	$57,920	$23,996	$25,178

Adjusted basic and diluted earnings per share	$2.23	$2.68	$2.65	$1.90	$2.19	$0.90	$0.97

(5)	We define EBITDA as net earnings plus total other income and expense, provision for income taxes, gain/loss from discontinued operations, net, cumulative effect of accounting change, net, depreciation and amortization. We believe the presentation of EBITDA is relevant and useful because it helps improve our investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. Our management uses EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. In addition, our lenders use EBITDA to measure our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated operating earnings to our consolidated EBITDA:

	Year Ended December 31,					Two Quarters Ended
	1998	1999	2000	2001	2002	June 16, 2002	June 15, 2003
	(in thousands)
Net earnings	$60,708	$69,449	$66,384	$47,757	$57,920	$23,996	$25,178
Total other (income) and expense	(6,237)	(4,227)	(884)	(1,235)	(339)	(525)	1,253
Provision for income taxes	41,998	44,537	44,162	35,860	49,418	23,598	17,003
(Gain) loss from discontinued operations, net	(2,294)	795	(471)	1,722	565	89	—
Cumulative effect of accounting change, net	—	—	—	—	6,509	6,509	—
Depreciation	33,549	36,657	38,710	40,882	44,726	20,208	21,142
Amortization	8,618	8,940	11,408	10,814	1,909	942	772

EBITDA	$136,342	$156,151	$159,309	$135,800	$160,708	$74,817	$65,348

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our unaudited consolidated financial statements for the two quarters ended June 16, 2002 and June 15, 2003, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus, and our audited consolidated financial statements for the three years ended December 31, 2002, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements. See “Special Note About Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

Overview

Our business segments are based on the organizational structure used by management for making operating and investment decisions and for assessing performance. We previously reported eight business segments, which included our corporate operations and the operations of each one of our wholly-owned subsidiaries. In order to better reflect our operations as a diversified media and communications company, and to reflect certain changes in the way our management receives internal financial information, we determined it appropriate under Statement No. 131, “Disclosures About Segments of an Enterprise and Related Information,” to aggregate previously reported segments and identify new segments by type of business rather than by names of individual operating entities. As a result, we changed our reportable business segments in 2002 to the following: (i) publishing; (ii) broadcasting; (iii) telecommunications; (iv) printing services; and (v) other. Our publishing segment consists of a daily newspaper, the Milwaukee Journal Sentinel, and more than 90 community newspapers and shoppers. Our broadcasting segment consists of 36 radio stations and six television stations in 11 states. Our telecommunications segment consists of wholesale and business-to-business telecommunications services provided through a high speed fiber optic telecommunications network that covers more than 4,400 route miles in seven states. Our printing services segment reflects the operations of our printing and assembly and fulfillment business. Our other segment consists of a label printing business and a direct marketing services business. Also included in other are corporate expenses and eliminations.

Acquisition and Sale

On December 31, 2001, we acquired the business and certain assets of a television station, KIVI-TV, in Boise, Idaho and a low-power television station, KSAW-LP, in Twin Falls, Idaho. The cash purchase price for the stations was approximately $22.1 million.

On March 2, 2001, we sold certain assets of the Milwaukee operation of our label printing business. The cash sale price was approximately $4.4 million.

Results of Operations

Two Quarters Ended June 16, 2002 compared to Two Quarters Ended June 15, 2003

Consolidated

Our consolidated operating revenue in the two quarters of 2003 was $359.5 million, a decrease of $6.6 million, or 1.8%, compared to $366.1 million in the two quarters of 2002. Our consolidated operating costs and expenses in the two quarters of 2003 were $207.8 million, an increase of $2.6 million, or 1.2%, compared to $205.2 million in the two quarters of 2002. Our consolidated selling and administrative expenses in the two quarters of 2003 were $108.3 million, an increase of $1.1 million, or 1.0%, compared to $107.2 million in the two quarters of 2002.

The following table presents our total operating revenue by segment, total operating costs and expenses, selling and administrative expenses and total operating earnings as a percent of total operating revenue for the two quarters of 2002 and 2003:

	2002	Percent of Total Operating Revenue	2003	Percent of Total Operating Revenue
	(dollars in millions)
Operating revenue:
Publishing	$143.3	39.2%	$142.5	39.6%
Broadcasting	65.6	17.9	64.5	18.0
Telecommunications	69.1	18.9	68.4	19.0
Printing services	46.3	12.6	40.2	11.2
Other	41.8	11.4	43.9	12.2

Total operating revenue	366.1	100.0	359.5	100.0
Total operating costs and expenses	205.2	56.0	207.8	57.8
Selling and administrative expenses	107.2	29.3	108.3	30.1

Total operating costs and expenses and selling and administrative expenses	312.4	85.3	316.1	87.9

Total operating earnings	$53.7	14.7%	$43.4	12.1%

The decrease in total operating revenue was due to a reduction in revenue from our largest customer in our printing services business, a decrease in local and other advertising from our radio stations, the decrease in Olympic advertising at our television stations, a decrease in classified advertising and circulation revenue at our publishing business and service disconnections at our telecommunications business. These decreases were partially offset by an increase from our other reportable segment, specifically in direct mail services from our direct marketing services business and an increase in gravure label printing from our label printing business.

The increase in total operating costs and expenses was primarily due to additional costs related the daily newspaper’s transition to its new production facility. The increase in selling and administrative expenses was primarily due to the recording of a liability for employment taxes.

Our consolidated operating earnings in the two quarters of 2003 were $43.4 million, a decrease of $10.3 million, or 19.1%, compared to $53.7 million in the two quarters of 2002. The following table presents our operating earnings by segment for the two quarters of 2003 and 2002:

	2002	Percent of Total Operating Earnings	2003	Percent of Total Operating Earnings
	(dollars in millions)
Publishing	$15.5	28.9%	$11.6	26.8%
Broadcasting	12.2	22.8	10.5	24.1
Telecommunications	19.6	36.5	18.1	41.7
Printing services	1.1	2.0	1.7	4.0
Other	5.3	9.8	1.5	3.4

Total operating earnings	$53.7	100.0%	$43.4	100.0%

The decrease in total operating earnings was primarily due to the $6.6 million decrease in operating revenue, the additional costs related to the daily newspaper’s new production facility, the recording of a liability for employment taxes at our other reportable segment and the decrease in the profit margin on operating revenue on telecommunications services due to service disconnections and price reductions.

Our consolidated EBITDA in the two quarters of 2003 was $65.3 million, a decrease of $9.5 million, or 12.7%, compared to $74.8 million in the two quarters of 2002. We define EBITDA as net earnings plus total other income and expense, provision for income taxes, gain/loss from discontinued operations, net, cumulative effect of accounting change, net, depreciation and amortization. We believe the presentation of EBITDA is relevant and useful because it helps improve our investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. Our management uses EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. In addition, our lenders use EBITDA to measure our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net earnings to consolidated EBITDA for the two quarters of 2002 and 2003:

	2002	2003
	(in millions)
Net earnings	$24.0	$25.2
Total other (income) and expense	(0.5)	1.2
Provision for income taxes	23.6	17.0
Loss from discontinued operations, net	0.1	—
Cumulative effect of accounting change, net	6.5	—
Depreciation	20.2	21.1
Amortization	0.9	0.8

EBITDA	$74.8	$65.3

The decrease in total EBITDA is consistent with decreases in operating earnings in our publishing, broadcasting, other and telecommunications reportable segment partially offset by an increase in operating earnings at our printing services reportable segment.

Publishing

Operating revenue from publishing in the two quarters of 2003 was $142.5 million, a decrease of $0.8 million, or 0.6%, compared to $143.3 million in the two quarters of 2002. Operating earnings from publishing in the two quarters of 2003 were $11.6 million, a decrease of $3.9 million, or 25.0%, compared to $15.5 million in the two quarters of 2002.

The following table presents our publishing operating revenue by category for the two quarters of 2002 and 2003:

	2002			2003
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total
	(in millions)
Advertising revenue:
Retail	$33.4	$25.5	$58.9	$35.4	$25.1	$60.5
Classified	28.8	4.6	33.4	27.6	3.8	31.4
General	4.6	—	4.6	5.0	—	5.0
Other	7.2	0.7	7.9	7.9	1.1	9.0

Total advertising revenue	74.0	30.8	104.8	75.9	3.0	105.9
Circulation revenue	21.1	1.5	22.6	19.6	1.3	20.9
Other revenue	2.4	13.5	15.9	2.7	13.0	15.7

Total operating revenue	$97.5	$45.8	$143.3	$98.2	$44.3	$142.5

Advertising revenue in the two quarters of 2003 accounted for 74.3% of total publishing revenue compared to 73.1% in the two quarters of 2002.

Retail advertising revenue in the two quarters of 2003 was $60.5 million, an increase of $1.6 million, or 2.7%, compared to $58.9 million in the two quarters of 2002. The increase is comprised of a $1.4 million increase in daily newspaper retail preprints and a $0.6 million increase in daily newspaper retail ROP (run-of-press) partially offset by a $0.4 million decrease in community newspaper and shopper retail advertising. The increase in advertising revenue at the daily newspaper in the two quarters of 2003 is primarily due to the shift to preprint advertising from ROP by certain major local retail customers, a new advertising program for a large retail customer and an increase in advertising revenue from several telecommunications customers.

Classified advertising revenue in the two quarters of 2003 was $31.4 million, a decrease of $2.0 million, or 6.0%, compared to $33.4 million in the two quarters of 2002. Decreases in employment advertising of $1.1 million and automotive advertising of $0.9 million at our daily newspaper and a $0.8 million decrease at our community newspapers and shoppers were partially offset by increases in general advertising of $0.6 million and real estate advertising of $0.2 million. The decrease in employment advertising, which accounted for almost 32.7% of total classified advertising in the two quarters of 2003, represented a 9.9% decrease from the two quarters of 2002. We believe the decrease in employment and automotive advertising resulted primarily from continuing economic weakness and uncertainty.

General advertising revenue in the two quarters of 2003 was $5.0 million, an increase of $0.4 million, or 8.7%, compared to $4.6 million in the two quarters of 2002. The increase was primarily attributable to an increase in general preprints mainly from a large computer hardware manufacturer and general ROP advertisements mainly from telecommunications and pharmaceutical customers.

The following table presents the advertising linage of our daily newspaper’s core newspaper by category for the two quarters of 2002 and 2003:

	2002	2003	Change
Advertising linage (inches in thousands):
Full run
Retail	316.2	312.7	-1.1%
Classified	411.8	393.9	-4.5%
General	21.3	21.9	+2.8%

Total full run	749.3	728.5	-2.8%
Part run	33.2	46.8	+41.0%

Total advertising linage	782.5	775.3	-0.9%

Preprint pieces (in millions)	357.5	392.6	+9.8%

Total advertising linage in the two quarters of 2003 decreased 0.9% compared to the two quarters of 2002. The decrease was largely due to a 2.8% decrease in full run linage offset by a 41.0% increase in part run linage. Full run linage in the two quarters of 2003 decreased primarily due to a 4.5% decrease in classified advertising and a 1.1% decrease in retail advertising partially offset by 2.8% increase in general advertising. The decrease in classified advertising linage is consistent with the decrease in classified advertising revenue and the increase in general advertising linage is consistent with the increase in general advertising revenue. Part run linage increased in the two quarters of 2003 due to an increase in retail advertising. Preprint advertising pieces rose 9.8% primarily as a result of the continuing shift to preprint advertising from full run retail advertising by certain major local retail customers.

The following table presents the full pages of advertising and revenue per page of our community newspapers and shoppers for the two quarters of 2002 and 2003:

	2002	2003	Change
Full pages of advertising:
Community newspapers	42,648	40,766	-4.4%
Shoppers	48,304	43,442	-10.1%

Total full pages of advertising	90,952	84,208	-7.4%

Revenue per page	$309.56	$319.82	+3.3%

Total pages of full page advertising in the two quarters of 2003 decreased 7.4% compared to the two quarters of 2002. The decrease was largely due to a 10.1% decrease in advertising in shoppers and a 4.4% decrease in advertising in community newspapers. Revenue per page increased 3.3% due to rate increases.

Other advertising revenue, consisting of revenue from direct marketing efforts, JSOnline, niche publications and event marketing, in the two quarters of 2003 was $9.0 million, an increase of $1.1 million, or 13.9%, compared to $7.9 million in the two quarters of 2002. The increase was largely due to increased direct mail advertising and online classified advertising.

Circulation revenue in the two quarters of 2003 accounted for 14.7% of total publishing revenue compared to 15.8% in the two quarters of 2002. Circulation revenue in the two quarters of 2003 was $20.9 million, a decrease of $1.7 million, or 7.5%, compared to $22.6 million in the two quarters of 2002. The decrease in circulation revenue is mainly attributed to an increase in reduced rate offerings at the daily newspaper. Average net paid circulation for the Milwaukee Journal Sentinel’s weekday edition increased 5.1% in the two quarters of 2003 compared to the two quarters of 2002. Average net paid circulation for Milwaukee Journal Sentinel’s Sunday edition increased 0.5% in the two quarters of 2003 compared to the two quarters of 2002. On June 30, 2002, in an effort to increase readership in certain areas of Milwaukee County, we began offering greater discounts on home delivery and single copy sales. Circulation in those areas has increased since offering the discounts. Average paid circulation for our community newspapers decreased 2.8% in the two quarters of 2003 compared to the two quarters of 2002.

Other revenue, which consists of revenue from commercial printing opportunities at the print plants for our community newspapers and shoppers and other revenue at our daily newspaper, in the two quarters of 2003 accounted for 11.0% of total publishing revenue compared to 11.1% in the two quarters of 2002. Other revenue in the two quarters of 2003 was $15.7 million, a decrease of $0.2 million, or 1.3%, compared to $15.9 million in the two quarters of 2002. The decrease was primarily attributed to reduced press runs and page counts from existing commercial printing customers.

Publishing operating earnings in the two quarters of 2003 were $11.6 million, a decrease of $3.9 million, or 25.0%, compared to $15.5 million in the two quarters of 2002. The decrease was primarily due to $3.6 million in additional costs related to the daily newspaper’s production operations being conducted in two facilities in the two quarters of 2003 and a $0.2 million increase in the cost of newsprint. Included in the $3.6 million of additional costs were a $1.5 million increase in depreciation expense, a $0.6 million increase in payroll and benefits costs, $0.6 million equipment disposal expenses, $0.3 million new product promotion expenses and $0.3 million increase in expenses for new equipment testing and utilities. The increase in the cost of newsprint was primarily attributed to price increases totaling $0.7 million partially offset by $0.3 million in savings at the daily newspaper from utilizing a smaller page size and decrease of $0.2 million from consumption.

As of March 30, 2003, all production and distribution of the daily newspaper have been transitioned to the new production facility. Production and distribution of the newspaper were done at both the old and new production facilities from October 2002 until March 2003. Although the facility is operational, many final adjustments to the equipment have not yet been made and our operators are still learning how to effectively utilize the features of the new equipment. We expect that our new presses will provide improved print reproduction quality and increased productivity, as well as additional opportunities to pursue commercial printing revenue from third parties. We do not expect to achieve full benefit from the operating efficiencies of the new production facility before the end of the year.

Broadcasting

Operating revenue from broadcasting in the two quarters of 2003 was $64.5 million, a decrease of $1.1 million, or 1.7%, compared to $65.6 million in the two quarters of 2002. Operating earnings from broadcasting in the two quarters of 2003 were $10.5 million, a decrease of $1.8 million, or 14.4%, compared to $12.2 million in the two quarters of 2002.

Operating revenue from our radio stations in the two quarters of 2003 was $32.3 million, a decrease of $0.7 million, or 2.1%, compared to $33.0 million in the two quarters of 2002. The decrease was primarily attributed to a $0.7 million decrease in local advertising revenue and a $0.4 million decrease from other advertising revenue, offset by a $0.4 million increase in national advertising revenue across certain markets.

Operating earnings from our radio stations in the two quarters of 2003 were $5.4 million, an increase of $0.4 million, or 8.0%, compared to $5.0 million in the two quarters of 2002. The increase was primarily attributed to a decrease in operating costs and expenses resulting from cost control initiatives at all of our radio stations.

Operating revenue from our television stations in the two quarters of 2003 was $32.2 million, a decrease of $0.4 million, or 1.2%, compared to $32.6 million in the two quarters of 2002. The decrease was primarily attributed to a $2.5 million decrease in Olympic advertising revenue, a $0.3 million decrease in political and issue advertising revenue and a $0.1 million decrease in other revenue which was partially offset by a $2.2 million increase in local advertising revenue and a $0.3 million increase in national advertising revenue.

Operating earnings from our television stations in the two quarters of 2003 were $5.1 million, a decrease of $2.1 million, or 29.2%, compared to $7.2 million in the two quarters of 2002. The decrease was primarily attributed to increases in news expenses, technology and depreciation expenses, programming expenses and promotional expenses.

The threatened outbreak of hostilities in Iraq in March 2003 and the war itself had a $0.6 million negative impact on our television broadcasting revenue in the two quarters of 2003 due to reduced spending levels by some advertisers. There was hesitancy on the part of some advertisers to place schedules during the period of time leading up to the war, cancellations by some advertisers for the duration of war coverage and elimination of advertising inventory available from our television networks, our local news products and syndicated and local programming during their coverage of the war.

Telecommunications

Operating revenue from telecommunications in the two quarters of 2003 was $68.4 million, a decrease of $0.7 million, or 1.1%, compared to $69.1 million in the two quarters of 2002. Operating earnings from telecommunications in the two quarters of 2003 were $18.1 million, a decrease of $1.5 million, or 7.5%, compared to $19.6 million in the two quarters of 2002.

Wholesale telecommunication services provide network transmission solutions for other service providers by offering bulk transmission capacity. Operating revenue from wholesale services in the two quarters of 2003 was $43.0 million, a decrease of $2.8 million, or 6.1%, compared to $45.8 million in the two quarters of 2002. The decrease was primarily due to service disconnections. Due to the turmoil in the telecommunications industry, we have experienced a significant increase in customers disconnecting or terminating service. We believe this is primarily the result of financially weaker customers going out of business, along with current customers eliminating excess network capacity and thus minimizing their costs. While we are not always able to determine the specific reason a customer may disconnect service, we believe the trend of customers focusing on reducing their network costs will continue, primarily due to consolidating traffic on least cost routes and economic and other changes occurring within our customers’ “end-user” customer base. Monthly recurring revenue from wholesale services at the end of the two quarters of 2003 was $7.4 million compared to $7.5 million at the beginning of 2003 and $7.6 million at the end of the two quarters of 2002. During the two quarters of 2003, new circuit connections of $0.4 million in monthly recurring revenue were more than offset by service disconnections.

Commercial telecommunication services provide advanced data communications and long distance service to small and medium sized businesses in the Upper Midwest, principally in Wisconsin, Michigan, Indiana, Minnesota and Illinois. Operating revenue from commercial services in the two quarters of 2003 was $25.4 million, an increase of $2.1 million, or 9.0%, compared to $23.3 million in the two quarters of 2002. The increase was primarily attributed to an increase in long distance services. Monthly recurring revenue from commercial advanced data services at the end of the two quarters of 2003 of $3.2 million compared to $3.0 million at the beginning of 2003 and at the end of the two quarters of 2002.

The decrease in operating earnings from telecommunications was primarily attributed to wholesale service disconnections that occurred during 2003 and 2002. We expect service disconnections and price reductions in our wholesale telecommunications business will cause an increasing downward trend that could result in a significant decrease in our telecommunications operating earnings during 2003.

WorldCom and Global Crossing together accounted for 18.7% and 20.6% of our telecommunications revenue in the two quarters of 2003 and 2002, respectively. Global Crossing filed for Chapter 11 bankruptcy protection in January 2002 and WorldCom filed for Chapter 11 bankruptcy protection in July 2002. In April 2003, we sold our WorldCom pre-petition receivable, net of applicable “set-off” accounts payable, to a third party. We continue to provide services to WorldCom and Global Crossing and receive advance or timely payment for those services. The loss of the ongoing business from either of these two customers would have a significant adverse effect on our results of operations. In addition to the legal costs of protecting our interests and maintaining the revenue from these contracts, we remain at risk to lose a portion of our business through rejection of some or all of those underlying pre-petition circuit orders and/or the re-pricing of continued services post-bankruptcy. A renewal service contract with Global Crossing is being negotiated, though Global Crossing retains the right to accept or reject our current contract under federal bankruptcy law. WorldCom also has a right to accept or reject our current contract under federal bankruptcy law. If either contract is rejected, we would have an unsecured claim for the balance due on the contracts in the bankruptcy proceeding.

We do not believe we have a material bad debt exposure because we bill all data services for both wholesale and commercial customers in advance of providing services and we have the contractual ability to turn off service if a payment problem exists. Most customers are required to pay their bill before services are provided.

Printing Services

Operating revenue from printing services in the two quarters of 2003 was $40.2 million, a decrease of $6.1 million, or 13.1%, compared to $46.3 million in the two quarters of 2002. Operating earnings from printing services in the two quarters of 2003 were $1.7 million, an increase of $0.6 million, or 63.0%, compared to $1.1 million in the two quarters of 2002.

The decrease in printing services operating revenue was primarily attributed to the reduction in revenue from our largest customer, Dell Computer Corporation, resulting from its decision to switch vendors for one of the several products they purchase from us, as well as the loss of sales resulting from the consolidation of assembly and fulfillment operations into Michigan in the third quarter of 2002 and the closure of our CD-ROM mastering and replications operation in February 2003.

The increase in printing services operating earnings was primarily attributed to a reduction in operational costs and an increase in the sales of products with higher margins. These increases were partially offset by the decrease in revenue, a $0.5 million charge for the settlement of a customer invoicing dispute and $0.5 million in closure costs related to the CD-ROM mastering and replications operations.

Dell Computer Corporation accounted for 28.2% and 35.6% of our printing services revenue in the two quarters of 2003 and 2002, respectively. The loss of this business could have a material adverse effect on our results of operations.

Other

Other operating revenue in the two quarters of 2003 was $43.9 million, an increase of $2.1 million, or 5.1%, compared to $41.8 million in the two quarters of 2002. Other operating earnings in the two quarters of 2003 were $1.5 million, a decrease of $3.8 million, or 71.7% compared to $5.3 million in the two quarters of 2002.

The following table presents our other operating revenue and operating earnings by business for the two quarters of 2002 and 2003:

	2002				2003
	Label Printing	Direct Marketing Services	Corporate and Eliminations	Total	Label Printing	Direct Marketing Services	Corporate and Eliminations	Total
	(in millions)
Operating revenue	$26.2	$17.2	$(1.6)	$41.8	$27.0	$18.6	$(1.7)	$43.9

Operating earnings (losses)	$0.7	$(0.9)	$5.5	$5.3	$0.8	$1.1	$(0.4)	$1.5

The increase in other operating revenue was primarily attributed to an increase in mail and print services and database marketing services in our direct marketing services business and in the gravure label printing operation in new products for our consumer goods and beverage customers. Included in operating revenue from our direct marketing services is $9.6 million and $9.5 million of postage amounts billed to customers in the two quarters of 2003 and 2002, respectively.

The decrease in other operating earnings was primarily attributed to the decrease in the litigation reserve by $4.1 million to reflect a settlement during the two quarters ended 2002 and the recording of a $2.1 million liability for employment taxes in the two quarters of 2003 partially offset by the $1.3 million impairment of a customer list recorded in the two quarters of 2002 at our direct marketing services business and the increase in revenue at both our direct marketing services business and our label printing business.

SAB/Miller Brewing Company accounted for 45.7% and 53.2% of our label printing business’ revenue in the two quarters of 2003 and 2002, respectively. In 2003, our label printing business was in the third year of a five-year contract with SAB/Miller Brewing Company. The loss of SAB/Miller Brewing Company could have a material adverse effect on our results of operations.

Non Operating Income and Taxes from Continuing Operations

Interest income and dividends in the two quarters of 2003 were $0.1 million, a decrease of $0.7 million, or 83.7%, compared to $0.8 million in the two quarters of 2002. The decrease was primarily attributed to the decrease in the invested balances of cash and cash equivalents and interest income received in the two quarters of 2002 from refunds of state income taxes. Interest expense in the two quarters of 2003 was $1.4 million compared to $0.3 million in the two quarters of 2002. Gross interest expense from borrowings under our credit agreement in the two quarters of 2003 was $1.1 million compared to $0.6 million in the two quarters of 2002. Interest expense of $0.3 million was accrued for a liability for employment taxes in the two quarters of 2003. There was no interest expense capitalized as part of our construction of the Milwaukee Journal Sentinel production facility in the two quarters of 2003 compared to $0.5 million in the two quarters of 2002.

The effective tax rate on continuing operations was 40.3% in the two quarters of 2003 compared to 43.5% in the two quarters of 2002. The difference between the statutory federal and state tax rates and the effective tax rate in the two quarters of was primarily the result of non deductible expenses related to litigation that was settled in the two quarters of 2002.

Discontinued Operations

In January 2002, we announced the closure of Fox Cities Newspapers, located in Appleton, Wisconsin, which published six community newspapers. These community newspapers were part of the publishing segment.

On April 29, 2002, the board of directors of our French printing services subsidiary approved a resolution to proceed through a liquidation process. The remaining operations of IPC Communication Services, S.A., were turned over to a liquidator on December 31, 2002.

The operations of Fox Cities Newspapers and IPC Communication Services, S.A. have been reflected as discontinued operations in our consolidated financial statements.

Net revenue from discontinued operations in the two quarters of 2002 was $2.9 million. The loss from discontinued operations in the two quarters of 2002 was $0.1 million. Applicable income tax benefits were $5.2 million in the two quarters of 2002. Net assets of discontinued operations at June 15, 2003 and December 31, 2002 were zero.

Cumulative Effect of Accounting Change

Effective January 1, 2002, we adopted Statement No. 142, “Goodwill and Other Intangible Assets.” Under Statement No. 142, goodwill and intangible assets deemed to have indefinite lives, including broadcast licenses and network affiliation agreements, are no longer amortized but are reviewed for impairment and written down and charged to operations when their carrying amounts exceed their estimated fair values. We performed transitional impairment tests on the carrying value of our goodwill and indefinite-lived intangible assets as of January 1, 2002. The resulting impairment charges of $7.7 million ($6.5 million after tax) were recorded during the two quarters ended June 16, 2002 and are reported as the cumulative effect of accounting change in our consolidated statements of earnings.

2002 compared to 2001

Consolidated

Our consolidated operating revenue in 2002 was $801.4 million, a decrease of $7.4 million, or 0.9%, compared to $808.8 million in 2001. Our consolidated operating costs and expenses in 2002 were $447.6 million, a decrease of $16.1 million, or 3.5%, compared to $463.7 million in 2001. Our consolidated selling and administrative expenses in 2002 were $239.7 million, a decrease of $21.3 million, or 8.2%, compared to $261.0 million in 2001.

The following table presents our total operating revenue by segment, total operating costs and expenses, selling and administrative expenses and total operating earnings as a percent of total operating revenue for 2001 and 2002:

	2001	Percent of Total Operating Revenue	2002	Percent of Total Operating Revenue
	(dollars in millions)
Operating revenue:
Publishing	$320.6	39.6%	$311.1	38.8%
Broadcasting	134.8	16.7	152.8	19.1
Telecommunications	152.0	18.8	148.7	18.6
Printing services	114.6	14.2	97.8	12.2
Other	86.8	10.7	91.0	11.3

Total operating revenue	808.8	100.0	801.4	100.0
Total operating costs and expenses	463.7	57.3	447.6	55.9
Selling and administrative expenses	261.0	32.3	239.7	29.9

Total operating costs and expenses and selling and administrative expenses	724.7	89.6	687.9	85.8

Total operating earnings	$84.1	10.4%	$114.1	14.2%

The decrease in total operating revenue was primarily due to the decrease in classified advertising in our publishing businesses, service disconnections and price reductions in our telecommunications business and the consolidation of our U. S. printing services operations and the continued slowdown in our publication printing services business. These decreases were partially offset by increases in Olympic, political and issue advertising in our television broadcasting business. In addition, operating revenue in 2001 was adversely impacted by $1.8 million from preempted advertising due to the uninterrupted news coverage and certain advertising cancellations on television and radio stations following the September 11 terrorist attacks.

The decrease in total operating costs and expenses and selling and administrative expenses was primarily due to the decrease in the total cost of newsprint, the discontinuation of goodwill, broadcast license and network affiliation agreement amortization expense and the decrease in operating costs and expenses resulting from our cost control initiatives.

Our consolidated operating earnings in 2002 were $114.1 million, an increase of $30.0 million, or 35.6%, compared to $84.1 million in 2001. The following table presents our operating earnings by segment for 2001 and 2002:

	2001	Percent of Total Operating Revenue	2002	Percent of Total Operating Revenue
	(dollars in millions)
Publishing	$24.9	29.6%	$30.3	26.6%
Broadcasting	15.5	18.4	33.4	29.3
Telecommunications	48.0	57.1	41.0	35.9
Printing services	(0.8)	(0.9)	2.1	1.8
Other	(3.5)	(4.2)	7.3	6.4

Total operating earnings	$84.1	100.0%	$114.1	100.0%

The increase in total operating earnings was primarily due to the decrease in the total cost of newsprint, the increase in Olympic, political and issue advertising, the decrease in operating costs and expenses resulting from cost control initiatives, workforce reductions and the closure or transition of certain business units, the discontinuation of goodwill, broadcast license and network affiliation agreement amortization expense and the adverse impact on third quarter 2001 earnings following the September 11 terrorist attacks offset by the decrease in the profit margin on telecommunication services. Effective January 1, 2002, we adopted Statement No. 142, “Goodwill and Other Intangible Assets,” and, accordingly, we ceased amortizing goodwill, broadcast licenses and network affiliation agreements. If Statement No. 142 had been adopted effective January 1, 2001, our total operating earnings would have been $92.1 million.

Our consolidated EBITDA in 2002 was $160.7 million, an increase of $24.9 million, or 18.3%, compared to $135.8 million in 2001. EBITDA is defined as net earnings plus total other income and expense, provision for income taxes, gain/loss from discontinued operations, net, cumulative effect of accounting change, net, depreciation and amortization. We believe the presentation of EBITDA is relevant and useful because it helps improve our investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. Our management uses EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. In addition, our lenders use EBITDA to measure our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our net earnings to EBITDA for 2001 and 2002:

	Year Ended December 31,
	2001	2002
	(in millions)
Net earnings	$47.8	$57.9
Total other (income) and expense	(1.3)	(0.3)
Provision for income taxes	35.9	49.4
(Gain) loss from discontinued operations, net	1.7	0.6
Cumulative effect of accounting change, net	—	6.5
Depreciation	40.9	44.7
Amortization	10.8	1.9

EBITDA	$135.8	$160.7

The increase in total EBITDA was primarily due to increases in operating earnings in our publishing, broadcasting, printing services and other reportable segments offset by a decrease in our telecommunications segment.

Publishing

Operating revenue from publishing in 2002 was $311.1 million, a decrease of $9.5 million, or 3.0%, compared to $320.6 million in 2001. Operating earnings from publishing were $30.3 million, an increase of $5.4 million, or 21.8%, compared to $24.9 million in 2001.

The following table presents our publishing operating revenue and operating earnings by daily newspaper and community newspapers and shoppers for 2001 and 2002:

	2001			2002
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total
	(in millions)
Operating revenue	$218.8	$101.8	$320.6	$212.9	$98.2	$311.1

Operating earnings	$23.3	$1.6	$24.9	$28.7	$1.6	$30.3

The following table presents our publishing operating revenue by category for 2001 and 2002:

	2001			2002
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total
	(in millions)
Advertising revenue:
Retail	$74.6	$55.7	$130.3	$75.5	$56.9	$132.4
Classified	67.9	10.9	78.8	62.4	9.8	72.2
General	9.7	—	9.7	10.1	—	10.1
Other	14.1	1.4	15.5	15.9	1.5	17.4

Total advertising revenue	166.3	68.0	243.3	163.9	68.2	232.1
Circulation revenue	48.1	3.3	51.4	45.3	3.2	48.5
Other revenue	4.4	30.5	34.9	3.7	26.8	30.5

Total operating revenue	$218.8	$101.8	$320.6	$212.9	$98.2	$311.1

Advertising revenue in 2002 accounted for 74.6% of total publishing revenue compared to 73.1% in 2001. Retail advertising revenue in 2002 was $132.4 million, an increase of $2.1 million, or 1.6%, compared to $130.3 million in 2001. The increase is comprised of a $3.0 million increase in daily newspaper retail preprints and a $1.2 million increase in community newspaper retail advertising and inserts, in part due to rate increases, offset by a $2.1 million decrease in daily newspaper retail ROP (run-of-press) advertisements. We believe the shift toward retail preprints in 2002 was due in part to changes in marketing strategies of certain major national retail advertisers. Additionally, in 2001, many advertisers reduced or eliminated their newspaper advertisements following the September 11 terrorist attacks.

Classified advertising revenue in 2002 was $72.2 million, a decrease of $6.6 million, or 8.4%, compared to $78.8 million in 2001. At the daily newspaper, decreases in employment advertising of $8.6 million and real estate advertising of $0.1 million were partially offset by increases in automotive advertising of $2.8 million and general advertising of $0.4 million. The decrease in employment advertising, which accounted for almost 37.5% of total classified advertising in 2002, represented a 27.0% decrease from 2001. We believe the decrease in employment advertising resulted primarily from continuing economic uncertainty; however, with each quarter in 2002 compared to 2001, the decrease in total classified advertising has reduced. The increase in automotive advertising is primarily attributed to auto manufacturers promoting 0% financing programs.

General advertising revenue in 2002 was $10.1 million, an increase of $0.4 million, or 4.1%, compared to $9.7 million in 2001. The increase was primarily attributable to an increase in general ROP advertising mainly from our telecommunications customers.

The following table presents the advertising linage of our daily newspaper by category for 2001 and 2002:

	2001	2002	Change
	(inches in thousands)
Advertising linage (in inches):
Retail	812.0	773.6	-4.7%
Classified	970.6	922.4	-5.0%
General	51.1	52.7	+3.1%

Total advertising linage (in inches)	1,833.7	1,748.7	-4.7%

Preprint pieces (in millions)	719.5	773.5	+7.5%

Total advertising linage in 2002 decreased 4.7% compared to 2001. The decrease was largely due to a 5.0% decrease in classified advertising and a 4.7% decrease in retail advertising partially offset by a 3.1% increase in general advertising. The decrease in classified advertising lineage is consistent with the decrease in the classified advertising revenue. Retail advertising linage decreased while preprint advertising pieces rose 7.5% primarily as a result of the shift to preprint advertising from a major national retail customer.

The following table presents the full pages of advertising and revenue per page of our community newspapers and shoppers for 2001 and 2002:

	2001	2002	Change
	(inches in thousands)
Full pages of advertising:
Community newspapers	94,898	93,888	-1.1%
Shoppers	113,846	105,545	-7.3%

Total full pages of advertising	208,744	199,433	-4.5%

Revenue per page	$288.61	$305.86	+6.0%

Total pages of full page advertising in 2002 decreased 4.5% compared to 2001. The decrease was largely due to a 7.3% decrease in advertising in the shoppers and a 1.1% decrease in advertising in the community newspapers. Revenue per page increased 6.0% due to rate increases.

Other advertising revenue, consisting of revenue from direct marketing efforts, JSOnline and event marketing, in 2002 was $17.4 million, an increase of $1.9 million, or 12.3%, compared to $15.5 million in 2001. The increase was largely due to increased direct mail advertising and online classified advertising.

Circulation revenue in 2002 accounted for 15.6% of total publishing revenue compared to 16.0% in 2001. Circulation revenue in 2002 was $48.5 million, a decrease of $2.9 million, or 5.6%, compared to $51.4 million in 2001. The decrease was mainly attributed to the 4.1% decrease in average net paid circulation for Milwaukee Journal Sentinel’s weekday edition and 3.1% decrease in average net paid circulation for Milwaukee Journal Sentinel’s Sunday edition, a 3.5% decrease in paid circulation for our community newspapers and greater discounts given to new subscribers. In January 2002, we eliminated home delivery of the Milwaukee Journal Sentinel in all but 12 counties in southeastern Wisconsin. As of the end of 2002, this decision contributed to a decrease in net paid circulation for the daily and Sunday edition of 3.6% and 4.9%, respectively. On June 30, 2002, in an effort to increase readership in certain areas of Milwaukee County, we began offering greater discounts on home delivery and single copy sales. Circulation in those areas has increased since offering the discounts.

Other revenue, which consists primarily of revenue from commercial printing opportunities at the print plants for our community newspapers and shoppers, in 2002 accounted for 9.8% of total publishing revenue compared to 10.9% in 2001. Other revenue in 2002 was $30.5 million, a decrease of $4.4 million, or 12.6%, compared to $34.9 million in 2001. The decrease was primarily attributed to reduced press runs and page counts from existing commercial printing customers and the loss of three commercial printing customers.

Publishing operating earnings in 2002 were $30.3 million, an increase of $5.4 million, or 21.8%, compared to $24.9 million in 2001. Contributing to the increase was a $12.3 million reduction in the cost of newsprint and ink compared to 2001 and a $6.8 million decrease in direct wages and selling and administrative expenses, which resulted primarily from workforce reductions at the daily newspaper. These cost reductions were partially offset by $4.6 million in start up costs in 2002 related to the new production facility.

We anticipate that our new production facility will be fully operational in early 2003. We expect that our new presses will provide improved print reproduction quality and increased productivity, as well as additional opportunities to pursue commercial printing revenue from third parties.

The threatened outbreak of hostilities in Iraq in March 2003 and the war itself has resulted in certain daily newspaper advertising customers reducing their advertising spending in our daily newspaper. We have also incurred additional news gathering costs.

Broadcasting

Operating revenue from broadcasting in 2002 was $152.7 million, an increase of $17.9 million, or 13.3%, compared to $134.8 million in 2001. Operating earnings from broadcasting in 2002 were $33.4 million, an increase of $17.9 million, or 116.0%, compared to $15.5 million in 2001.

On December 31, 2001, we acquired the business and certain of the assets of a television station, KIVI-TV, in Boise, Idaho and a low-power television station, KSAW-LP, in Twin Falls, Idaho, for approximately $22.1 million in cash. We began operating the stations on January 1, 2002.

The following table presents our broadcasting operating revenue and operating earnings by radio stations and television stations for 2001 and 2002:

	2001			2002
	Radio	Television	Total	Radio	Television	Total
	(in millions)
Operating revenue	$73.9	$60.9	$134.8	$78.2	$74.5	$152.7

Operating earnings	$5.9	$9.6	$15.5	$15.2	$18.2	$33.4

Operating revenue from our radio stations in 2002 was $78.2 million, an increase of $4.3 million, or 5.8%, compared to $73.9 million in 2001. The increase was primarily attributed to a $2.9 million increase in local advertising revenue and a $0.7 million increase from national advertising revenue across most markets, and a $0.7 million increase in political and issue advertising revenue. These increases in advertising revenue from the radio stations reflect a $0.5 million adverse impact in 2001 from advertising cancellations and the loss of advertising spots following the September 11 terrorist attacks.

Operating earnings from our radio stations in 2002 were $15.2 million, an increase of $9.3 million, or 157.6%, compared to $5.9 million in 2001. The increase was primarily attributed to the discontinuation of $5.7 million of goodwill and broadcast license amortization expense, the $4.3 million increase in revenue and the decrease in operating costs and expenses resulting from cost control initiatives at all of our radio stations.

Operating revenue from our television stations in 2002 was $74.5 million, an increase of $13.6 million, or 22.3%, compared to $60.9 million in 2001. The increase was primarily attributed to a $7.8 million increase in Olympic, political and issue advertising revenue, a $4.6 million increase in local advertising revenue and a $1.5 million increase in national advertising revenue. Included in the revenue increase is $5.3 million from the two stations in Idaho that were acquired on December 31, 2001. These increases in advertising revenue from the television stations reflect in part the $1.3 million adverse impact in 2001 of the loss of advertising spots during the uninterrupted news coverage and certain advertising cancellations following the September 11 terrorist attacks.

Operating earnings from our television stations in 2002 were $18.2 million, an increase of $8.6 million, or 89.6%, compared to $9.6 million in 2001. The increase was primarily attributed to the $13.6 million increase in revenue, the discontinuation of $1.0 million of goodwill, broadcast license and network affiliation agreement amortization expense and the effects of cost control initiatives at all of our television stations.

The threatened outbreak of hostilities in Iraq in March 2003 and the war itself has had a negative impact on our broadcast results due to reduced spending levels by some advertisers. There was a hesitancy on the part of some advertisers to place schedules during the period of time leading up to the war, cancellations by some advertisers for the duration of war coverage and elimination of advertising inventory available from our television networks during their continuous coverage of the war.

Telecommunications

Operating revenue from telecommunications in 2002 was $148.7 million, a decrease of $3.3 million, or 2.2%, compared to $152.0 million in 2001. Operating earnings from telecommunications in 2002 were $41.0 million, a decrease of $7.0 million, or 14.7%, compared to $48.0 million in 2001.

Wholesale telecommunication services provide network transmission solutions for other service providers by offering bulk transmission capacity. Operating revenue from wholesale services in 2002 was $97.3 million, a decrease of $5.3 million, or 5.2%, compared to $102.6 million in 2001. The decrease was primarily attributed to service disconnections and price reductions. Monthly recurring revenue from wholesale services at the end of 2002 was $7.5 million compared to $8.1 million at the beginning of 2002 and $7.8 million at the beginning of 2001. During 2002, new customers and new circuit connections of $1.3 million in monthly recurring revenue were more than offset by service disconnections, price reductions and lost customers.

Commercial telecommunication services provide advanced data communications and long distance service to small and medium sized businesses in the Upper Midwest, principally in Wisconsin, Michigan, Indiana, Minnesota and Illinois. Operating revenue from commercial services in 2002 was $51.4 million, an increase of $2.0 million, or 4.0%, compared to $49.4 million in 2001. The increase was primarily attributed to an increase in long distance services. Monthly recurring revenue from commercial advanced data services at the end of 2002 of $3.0 million was virtually equal to the amount at the beginning of 2002 and $0.2 million higher than the $2.8 million at the beginning of 2001. During 2002, new customers and new circuit connections of $0.7 million in monthly recurring revenue were offset by service disconnections, price reductions and lost customers.

The decrease in operating earnings from telecommunications was primarily attributed to service disconnections, the decrease in profit margins on services provided due to price reductions and the increase in depreciation expense of $2.5 million resulting from the completion of several capital investment initiatives during 2001. We expect continued service disconnections and price reductions in our wholesale telecommunications business will cause an increasing downward trend that could result in a significant decrease in our telecommunications operating earnings into 2003.

WorldCom and Global Crossing together accounted for 20.1% and 22.5% of our telecommunications revenue in 2002 and 2001, respectively. Global Crossing filed for Chapter 11 bankruptcy protection in January 2002 and WorldCom filed for Chapter 11 bankruptcy protection in July 2002. We had a pre-petition receivable, net of applicable “set-off” accounts payable, from WorldCom, which was sold to a third party in April 2003. We recorded a reserve in the amount of the net receivable in the third quarter of 2002. The loss of the ongoing business from either of these two customers would have a significant adverse effect on our results of operations. In addition to the legal costs of protecting our interests and maintaining the revenue from these contracts, we remain at risk to lose a portion of our business through rejection of some or all of those underlying pre-petition circuit orders and/or the re-pricing of continued services post bankruptcy. A renewal service contract with Global Crossing is being negotiated, though Global Crossing retains the right to accept or reject our current contract under federal bankruptcy law. WorldCom also has a right to accept or reject our current contract with them under federal bankruptcy law. If either contract is rejected, we would have an unsecured claim for the balance due on the contracts in the bankruptcy proceeding.

We do not believe we have a material bad debt exposure because we bill all data services for both wholesale and commercial customers in advance of providing services. Most customers are required to pay their bill before services are provided. We continue to provide services to WorldCom and Global Crossing and receive timely payment for those services.

Printing Services

Operating revenue from printing services in 2002 was $97.8 million, a decrease of $16.8 million, or 14.6%, compared to $114.6 million in 2001. Operating earnings from printing services in 2002 were $2.1 million, an increase of $2.9 million, compared to losses of $0.8 million in 2001.

The decrease in printing services operating revenue was primarily attributed to the consolidation of our U.S. operations to eliminate customers that did not fit our long-term strategic business plans and continued slowdown in the publication printing services business. CD-ROM replication continued at essentially the same level as in the prior year; however, we continue to experience intense price competition for this product in all markets.

The increase in printing services operating earnings was primarily attributed to a reduction in operational costs and an increase in the sale of products with higher margins. These were partially offset by the decrease in revenue and a $2.5 million loss on impairment of CD-ROM related equipment.

Dell Computer Corporation accounted for 37.6% and 29.8% of our printing services revenue in 2002 and 2001, respectively. The loss of this customer could have a material adverse effect on our results of operations.

On February 4, 2003, we announced the closure of our CD-ROM mastering and replications operations. We do not expect the costs to close these operations to have a material adverse effect on our results of operations.

Other

Other operating revenue in 2002 was $91.0 million, an increase of $4.2 million, or 4.8%, compared to $86.8 million in 2001. Other operating earnings in 2002 were $7.3 million, an increase of $10.8 million compared to losses of $3.5 million in 2001.

The following table presents our other operating revenue and operating earnings by business for 2001 and 2002:

	2001				2002
	Label Printing	Direct Marketing Services	Corporate and Eliminations	Total	Label Printing	Direct Marketing Services	Corporate and Eliminations	Total
	(in millions)
Operating revenues	$55.7	$35.9	$(4.8)	$86.8	$56.5	$38.3	$(3.8)	$91.0

Operating earnings (losses)	$(0.6)	$(1.2)	$(1.7)	$(3.5)	$2.4	$(0.1)	$5.0	$7.3

The increase in other operating revenue was primarily attributed to an increase in the gravure label printing operation of new label products for our largest label printing customer, SAB/Miller Brewing Company, and in print and mail services and database marketing services in our direct marketing services business. Included in operating revenue from our direct marketing services is $21.6 million and $21.3 million of postage amounts billed to customers in 2002 and 2001, respectively. Other operating revenue in 2001 was adversely impacted by the September 11 terrorist attacks and the anthrax scare, which resulted in advertisers reducing the amount of direct mail.

The increase in other operating earnings was primarily attributed to the decrease in the litigation reserve by $4.1 million to reflect the settlement of the Newspaper Merger Class Action Suit (discussed in note 8 in our notes to consolidated financial statements), the $3.2 million increase in operating revenue from our label printing and direct marketing services businesses, the decrease in operating costs and expenses resulting from our cost control initiatives and the discontinuation of $0.4 million of goodwill amortization expense partially offset by the $1.3 million loss on impairment of a customer list at our direct marketing services business.

SAB/Miller Brewing Company accounted for 50.7% and 47.4% of our label printing business’ revenue in 2002 and 2001, respectively. In 2002, our label printing business was in the second year of a five year contract with SAB/Miller Brewing Company. The loss of SAB/Miller Brewing Company could have a material adverse effect on our results of operations.

Non Operating Income and Taxes from Continuing Operations

Interest income and dividends in 2002 were $1.0 million, a decrease of $0.6 million, or 37.5%, compared to $1.6 million in 2001. The decrease was primarily attributed to the decrease in cash and cash equivalents offset by interest income received from refunds of state income taxes. Interest expense in 2002 was $0.6 million compared to $0.4 million in 2001. Gross interest expense from borrowings under our credit agreement in 2002 was $1.8 million compared to $0.5 million in 2001. Interest expense capitalized as part of our construction of the Milwaukee Journal Sentinel production facility in 2002 was $1.2 million compared to $0.1 million in 2001.

The effective tax rate on continuing operations was 43.2% in 2002 compared to 42.0% in 2001. The difference between the statutory federal tax rate and the effective tax rate was primarily the result of the litigation that was settled during 2002.

Discontinued Operations

In January 2002, we announced the closure of Fox Cities Newspapers, located in Appleton, Wisconsin, which published six community newspapers. These community newspapers were part of the publishing reportable segment.

On April 29, 2002, the board of directors of our French printing services subsidiary, IPC Communication Services, S.A., a business in our printing services segment, approved a resolution to proceed to close IPC Communication Services, S.A. through a liquidation process. The remaining operations of IPC Communication Services, S.A., were turned over to a liquidator on December 31, 2002.

The operations of Fox Cities Newspapers and IPC Communication Services, S.A. have been reflected as discontinued operations in our consolidated financial statements and, accordingly, prior periods have been restated to reflect this treatment.

Net revenue from discontinued operations in 2002 was $3.3 million, a decrease of $11.9 million, or 78.3%, compared to $15.2 million in 2001. Net assets of discontinued operations at December 31, 2002 were zero and $3.3 million at December 31, 2001. Loss from discontinued operations in 2002 was $7.2 million compared to $2.2 million in 2001. Applicable income tax benefits were $6.6 million and $0.5 million in 2002 and 2001, respectively.

Cumulative Effect of Accounting Change

Effective January 1, 2002, we adopted Statement No. 142, “Goodwill and Other Intangible Assets.” Under Statement No. 142, goodwill and intangible assets deemed to have indefinite lives, including broadcast licenses and network affiliation agreements, are no longer amortized but are reviewed for impairment and written down and charged to operations when their carrying amounts exceed their estimated fair values. We performed transitional impairment tests on our goodwill and indefinite-lived intangible assets as of January 1, 2002. The resulting impairment charges of $7.7 million ($6.5 million after tax) were recorded during the first quarter ended March 24, 2002 and are reported as the cumulative effect of accounting change in our consolidated statements of earnings.

2001 compared to 2000

Consolidated

Our consolidated operating revenue in 2001 was $808.8 million, a decrease of $10.4 million, or 1.3%, compared to $819.2 million in 2000. Our consolidated operating costs and expenses in 2001 were $463.7 million, an increase of $16.4 million, or 3.7%, compared to $447.3 million in 2000. Our consolidated selling and administrative expenses in 2001 were $261.0 million, a decrease of $1.7 million, or 0.1%, compared to $262.7 million in 2000.

The following table presents our total operating revenue by segment, total operating costs and expenses, selling and administrative expenses and total operating earnings as a percent of total operating revenue for 2000 and 2001:

	2000	Percent of Total Operating Revenue	2001	Percent of Total Operating Revenue
	(dollars in millions)
Operating revenue:
Publishing	$345.3	42.1%	$320.6	39.6%
Broadcasting	149.9	18.3	134.8	16.7
Telecommunications	126.6	15.5	152.0	18.8
Printing services	107.3	13.1	114.6	14.2
Other	90.1	11.0	86.8	10.7

Total operating revenue	819.2	100.0	808.8	100.0
Total operating costs and expenses	447.3	54.6	463.7	57.3
Selling and administrative expenses	262.7	32.1	261.0	32.3

Total operating costs and expenses and selling and administrative expenses	710.0	86.7	724.7	89.6

Total operating earnings	$109.2	13.3%	$84.1	10.4%

The decrease in operating revenue was primarily attributed to the decrease in advertising revenue in our publishing business and the decrease in television operating revenue due to the decline in political and issue advertising and the economic downturn offset by the increase in telecommunications operating revenue attributed to new sales opportunities and network expansion. In addition, operating revenue in 2001 was adversely impacted by $1.8 million from preempted advertising due to the uninterrupted television news coverage and certain advertising cancellations on television and radio stations following the September 11 terrorist attacks.

The increase in total operating costs and expenses and selling and administrative expenses was primarily due to the cost of workforce reduction and business transition charges, the increase in the cost of raw materials other than newsprint and the increase in the cost of payroll and benefits.

Our operating earnings in 2001 were $84.1 million, a decrease of $25.1 million, or 23.0%, compared to $109.2 million in 2000. The following table presents our operating earnings by segment for 2000 and 2001:

	2000	Percent of Total Operating Earnings	2001	Percent of Total Operating Earnings
	(dollars in millions)
Publishing	$39.3	36.0%	$24.9	29.6%
Broadcasting	30.4	27.9	15.5	18.4
Telecommunications	40.1	36.7	48.0	57.1
Printing services	3.3	3.0	(0.8)	(0.9)
Other	(3.9)	(3.6)	(3.5)	(4.2)

Total operating earnings	$109.2	100.0%	$84.1	100.0%

The decrease in operating earnings was primarily due to the decrease in operating revenue, the cost of workforce reduction and business transition charges, the cost of accrued litigation and the adverse impact on third quarter 2001 earnings following the September 11 terrorist attacks.

Our consolidated EBITDA in 2001 was $135.8 million, a decrease of $23.5 million, or 14.8%, compared to $159.3 million in 2000. The following table presents a reconciliation of our net earnings to EBITDA for 2000 and 2001:

	Year Ended December 31,
	2000	2001
	(in millions)
Net earnings	$66.4	$47.8
Total other (income) and expense	(0.9)	(1.3)
Provision for income taxes	44.2	35.9
(Gain) loss from discontinued operations, net	(0.5)	1.7
Cumulative effect of accounting change, net	—	—
Depreciation	38.7	40.9
Amortization	11.4	10.8

EBITDA	$159.3	$135.8

The decrease in total EBITDA was primarily due to decreases in operating earnings in our publishing, broadcasting, printing services and other reportable segments partially offset by an increase in our telecommunications segment.

Publishing

Operating revenue from publishing in 2001 was $320.6 million, a decrease of $24.7 million, or 7.2%, compared to $345.3 million in 2000. Operating earnings from publishing were $24.9 million, a decrease of $14.4 million, or 36.6%, compared to $39.3 million in 2000.

The following table presents our publishing operating revenue and operating earnings by daily newspaper and community newspapers and shoppers for 2000 and 2001:

	2000			2001
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total
	(in millions)
Operating revenue	$237.0	$108.3	$345.3	$218.8	$101.8	$320.6

Operating earnings	$38.4	$0.9	$39.3	$23.3	$1.6	$24.9

The following table presents our publishing operating revenue by category for 2000 and 2001:

	2000			2001
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total
	(in millions)
Advertising revenue:
Retail	$74.2	$56.8	$131.0	$74.6	$55.7	$130.3
Classified	85.4	12.1	97.5	67.9	10.9	78.8
General	10.9	—	10.9	9.7	—	9.7
Other	13.3	1.4	14.7	14.1	1.4	15.5

Total advertising revenue	183.8	70.3	254.1	166.3	68.0	234.3
Circulation revenue	48.3	3.5	51.8	48.1	3.3	51.4
Other revenue	4.9	34.5	39.4	4.4	30.5	34.9

Total operating revenue	$237.0	$108.3	$345.3	$218.8	$101.8	$320.6

Advertising revenue in 2001 accounted for 73.1% of total publishing revenue compared to 73.6% in 2000. Retail advertising revenue in 2001 was $130.3 million, a decrease of $0.7 million, or 0.5%, compared to $131.0 million in 2000. The decrease is comprised of a $1.1 million decrease in community newspapers retail advertising and a $0.4 million decrease in daily newspaper retail ROP advertisements offset by a $0.8 million increase in daily newspaper retail preprints. We believe certain major national retail advertisers have changed their marketing strategies and have shifted toward retail preprints. Additionally, in 2001, many advertisers reduced or eliminated their newspaper advertisements following the September 11 terrorist attacks.

Classified advertising revenue in 2001 was $78.8 million, a decrease of $18.7 million, or 19.2%, compared to $97.5 million in 2000. At the daily newspaper, the decrease in employment advertising of $19.4 million was partially offset by increases in real estate advertising, automotive advertising and general advertising. The decrease in employment advertising, which accounted for almost 47.7% of total classified advertising in 2001, represented a 37.5% decrease from 2000. We believe the decrease in employment advertising resulted primarily from continuing economic weakness.

General advertising revenue in 2001 was $9.7 million, a decrease of $1.2 million, or 11.0%, compared to $10.9 million in 2000. The decrease was primarily attributable to a decrease in general ROP and preprint advertising mainly from our airline customers.

The following table presents the advertising linage of our daily newspaper by category for 2000 and 2001:

	2000	2001	Change
	(inches in thousands)
Advertising linage (in inches):
Retail	811.5	812.0	–0.1%
Classified	1,164.3	970.6	–16.6%
General	63.6	51.1	–19.7%

Total advertising linage (in inches)	2,039.4	1,833.7	–10.0%

Preprint pieces (in millions)	665.7	719.5	+8.1%

Total advertising linage in 2001 decreased 10.0% compared to 2000. The decrease was largely due to a 16.6% decrease in classified advertising, an 0.1% decrease in retail advertising and a 19.7% decrease in general advertising. Retail advertising linage decreased primarily as a result of the shift in major retail advertising to more preprint advertising. Preprint advertising pieces rose 8.1% in 2001 primarily due to an increase in preprint advertising from major national retail customers.

The following table presents the full pages of advertising and revenue per page of our community newspapers and shoppers for 2000 and 2001:

	2000	2001	Change
	(inches in thousands)
Full pages of advertising:
Community newspapers	111,440	94,898	–14.8%
Shoppers	134,057	113,846	–15.1%

Total full pages of advertising	245,497	208,744	–15.0%

Revenue per page	$258.94	$288.61	+11.5%

Total pages of full page advertising in 2001 decreased 15.0% compared to 2000. The decrease was largely due to a 15.1% decrease in advertising in the shoppers and a 14.8% decrease in advertising in the community newspapers. Revenue per page increased 11.5% due to rate increases.

Other advertising revenue, consisting of revenue from direct marketing efforts, JSOnline, event marketing, legal notices and Internet products in 2001 was $15.5 million, an increase of $0.8 million, or 5.4%, compared to $14.7 million in 2000. The increase was largely due to increased direct mail advertising and online classified advertising.

Circulation revenue in 2001 accounted for 16.0% of total publishing revenue compared to 15.0% in 2000. Circulation revenue in 2001 was $51.4 million, a decrease of $0.4 million, or 0.8%, compared to $51.8 million in 2000. The decrease was mainly attributed to a 7.4% decrease in average net paid circulation for Journal Sentinel’s weekday edition, a 1.6% decrease in average net paid circulation for Journal Sentinel’s Sunday edition and a 4.7% decrease in paid circulation for our community newspapers.

Other revenue, which consists primarily of revenue from commercial printing at the print plants for our community newspapers and shoppers, in 2001 accounted for 10.9% of total publishing revenue compared to 11.4% in 2000. Other revenue in 2001 was $34.9 million, a decrease of $4.5 million, or 11.4%, compared to $39.4 million in 2000. The decrease was primarily attributed to reduced press runs and page counts from existing commercial printing customers.

Publishing operating earnings in 2001 were $24.9 million, a decrease of $14.3 million, or 36.5%, compared to $39.2 million in 2000. Contributing to the decrease was a $24.7 million decrease in the total publishing operating revenue and $3.3 million in workforce reductions partially offset by a decrease of $3.4 million in the cost of newsprint and ink and a $8.4 million decrease in direct wages and selling and administrative expenses, which resulted primarily from workforce reductions at the daily newspaper.

Broadcasting

Operating revenue from broadcasting in 2001 was $134.8 million, a decrease of $15.1 million, or 10.1%, compared to $149.9 million in 2000. Operating earnings in 2001 were $15.5 million, a decrease of $14.9 million, or 49.0%, compared to $30.4 million in 2000.

The following table presents our broadcasting operating revenue and operating earnings by radio stations and television stations for 2000 and 2001:

	2000			2001
	Radio	Television	Total	Radio	Television	Total
	(in millions)
Operating revenue	$73.5	$76.4	$149.9	$73.9	$60.9	$134.8

Operating earnings	$5.0	$25.4	$30.4	$5.9	$9.6	$15.5

Operating revenue from our radio stations in 2001 was $73.9 million, an increase of $0.4 million, or 0.5%, compared to $73.5 million in 2000. The increase was primarily attributed to a $0.7 million increase in local advertising revenue and a $0.6 million increase in network and other revenue offset by a $0.6 million decrease in political and issue advertising revenue and a $0.4 million decrease in national advertising revenue. These changes in advertising revenue from the radio stations in 2001 reflect the $0.5 million adverse impact from cancellations and the loss of advertising spots following the September 11 terrorist attacks.

Operating earnings from our radio stations in 2001 were $5.9 million, an increase of $0.9 million, or 18.0%, compared to $5.0 million in 2000. The increase was primarily attributed to the $0.4 million increase in revenue and the $1.0 million decrease in payroll costs and other selling expenses.

Operating revenue from our television stations in 2001 was $60.9 million, a decrease of $15.5 million, or 20.3%, compared to $76.4 million in 2000. The decrease was primarily attributed to a $9.1 million decrease in Olympic, political and issue advertising revenue, a $3.6 million decrease in local advertising revenue and a $2.5 million decrease from national advertising revenue across all markets. Of these decreases in advertising revenue from the television stations in 2001, $1.3 million was due to the uninterrupted news coverage and certain advertising cancellations following the September 11 terrorist attacks.

Operating earnings from our television stations in 2001 were $9.6 million, a decrease of $15.8 million, or 62.2%, compared to $25.4 million in 2000. The decrease was primarily attributed to the $15.5 million decrease in revenue.

Telecommunications

Operating revenue from telecommunications in 2001 was $152.0 million, an increase of $25.4 million, or 20.1%, compared to $126.6 million in 2000. Operating earnings from telecommunications in 2001 were $48.0 million, an increase of $7.9 million, or 19.7%, compared to $40.1 million in 2000.

Operating revenue from wholesale services in 2001 was $102.6 million, an increase of $18.4 million, or 21.9%, compared to $84.2 million in 2000. The increase was primarily attributed to strong demand for our services and the network expansion into Michigan and Indiana. Monthly recurring revenue from wholesale services at the end of 2001 was $8.1 million compared to $7.8 million at the beginning of 2001 and $5.5 million at the beginning of 2000. During 2001, new customers and new circuit connections of $2.9 million in monthly recurring revenue were partially offset by service disconnections, price reductions and lost customers.

Operating revenue from commercial services in 2001 was $49.4 million, an increase of $7.0 million, or 16.5%, compared to $42.4 million in 2000. The increase was primarily attributed to an increase in data services. Monthly recurring revenue from commercial data services at the end of 2001 was $3.0 million compared to $2.8 million at the beginning of 2001 and $2.4 million at the beginning of 2000. During 2001, new customers and new circuit connections of $0.8 million in monthly recurring revenue were partially offset by service disconnections, price reductions and lost customers.

The increase in operating earnings from telecommunications was primarily attributed to the $25.4 million increase in revenue offset by a decrease in profit margins due to price reductions. We expect continued price reductions and service disconnections will cause a downward trend in earnings in 2002.

WorldCom and Global Crossing together accounted for 22.5% and 23.7% of our telecommunications operating revenue in 2001 and 2000, respectively. The loss of the ongoing business from either of these two customers would have a significant adverse effect on our results of operations.

We do not believe we have a material bad debt exposure because we bill all data services for both wholesale and commercial customers in advance of providing services. Most customers are required to pay their bill before services are provided.

Printing Services

Operating revenue from printing services in 2001 was $114.6 million, an increase of $7.3 million, or 6.8%, compared to $107.3 million in 2000. The operating loss from printing services in 2001 was $0.8 million, a decrease of $4.1 million, compared to earnings of $3.3 million in 2000.

The increase in printing services operating revenue was primarily attributed to an increase in assembly services. The decrease in operating earnings was primarily attributed to $2.3 million in expense related to the transition of the Eastern and Western Regions into one operational unit called IPC U.S. Operations and $0.7 million in costs related to the shutdown of operations in Ireland.

Dell Computer Corporation accounted for 29.8% and 24.4% of our printing services revenue in 2001 and 2000, respectively. The loss of this customer could have a material adverse effect on our results of operations.

Other

Other operating revenue in 2001 was $86.8 million, a decrease of $3.3 million, or 3.7%, compared to $90.1 million in 2000. Other operating losses in 2001 were $3.5 million, a decrease of $0.5 million, or 11.6%, compared to losses of $4.0 million in 2000.

The following table presents our other operating revenue and operating earnings by business for 2000 and 2001:

	2000				2001
	Label Printing	Direct Marketing Services	Corporate and Eliminations	Total	Label Printing	Direct Marketing Services	Corporate and Eliminations	Total
	(in millions)
Operating revenue	$59.6	$34.3	$(3.8)	$90.1	$55.7	$35.9	$(4.8)	$86.8

Operating earnings	$(0.9)	$0.1	$(3.2)	$(4.0)	$(0.6)	$(1.2)	$(1.7)	$(3.5)

The decrease in operating revenue was primarily attributed to the March 2001 sale of the Milwaukee label printing business offset by the increase in print and mail services in our direct marketing services business. Operating revenue in 2001 was adversely impacted by the terrorist attacks and the anthrax scare, which resulted in advertisers reducing their use of direct mail. Included in operating revenue from our direct marketing services was $21.3 million and $19.7 million of postage amounts billed to customers in 2001 and 2000, respectively.

In 2000 and 2001, the operating losses were primarily attributed to an increase in the litigation reserve.

SAB/Miller Brewing Company accounted for approximately 47.4% and 27.5% of our label printing operating revenue in 2001 and 2000, respectively. In 2001, our label printing business was in the first year of a five year contract with SAB/

Miller Brewing Company. The loss of SAB/Miller Brewing Company could have a material adverse effect on our results of operations.

Non Operating Income and Taxes from Continuing Operations

Interest income and dividends in 2001 were $1.6 million, an increase of $0.3 million, or 23.1%, compared to $1.3 million in 2000. The increase was primarily attributed to the increase in cash available for commercial paper and money market investments throughout 2001. Interest expense was $0.4 million in 2001 and 2000. Gross interest expense from borrowings under our credit agreement in 2001 was $0.5 million compared to $1.3 million in 2000. Interest expense capitalized as part of our construction of the Journal Sentinel production facility in 2001 was $0.1 million compared to $0.9 million in 2000.

The effective tax rate on continuing operations was 42.0% in 2001 compared to 40.1% in 2000. The difference between the statutory federal tax rate and the effective tax rate was primarily due to the reduction of deferred tax assets for state net operating losses.

Discontinued Operations

Net revenue from discontinued operations in 2001 was $15.2 million, a decrease of $4.1 million, or 21.2%, compared to $19.3 million in 2000. Net assets of discontinued operations at December 31, 2001 were $3.3 million. The loss from discontinued operations in 2001 was $2.2 million compared to $0.1 million in 2000. Applicable income tax benefits in 2001 was $0.5 million and $0.6 million in 2000.

Liquidity and Capital Resources

Our principal liquidity and capital requirements have been to pay dividends that have supported employee ownership and to meet our working capital and capital expenditure needs. Since 2000, we have also required liquidity to purchase units in JESTA from employees and former employees. Historically, we have relied on cash flow from operations and, in 2002, supplemented these cash flows with borrowings under our credit facility, to satisfy our liquidity and capital requirements. We believe that current cash balances, which were $4.2 million at June 15, 2003, expected cash flows from operations and borrowings available under our credit facility will be adequate for the foreseeable future to provide for our working capital, debt service, capital expenditures and cash dividends.

We have a $120.0 million bank revolving credit agreement, expiring April 30, 2004, to support our cash requirements. As of June 15, 2003, we had borrowings of $74.4 million under this credit agreement, including $4.4 million bearing interest at the base rate of 4.25% and $70.0 million bearing interest at the LIBOR based rate of 2.21%, and immediately available credit of $45.6 million. The material covenants of this agreement include the following:

•	A consolidated funded debt ratio as determined for the four fiscal quarter period preceding the date of determination of not greater than 1.0:1.0. As of June 15, 2003, the consolidated funded debt ratio was 0.50.

•	A fixed charge coverage ratio as determined for the four fiscal quarter period preceding the date of determination of not less than 1.75:1.0. As of June 15, 2003, the fixed charge coverage ratio was 3.10.

•	A consolidated tangible net worth as of the end of any quarter of not less than $290 million. As of June 15, 2003, the consolidated tangible net worth was $361 million.

•	A consolidated rent expense during any fiscal year of not more than $40 million. As of June 15, 2003, consolidated rent expense was $12 million.

We currently intend to establish a new debt facility which will replace the existing $120 million revolving credit facility. Based on our discussions to date, we anticipate the new agreement will be a $350 million, five-year senior unsecured revolving credit facility. Under the new credit agreement, we expect interest will be LIBOR based or derived from prime or Federal Fund rates. Although covenants, coverage ratios and coverage amounts have not been determined, we expect the material covenants of this new agreement may include the following:

•	A maximum consolidated funded debt ratio as determined for the four fiscal quarter period preceding the date of determination.

•	A minimum fixed charge coverage ratio as determined for the four fiscal quarter period preceding the date of determination.

•	A minimum consolidated tangible net worth as of the date of the end of any quarter.

•	A maximum consolidated rent expense during any fiscal year.

•	A maximum consolidated capital expenditure amount during any fiscal year.

Cash Flow For Two Quarters Ended June 15, 2003

Cash provided by operating activities was $54.2 million in the two quarters of 2003 compared to $50.1 million in the two quarters of 2002. The increase is primarily attributed to an increase in accounts payable due to recording a $4.2 million amount payable for equipment for the daily newspaper’s new production facility.

Cash used for investing activities was $26.3 million in the two quarters of 2003 compared to $26.9 million in the two quarters of 2002. Capital expenditures for property and equipment were $27.9 million in the two quarters of 2003 and $27.6 million in the two quarters of 2002. We continued to invest in the equipment and the building for our daily newspaper production facility and upgrades to our telecommunications fiber optic network plus upgrades to our facilities and technology equipment at our broadcasting business. We expect to spend up to $112.7 on our daily newspaper production facility. As of June 15, 2003 we have spent $109.2 million on this project. Acquisition of businesses was $1.5 million in the two quarters of 2003 representing the purchase of the Antigo Area Shopper’s Guide by our community newspapers and shoppers business.

Cash used for financing activities was $32.1 million in the two quarters of 2003 compared to $23.7 million in the two quarters of 2002. We decreased our borrowing under our credit agreement by $16.4 million in the two quarters of 2003 compared to the increase in borrowing of $46.9 million in the two quarters of 2002. The increased borrowing in 2002 was primarily used to purchase units of beneficial interest from employees and former employees. In the two quarters of 2003, there were no sales or purchases of units due to the suspension of trading in the third quarter of 2002 compared to purchases of units of $93.2 million and sales of units of $38.7 million in the two quarters of 2002. We paid cash dividends of $15.5 million and $16.0 million in the two quarters of 2003 and 2002, respectively.

Cash used for discontinued operations was $1.4 million in the two quarters of 2002.

Cash Flow for Year Ended December 31, 2002

Cash provided by operating activities was $86.1 million in 2002 compared to $118.4 million in 2001 and $133.1 million in 2000. The decrease was mainly due to funding of the pension plan obligations of $44.5 million in 2002.

Cash used for investing activities was $51.4 million in 2002 compared to $108.1 million in 2001 and $94.0 million in 2000. Capital expenditures for property and equipment were $53.2 million in 2002, $90.2 million in 2001 and $96.8 million in 2000. We continued to invest in the building of our daily newspaper production facility, digital television equipment and upgrades to the telecommunications fiber optic network. Cash used for acquisitions was zero in 2002, $22.1 million in 2001 and $8.0 million in 2000. Cash received from sales of assets was $1.5 million in 2002, $5.2 million in 2001, including $4.4 million from the sale of certain of the assets of the Milwaukee label printing operation, and $3.2 million in 2000. In 2000, we received $7.1 million from the redemption of the preferred stock received from the 1995 sale of Perry Printing, a former subsidiary.

Cash used for financing activities was $31.7 million in 2002 compared to $11.9 million in 2001 and $33.0 million in 2000. We increased our borrowing under our credit agreement by $86.4 million in 2002. The increased borrowing was primarily used to purchase units of beneficial interest from employees and former employees and for funding of pension plan obligations. In 2002, purchases of units were $125.3 million compared with $84.4 million in 2001 and $77.1 million in 2000. Sales of units were $38.9 million, $101.8 million and $90.6 million in 2002, 2001 and 2000, respectively. We paid cash dividends of $31.6 million, $37.9 million and $36.8 million in 2002, 2001 and 2000 respectively.

Cash used for discontinued operations was $3.4 million in 2002 and $3.7 million in 2000. Cash provided by discontinued operations was $0.5 million in 2001.

As of December 31, 2002, we had borrowings of $90.8 million under our $120.0 million bank revolving credit agreement, which expires April 30, 2004, including $2.8 million bearing interest at the base rate of 4.25% and $88.0 million bearing interest at the LIBOR based rate of 2.40%. We also had immediately available credit of $29.2 million. As of December 31, 2002:

•	The consolidated funded debt ratio was 0.5632.

•	The fixed charge coverage ratio was 3.32.

•	The consolidated tangible net worth was $352 million.

•	The consolidated rent expense was $27.6 million.

Stock Trust

As of June 15, 2003, our treasury, our employees, and former employees owned units representing beneficial ownership of 90% of our stock. As of June 15, 2003, we believe that employees and former employees had outstanding balances under demand notes secured by pledges of units from various financial institutions totaling approximately $431.6 million.

Eligible optionees under the stock trust, including certain categories of designated employees, the Grant family shareholders and us, have the right to purchase units offered for sale. We are not obligated to purchase units, though in recent years prior to the suspension of trading on October 25, 2002, we have elected to do so for the convenience of stock trust unitholders. On October 25, 2002, our board of directors determined to indefinitely suspend our purchase and sale of units and also directed us to explore potential sources for additional permanent capital.

Contractual Obligations and Commitments

As of December 31, 2002, our contractual obligations are summarized below.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-4 years	After 4 years
	(in millions)
Other long-term liabilities	$3.7	$1.6	$1.1	$1.0
Operating leases	69.1	15.7	33.3	20.1

Total contractual obligations	$72.8	$17.3	$34.4	$21.1

Other long-term liabilities consist primarily of obligations for non-compete agreements resulting from acquisitions and deposits received from subleases of building operating leases. We lease office space, certain broadcasting facilities, distribution centers, printing plants and equipment under both short-term and long-term leases accounted for as operating leases. Some of the lease agreements contain renewal options and rental escalation clauses, as well as provisions for the payment of utilities, maintenance and taxes by us.

	Amount of Commitment Expiration per Period
Other Commitments	Total	Less than 1 year	1-4 years	After 4 years
	(in millions)
Other long-term liabilities	$122.4	$39.4	$82.9	$0.1
Operating leases	1.2	1.2	—	—

Total contractual obligations	$123.6	$40.6	$82.9	$0.1

A purchase commitment for newsprint for our publishing businesses, which runs through 2006, from a newsprint supplier as of December 31, 2002, was $104.7 million. The commitment is based on market prices for quantities we determine will meet our newsprint requirements over the term of the contract. In the unlikely event that newsprint is no longer required in our business, our commitment would expire without obligation. Purchase commitments related to capital expenditures for our daily newspaper’s new production facility were approximately $3.5 million as of June 15, 2003. As

June 15, 2003, we had spent an aggregate of $109.2 million on this project. In addition, we have the right to broadcast certain television programs during the years 2003-2008 under contracts aggregating $8.3 million. We have $1.2 million of standby letters of credit for business insurance purposes.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to interest rate risk on our short-term notes payable to banks and foreign currency exchange rates in the normal course of business. However, a 10% change in the interest rate is not expected to have a material impact on our earnings before income taxes. In addition, we have shut down our operations outside the United States and have not entered into any foreign currency derivative instruments.

Many of our unitholders have borrowed funds to pay for their purchase of units. Dividends on our common stock passed through to our unitholders have in the past helped our unitholders make required periodic interest payments on those loans. Increases in the interest rates on unitholder loans could result in our unitholders seeking increased dividends from us. Dividends are established by our board of directors in their sole discretion, and we are under no obligation to pay dividends on our common stock. A 10% increase in the interest rate on unitholder loans is not expected to have a material impact on dividends declared by our board of directors.

Critical Accounting Policies

Our management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related footnote disclosures. On an on-going basis, we evaluate our estimates, including those related to doubtful accounts, property and equipment, intangible assets, income taxes, litigation, pension and other postretirement benefits. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Allowance for doubtful accounts

We evaluate the collectibility of our accounts receivable based on a combination of factors. We specifically review historical write-off activity by market, large customer concentrations, customer creditworthiness and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us (such as bankruptcy filings, credit history, etc.), we record a specific reserve for bad debts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past loss history, the length of time the receivables are past due and the current business environment. If our evaluations of the collectibility of our accounts receivable differ from actual results, increases or decreases in bad debt expense and allowances may be required.

Property and equipment

We assign useful lives for our property and equipment based on our estimate of the amount of time that we will use those assets and we have selected the straight-line method to depreciate the majority of the property and equipment. A change in the estimated useful lives or the depreciation method used could have a material impact upon our results of operations.

We evaluate our property and equipment for impairment whenever indicators of impairment exist. Accounting standards require that if the sum of the future cash flows expected to result from a company’s assets, undiscounted and without interest charges, is less than the carrying amount of the asset, an asset impairment must be recognized in the financial statements. The estimated future cash flows related to an asset or group of assets is highly susceptible to change because we must make assumptions about future revenue and the related cost of sales. Changes in our assumptions could require us to recognize a loss for asset impairment.

Impairment of goodwill and indefinite-lived intangibles

Goodwill, broadcast licenses and other indefinite-lived intangible assets account for 32.9% and 34.6% of total assets in 2002 and 2001, respectively. The annual impairment tests for goodwill and indefinite-lived intangibles under Statement No. 142 require us to make certain assumptions in determining fair value, including assumptions about cash flow growth rates of our businesses. Additionally, the fair values are significantly impacted by factors including competitive industry valuations and long-term interest rates that exist at the time the annual impairment tests are performed. Accordingly, we may incur additional impairment charges in future periods under Statement No. 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values and long-term interest rates in general decrease and increase, respectively.

Accrued Income Taxes

The Internal Revenue Service and various state Departments of Revenue routinely examine our federal and state tax returns. From time to time, the IRS and the state Departments of Revenue may challenge certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS or state Departments of Revenue could require us to make additional tax payments. Nonetheless, we believe that we have adequately reserved for any foreseeable payments related to such matters and consequently do not anticipate any material earnings impact from the ultimate resolution of such matters.

Accrued Litigation

We are subject to various legal actions, administrative proceedings and claims. When necessary, we may need to record a liability for an estimate of the probable costs for the resolution of such claims. The estimate would be developed in consultation with counsel and would be based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We believe that such unresolved legal actions and claims would not materially affect our results of operations, financial position or cash flows.

Employee Benefits

We are self-insured for a majority of our employee related health and disability benefits and workers compensation claims. A third party administrator is used to process all claims. Liabilities for unpaid claims are based on our historical claims experience. Liabilities for workers compensation claims are developed from actuarial valuations. Actual amounts could vary significantly from such estimates which would require us to record additional expense in the future.

We rely upon actuarial valuations to determine pension costs and funding. We provide the actuarial firms with certain assumptions that have a significant effect on our obligations such as:

•	the discount rate—used to arrive at the net present value of the obligations;

•	the return on assets—used to estimate the growth in invested asset value available to satisfy certain obligations;

•	the salary increases—used to calculate the impact future pay increases will have on postretirement obligations; and

•	the employee turnover statistics—used to estimate the number of employees to be paid postretirement benefits.

Moody’s Aa Corporate bonds, as of the measurement date, is the benchmark we use to determine the assumed discount rate, which was reduced from 7.25% in 2001 to 6.75% for 2002. We make other assumptions that affect the accounting for pension benefits, such as the expected rate of return on plan assets (decreased from 9.5% in 2001 to 8.5% in 2002) and the rate of compensation increase (4.5% in 2002 and 2001). Changes in these assumptions affect the benefit obligations and the service and interest cost components of the pension plan and the other postretirement plan and the required funding of the pension plan. We review these assumptions on an annual basis.

We also rely upon actuarial valuations to determine post retirement benefit costs other than pension. We provide the actuarial firms with the assumption of the discount rate and medical cost inflation. These assumptions could have a significant effect on our obligation. The discount rate is used to arrive at the net present value of the obligation. The medical cost of inflation is used to calculate the impact future medical costs would have on postretirement obligations.

New Accounting Standards

Effective January 1, 2002, we adopted Statement No. 141, “Business Combinations,” and Statement No. 142. Statement No. 141 addresses financial accounting and reporting for business combinations completed after June 30, 2001. As required by Statement No. 142, we performed transitional impairment tests on our goodwill and indefinite-lived intangible assets. The resulting impairment charges of $7.7 million ($6.5 million after tax) were recorded during the first quarter ended March 24, 2002 and are reported as the cumulative effect of accounting change in the consolidated statements of earnings.

Effective January 1, 2002, we adopted Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, as well as broadening the accounting and reporting of discontinued operations. Accordingly, the closures of Fox Cities Newspapers and IPC Communication Services, S.A., as discussed in note 10 to our consolidated financial statements, have been treated as discontinued operations.

In June 2002, Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued. Statement No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance on the subject. It requires, among other things, that a liability for a cost associated with an exit or disposal activity be recognized, at fair value, when the liability is incurred rather than at the commitment date to the exit or disposal plan. The provisions for Statement No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Accordingly, Statement No. 146 may affect when future costs associated with exit or disposal activities are recognized.

In February 2003, we announced the closure of our CD-ROM mastering and replication facility, a part of our printing services business. In the two quarters of 2003, $0.5 million in closure costs were recorded.

Effect of Inflation

Our results of operations and financial condition have not been significantly affected by general inflation. We have reduced the effects of rising costs through improvements in productivity, cost containment programs and, where the competitive environment exists, increased selling prices. However, changes in newsprint prices could have an impact on costs, which we may not be able to offset fully in our pricing or cost containment programs.

BUSINESS

We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. In newspaper publishing, we publish the Milwaukee Journal Sentinel, which serves as the only major daily and Sunday newspaper for the Milwaukee metropolitan area, and we publish more than 90 community newspapers and shoppers in eight states. We own and operate 36 radio stations and six television stations in 11 states. Through our subsidiary, Norlight Telecommunications, Inc., we provide telecommunications services through our large fiber optic network. We also provide a wide range of commercial printing services including publications, professional journals and documentation material, as well as electronic publishing, kit assembly and fulfillment. In 2002, our total operating revenue was $801.4 million, 57.9% of which was generated from our publishing and broadcasting operations, 18.6% from telecommunications and 23.5% from printing services and other operations.

We were founded in 1882 as a newspaper publisher serving Milwaukee, Wisconsin. Our media business mix was expanded in 1927 when we signed on WTMJ radio station, and again in 1947 when we put WTMJ-TV on the air. In 1937, Harry J. Grant founded our employee ownership plan, which has contributed significantly to our company’s positive culture and growth by creating the Journal Employees’ Stock Trust, which we refer to as “JESTA” or the stock trust. We believe employee ownership has served as a competitive advantage for our company since JESTA was established. We have been able to attract and retain motivated people who have a passion for the business and a level of commitment and sense of accountability that is heightened due to their participation in ownership. As of March 23, 2003, 2,405 of our 4,235 full-time employees owned units in JESTA, representing 58% of our full-time workforce. Our culture is reinforced by our strong commitment to high ethical standards.

Over the last 10 years, we have purchased approximately 40 businesses, most of which have been acquisitions of publishing or broadcasting properties. Our 1999 purchase of the Great Empire radio group, consisting of 13 radio stations, was our largest acquisition during this period. As a result of this expansion, we have significantly expanded our diversified media operations beyond our Milwaukee base. We plan to continue to search for acquisitions that fit our growth strategy, focusing on TV and radio broadcast stations in both existing markets and in new markets with an economic profile similar to those we presently serve.

We believe our principal competitive strengths include:

•	Entrepreneurial Employee Ownership. Our entrepreneurial culture is fostered by our employee ownership tradition that began in 1937 with the creation of an employee stock trust. For the last 66 years, employee ownership has driven shareholder value by enabling us to attract and retain motivated people with a high level of commitment to our business and whose spirit of teamwork has significantly energized our company. Today this trust owns 90% of our common stock. As of June 15, 2003, 2,268 of our 4,158 full time employees owned units in the stock trust, representing 55% of our full-time workforce. Immediately after the completion of the initial public offering, our employees and former employees will own our class B shares, which have greater voting power than our other classes of common stock, and control approximately 91% of our total voting power. We believe that significant ownership will continue to reside in our employee ranks and will perpetuate our entrepreneurial culture where employees focus on business results and take personal responsibility for achievement of company goals.

•	Leading Market Position in Wisconsin. Our diversified media and communications businesses have a strong market position in Wisconsin and particularly in the southeastern region of the state. We own and operate two radio stations and a television station in the Milwaukee market, serving our 10 county Designated Market Area and its population of 2.2 million, and we publish the only major daily newspaper and 44 community newspapers and shoppers in the Milwaukee metropolitan area. We also publish 61 community newspapers and shoppers throughout Wisconsin. Finally, through our telecommunications business, we own and operate an extensive fiber optic network that serves customers throughout Wisconsin as well as six adjacent states.

•	Broadcasting Presence in Mid-Sized Growth Markets. In addition to our Wisconsin operations, we own and operate 39 other broadcasting assets in mid-sized growth markets with diversified economies such as Las Vegas, Nevada, Tucson, Arizona and Palm Springs, California, many of which have large universities or state capitals, such as Boise, Idaho. We believe that mid-sized growth markets are attractive because they offer potential for population growth, often have fewer media competitors than larger markets, derive a significant portion of their revenue from local advertisers and offer opportunities for further consolidation. In addition, our presence in mid-sized growth markets allows us to effectively pursue our strategy of identifying radio format opportunities, music selection and rotation, presentation and other key programming attributes that we believe will best position each station to develop a distinctive local brand identity, which we believe will enable us to effectively compete with larger diversified media companies.

•	Profitable and Differentiated Telecommunications Business. Norlight, our telecommunications business, has been operating for over 30 years, which has allowed us to drive high utilization on our network. The network covers approximately 4,400 route miles primarily in the Great Lakes region. It terminates not only in large cities such as Milwaukee and Chicago, but also in second and third tier markets such as Green Bay, Battle Creek and Rochester where fewer competitors have facilities. In developing our telecommunications network, we have employed a highly disciplined approach to cost control and capital investment, including initiating most significant capital investments after anchor customers made purchase commitments and working with other providers when building network to share costs or trade facilities and reduce our capital investment. We believe this disciplined approach has allowed us to build a sophisticated fiber optic network while still generating substantial returns on invested capital. We further believe the combination of our financial stability, deep network penetration, and quality of service reputation differentiates us from many of our competitors.

•	Diversified Operations with Multiple Growth Opportunities. As a diversified media and communications company, we operate across media channels and in more than one industry. Our various operations help reduce our business risk and allow us to strategically direct the cash generated by our operations across platforms in an effort to effectively deploy our capital to take advantage of growth opportunities as and where they may arise.

•	Experienced Management Team. Our senior management team has a long history with our company and in our industries. Members of our senior management team have broad experience in the publishing, broadcasting and telecommunications businesses. Each of our chief executive officer, president and chief financial officer has served as a president of one of our business units, and our eighteen executive officers have an average tenure of 14 years with our company. This combination of in-depth experience in operations and knowledge of our culture has allowed this team to successfully acquire and integrate approximately 40 acquisitions over the past 10 years.

We intend to continue to leverage our competitive strengths to grow our company. We believe the following strategies can provide us with significant growth opportunities in the future:

•	Leverage our Publishing Business to Fund Growth Opportunities. We intend to utilize the cash flow generated in our largest business to both reinvest in publishing and invest in other growth opportunities. Further, we intend to further streamline our publishing operations and to maximize the benefits from our recent $112 million investment in a new newspaper production facility, which was the largest capital investment in our history, through cost reductions, improved print quality and additional product sales.

•	Continue Our Broadcast Acquisition Program. Over the last five years, we have acquired 28 broadcast stations, including 25 radio stations and three television stations, in six geographic markets. Prior to our ownership, many of these stations were owned by smaller, local operators lacking the management or financial resources of our company. Through these acquisitions, we have diversified our broadcasting business, expanded our knowledge of new geographic markets and increased our experience with integrating acquisitions. We will continue to seek to acquire and integrate broadcast stations in certain existing markets as well as in new markets with a profile similar to those we presently serve. In addition, through our acquisitions we seek to create “clusters” of multiple stations in our markets. Operating our stations in clusters allows us to optimize targeted audience delivery and create effective market-based solutions for our advertisers.

•	Continue Disciplined Investment in our Telecommunications Business. We intend to prudently reinvest capital in our telecommunications business in keeping with our desire to remain a premier regional provider of both carrier and enterprise services. As part of that strategy, we will continue to look for opportunities to minimize network construction costs through fiber swaps and joint builds. Also, as we plan network expansion opportunities we are seeking anchor customers to minimize the risk of under-utilized facilities. This careful and disciplined approach to the investment of new capital is designed to provide our customers with quality service while continuing to generate returns on our invested capital.

•

Focus on Improving Operating Performance and Margin Expansion.    We have implemented targeted cost reduction initiatives across our businesses which we believe will generate increased operating efficiency and cost savings. These initiatives include both company-wide and segment-specific practices. In 2001, we introduced a program throughout the company called “Search for Savings,” which focused on evaluating spending and implementing process improvement initiatives. We also promote best operating practices across our businesses, including in our approach to providing exceptional customer service which we believe will enhance our profitability over time. Our daily newspaper publishing business reduced non-newsprint costs by approximately $8 million in 2002 through headcount reduction and elimination of unprofitable home delivery in outlying areas. In our acquired radio and television stations, we continue to leverage the experience and success of our broadcast management team to further integrate these operations and drive operating and margin improvement. We have also put in place significant targeted cost reduction programs at our community newspaper and shopper business, and our printing services business.

In order to appropriately match management resources to the manner in which our businesses are actually run, we reorganized our business segments in 2002 as follows: (i) publishing; (ii) broadcasting; (iii) telecommunications; (iv) printing services; and (v) other. Our publishing segment consists of a daily newspaper, the Milwaukee Journal Sentinel, and more than 90 community newspapers and shoppers. Our broadcasting segment consists of 36 radio stations and six television stations in 11 states. Our telecommunications segment provides wholesale and business-to-business telecommunications services through a high speed fiber optic telecommunications network that covers more than 4,400 route miles in seven states. Our printing services segment reflects the operations of our printing and assembly and fulfillment business. Our other segment consists of a label printing business and a direct marketing services business.

The operating revenue generated by each operating segment, as a percentage of our consolidated operating revenue, for the last three years is shown below.

	2000	2001	2002
Publishing	42.1%	39.6%	38.8%
Broadcasting	18.3	16.7	19.1
Telecommunications	15.5	18.8	18.6
Printing Services	13.1	14.2	12.2
Other	11.0	10.7	11.3

	100.0%	100.0%	100.0%

Publishing

Our publishing business consists of our daily newspaper, the Milwaukee Journal Sentinel, and our community newspapers and shoppers. Our publishing business accounted for 38.8% of our operating revenue and 26.6% of our operating earnings for the year ended December 31, 2002. Within our publishing segment, our daily newspaper accounted for 68.4% of our publishing operating revenue and 94.7% of our publishing operating earnings in 2002. See note 12 to our consolidated financial statements for additional financial information regarding our publishing business.

Daily Newspaper

Published continuously from 1882, the Milwaukee Journal Sentinel has the largest circulation of all newspapers published in Wisconsin, with a circulation of approximately 445,000 on Sunday and 250,000 daily. The Milwaukee Journal Sentinel serves as the only major daily and Sunday newspaper for the Milwaukee metropolitan area. According to a 2002 readership survey conducted by Scarborough Research, the Sunday Milwaukee Journal Sentinel ranks number one in readership penetration among the 50 largest geographic markets in the United States, and the daily newspaper ranks number seven. These rankings are calculated by dividing the number of adults reading the newspaper in a newspaper’s Metropolitan Statistical Area divided by the number of persons over the age of 18 in the newspaper’s MSA. The Milwaukee Journal Sentinel’s MSA, which ranks among the top 50 in the United States, consists of Milwaukee, Waukesha, Washington and Ozaukee counties. In addition, according to data published by the Audit Bureau of Circulations, for the six months ended September 30, 2002, the Milwaukee Journal Sentinel’s Sunday circulation ranked number 23 in the United States.

We were selected, together with The Boston Globe, as a finalist for the 2003 Pulitzer Prize in explanatory reporting, which was won by The Wall Street Journal. In addition, we have won numerous recent print media awards, including:

•	2003 National Headliner Awards, first place for local interest column;

•	2002 Inland Press Association, first place for explanatory writing, editorial excellence, and news picture contest; second place for front page contest;

•	2002 Annual Society for News Design, three awards for excellence, illustration and photography; and

•	2002 Better Newspaper Contest conducted by the Wisconsin Newspaper Association, Newspaper of the Year among the state’s largest newspapers.

In addition to our traditional print media, we operate a number of websites that provide editorial and advertising content, including JSOnline.com and OnWisconsin.com. Also, we have developed a subscription-based website, Packerinsider.com, dedicated to coverage of the Green Bay Packers, to which viewers must pay to subscribe. We expect our online operations to cover their direct operating costs for 2003, and we continue to seek ways to best serve the growing population interested in deriving news from the Internet.

Our new production facility, which became operational in early 2003, is the largest capital investment in our history at a cost of $112 million. The 448,750 square-foot facility is on a 41-acre site in an industrial area in the village of West Milwaukee. The facility houses all printing, packaging, inserting, recycling and transportation processes for the Milwaukee Journal Sentinel. We expect that our new presses will provide improved print reproduction quality and increased productivity, as well as additional opportunities to pursue commercial printing revenue from third parties.

The Milwaukee Journal Sentinel is distributed primarily by independent contract carriers throughout southeastern Wisconsin and a small portion of northern Illinois. Agents deliver the Milwaukee Journal Sentinel to single copy outlets throughout the rest of Wisconsin.

Our primary goal is to grow readership, circulation, revenue growth and margins in our five county primary market area (which we refer to as our “PMA”). While our efforts center on this five county region, we also actively seek attractive expansion opportunities in nearby market areas provided they meet strict requirements for return on invested capital. In order to achieve this goal, we have developed strategies based on the findings of the nationwide survey of 37,000 newspaper readers by the Readership Institute at Northwestern University. This study, conducted in 2001 in about 100 markets including Milwaukee, concluded that the most important objective for the newspaper industry is readership growth. The Institute identified four cornerstones for increasing readership growth: compelling content, a strong brand, over-the-top customer service and a constructive culture. We have adopted those cornerstones as our strategic imperatives. The Milwaukee Journal Sentinel is focused on increasing the appeal of both its editorial and advertising content in order to better meet readers’ interests and to make the paper easier to read and navigate. We have undertaken concentrated efforts to develop, implement, communicate and track strategies to grow our well-established brand. We are committed to on-time delivery as our top customer service priority. Finally, we are focused on enhancing our constructive, collaborative internal culture to support additional readership growth.

Although the penetration of the Milwaukee Journal Sentinel among southeastern Wisconsin readers is generally high, the newspaper still has significant growth potential, especially in targeted ZIP codes in which the newspaper’s penetration level remains low. As part of a targeted readership growth strategy, we have undertaken a program called the “Milwaukee Initiative,” with discounted subscription and single copy offers and outreach programs at churches, educational institutions and apartment complexes. We believe this initiative will increase circulation and subscription revenue and enhance our appeal to advertisers in Milwaukee County.

The following table sets forth our circulation data based on Audit Bureau of Circulations averages for the six-month periods ended September 30:

	Average Net Paid Circulation
	1998	1999	2000	2001	2002
Daily	283,115	284,515	277,027	253,768	240,637
Sunday	456,906	460,103	461,025	455,862	434,023

The decline in average net paid circulation from 2001 to 2002 was caused primarily by the elimination of home delivery in all but 12 counties in southeastern Wisconsin, as part of our cost reduction initiatives, as well as the impact of a weakened national economy. As a result, average net paid circulation for the six months ending September 30, 2002 decreased by 5.2% for our daily paper and 4.8% for our Sunday paper compared to the average net paid circulation for the six months ending September 20, 2001.

Circulation revenue accounted for 21.3% of our daily newspaper’s total operating revenue in 2002. The Milwaukee Journal Sentinel single copy prices are $0.50 for daily and $1.75 for Sunday.

Advertising revenue accounted for 77.0% of our daily newspaper’s total operating revenue in 2002. We have set forth in the table below annual advertising volume as printed on our presses (measured in column inches) and the number of preprints (which are individual customer’s advertisements that are provided by the customer and that are inserted into the newspapers) inserted into the Milwaukee Journal Sentinel’s daily and Sunday editions and its total market coverage (TMC) product, Weekend plus, for the last five calendar years. We believe the advertising volume decline during 2002 in “full run” (which refers to advertisements that are published in all editions of the newspaper, as opposed to “part run” which refers to advertisements published in only certain editions of the newspaper) was a result of advertisers switching to preprints, the downturn in employment advertising and several large retailers decreasing their advertising expenditures. We believe more advertisers are switching to preprints because preprints can offer better opportunities for targeted advertising, better print quality and lower cost.

	Annual Advertising Volume
	1998	1999	2000	2001	2002
	(inches in thousands)
Full run in column inches	2,030.6	1,987.0	2,015.2	1,763.0	1,668.3
Part run in column inches	20.6	15.4	24.2	70.7	80.3
Preprint pieces (in millions)	650.0	659.0	665.7	719.5	773.5

Community Newspapers and Shoppers

We own and operate more than 90 community newspapers and shoppers and seven printing plants through our subsidiary, Add, Inc. Advertising revenue and circulation revenue accounted for 70% and 3%, respectively, of our community newspapers’ and shoppers’ total operating revenue in 2002. We publish 40 shoppers with a combined circulation of more than 780,000 each week. Shoppers are free publications, primarily carrier-delivered to each household in a geographic area, featuring advertisements primarily from local and regional businesses. A few of our shoppers also include local interest stories and weekly columns, such as fishing/hunting reports, obituaries and television listings. These shoppers are delivered to various communities in Wisconsin, Ohio, Louisiana, Vermont and Massachusetts.

We publish 47 community newspapers, with a combined paid and unpaid circulation of more than 300,000 weekly. Our community newspapers focus on local news and events that are of interest to the local residents. In some markets, our community newspapers are the only source of local news. These local newspapers serve communities in Wisconsin, Connecticut and Florida.

We also publish 10 niche publications that appeal to a very specific advertiser and reader. A few examples of the niche products are automotive and boating focused publications. We provide niche publications in Wisconsin, Louisiana, Florida and New York.

In addition to our publishing operations, we also provide commercial printing services including cold-web printing, electronic prepress, bindery and inserting mostly for other weekly niche publications. Revenue from commercial printing accounted for 27% of our community newspapers’ and shoppers’ total operating revenue in 2002.

We recently appointed a new president at Add, Inc. The management team is focused on reducing overall costs and improving performance by leveraging our well developed clusters and strong local franchises.

Newsprint

The basic raw material of newspapers is newsprint. We currently purchase approximately 95% of our estimated newsprint requirements from two suppliers. We pay market prices for quantities we determine will meet our requirements. The remaining 5% of our newsprint could come from these suppliers or from other suppliers in the spot market.

We believe we will continue to receive an adequate supply of newsprint for our needs. Newsprint prices fluctuate based upon market factors, which include newsprint production capacity, inventory levels, demand and consumption. Price fluctuations for newsprint can have a significant effect on our results of operations. The average net price per ton was $446 in 2002 compared to an average net price per ton of $573 in 2001. Our consumption of newsprint declined to 77,161 metric tons in 2002 from 77,900 metric tons in 2001, and our total cost of newsprint decreased $12.3 million during 2002. Based on the average net price per ton in 2002 and consumption of newsprint in 2002, a $10 per ton increase or decrease in the price of newsprint would increase or decrease our total cost of newsprint by $0.8 million.

The decrease in consumption in 2002 is attributed to fewer advertising pages and a decrease in average net paid circulation. This decrease in consumption was partially offset by our decision to print the weekly television guide on our own new presses versus having it printed by another firm and the use of newsprint for the startup of the new presses.

Industry and Competition

Newspaper publishing is the oldest segment of the media industry. Metropolitan and community newspapers often represent the dominant medium for local advertising due to their importance to the communities they serve. We believe newspapers continue to be one of the most effective mediums for retail and classified advertising because they allow advertisers to promote the price and selection of goods and to maximize household reach.

Notwithstanding the advertising advantages newspapers offer, newspapers have many competitors for advertising dollars and paid circulation. These competitors include local, regional and national newspapers, shoppers, magazines, broadcast and cable television, radio, direct mail, yellow pages, the Internet and other media. Competition for newspaper advertising revenue is based largely upon advertiser results, advertising rates, readership, demographics and circulation levels, while competition for circulation is based largely upon the content of the newspaper, its price, editorial quality, and customer service. On occasion, our businesses compete with each other for regional advertising, specifically in the Milwaukee market.

Advertising revenue is the largest component of a newspaper’s total operating revenue. Advertising rates at newspapers, free circulars and publications are usually based on market size, circulation, penetration, demographics and alternative advertising media available in the marketplace. Newspaper advertising revenue is cyclical. Our publishing business tends to see increased operating revenue due to increased advertising activity during certain holidays, in time for summer shopping and just prior to students returning to school. Advertising revenue is also generally affected by changes in national and regional economic conditions. Classified advertising is generally the most sensitive to economic cycles because it is driven primarily by the demand for employment, real estate transactions and automotive sales. While circulation revenue was not as significant as advertising revenue in 2002, circulation trends can affect the decisions of advertisers and advertising rates.

Although there are several major national newspaper companies, we believe that the newspaper publishing industry in the United States remains highly fragmented. Many smaller publications are owned and operated by individuals whose newspaper holdings and financial resources are generally limited. Further, we believe that relatively few daily newspapers have been established in recent years due to the high cost of starting a daily newspaper operation and building a franchise identity. Moreover, most markets cannot sustain more than one newspaper.

Broadcasting

Our broadcasting business is conducted through our wholly-owned subsidiary, Journal Broadcast Corporation (doing business as Journal Broadcast Group), and its subsidiaries, which together operate six television stations and 36 radio stations in 11 states. Our broadcasting business accounted for 19.1% of our operating revenue and 29.3% of our operating earnings for the year ended December 31, 2002. See note 12 to our consolidated financial statements for additional financial information regarding our broadcasting business.

Our radio and television stations focus on providing targeted and relevant local programming that is responsive to the interests of the communities in which they compete. We promote a local focus that allows our stations and clusters to serve listeners, viewers and advertisers more effectively, strengthens each station’s brand identity and allows our stations to provide effective marketing solutions for local advertisers by reaching their targeted audiences.

Radio Broadcasting

Based on the Winter 2003 Arbitron ratings book, we have the number one station in terms of station audience rank in five of the eight markets in which our radio stations operate, including in Milwaukee where WTMJ-AM has been the top rated radio station for 27 consecutive Arbitron rating periods. We have grown our radio operations primarily through recent acquisitions of stations in mid-sized growth markets. We have acquired 15 of our 36 radio stations since 1999. In 2002, operating revenue from radio operations accounted for 51.2% percent of our broadcasting operating revenue.

Our radio stations are:

Market and Station	City of License	Year Acquired	Format	Station Audience Rank(1)	Total Stations in Market(2)	FCC License Class(3)

Milwaukee, WI
WTMJ-AM	Milwaukee, WI	1927	News/Talk/Sports	1	33	B
WKTI-FM	Milwaukee, WI	1940	Adult Contemporary	7	33	B

Omaha, NE
KOSR-AM	Omaha, NE	1995	Sports	17+	21	C
KHLP-AM(4)	Omaha, NE	1997	Talk	N/A	21	B
KEZO-FM	Omaha, NE	1995	Rock	1	21	C
KKCD-FM	Omaha, NE	1995	Classic Hits	9	21	C2
KSRZ-FM	Omaha, NE	1998	Hot Adult Contemporary	5	21	C
KOMJ-AM	Omaha, NE	1999	Adult Standards	10+	21	B
KQCH-FM	Omaha, NE	1999	Contemporary Hits	6+	21	C
KBBX-FM	Nebraska City, NE	1997	Regional Mexican	17+	21	C1

Tucson, AZ
KFFN-FM	Tucson, AZ	1996	Sports Radio	22	26	C
KMXZ-FM	Tucson, AZ	1996	Adult Contemporary	1	26	C
KZPT-FM	Tucson, AZ	1996	Hot Adult Contemporary	10	26	A
KGMG-FM	Oracle, AZ	1998	Rhythmic Oldies	14	26	C2

Knoxville, TN
WQBB-AM	Powell, TN	1998	Sports	21	29	D
WMYU-FM	Karns, TN	1997	Hot Adult Contemporary	11	29	A
WWST-FM	Sevierville, TN	1997	Contemporary Hits	3	29	C1
WKHI-FM	Knoxville, TN	1998	Rhythmic	12+	29	A

Boise, ID
KGEM-AM	Boise, ID	1998	Adult Standards	9+	25	B
KJOT-FM	Boise, ID	1998	Rock	17	25	C
KQXR-FM	Boise, ID	1998	Alternative Rock	6+	25	C1
KTHI-FM	Caldwell, ID	1998	Classic Hits	9+	25	C
KRVB-FM	Nampa, ID	2000	Adult Alternative	14	25	C
KCID-AM(4)	Caldwell, ID	1998	Oldies	N/A	25	C

Wichita, KS
KFTI-AM	Wichita, KS	1999	Classic Country	2	22	B
KFDI-FM	Wichita, KS	1999	Country	1	22	C
KICT-FM	Wichita, KS	1999	Rock	6	22	C1
KFXJ-FM	Augusta, KS	1999	Classic Hits	9+	22	C2
KYQQ-FM	Arkansas City, KS	1999	Regional Mexican	15+	22	C
KMXW-FM	Newton, KS	2000	Hot Adult Contemporary	15+	22	C1

Springfield, MO
KSGF-AM	Springfield, MO	1999	News/Talk	15+	20	B
KTTS-FM	Springfield, MO	1999	Country	1	20	C
KSPW-FM	Sparta, MO	1999	Contemporary Hits	6	20	C2

Tulsa, OK
KFAQ-AM	Tulsa, OK	1999	Talk	10+	27	A
KVOO-FM	Tulsa, OK	1999	Country	5+	27	C
KXBL-FM	Henryetta, OK	1999	Classic Country	8	27	C1

(1)	Station audience rank equals the ranking of each station, in its market, according to (i) the Winter 2003 Arbitron ratings book for all indicated markets except Boise, Idaho and Springfield, Missouri, and (ii) the Fall 2002 Arbitron ratings book for the Boise, Idaho and Springfield, Missouri markets. The ranking is determined based on the estimated share of persons 12 years and older listening during an average 15-minute increment (also known as “average quarterly hour,” or “AQH,” share) occurring Monday-Friday between 6:00 a.m. and midnight. A “+” indicates a tie with another station in the market.
(2)	Includes stations qualified to be reported in the applicable Arbitron ratings book. In order to be qualified to be reported, a station must have received five or more minutes of listening in at least 10 diaries in the market from 6:00 a.m. to midnight, Monday through Sunday, during the survey period.
(3)	The FCC license class is a designation for the type of license based upon the radio broadcast service area according to radio broadcast rules compiled in the Code of Federal Regulations.
(4)	KHLP-Am did not qualify to be reported in the Winter 2003 Arbitron ratings book. KCID-AM did not qualify to be reported in the fall 2002 Arbitron ratings book.

Most of our radio broadcasting operating revenue is generated from the sale of local advertising, with the balance generated from the sale of national, political and issue advertising. Our goal is to achieve a top two radio advertising revenue share in all of our markets. We employ a variety of sales-related and programming strategies to pursue this goal. Our sales-related strategy includes developing a highly trained sales force which employs a solution-based selling approach, through which we seek to partner with our key advertisers to realize their marketing goals and maximize our share of their advertising spending. We believe that developing local station “clusters” allows us to more effectively pursue this solution-based approach because it allows us to offer a variety of format alternatives to reach a broader range of local advertisers. Our programming strategy includes seeking to develop and retain local on-air talent to drive ratings and provide local promotional value for our advertisers. For example, our top-rated morning show hosted by Todd and Tyler at KEZO-FM in Omaha has been on the air with us for nearly 10 years. We have long-term contracts with many of our on-air personalities.

We base our advertising rates primarily on each station’s ability to attract audiences having certain demographic characteristics in the market areas which advertisers want to reach, as well as the number of stations competing in the market. Advertising rates generally are the highest during morning and evening drive-time hours. We have predetermined the number of commercials that are broadcast each hour, depending on the format of a particular station. We attempt to determine the number of commercials broadcast hourly that can maximize available revenue dollars without diminishing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year, unless there has been a format change.

In an effort to maximize our operating margins, we have implemented a continuing focus on cost reduction. Our cost control strategy includes a centralized management approach to certain functions such as engineering, IT, finance and human resources, in order to generate economies of scale and incorporate best practices. In other areas such as sales and programming, we have adopted a decentralized market-centric approach, which we believe contributes to a differentiated and deep local focus and appeals to our advertisers and listeners.

We have successfully grown our radio group over the past several years by acquiring stations and aligning them in clusters within a market, in many cases building out the cluster around a lead station. We seek to build a unique and differentiated brand position at each station within a cluster so that we can offer distinct solutions for a variety of advertisers in any given market. This clustering strategy has allowed us to target our stations’ formats and sales efforts to better serve advertisers and listeners as well as leverage operating expenses to maximize the performance of each station and the cluster.

We currently intend to continue our acquisition program following our cluster strategy in certain existing and new mid-sized growth markets. We have developed a targeted acquisition strategy. We have generally avoided auction processes and have a high rate of success in completing acquisitions we have pursued. We believe that our entrepreneurial employee ownership culture, long history in the business, and reputation in the industry all represent competitive advantages for us in identifying and completing future acquisitions.

Television Broadcasting

Based on the May 2003 Nielsen ratings book, we are ranked among the top three stations in terms of station audience rating in all of the six markets in which our television stations operate. As of May 2003, WTMJ-TV, our Milwaukee television station, had the top rated late night local newscast in its Designated Market Area in 45 of the previous 46 ratings periods (based on the percentage of the total potential household audience). In 2002, operating revenue from television operations accounted for 48.8% of our broadcasting operating revenue.

Our television stations are:

Station	Market	Year Acquired	Network Affiliation	Station Audience Rating(1)	Station Audience Share(1)	Total Stations in Market(2)
WTMJ-TV	Milwaukee, WI	1947	NBC	5	14	12
KTNV-TV	Las Vegas, NV	1979	ABC	3	6	12
WSYM-TV	Lansing, MI	1984	Fox	1	6	7
KMIR-TV	Palm Springs, CA	1999	NBC	3	10	10
KIVI-TV	Boise, ID	2001	ABC	2	10	7
KSAW-TV(3)	Twin Falls, ID	2001	ABC	1	5	6

(1)	Ratings equal the percentage of the total potential household audience in the Designated Market Area and shares equal the percentages of the audience in the Designated Market Area actually watching television. The percentages are based on surveys conducted 5:00 a.m. to 2:00 a.m., seven days a week, as published in the May 2003 Nielsen ratings book.
(2)	Includes all television stations whose city of origin is within the Designated Market Area that meet the minimum reporting standards.
(3)	Low-power television station.

The affiliation by a station with one of the four major networks (NBC, ABC, CBS and Fox) has a significant impact on the composition of the station’s programming, revenue, expenses and operations. The success of our NBC affiliate stations in Milwaukee and Palm Springs is partially attributable to the strong ratings NBC network programming has generated in recent years. Likewise, lower ratings at ABC have contributed to the relative underperformance at our Las Vegas and Boise stations. We believe that both Las Vegas and Boise are markets with attractive demographic and growth profiles and that as a result, there is significant opportunity for growth and operating improvement at these stations. We believe all of our television stations are strong affiliates with good relationships with the respective networks.

In all of our markets and regardless of network affiliation, we focus on developing leading local news programming and contracting popular syndicated programming with the objective of maximizing our share of advertising spending in a given market. Based on the May 2003 Nielsen ratings book, we had the number one local late evening news program in two of our six markets (based on the percentage of the total potential household audience), including our recent acquisition, KMIR-TV in Palm Springs, California, and WTMJ-TV in Milwaukee.

We derive the vast majority of our television broadcasting revenue from advertising. Our television advertising revenue and rates in even-numbered years benefit from political, issue, and Olympics-related advertising. NBC has purchased the right to broadcast the Olympics through 2012, and we expect higher operating revenue in these years because the expected increased ratings for our two NBC affiliates will allow them to sell advertising at premium rates.

We intend to pursue additional acquisitions of television stations, particularly stations in mid-sized growth markets with potential for operating improvement. Depending on the outcome of current discussions on deregulation at the FCC, we may seek to add second stations in our existing markets and exploit other potential clustering or cross-ownership opportunities as they arise.

We have made substantial investments in digital conversion equipment at our stations and are fully compliant with FCC mandates on digital broadcasting. We do not currently anticipate significant additional future capital investment associated with our digital conversion.

Industry and Competition

We compete with other radio and television stations, newspapers, cable television, satellite television, direct mail services, billboards, the Internet and, in the future, may also compete with the emerging satellite radio technology for advertising dollars. We believe some of the factors an advertiser considers when choosing an advertising medium include its overall marketing strategy and reaching its targeted audience in the most cost-effective manner. In both radio and television broadcasting, operating revenue is derived primarily from advertising. Ratings, which estimate the number of viewers or listeners tuning in to a given station, highly influence competition in broadcasting because they affect the advertising rates the broadcaster can charge—higher ratings generally mean the broadcaster can charge higher rates for advertising. Advertising rates for both the radio and television broadcast industries are also based upon a variety of other factors, including a program’s popularity among the advertiser’s target audience, the number of advertisers competing for the available time, the size and demographic makeup of the market served and the availability of alternative advertising in the market. By having a “cluster” of several stations within one market, we can offer advertisers the opportunity to purchase air time on more than one of our stations in order to reach a broader audience.

Radio stations generate the majority of their revenue from the sale of advertising time to local and national spot advertisers and national network advertisers, primarily as a medium for local advertising. Changes in market demographics, the entry of competitive stations or the adoption of competitive formats by existing stations could result in lower ratings, which could in turn reduce advertising revenue. Technology can play an important role in competition as the ratings each station receives also depend upon the strength of the station’s signal in each market and, therefore, the number of viewers or listeners who have access to the signal. We continue to invest in the technology needed to maintain, and where possible, strengthen our signals.

Commercial television stations generally fall into one of three categories. The first category of stations includes those affiliated with one of the four major national networks (NBC, ABC, CBS and Fox). The second category comprises stations affiliated with newer national networks, such as UPN, WB and Paxson Communications Corporation (or PAX TV). The third category includes independent stations that are not affiliated with any network and rely principally on local and syndicated programming. Affiliation with a television network can have a significant influence on the operating revenue of a television station because the audience ratings generated by a network’s programming can affect the rates at which a station can sell advertising time. Generally, rates for national and local spot advertising sold by us are determined by each station, which receives all of the operating revenue, net of agency commissions, for that advertising. Rates are influenced by the demand for advertising time, the popularity of the station’s programming and market size.

Seasonal operating revenue fluctuations are common in the broadcasting industry and are primarily due to fluctuations in advertising expenditures by retailers and automobile manufacturers. Broadcast advertising is typically strongest in the second and fourth quarters of the year. This coincides with increased advertising around certain holidays. The second quarter tends to show an increase in automotive advertising as well as increases in tourism and travel advertising before the summer months. Because television and radio broadcasters rely upon advertising revenue, they are subject to cyclical changes in the economy. The size of advertisers’ budgets, which are affected by broad economic trends, affects the broadcast industry in general and the operating revenue of individual television and radio stations.

Telecommunications

We conduct our telecommunications business through our subsidiary Norlight Telecommunications, Inc., which provides both wholesale telecommunications services, sometimes referred to as “carrier services,” and business-to-business telecommunications services, sometimes referred to as “enterprise services,” or “commercial services.” We have operated our telecommunications business for more than 30 years, and during this time it has emerged as a premier service provider focused on mid- to smaller-sized cities in the Great Lakes region. Our telecommunications business accounted for 18.6% of our operating revenue and 35.9% of our operating earnings for the year ended December 31, 2002. See note 12 to our consolidated financial statements for additional financial information regarding our telecommunications business.

Throughout the history of our telecommunications business, we have applied a disciplined approach to our cost structure and the investment of capital, consistent with our desire to build and maintain a high quality fiber optic network while earning a substantial return on our investment.

Our wholesale telecommunications business provides network transmission solutions for other telecommunications carriers, including interexchange (nationwide long distance) carriers, wireless carriers, Internet service providers, incumbent local exchange carriers and competitive local exchange carriers in order to provide voice, video, data and Internet applications for their customers. Our business-to-business service provides integrated voice and data communications solutions, specifically dedicated circuits, frame relay (statistically multiplexed packet data service), ATM (Asynchronous Transfer Mode—a very high speed transmission technology), Internet access and switched voice services (pay-by-the-minute long distance including domestic, international and calling card services) to small and medium sized businesses in the upper Midwest. Our satellite and video services provide terrestrial and satellite transmission of broadcast quality video signals to broadcast, entertainment and sports industries, educational institutions and businesses.

The foundation for our telecommunications success has been our customer loyalty focused strategy. Our telecommunications business generally receives high marks for strong brand recognition and for customer satisfaction, with the results of a 2002 survey conducted by Peregrine Marketing Research showing that 86.8% of our enterprise customers are generally very satisfied with our service. This strategy reflects the view that the continued and future success of our telecommunications business is dependent upon reliability and responsiveness to customers. Each customer has its own dedicated account team to manage and design effective telecommunications solutions.

We refer to the employees of our telecommunications business as the “Guardians of Data.” This message is meant as an indication of our commitment to being the provider of choice in providing innovative solutions within the data product category.

We own and operate 3,794 route miles of fiber optic network connecting Wisconsin, Michigan, Indiana, Minnesota, Illinois, Iowa and Ohio. We also own an additional 669 route miles that are available for future network traffic. The network is designed to carry telecommunications traffic to second and third tier markets (population sizes greater than 50,000) within its footprint. The transport layer of the network uses SONET (Synchronous Optical Network) technology to transport digital signals. The network is configured in a ring physical topology, with multiple fibers providing redundancy. Given this configuration, in the event that an individual fiber strand suffers a catastrophic failure, traffic is automatically re-routed to avoid service interruption. Our network terminates in many smaller cities such as Green Bay, Wisconsin, Battle Creek, Michigan and Rochester, Minnesota, as well as first tier markets. This ability to provide our customers with deeper direct penetration differentiates us from many of our competitors. Pricing to and from these markets has also experienced somewhat less pressure than in the larger cities.

WorldCom, Inc. and Global Crossing, our largest telecommunications customers, together accounted for 20.1% of our total telecommunications operating revenue in 2002. Global Crossing filed for Chapter 11 bankruptcy protection in January 2002 and WorldCom filed for Chapter 11 bankruptcy protection in July 2002. Both companies are also currently under investigation by the Securities and Exchange Commission and the Justice Department. However, we continue to provide services to both WorldCom and Global Crossing and receive payments for those services in the ordinary course of business. The loss of the ongoing business of either of these two customers would have a significant and adverse effect on our results of operations.

Industry and Competition

Norlight operates in the Inter-exchange Transport Services segment of the telecommunications market. Its competitors consist of multiple large national carriers such as AT&T, WorldCom, Global Crossing and Sprint; regional carriers, such as McLeodUSA Telecommunications, US Signal, TDS Telecom; and local exchange carriers, such as SBC Communications, Verizon and Qwest Communications.

We believe the recent financial crisis within the telecommunications industry will continue with the resulting effect being a limited availability of capital. Several carriers have ceased their operations or been acquired; however, overcapacity and too many competitors continues to be a significant issue leading to price instability. Our telecommunications business has had the benefit of adequate and timely access to financial resources from us, which has enabled it to expand its network to meet service needs or pursue sales opportunities. We believe our ability to react quickly by executing custom-designed integrated solutions to meet customer requests is a significant point of positive differentiation in the current market. We further believe that the responsive, customer-focused approach of our sales teams and technical staff, coupled with high quality service offerings, is a significant competitive advantage.

Printing Services

Our printing services business is conducted through our subsidiary IPC Communication Services, Inc. Our printing services business accounted for 12.2% of our operating revenue and 1.8% of our operating earnings for the year ended December 31, 2002. See note 12 to our consolidated financial statements for additional financial information regarding our printing services business.

IPC, which was founded in 1949 and acquired by us in 1992, provides a wide range of commercial printing services including publications, professional journals and documentation material, as well as electronic publishing, kit assembly and fulfillment. The foundation of our printing business includes printing scientific, medical and technical journals. We generally utilize conventional and electronic pre-press processes, web and sheet-fed printing and complete bindery and finishing in our printing processes. We are also a Microsoft authorized replicator of certificates of authenticity applied to various software products. All of these markets are served through our direct sales force.

The printing services industry is highly competitive and generally characterized by lower operating margins. As a result, we maintain an aggressive approach to managing costs. We have recently shut down certain unprofitable operations and implemented other cost containment initiatives. In addition, we consistently seek opportunities to grow revenue through existing or new business. For example, we believe there are opportunities for growth in providing printing products and services to OEMs (original equipment manufacturers). We believe our experience in providing these services to the technology marketplace is a competitive advantage, and we intend to leverage that advantage by expanding our services to other OEMs including industrial and consumer products OEMs.

Dell Computer Corporation accounted for 37.6% of our printing services operating revenue in 2002. The loss of this customer could have a material adverse effect on our results of operations.

Industry and Competition

The printing services industry has continued to experience consolidation over the last few years. This trend has resulted in fewer private, independent competitors, creating several competitors that are larger than us in size with broader product offerings. The major competitive factors that impact our printing services business are price and schedule flexibility, customer service and finished products quality, time to market and distribution capabilities.

We compete with a large number of companies, some of which have greater resources and capacity. In recent years, there has been excess capacity in the printing industry that has increased competition. Rapid technological changes as well as a more global market place, both in terms of supply and demand, have also brought new competitors to the market place. To lessen exposure to larger competitors with greater resources, we focus generally on specialized markets with small- to medium-sized print run requirements where we can achieve market differentiation and gain competitive advantages through knowledge of the market and the ability to offer high quality solutions to customers.

Other

Our other businesses consist of our label printing business conducted through our subsidiary NorthStar Print Group and our direct marketing services business conducted through our subsidiary PrimeNet Marketing Services. These businesses accounted for 11.8% of our operating revenue and 3.1% of our operating earnings for the year ended December 31, 2002. See note 12 to our consolidated financial statements for additional financial information regarding these businesses.

Our label printing business has three production facilities in Wisconsin and Michigan’s Upper Peninsula and produces glue-applied, in-mold, and pressure sensitive labels for the beverage, automotive products, household chemical and other major industries. Our label printing business is dedicated to providing all of its customers with exceptional performance and flexibility. SAB/Miller Brewing Company accounted for 50.7% of our label printing business’ revenue in 2002. In 2002, our label printing business was in the second year of a five-year contract with SAB/Miller Brewing Company. The loss of SAB/Miller Brewing Company could have a material adverse effect on our results of operations.

Our direct marketing business provides nationwide direct marketing support services to marketers of automotive, retail, publishing, financial and other services. Our direct marketing business is committed to providing innovative data, print and mail solutions that are always on time and right.

Compliance with Environmental Laws

As the owner, lessee or operator of various real properties and facilities, we are subject to various federal, state, and local environmental laws and regulations. Historically, compliance with these laws and regulations has not had a material adverse effect on our business. However, there can be no assurance that compliance with existing or new environmental laws and regulations will not require us to make future expenditures.

Regulation

Our businesses are subject to regulation by governmental authorities in the United States and in the various states in which we operate.

Television and Radio Regulation

Introduction

Our television and radio broadcasting operations are subject to regulation by the FCC under the Communications Act of 1934, as amended (which we refer to as the Communications Act). Under authority of the Communications Act, the FCC, among other things, assigns frequency bands for broadcast and other uses; grants permits and licenses to construct and operate television and radio stations for particular frequencies; issues, revokes, modifies and renews radio and television broadcasting licenses; determines the location and power of stations and establishes areas to be served; regulates equipment used by stations; determines whether to approve changes in ownership or control of station licenses; regulates the content of some forms of programming; adopts and implements regulations and policies which directly or indirectly affect the ownership, operations and profitability of broadcasting stations; and has the power to impose penalties for violations of its rules.

Licensed broadcast stations must pay FCC regulatory and application fees, and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, closed captioning of certain television programming, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. Additionally, the FCC’s rules require licensees to create equal employment opportunity outreach programs and maintain records and make filings with the FCC evidencing such efforts. Television stations are also required to broadcast a minimum of three hours per week of “core” children’s educational programming, which must be identified as educational and informational programs over the air at the time they are broadcast, and are required to be identified in the children’s programming reports required to be placed quarterly in the stations’ public inspection files and filed quarterly with the FCC.

The following is a brief summary of certain provisions of the Communications Act and specific FCC rules and policies. Failure to observe the provisions of the Communications Act and the FCC’s rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of “short-term” (less than the maximum term) license renewal or, for particularly egregious violations, the denial of a license renewal application, the revocation of a license or the withholding of approval for acquisition of additional broadcast properties.

Broadcast Licenses/Renewals

The Communications Act permits the operation of broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of a license would serve the public interest, convenience and necessity. The FCC grants broadcast licenses for specified periods of time and, upon application, may renew the licenses for additional terms (ordinarily for the maximum eight years). Generally, the FCC renews broadcast licenses upon a finding that: (i) the broadcast station has served the public interest, convenience and necessity; (ii) there have been no serious violations by the licensee of the Communications Act or the FCC’s rules; and (iii) there have been no other violations by the licensee of the Communications Act or other FCC rules which, taken together, indicate a pattern of abuse. After considering these factors, the FCC may renew a broadcast station’s license, either with conditions, or without, or it may designate the renewal application for hearing. Although there can be no assurance that our licenses will be renewed, we have not to date had a violation of the FCC’s regulations that jeopardized the renewal of our licenses and we are not currently aware of any facts that would prevent their timely renewal.

Ownership Restrictions

The Communications Act and FCC rules and policies include a number of limitations regarding the number and reach of broadcasting properties that any person or entity may own, directly or by attribution. FCC approval is also required for transfers of control and assignments of licenses.

The FCC is required to review biennially the following media ownership rules and to repeal or modify any rules it determines to be no longer in public interest: the Broadcast-Newspaper Cross-Ownership Rule; the Local Radio Ownership Rule; the Television-Radio Cross-Ownership Rule; the Dual Network Rule; the Local Television Ownership Rule; and the National Television Ownership Rule. In a decision adopted June 2, 2003, the FCC decided to relax many of these rules. The FCC’s new rules will become effective 30 days after publication in the Federal Register.

Under the current Broadcast-Newspaper Cross-Ownership Rule, unless grandfathered or subject to waiver, no party may have an attributable interest in both a television station and a daily English-language newspaper in the same market if the television station’s Grade B contour encompasses the entire community in which the newspaper is published. Our media operations in Milwaukee were grandfathered under this rule. Under the new rule, a party may have an attributable interest in a television station, radio stations up to one-half of the local radio station limit (see below) and a daily newspaper if the television market has between four and eight television stations. In markets with nine or more television stations, there are no longer any broadcast-newspaper cross-ownership restrictions.

Under the Local Radio Ownership Rule, the number of radio stations an entity may own in a given market is dependent upon the size of that radio market. Specifically, in a radio market with 45 or more commercial radio stations, a party may own, operate, or control up to eight commercial radio stations, not more than five of which are in the same service (AM or FM). In a radio market with between 30 and 44 commercial radio stations, a party may own, operate, or control up to seven commercial radio stations, not more than four of which are in the same service. In a radio market with between 15 and 29 (inclusive) commercial radio stations, a party may own, operate, or control up to six commercial radio stations, not more than four of which are in the same service. In a radio market with 14 or fewer commercial radio stations, a party may own, operate, or control up to five commercial radio stations, not more than three of which are in the same service, except that a party may not own, operate, or control more than 50% of the stations in such market. This rule was retained by the FCC, except that for stations located in a market in which the Arbitron ratings service provides ratings, the definition of “radio market” is no longer based on technical service areas of the combined stations, but on the radio market to which Arbitron assigns the affected stations. For stations that are not in an Arbitron market, market definition remains based on technical service areas.

The current Television-Radio Cross-Ownership Rule generally allows common ownership of one or two television stations and up to six radio stations in any market where at least 20 independent voices would remain post-combination; two television stations and up to four radio stations in a market where at least 10 independent voices would remain post-combination; and one television and one radio station notwithstanding the number of independent voices in the market. A “voice” generally includes independently owned, same-market, commercial and noncommercial broadcast television and radio stations, newspapers of certain circulation, and a cable system of sufficient size. Under the new rules, cross-ownership of television stations and radio stations is not limited in television markets with four or more television stations so long as there is no newspaper ownership.

The Dual Network Rule permits a television broadcast station to affiliate with a network that maintains more than one broadcast network, unless the dual or multiple networks are composed of a combination between ABC, CBS, Fox, or NBC. This rule was retained by the FCC in its June 2, 2003 decision.

Under the current Local Television Ownership Rule, absent a waiver, an individual (or entity) may not have attributable interests in more than one television station in a market, unless the market will have at least eight independent television voices after the combination and at least one of the stations is not one of the top-four-rated stations in the television market or unless the stations’ Grade B contours do not overlap. Under the new rule, common ownership of up to three television stations is permitted in markets with 18 or more television stations. Common ownership of up to two television stations is permitted in television markets with between five and 17 television stations. Ownership of just one television station is permitted in television markets with fewer than five television stations. The new rules do not permit combinations of two or more of the top-four-rated television stations in any markets. The FCC has relaxed the standards for obtaining a waiver of the Local Television Ownership Rule. While the FCC will continue to entertain waiver requests for (i) “failed” (e.g., bankrupt) stations and for stations that have not been constructed due to financial difficulties; or (ii) “failing” stations (i.e., stations with a negative cash flow and less than a four-share all-day audience rating - applicants will no longer be required to demonstrate that an attempt was made to sell the failing station to an out-of-market buyer), the FCC will now also consider waivers of the “top-four ranked” restriction in markets with 11 or fewer television stations based on a consideration of whether the combination will (a) reduce a significant disparity between the combining stations and the dominant station(s) in the market; (b) facilitate the transition to digital for one or both of the stations; and (c) affect localism and viewpoint disparity.

Under the National Television Ownership Rule, any entity is prohibited from controlling television stations the combined audience reach of which exceeds 35% of the television households in the United States (the number of households served by UHF stations is discounted by 50% for the purposes of this calculation). Under the new rule, the aggregate audience reach is increased from 35% to 45%.

Digital Television

The FCC has approved technical standards and channel assignments for digital television (“DTV”) service. DTV will permit broadcasters to transmit video images with higher resolution than existing analog signals and broadcast in multiple streams with various programs on one channel. The U.S. Congress and the FCC have directed all U.S. television stations to transition from analog to digital format, which will (i) enable stations to transmit high-definition television (or several channels of standard definition television) and data, and (ii) reduce the amount of spectrum needed for broadcast television to the spectrum located between what are now television channels 2 through 51 (called the “core spectrum”). Operators of full-power television stations have each been assigned a second channel for DTV while they continue analog broadcasts on the original channel.

During the digital television transition period, all established television stations have been allocated a separate 6-megahertz channel on which to conduct digital operations. Beginning in April 2003, every station must simulcast at least half of its analog programming in a digital format on its digital channel, with the simulcast percentage increasing to 100% by April 2005.

To the extent a station has “excess” digital capacity (i.e., digital capacity not used to transmit a single free, over-the-air video program), it may elect to use that capacity in any manner consistent with FCC technical requirements, including data transmission, interactive or subscription video services, or paging and information services. If a station uses its digital capacity for such “ancillary or supplementary” services, it must pay the FCC 5% of the gross revenues realized from such “feeable” services.

The transition to DTV is to occur, if not delayed pursuant to statute, by December 31, 2006. The FCC is required to reclaim the non-core spectrum from broadcasters unless certain conditions are met, including that digital-to-analog be generally available and that at least 85% of TV households in a given market have access to digital broadcast signals either over-the-air or through cable or satellite. At the end of the transition period, broadcasters will be required to return one of the two channels to the FCC and broadcast exclusively in digital format.

The effect digital broadcasting will have on us remains to be seen. Like other television broadcasters, we have made substantial capital investments for digital equipment in order to meet the FCC’s mandates. The opportunities provided by digital broadcasting are all in the formation stages. In November 2000, WTMJ-TV became the first commercial television station in Milwaukee to broadcast digitally on WTMJ-DT. We have completed and paid for the installation of High Definition transmission in facilities at each of our television stations and each station is broadcasting in High Definition in accordance with standards set forth by the FCC.

Relationship With Cable/Satellite

A number of provisions of the Communications Act and FCC regulations regulate aspects of the relationship between broadcast television and subscriber services such as cable and satellite. The rules generally provide certain protections for broadcast stations, for whom cable and satellite services are both an important distribution channel and a provider of competing television channels.

To ensure that every local television station can be received in its local market without requiring a cable subscriber to switch between cable and off-air signals, the FCC allows every full-power television broadcast station to require that all local cable systems transmit that station’s analog programming to their subscribers within the station’s market (the so-called “must-carry” rule). Alternatively, a station can elect to forego its must-carry rights and seek a negotiated agreement to establish the terms of its carriage by a local cable system—“retransmission consent.” A station electing retransmission consent assumes the risk that it will not be able to strike a deal with the cable operator and will not be carried. A station has the opportunity to elect must-carry or retransmission consent every three years. A station that fails to notify a cable system of its election is presumed to have elected must-carry.

A similar arrangement governs carriage of local broadcast channels by satellite television. A satellite provider is not required to transmit the signal of any television station to its subscribers in that station’s market. However, as of January 1, 2002, if a satellite provider chooses to provide even one local station to its subscribers in a defined market area, the provider also must transmit locally every other station in that market that elects must-carry status. (As with cable, stations may opt to pursue retransmission consent agreements.) A local television station that fails to make any election is deemed to have elected retransmission consent and is not guaranteed carriage. A satellite provider need not carry a station on any particular channel, but all channels from the same market must be contiguous. The first carriage election applies until December 31, 2005. After this initial term, all successive periods will be three years long, consistent with cable must-carry periods.

Telecommunications

Federal

The FCC regulates interstate and international telecommunications services. The FCC imposes extensive regulations on common carriers such as incumbent local exchange carriers (“ILECs”) that have some degree of market power. The FCC imposes less regulation on common carriers without market power, such as Norlight. The FCC permits these nondominant carriers to provide domestic interstate services (including long distance and local access services) without prior authorization; but it requires carriers to receive an authorization to provide or resell international telecommunications services, between the United States and international points and to publish rates and terms of service. We have obtained FCC authorization to provide international services on a facilities and resale basis. On February 20, 2003, the FCC adopted new rules in its Triennial Review proceeding concerning the obligation of incumbent local exchange carriers under the

Telecommunications Act of 1996 (“the 1996 Act”) to make unbundled elements of their networks available to new local entrants like Norlight. The FCC has not yet issued the text of that decision or any underlying rules that the FCC may have adopted. Based on a public news release issued by the FCC, it appears that the FCC will, among other matters, give individual state regulators a larger role in determining whether, and to what extent the ILECs should be required to provide a platform of unbundled elements (“UNE-P”) to competitors at rates based on an incremental costing methodology known as TELRIC. The FCC order will also restrict the extent to which competitive service providers will be able to acquire the DSL spectrum on local loops from the ILECs at TELRIC-based rates (or at all). Because the FCC has yet to release the text of its decision, we have not been able to fully assess what impact, if any, they will have on our telecommunications operations.

The 1996 Act contains special provisions that modify previous court decrees that prevented the Bell Operating Companies (“BOCs”) from providing long distance services. These provisions permit a BOC to enter the long distance market in its traditional service region if it satisfies several procedural and substantive requirements, including obtaining FCC approval upon a showing that, in each state for which it seeks long distance authority, the BOC has entered into interconnection agreements with new local entrants that satisfy a 14-point “checklist” of competitive requirements, and the FCC is satisfied that the BOC’s entry into long distance markets is in the public interest. To date, the FCC has approved BOC petitions to provide in-region long distance service in every state except Arizona, Illinois, Indiana, Michigan, Minnesota, Ohio and Wisconsin. An application by Qwest is pending in Minnesota. The FCC has to date treated Internet service providers (“ISPs”) as information service providers, which are exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to a universal service fund. Nevertheless, regulations governing disclosure of confidential communications, copyright, excise tax, and other requirements may apply to our provision of Internet access services. We cannot predict the likelihood that state, federal or foreign governments will impose additional regulation on our Internet business, nor can we predict the impact that future regulation will have on our operations.

On April 10, 1998, the FCC issued a Report to Congress on its implementation of the universal service provisions of the 1996 Act. In that Report, the FCC stated, among other things, that the provision of transmission capacity to ISPs constitutes the provision of “telecommunications” or “telecommunications service” and is, therefore, subject to universal service contributions. The FCC indicated that it would reexamine its policy of not requiring an ISP to contribute to the universal service mechanisms when the ISP provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service. Any such contribution by a facilities based ISP would be related to the ISP’s provision of the underlying telecommunications services. In the Report, the FCC also indicated that it would examine the question of whether certain forms of “phone-to-phone Internet Protocol telephony” are information services or telecommunications services. It noted that the FCC did not have an adequate record on which to make any definitive pronouncements on that issue at this time, but that the record the FCC had reviewed suggests that certain forms of phone-to-phone Internet Protocol telephony appear to have similar functionality to non-Internet Protocol telecommunications services and lack the characteristics that would render them information services.

On October 18, 2002, AT&T Corporation filed a petition for declaratory ruling with the FCC with respect to phone-to-phone Internet Protocol telephony. The petition requested that the FCC affirm that such services are exempt from the access charges applicable to circuit switched interexchange calls and that it is lawful to provide such service through local end user services. Comments were filed with the FCC in response to the AT&T petition, and it is unclear when the FCC might rule on the question presented. We cannot predict the outcome of these proceedings or other FCC or state proceedings that may affect our operations or impose additional requirements, regulations or charges upon our provision of Internet access and related Internet Protocol-based voice, telephony and backbone services. The Communications Act requires that providers of common carrier telecommunications service contribute, on an equitable and non-discriminatory basis, to federal universal service mechanisms established by the FCC. The FCC also requires providers of non-common carrier telecommunications to contribute to universal service, subject to some exclusions and limitations. At present, these contributions are calculated based on contributors’ interstate and international revenues derived from U.S. domestic end users for telecommunications or telecommunications services, as those terms are defined under FCC regulations. Pursuant to federal regulations, we pay these contributions and recover the cost through a surcharge to our retail customers. The amount of our contributions varies each quarter based upon the total amount of federal universal service support being provided under the FCC’s federal mechanisms and associated administrative expenses, the methodology used by the FCC to calculate each carrier’s contributions, and the proportion of our assessable revenues derived from domestic end users for non-common carrier telecommunications or common carrier telecommunications services to, for all contributors, the total amount of assessable revenues derived from domestic end users for telecommunications or telecommunications services. The extent to which our services are viewed as non-common carrier telecommunications or common carrier telecommunications services or as unregulated information services will also affect our contributions.

On December 13, 2002, the FCC adopted a Report and Order modifying the current method of carrier contributions to the universal service fund to impose universal service contributions on the basis of projected, collected end-user interstate revenues. This revised methodology is intended to operate as an interim solution only, subject to further revision following the comments in response to the Commission’s Second Further Notice of Proposed Rulemaking included in this Order. The interim changes adopted by the FCC will not have a material impact on the amount of our contributions. In the Second Further Notice, the FCC seeks comment on how to further reform the manner in which the FCC assesses carrier contributions to the universal service fund. We are unable to predict the changes, if any, the FCC will adopt and the cumulative effect of any such changes on our total universal service contribution payments.

In 1999, the FCC strengthened its existing collocation rules to encourage competitive deployment of high-speed data services. The order, among other things, restricted the ability of ILECs to prevent certain types of equipment from being collocated and required ILECs to offer alternative collocation arrangements that will be less costly. Early in 2000, the D.C. Circuit struck down several aspects of the collocation order and remanded it back to the FCC for further consideration. In response to the remand, the FCC released an order in August 2001. In that order, the FCC found that multifunctional equipment could be collocated only if the primary purpose and function of the equipment is for the CLEC to obtain “equal in quality” interconnection or nondiscriminatory access to UNEs. The FCC also eliminated its rules that gave new local entrants the option of picking their physical collocation space. Following this remand order, several ILECs filed petitions for review with the D.C. Circuit. In June 2002, the D.C. Circuit issued its decision in Verizon Telephone Companies v. FCC upholding the FCC’s collocation rules in their entirety and denying the ILEC petitions for review.

In 2001 and 2002, the FCC initiated several proceedings that may have an effect on how the FCC regulates local competition and broadband services as well as how it assesses universal service contribution requirements. Because the FCC has not released orders adopting new regulations governing these issues, we are unable to assess the potential effect at this time.

State

The 1996 Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other pro-competitive measures. Because the implementation of the 1996 Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local services will be introduced.

State regulatory agencies have jurisdiction when Company facilities and services are used to provide intrastate telecommunications services. A portion of our traffic may be classified as intrastate telecommunications and therefore subject to state regulation. To provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. We currently are authorized to provide interexchange telecommunications services in all states and jurisdictions where we are operating.

We are currently pursuing a strategy intended to provide additional local service alternatives to our customers. Using means such as interconnection agreements or collocation arrangements, we intend to secure improved service levels at a reduced cost for the “last mile” of service connection. To facilitate obtaining this path from our point-of-presence to the local exchange authority central office (the last mile), we are in the process of securing local exchange authority in a number of states in which we conduct business. We have approved interconnection agreements with SBC in Wisconsin, Michigan, Illinois, Indiana and Ohio, and with Qwest in Minnesota, and will be required to obtain and maintain interconnection agreements with other ILECs where we wish to provide local service or otherwise utilize unbundled elements of resale.

Local

Our networks will be subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city, county- by-county and state-by-state basis. To install our own fiber optic transmission facilities, we will need to obtain rights-of-way over privately and publicly owned land. Rights-of-way that are not already secured may not be available to us on economically reasonable or advantageous terms.

Employees

As of June 15, 2003, we and our subsidiaries had approximately 4,200 full-time and 1,800 part-time employees compared to approximately 4,400 full-time and 1,800 part-time employees at June 16, 2002. The decrease in the number of employees is a result of workforce reduction programs, business divestitures, and attrition. Currently, there are 13 bargaining units representing approximately 1,100 (or approximately 18%) of our total number of employees. We have entered into various collective bargaining agreements with these bargaining units. Ten of our 13 agreements will expire within the next two years.

Properties

Our corporate headquarters are located in Milwaukee, Wisconsin. We believe all of our properties are well maintained, are in good condition, and suitable for present operations. There are no material encumbrances on any of our properties or equipment. The following are the principal properties operated by us and our subsidiaries in which the approximate areas are reported in square feet, as of December 31, 2002:

	Owned	Leased
Publishing
Printing plants, newsrooms, offices, warehouses and a garage located in:
Milwaukee, WI (1)	596,000	155,000
West Milwaukee, WI (2)	449,000	—
Cedarburg, WI	16,000	—
Waukesha, WI	—	35,000
Wauwatosa, WI	20,000	—
Sturtevant, WI	—	11,000
New Berlin, WI	15,000	8,000
Madison, WI	—	10,000
Waupaca, WI (3)	58,000	—
Hartland, WI	58,000	—
Appleton, WI	—	5,000
Mukwonago, WI	—	6,000
Elkhorn, WI	—	5,000
Waterford, WI	—	7,000
Oconomowoc, WI	—	8,000
West Bend, WI	7,000	—
Hartford, WI	7,000	—
New London, WI	6,000	—
Rhinelander, WI	9,000	—
Fond du Lac, Sheboygan, Beaver Dam, Johnson Creek, Germantown Muskego, Port Washington, Whitewater, Jefferson, Marshfield, Merrill, Oshkosh, Seymour, Stevens Point, Menomonee Falls, Wausau, and Wisconsin Rapids, WI	10,000	33,000
Shelton, CT	—	7,000
Trumbull, CT	86,000	—
Venice, Orange Park, Jacksonville, Sarasota and Ponte Vedra, FL	—	14,000
Baton Rouge and Kenner, LA	—	28,000
New Orleans, LA	10,000	53,000
Dalton and Lee, MA	—	3,000
Carroll, OH	37,000	—
Cambridge, Chilicothe, Circleville, Coshocton, Jackson, Logan, New Lexington, Newark, Waverly and Zanesville OH	—	17,000
Bennington and Manchester Village, VT	—	13,000

	Owned	Leased

Broadcasting
Offices, studios and transmitter and tower sites located in:
Milwaukee, WI (3)	109,000	—
Las Vegas, NV	22,000	—
Lansing, MI	2,000	13,000
Palm Springs, CA	19,000	1,000
Omaha, NE	3,000	25,000
Tucson, AZ	1,000	9,000
Knoxville, TN	25,000	—
Boise, ID	49,000	14,000
Wichita, KS (4)	23,000	6,000
Springfield, MO	2,000	9,000
Tulsa, OK	22,000	1,000

Telecommunications
Offices and satellite antennae located in:
Brookfield, WI (3)	—	51,000
Green Bay, WI	—	3,000
Madison, WI	—	2,000
Afton, WI	4,000	—
Skokie, IL	—	6,000
Chicago, IL	6,000	—
Buffalo Grove, IL	3,000	—
Grand Rapids, MI	2,000	—
Lansing, MI	—	2,000
Indianapolis, IN	—	2,000
St. Paul, MN	—	3,000

Printing services
Offices, printing plants and warehouses located in:
St. Joseph, MI (3)	—	333,000
Lebanon, TN	—	11,000
Austin, TX	—	11,000
Foothill Ranch, CA (5)	—	201,000
San Jose, CA (6)	—	368,000
Fremont, CA (6)	—	253,000

Label printing
Offices, printing plants and warehouses located in:
Norway, MI	108,000	4,000
Watertown, WI (3)	63,000	22,000
Green Bay, WI	40,000	—
Milwaukee, WI (7)	128,000	—

Direct marketing services
Offices, plants and warehouses located in:
St. Paul, MN (3)	—	87,000
Clearwater, FL	—	32,000
Milwaukee, WI	—	23,000

(1)	Includes our corporate headquarters and the Milwaukee Journal Sentinel’s business and editorial offices and printing operations.
(2)	New production facility housing printing, packaging, inserting, recycling and transportation operations of the Milwaukee Journal Sentinel.
(3)	Includes our business operations headquarters office.
(4)	Includes 4,700 square feet not in use.
(5)	138,000 square feet is sublet to third parties (pursuant to subleases expiring June 2005) and 63,000 square feet is not in use.

(6)	Property is sublet to third parties (pursuant to subleases that begin to expire December 2003).
(7)	Property is currently not in use and held for sale.

Legal Proceedings

We are subject to various legal actions, administrative proceedings and claims arising out of the ordinary course of business. We believe that such unresolved legal actions and claims will not materially adversely affect our consolidated results of operations, financial condition or cash flows.

Newspaper Merger Class Action Suit.    On May 4, 1999, five former employees filed a lawsuit in connection with the 1995 merger of the Milwaukee Journal and Milwaukee Sentinel. This lawsuit was granted class action status to include other unitholders who separated from us as part of the merger. The plaintiffs alleged that an internal memorandum created a contract permitting members of the plaintiff class to offer to sell units at any time over a period of up to 10 years, depending on their retirement status or years of unit ownership. On May 7, 2002, the parties reached an out-of-court settlement. On July 1, 2002, the judge approved the settlement. We agreed to pay the plaintiffs $8.9 million in cash in settlement of all claims. We also agreed to allow certain members of the plaintiff class to retain certain rights, for a period of time, as to units of beneficial interest in JESTA. Plaintiffs and their counsel value these rights at approximately $0.6 million. We reduced our litigation reserve by $4.1 million that reduced selling and administrative expenses in the second quarter of 2002 to reflect the settlement amount, net of insurance proceeds.

MANAGEMENT

Directors

Steven J. Smith is currently the sole director of New Journal. Prior to the completion of the initial public offering, New Journal expects to restructure its board of directors, as discussed below under “Management—Directors—Composition of New Journal’s Board of Directors.”

The following table sets forth the current directors of Journal Communications, their ages and their principal occupations as of June 1, 2003. Persons listed as officers of Journal Communications serve in their current capacities with both Journal Communications and New Journal.

Name	Age	Principal Occupation
Steven J. Smith	53	Chairman of the Board & Chief Executive Officer
Douglas G. Kiel	54	President
Paul M. Bonaiuto	52	Executive Vice President & Chief Financial Officer
James J. Ditter	41	Vice President; President, Norlight Telecommunications, Inc.
David J. Drury	54	President and Chief Executive Officer, Poblocki & Sons LLC
James L. Forbes	70	Chairman, Badger Meter, Inc., Milwaukee, WI
Cynthia L. Gault	48	Account Executive, WTMJ-TV
Mary Hill Leahy	48	Senior Vice President & General Counsel
Roger D. Peirce	65	Consultant
David D. Reszel	51	Advertising Special Sections Manager, Journal Sentinel Inc.
Keith K. Spore	60	Senior Vice President; President & Publisher, Journal Sentinel Inc.
Mary Ellen Stanek	47	Managing Director and Chief Investment Officer, Baird Advisors, Robert W. Baird & Co. Incorporated
Karen O. Trickle	46	Vice President and Treasurer

Steven J. Smith is Chairman of the Board and Chief Executive Officer of Journal Communications. Mr. Smith was elected Chief Executive Officer of Journal Communications in March 1998 and Chairman in December 1998. Mr. Smith was President of Journal Communications from September 1992 to December 1998. Mr. Smith is a member of the Executive Committee, and has been a director since 1987.

Douglas G. Kiel is President of Journal Communications. Mr. Kiel was elected President of Journal Communications in December 1998. In addition, Mr. Kiel has been the Chief Executive Officer of Journal Broadcast Group since December 2001. He was Journal Communications’ Executive Vice President between June 1997 and December 1998 and President of Journal Broadcast Group from June 1992 to December 1998. Mr. Kiel has been a director since 1991.

Paul M. Bonaiuto is Executive Vice President and Chief Financial Officer of Journal Communications. Mr. Bonaiuto was elected Executive Vice President in June 1997 and Chief Financial Officer in January 1996. Mr. Bonaiuto was Senior Vice President of Journal Communications between March 1996 and June 1997. Mr. Bonaiuto has been a director since 1993.

James J. Ditter is a Vice President of Journal Communications. Mr. Ditter was elected Vice President of Journal Communications in September 1995. In addition, Mr. Ditter has been President of Norlight Telecommunications since September 1995. Mr. Ditter is a member of the Human Resources Committee, and has been a director since 1995.

David J. Drury is the President, CEO and majority owner of Poblocki & Sons LLC since July 1999. Poblocki & Sons LLC is a privately-held exterior and interior sign systems company located in West Allis, Wisconsin. He is a certified public accountant, a former partner of Price Waterhouse and served as a business consultant in 1997-1999. He is a director and a member of the audit committee at both St. Francis Capital Corporation and Plexus Corp. Mr. Drury has been a director since 2002.

James L. Forbes is the non-employee Chairman of Badger Meter, Inc., Milwaukee. Mr. Forbes served as Chief Executive Officer of Badger Meter from 1987 to 2002. Mr. Forbes was President of Badger Meter from 1982 to 1999 and 2000 to 2001. Badger Meter is a marketer and manufacturer of flow management and control products. Mr. Forbes is also a director of Badger Meter and Cobalt Corporation. He is a member of the Executive Committee and the Compensation/Management Review Committee and the chair of the Audit Committee, and has been a director since 1996.

Cynthia L. Gault has served as Account Executive for WTMJ-TV, one of Journal Communications’ television stations, since November 1998. Previously, Ms. Gault was a broadcast Account Executive, Marketing Director and Media Consultant before taking a seven-year family leave. Ms. Gault was elected to the 58th and 59th terms of the Unitholder Council (2000-2002) and to Journal Communications’ board of directors during the 59th term (2001-2002). Ms. Gault is a member of the Executive Committee, and has been a director since 2001.

Mary Hill Leahy is Senior Vice President and General Counsel of Journal Communications. She was elected Senior Vice President and General Counsel in May 2003. Prior thereto, she served as Vice President and General Counsel-Business Services of Journal Communications since July 2001. Ms. Leahy was General Counsel Americas, GE Medical Systems, a developer and manufacturer of medical diagnostic equipment, from January 1999 to July 2001; Counsel for Products and Distribution, GE Medical Systems from June 1997 to January 1999; and Consulting Attorney for Miller Brewing Company from 1995 to 1997. Ms. Leahy is a member of the Human Resources Committee, and has been a director since 2002.

Roger D. Peirce has been a corporate consultant since his retirement as the Vice Chairman and Chief Executive Officer of Super Steel Products Corp., Milwaukee in January 1994. Between March 1995 and May 1996, Mr. Peirce was President and Chief Executive Officer of Valuation Research Corporation, Milwaukee. He has been a director of Brady Corporation, Milwaukee, since 1988. Mr. Peirce is a member of the Executive Committee and the Audit Committee, the acting chair of the Compensation/Management Review Committee, and has been a director since 1996.

David D. Reszel has served as Advertising Special Sections Manager for Journal Sentinel since June 1999. Has been employed in the Advertising Department for Journal Sentinel Inc. since 1978 and was Area Manager, Display Advertising, from 1992 to 1999. Mr. Reszel was elected to the 56th and 57th terms of the Unitholder Council (1998-2000). During the term of the 57th Unitholder Council (1999-2000), Mr. Reszel was elected chairperson and a member of Journal Communications’ board of directors. Mr. Reszel was re-elected a director in 2002.

Keith K. Spore is Senior Vice President of Journal Communications. Mr. Spore was elected Senior Vice President of Journal Communications in September 1995. In addition, Mr. Spore has been President of Journal Sentinel since July 1995 and Publisher of the Milwaukee Journal Sentinel since June 1996. Mr. Spore has been a director since 1995.

Mary Ellen Stanek has served as Managing Director and Chief Investment Officer of Baird Advisors, Robert W. Baird & Co., Incorporated, since March 2000. Previously, Ms. Stanek was President and Chief Executive Officer (November 1998 to February 2000) and President and Chief Operating Officer (March 1994 to November 1998) of Firstar Investment Research & Management Company, LLC, Milwaukee. Ms. Stanek is a director of Aurora Health Care System, Inc., and the West Bend Mutual Insurance Company. Journal Communications retained Robert W. Baird & Co. Incorporated to provide financial advisory services in 2002 and 2003. Ms. Stanek is a member of the Executive Committee and chair of the Human Resources Committee, and has been a director since 2002.

Karen O. Trickle is Vice President and Treasurer of Journal Communications. Ms. Trickle was elected Treasurer in December 1996 and Vice President in March 1999. Previously, she was Assistant Treasurer (International) for Harnischfeger Industries, Inc., a manufacturer of surface and underground mining equipment and pulp and papermaking machinery from 1994 to 1996. She has been a director since 1999.

Composition of New Journal’s Board of Directors

New Journal currently has one director. Prior to the closing of the initial public offering, New Journal intends to appoint an additional seven directors. Pursuant to the agreement New Journal entered into with the Grant family shareholders that we describe under “The Share Exchange—Agreement with the Grant Family Shareholders,” the Grant family shareholders have the right to nominate one director to New Journal’s board of directors (or, if New Journal’s board of directors is comprised of more than 11 directors, then they have the right to nominate two directors), in either case to be included in New Journal’s slate of nominees for director, beginning with the first annual meeting of the shareholders following the initial public offering. Pursuant to New Journal’s articles of incorporation and bylaws, New Journal’s board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year in which their term expires.

We anticipate the classes will be comprised as follows:

•	Class I directors. Douglas G. Kiel, David D. Reszel and Cynthia L. Gault will be Class I directors whose terms will expire at the 2004 annual meeting of shareholders;

•	Class II directors. Steven J. Smith, Mary Ellen Stanek and James L. Forbes will be Class II directors whose terms will expire at the 2005 annual meeting of shareholders; and

•	Class III directors. Roger D. Peirce and David J. Drury will be Class III directors whose terms will expire at the 2006 annual meeting of shareholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of New Journal’s directors. This classification of New Journal’s board of directors may have the effect of delaying or preventing changes in control of the company.

Committees of New Journal’s Board of Directors

New Journal’s board of directors intends to establish an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Human Resources Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will have a charter which New Journal will post on its website; these charters will not be part of this joint proxy statement/prospectus. New Journal anticipates the committees will be comprised as follows:

•	Executive Committee. Steven J. Smith (chair), James L. Forbes, Roger D. Peirce, Mary Ellen Stanek and David J. Drury will serve on the Executive Committee.

•	Audit Committee. James L. Forbes (chair), Roger D. Peirce and David J. Drury will serve on the Audit Committee.

•	Compensation Committee. Roger D. Peirce (chair), James L. Forbes and David J. Drury will serve on the Compensation Committee.

•	Nominating and Corporate Governance Committee. James L. Forbes (chair), Roger D. Peirce and David J. Drury will serve on the Nominating and Corporate Governance Committee.

•	Human Resources Committee. Mary Ellen Stanek (chair), Douglas G. Kiel, David D. Reszel and Cynthia L. Gault will serve on the Human Resources Committee.

Committees of Journal Communications’ Board of Directors

Journal Communications’ board of directors met seven times in 2002. All of the directors of Journal Communications during 2002 attended at least 75% of the (a) full meetings of the board of directors and (b) meetings of committees of the board of directors on which the respective directors served. During 2002, Journal Communications’ board of directors had four committees: executive, compensation/management review, audit and human resources.

Executive Committee

Journal Communications’ board of directors has authorized an Executive Committee of up to nine members, to which the board has delegated certain powers so that the committee may act on urgent matters in a timely and efficient manner. Messrs. Smith, Forbes, Drury, Peirce, and Ms. Stanek and Ms. Gault are members of the Executive Committee. The Executive Committee held three meetings in 2002.

Compensation/Management Review Committee

The Compensation/Management Review Committee held three meetings in 2002. The Compensation/Management Review Committee has the responsibility to assure that officers and key managers are effectively compensated on an internally equitable and externally competitive basis. The committee’s members, none of whom can be an employee, are currently Messrs. Forbes and Peirce.

Audit Committee

Journal Communications’ board of directors has authorized an Audit Committee to assist the board in fulfilling its responsibility for Journal Communications’ accounting and financial reporting practices and to provide a channel of communications between the board and Journal Communications’ independent auditors and internal audit staff. The audit committee’s duties include:

•	the selection of independent auditors;

•	reviewing the scope of the audit to be conducted by the independent auditors, as well as the results of such audit;

•	approving non-audit services provided by the independent auditor;

•	reviewing the organization and scope of internal controls and

•	assessing Journal Communications’ financial reporting activities, including the annual report, and the accounting standards and principles followed.

The Audit Committee is currently comprised of three non-employee directors: Messrs. Forbes (Chair), Drury and Peirce. The Audit Committee held four meetings in 2002.

Human Resources Committee

The human resources committee was formed in August 2002. The human resources committee’s responsibility is to provide oversight of company policies and practices relating to employee relations and human resources activities. The committee also has oversight of the management and administration of all company retirement (including defined benefit and defined contribution plans and any other retirement programs) and welfare plan programs. Members of the human resources committee are Ms. Stanek (Chair), Mr. Ditter and Ms. Leahy. The human resources committee held two meetings in 2002.

Other

Journal Communications’ board of directors does not have a standing nominating committee. The board of directors will consider nominations for directors made by shareholders provided such nominations are delivered to the company’s secretary no less than 90 days prior to the first anniversary of the immediately preceding annual meeting of shareholders and otherwise comply with Journal Communications’ bylaws.

Director Compensation

New Journal will establish compensation policies for its directors prior to the closing of the initial public offering. Journal Communications pays its directors (except those who are also employees or employees of one of its subsidiaries) an annual retainer fee of $15,000 a year plus $1,500 for each board or committee meeting. In 2002, Mr. Forbes earned $44,250, Mr. Peirce earned $41,750 and Ms. Stanek earned $18,750. Of the 15 persons who served as directors in 2002, 10 were employees and five were not.

Compensation Committee Interlocks and Insider Participation

Mr. Smith, Chairman and Chief Executive Officer of Journal Communications, has served as a director of Badger Meter since February 2000. Mr. Forbes is chairman of Badger Meter and serves as a director of Journal Communications and is a member of the Compensation, Executive and Audit committees of Journal Communications’ board of directors.

Executive Officers

The following table sets forth the names, ages and positions of the executive officers as of June 1, 2003. The executive officers serve in their current capacities with both Journal Communications and New Journal.

Name	Age	Position
Steven J. Smith(1)	53	Chairman of the Board, Chief Executive Officer and Director
Douglas G. Kiel(1)	54	President and Director
Paul M. Bonaiuto(1)	52	Executive Vice President, Chief Financial Officer and Director
Anne M. Bauer	38	Vice President and Controller
James J. Ditter(1)	41	Vice President and Director
Robert M. Dye	55	Vice President of Corporate Affairs
Carl D. Gardner	46	Vice President
Richard J. Gasper	59	Vice President
Daniel L. Harmsen	47	Vice President of Human Resources
Mark J. Keefe	43	Vice President
Kenneth L. Kozminski	37	Vice President

Name	Age	Position
Paul E. Kritzer	60	Vice President, Secretary and General Counsel—Media
Mary Hill Leahy(1)	48	Senior Vice President, General Counsel and Director
Scott H. McElhaney	46	Vice President
James P. Prather	45	Vice President
Keith K. Spore(1)	60	Senior Vice President and Director
Mary Alice Tierney	52	Vice President of Corporate Communications
Karen O. Trickle(1)	46	Vice President, Treasurer and Director

(1)	Messrs. Smith, Kiel, Bonauito, Ditter, Spore, Ms. Leahy and Ms. Trickle are directors of Journal Communications as well as executive officers; you can find certain biographical information about them in “Management—Directors” above.

Anne M. Bauer is a Vice President and Controller. Ms. Bauer was elected Vice President and Controller in June 2000. She was Controller from January 1999 to June 2000 and Assistant Controller from January 1995 to January 1999.

Robert M. Dye is Vice President of Corporate Affairs. Mr. Dye was elected Vice President of Corporate Affairs of Journal Communications in June 2000. Mr. Dye was Vice President of Corporate Communications from March 1990 to June 2000.

Carl D. Gardner is a Vice President. Mr. Gardner was elected Vice President of Journal Communications in June 1999. In addition, Mr. Gardner has been the President—Radio, Journal Broadcast Group since December 1998. He was the Executive Vice President—Radio, Journal Broadcast Group from July 1997 to December 1998; the Executive Vice President—Radio and General Manager, WTMJ-AM and WKTI-FM, Journal Broadcast Group from January 1995 to July 1997; and the Vice President and General Manager, WTMJ-AM and WKTI-FM, Journal Broadcast Group from August 1991 to January 1995.

Richard J. Gasper is a Vice President. Mr. Gasper was elected Vice President in June 1996. In addition, Mr. Gasper has been the President of NorthStar Print Group since January 1996.

Daniel L. Harmsen is Vice President of Human Resources. Mr. Harmsen was elected Vice President of Human Resources in March 1996.

Mark J. Keefe is a Vice President. Mr. Keefe was elected Vice President in March 1996. Mr. Keefe has also been President of PrimeNet Marketing Services since October 1995.

Kenneth L. Kozminski is a Vice President. Mr. Kozminski was elected Vice President in December 1999. In addition, Mr. Kozminski has been President of IPC Communication Services since July 1999. He was Vice President and General Manager of Eastern Region—IPC Communication Services from July 1998 to July 1999; Vice President of Operations of IPC Communication Services from May 1998 to July 1998; General Manager of IPC Communication Services Europe, a subsidiary of IPC Communication Services from February 1997 to May 1998; and Director of Print Operations of IPC Communication Services from February 1995 to February 1997.

Paul E. Kritzer is Vice President, Secretary and General Counsel—Media. Mr. Kritzer was elected Vice President and General Counsel—Media in July 2001 and Secretary in September 1992. In addition, Mr. Kritzer was Vice President—Legal from June 1990 to July 2001.

Scott H. McElhaney is a Vice President. He was elected Vice President in December 2002. In addition, Mr. McElhaney has been President of Add, Inc. since November 2002. He was General Manager and Publisher of our CNI newspapers group from May 2001 through November 2002. Mr. McElhaney was Executive Vice President and Chief Operating Officer of Fancy Publications, a national specialty publications company, from January 1998 to February 2001.

James P. Prather is a Vice President. Mr. Prather was elected Vice President in March 1999. In addition, Mr. Prather has been President—Television, Journal Broadcast Group since December 1998 and General Manager of WTMJ-TV since 1995. He was Executive Vice President—Television, Journal Broadcast Group from December 1997 to December 1998.

Mary Alice Tierney is Vice President of Corporate Communications. Ms. Tierney was elected Vice President of Corporate Communications in June 2000. Ms. Tierney was Communications and Corporate Affairs Manager from August 1999 to June 2000; Corporate Affairs Manager from March 1999 to August 1999; and Vice President of Communications and Community Affairs for Journal Broadcast Group Inc from June 1994 to August 1999.

Executive Compensation

New Journal has not paid its executive officers any compensation since the company was formed in May 2003. The following table sets forth the 2002 compensation for the chief executive officer and the four other highest-paid executive officers of Journal Communications (whom are referred to collectively as the named executive officers), as well as the total compensation paid to each individual for the last three fiscal years:

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position at December 31, 2002	Year	Salary	Bonus (Annual Incentive Comp.)(1)	Long-term Incentive Payments (LTIP)	All Other Comp.(2)
Steven J. Smith Chairman of the Board and Chief Executive Officer	2002 2001 2000	$575,000 573,077 545,385	$297,666 86,250 82,500	$0 222,655 412,472	$4,130 4,236 4,680

Douglas G. Kiel President	2002 2001 2000	$415,000 413,077 387,692	$194,705 58,100 49,823	$0 120,461 199,067	$4,130 4,236 4,680

Paul M. Bonaiuto Executive Vice President and Chief Financial Officer	2002 2001 2000	$340,000 338,461 317,692	$144,889 40,800 38,400	$0 86,324 176,938	$4,130 4,236 4,680

Keith K. Spore Vice President; President and Publisher, Journal Sentinel, Inc.	2002 2001 2000	$336,923 329,000 315,923	$111,223 28,875 28,530	$0 27,386 58,046	$5,430 4,680 4,680

Carl D. Gardner Vice President; President—Radio, Journal Broadcast Group, Inc.	2002 2001 2000	$280,308 271,077 258,846	$91,308 20,422 17,334	$0 22,399 0	$5,430 4,680 4,680

(1)	Bonus amounts indicated were paid pursuant to Journal Communications’ Management Annual Incentive Plan.
(2)	All of the five highest-compensated officers were participants in the Journal Communications, Inc. Investment Savings Plan (a 401(k) plan). Employer contributions to the plan and to the cafeteria benefits plan on behalf of these officers represent all of the compensation in the “All Other Compensation” column in the summary compensation table above.

Long-Term Incentive Plan

Long Term Incentive Plans—Awards in Last Fiscal Year

	Performance or other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
Participant		Threshold	Target	Maximum
Steven J. Smith	2003-2005	$126,500	$506,000	$759,000
Douglas G. Kiel	2003-2005	68,475	273,000	410,850
Paul M. Bonaiuto	2003-2005	49,300	197,200	295,800
Keith K. Spore	2003-2005	38,813	155,250	232,875
Carl D. Gardner	2003-2005	31,280	125,120	187,680

The compensation/management review committee maintains a management long-term incentive plan to motivate and drive management behavior to achieve results that will enhance the unitholders’ and shareholders’ investment over the long term. The participants in this plan are the chairman/CEO, president, executive vice president and the presidents of the subsidiaries. Corporate executives are rewarded entirely on Journal Communications’ performance while subsidiary presidents are rewarded 60% on subsidiary performance and 40% on corporate performance. Payment amounts for the management long-term incentive plan for fiscal 2002 are listed in the summary compensation table above.

The table above shows the threshold, target and maximum awards that are potentially payable to the named executive officers in 2005 for the performance period of 2002 to 2004. This table is calculated on each executive’s base salary for 2002; however, actual calculations will use the executive’s average salary for the period 2002 to 2004. Payouts of awards are currently based on the net return on equity of Journal Communications and the return on invested capital for the subsidiary companies over a three-year period. Each participant’s award is determined based on the degree to which three-year performance is achieved at the conclusion of the performance cycle.

Pension Plan and Supplemental Benefit Plan

The following table shows the approximate retirement benefit payable on retirement at age 65 under the Journal Communications, Inc. Employees’ Pension Plan and the Journal Communications, Inc. Supplemental Benefit Plan for employees in specified compensation ranges with varying years of participation in the plans:

Estimated Annual Retirement Benefit

Five Year Average Compensation	Years of Plan Participation
	20	25	30	35
$300,000	$72,285	$90,356	$108,427	$126,498
400,000	98,285	122,856	147,427	171,998
500,000	124,285	155,356	186,427	217,498
600,000	150,285	187,856	225,427	262,998
700,000	176,285	220,356	264,427	308,498
800,000	202,285	252,856	303,427	353,998
900,000	228,285	285,356	342,427	399,498
1,000,000	254,285	317,856	381,427	444,998

The employees’ pension plan is completely funded by Journal Communications. Journal Communications’ contributions are accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974. The amount of accrued benefits is actuarially determined under the accrued benefit valuation method. It is a defined benefit pension plan that provides benefits for employees of Journal Communications, Journal Sentinel Inc., Journal Broadcast Corporation (and certain employees of its subsidiaries), Add, Inc. and Norlight Telecommunications, Inc. who meet minimum age and service eligibility requirements. The monthly retirement benefit under the plan, assuming attainment of the retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average compensation for the last five years of employment (taking into account gross earnings and annual incentive compensation as reported in the summary compensation table), number of years of active plan participation and an actuarially determined Social Security offset.

The supplemental benefit plan is a non-qualified, unfunded, defined benefit plan that supplements payments under the pension plan. Benefits payable under the supplemental plan are calculated without regard to the limitations imposed on the amount of compensation that may be taken into account under the pension plan.

With respect to the officers and directors listed in the summary compensation table above, all five are participants in the pension plan. Mr. Smith has 25 years of pension plan participation, Mr. Kiel has 15 years, Mr. Spore has 36 years, Mr. Bonaiuto has five years and Mr. Gardner has 10 years as of the date of this joint proxy statement/prospectus.

DESCRIPTION OF CAPITAL STOCK, ARTICLES OF

INCORPORATION AND BYLAWS

The following is a description of the terms of New Journal’s articles of incorporation and bylaws as each will be in effect following the share exchange. We also refer you to New Journal’s articles of incorporation, a copy of which is attached as Annex D to this joint proxy statement/prospectus, and bylaws, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part or is available from us.

Authorized Capitalization

New Journal’s capital structure consists of:

•	170 million authorized shares of class A common stock;

•	60 million authorized shares of class B-1 common stock;

•	60 million authorized shares of class B-2 common stock;

•	10 million authorized shares of class C common stock; and

•	10 million authorized shares of preferred stock.

After the expiration of the public sale restriction periods (the periods during which conversion restrictions apply to the class B-1 and class B-2 common stock), New Journal’s articles of incorporation will be amended to combine the classes of class B common stock into one class. After this amendment, our authorized common stock will consist of 170 million authorized shares of class A common stock, 120 million authorized shares of class B common stock, 10 million authorized shares of class C common stock and 10 million authorized shares of preferred stock.

Comparison of New Journal’s Class B Common Stock, Class A Common Stock and Class C Common Stock

The following table compares New Journal’s class B common stock, class A common stock and class C common stock.

	Class B-1 and Class B-2 Common Stock	Class A Common Stock	Class C Common Stock
Public market	None.	We intend to apply for listing on the New York Stock Exchange under the symbol “JRN.”	None.

Voting rights	Ten votes per share on all matters voted upon by our shareholders.	One vote per share on all matters voted upon by our shareholders.	Two votes per share on all matters voted upon by our shareholders.

Dividends	The cash dividend payable with respect to each share of class B common stock will equal the cash dividend payable with respect to each share of class A common stock. Cash dividends may not be declared and paid with respect to class B common stock without concurrent cash dividends declared and paid with respect to the class A and class C common stock (except that a special dividend of $0.60 per share divided by the exchange ratio can be declared on the class B common stock, and not on the class A or class C common stock, at any time prior to the initial public offering).	The cash dividend payable with respect to each share of class A common stock will equal the cash dividend payable with respect to each share of class B common stock (except that a special dividend of $0.60 per share divided by the exchange ratio can be declared on the class B common stock, and not on the class A or class C common stock, at any time prior to the initial public offering). Cash dividends may not be declared and paid with respect to class A common stock without concurrent cash dividends declared and paid with respect to the class B and class C common stock.	The cumulative cash dividend payable with respect to each share of class C common stock will equal the cash dividend payable with respect to each share of class A and class B common stock (except that a special dividend of $0.60 per share divided by the exchange ratio can be declared on the class B common stock, and not on the class A or class C common stock, at any time prior to the initial public offering); provided that the dividend on the class C shares will not be less than $1.70 per year, divided by the share exchange ratio (and subject to adjustment for certain dilutive events). Cash dividends may be declared and paid with respect to class C common stock without concurrent cash dividends declared and paid with respect to the class A and class B common stock.

	Class B-1 and Class B-2 Common Stock	Class A Common Stock	Class C Common Stock
Liquidation	Upon liquidation, dissolution or winding up of New Journal, the holders of outstanding class B shares will be entitled to receive (after the payment of any preferential amounts required to be paid to the holders of preferred stock and class C common stock), pro rata with the holders of outstanding class A shares, the remaining assets and funds of New Journal available for distribution to its shareholders.	Upon liquidation, dissolution or winding up of New Journal, the holders of outstanding class A shares will be entitled to receive (after the payment of any preferential amounts required to be paid to the holders of preferred stock and class C common stock), pro rata with the holders of outstanding class B shares, the remaining assets and funds of New Journal available for distribution to its shareholders.	Upon liquidation, dissolution or winding up of New Journal, the holders of outstanding class C shares will be entitled to be paid in cash out of the assets of New Journal available for distribution (after the payment of any preferential amounts required to be paid to the holders of preferred stock and before any payment to the holders of class A common stock or class B common stock), the greater of (i) $72.79 per share, divided by the share exchange ratio, (subject to adjustment for certain dilutive events), plus accumulated and unpaid dividends on such shares; or (ii) the amount the holder would have received had he or she converted the class C common stock into class A common stock immediately before the liquidation, dissolution or winding up.

Redemption	Not applicable.	Not applicable.

New Journal has the option to redeem all of the shares of class C common stock on September 30, 2017 at a price of $72.79 per share, divided by the share exchange ratio, (subject to adjustment for certain dilutive events) plus accumulated and unpaid dividends. However, if a holder of class C common stock delivers a written notice within thirty days following delivery of a notice of redemption that such holder wishes to retain the shares of class C common stock called for redemption, then New Journal will not be entitled to redeem the shares of class C common stock. Instead, each share held by the holder submitting the notice will remain a share of class C common stock until September 30, 2018, on which date it will automatically be converted into 0.248243 shares of class A common stock and 1.115727 shares of class B common stock. If New Journal does not exercise its option to redeem the class C shares, then on September 30, 2018, each class C share will automatically be converted into 0.248243 class A shares and 1.115727 class B shares.

Following approval by its board of directors of a “strategic transaction” (as defined), New Journal will have the option to redeem all of the shares of class C common stock at

	Class B-1 and Class B-2 Common Stock	Class A Common Stock	Class C Common Stock
a price of $72.79 per share, divided by the share exchange ratio, (subject to adjustment for certain dilutive events) plus accumulated and unpaid dividends. If it exercises this redemption option, then New Journal must, within ten business days following the approval by the board of directors of the strategic transaction, deliver to each holder of class C common stock written notice of redemption and indicate the date fixed for redemption, which date cannot be earlier than twenty business days or later than forty business days after the date the notice is delivered. If a holder of class C common stock delivers to New Journal, no later than one business day before the date fixed for redemption, a legally binding, written agreement evidencing such holder’s agreement to vote all of its class C shares (and any shares received on conversion of the class C shares) in favor of the strategic transaction and against any alternative proposal not approved by the board of directors, then New Journal will not be entitled to redeem the shares of class C common stock held by that holder in connection with the strategic transaction.

Transfer restrictions

Offers to sell and sales are permitted at any time (including within the applicable public sale restriction periods) to eligible purchasers under New Journal’s articles of incorporation (which include employee benefit plans of New Journal, active employees, Matex Inc. and New Journal), which can only be effected by submitting a “voluntary transfer/conversion notice” (discussed below) and following the offer procedures set forth in New Journal’s articles of incorporation (which we refer to as the “offer procedures”).

Otherwise, class B shares cannot be transferred at any time except for:

•      transfers by an active or former employee to certain trusts for estate planning or charitable purposes;

None, other than as imposed by applicable law.

Class C common stock cannot be transferred before the 180th day after the pricing of the initial public offering, except for transfers to New Journal. After that time, class C common stock can be transferred to New Journal; or, if the holder is a corporation or other business entity, it can transfer its shares upon its dissolution or liquidation to its shareholders who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants; or, if the holder is a trust, it can transfer its shares to its beneficiaries who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants.

Until the 180th day after pricing of the initial public offering, hedging transactions are prohibited, including buying a “put” option or selling a “call” option. A hedging transaction is a transaction where you effectively lock in a sale price to avoid the risk of a future price decrease.

Class B-1 and Class B-2 Common Stock	Class A Common Stock	Class C Common Stock

•      transfers to the underwriters in the initial public offering;

•      transfers to a designated purchaser in a tender offer approved by New Journal’s board;

•      if the holder is a corporation or other business entity, then transfers upon its dissolution or liquidation to its shareholders who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants;

•      if the holder is a trust, then

transfers to its beneficiaries who are lineal descendants of Harry J. Grant or certain other entities affiliated with those descendants; or

•      transfers to New Journal.

Holders of class B common stock that become subject to an “option event” are required to offer those shares for purchase pursuant to the offer procedures. “Option events” generally include:

•      A written offer to sell a specified number of shares or a written request to convert a specified number of shares into a corresponding number of shares of class A common stock, in either case in the form specified in the articles of incorporation (called a “voluntary transfer/ conversion notice”).

•      A foreclosure sale or similar transfer of pledged shares.

•      With respect to all shares of class B common stock owned by Matex Inc., a change in control of Matex Inc.

Any option event is also an option event with respect to any marital or community property interest of the spouse of the holder.

Any attempted transfer in violation of the articles of incorporation is null and void. In other words, the shares will remain, for all purposes, held by the shareholder attempting to effect the invalid transfer.

New Journal is not obligated to buy class B shares available for sale.

Any other transfer would result in each transferred share of class C common stock being automatically converted into 1.363970 shares of class A common stock.

	Class B-1 and Class B-2 Common Stock	Class A Common Stock	Class C Common Stock
Ability to purchase

Only the following persons are eligible to purchase shares of class B common stock that become subject to option events (called “optionees”):

•      employee benefit plans (called “class A optionees”)

•      employee-eligibles (called “class B optionees”)

•      Matex Inc. (a Grant family shareholder, called the “class C optionee”)

•      New Journal (called the “class D optionee”)

In order to purchase shares of class B common stock that become offered for sale, an optionee must first submit a purchase order, in the form specified in the articles of incorporation (a “purchase order”), to the transfer agent, accompanied by either (a) a cashier’s check or money order, or (b) other documentation sufficient to evidence immediate access to funds.

A purchase order becomes effective when entered by the transfer agent on the list of eligibles representing current potential buyers of shares of class B common stock (called the “buyer list”).

		May purchase on open market subject to applicable law.	See “Transfer Restrictions.”

Purchase and sale procedures

When an option event occurs, the transfer agent will match the subject shares of class B common stock with the earliest entered purchase order on the buyer list (first from among all class A optionees, then all class B optionees, then the class C optionee, then the class D optionee, in that order), the terms and conditions of which can be matched by a purchase of all or a part of such shares of class B common stock, until the terms and conditions of such purchase order are satisfied in full.

If shares of class B common stock remain to be sold, then the transfer agent will match the subject shares with the next-earliest posted purchase order on the buyer list the terms and conditions of which can be matched by a purchase of all or a part of such shares of class B common stock, until the terms and conditions of such purchase order are satisfied in full; and so on.

		Not applicable.	Not applicable.

Class B-1 and Class B-2 Common Stock	Class A Common Stock	Class C Common Stock

When shares of class B common stock are sold, the transfer agent will record the sale and provide notice to the purchaser and seller. It will also deliver the purchase price for the shares to the seller, without interest, as promptly as practicable, but in no event later than the end of the third business day following the applicable option event date.

If the transfer agent is unable to complete the sale of shares of class B common stock by the end of the third business day following the occurrence of the option event, then the transfer agent will:

•        In the case of an option event pursuant to a voluntary transfer/conversion notice,

•   convert the shares of class B common stock into an equivalent number of shares of class A common stock, if so directed in the voluntary transfer/conversion notice and if such conversion is then allowed after giving effect to the public sale restriction periods;

•   cancel the voluntary transfer/conversion notice if so directed in the voluntary transfer/conversion notice or if conversion is not then allowed after giving effect to the public sale restriction periods, in which case the shares will remain held by the holder submitting the notice; or

•   if no direction is given in the voluntary transfer/conversion notice, cancel the voluntary transfer/conversion notice, in which case the shares will remain held by the holder submitting the notice.

•        In the case of an option event arising from foreclosure sale or similar transfer of pledged shares, either

•   convert the shares of class B common stock into an equivalent number of shares of class A common stock if such conversion is then allowed after giving effect to the public sale restriction periods; or

	Class B-1 and Class B-2 Common Stock	Class A Common Stock	Class C Common Stock

•     if conversion of the shares of class B common stock is not then allowed after giving effect to the public sale restriction periods, then the shares of class B common stock will remain held by the holder subject to such foreclosure sale or other transfer.

•     In the case of an option event arising from a change of control of Matex Inc., convert the shares of class B common stock into an equivalent number of shares of class A common stock, irrespective of the public sale restriction periods. If such conversion would otherwise be prohibited after giving effect to the public sale restriction periods, then none of the shares of class A common stock into which the shares of class B common stock are converted can be transferred until the expiration of the public sale restriction periods that were applicable to the shares of class B common stock prior to conversion.

Purchase price

The price at which any share of class B common stock subject to an option event may be purchased by any optionee (the “purchase price”) is:

•     If the class A common stock is then listed for trading on a national securities exchange, then the closing price of the class A common stock as reported by such exchange on the date of the applicable option event.

•     If the class A common stock is then quoted on an automated quotation system, then the average of the closing bid and ask price as reported by such automated quotation system on the date of the applicable option event.

•     If the class A common stock is not then listed on a national securities exchange or quoted on an automatic quotation system, then the fair market value of a share of class A common stock on the date of the applicable option event as determined by the most recent independent valuation of the class A common stock.

		Not applicable.	Not applicable.

	Class B-1 and Class B-2 Common Stock	Class A Common Stock	Class C Common Stock

Conversion

Each class B share can be converted into a share of class A common stock upon submission of a voluntary transfer/conversion notice and after following the offer procedures set forth above. However:

•     Class B-1 shares cannot be converted until 360 days after the pricing of the initial public offering; and

•     Class B-2 shares cannot be converted until 540 days after the pricing of the initial public offering.

The periods set forth above during which conversion is not allowed are referred to as the “public sale restriction periods.”

Under certain circumstances, class B shares can be converted into class A shares even during the public sale restriction periods. Those circumstances are:

•     If the beneficiary or estate of a deceased holder of class B shares offers those shares through the offer procedures, and those shares are not sold to an eligible purchaser by the end of the third business day after the option event, then they are converted into class A shares irrespective of the public sale restriction periods.

•     Upon a change of control of Matex Inc., the class B shares then held by Matex Inc. become subject to sale pursuant to the offer procedures. If those shares are not sold to an eligible purchaser by the end of the third business day after the option event, then they are converted into class A shares irrespective of the public sale restriction periods. If such a conversion takes place during the public sale restriction periods, then none of the shares of class A common stock into which the shares of class B common stock were converted can be transferred until the expiration of the public sale restriction periods that were applicable to the shares of class B common stock prior to conversion.

Not applicable.

Each outstanding share of class C common stock may, at the option of the holder, be converted at any time into either (i) 0.248243 shares of class A common stock and 1.115727 shares of class B common stock, or (ii) 1.363970 shares of class A common stock.

However, if prior to such conversion the outstanding class B common stock has been previously converted into class A common stock as a result of the number of shares of class B common stock then falling below 8% of the total common stock then outstanding, then each outstanding share of class C common stock can only be converted into 1.363970 shares of class A common stock.

Also, if New Journal delivers notice to a holder of class C common stock that its board of directors has approved a “strategic transaction” and that it chooses to redeem class C shares, then class C shares cannot be converted until the holder delivers notice to New Journal that it will vote its shares in favor of the strategic transaction.

Upon any change of control of Matex Inc., each share of class C common stock owned by Matex will be automatically converted into 1.363970 shares of class A common stock.

Class B-1 and Class B-2 Common Stock	Class A Common Stock	Class C Common Stock

In addition, each share of class B common stock will automatically be converted into a share of class A common stock:

•     when the number of outstanding shares of class B common stock falls below 8% of the aggregate number of shares of common stock then outstanding;

•     upon transfer to the underwriters in the initial public offering;

•     upon purchase by a designated purchaser (other than New Journal) in a tender offer or exchange offer that is subject to Section 13(e) or Section 14(d) of the Securities Exchange Act of 1934, as amended, which tender offer or exchange offer is approved by the board of directors of New Journal; and

•     On the 120th day following the death of a holder if the holder’s beneficiary or estate has not offered them for sale through the offer procedures.

Following conversion into class A shares, there is no ability to convert back into class B shares.

Anti-Takeover Effects of Various Provisions of Wisconsin Law and New Journal’s Articles of Incorporation and Bylaws

Provisions of Wisconsin law have certain anti-takeover effects. New Journal’s articles of incorporation and bylaws also contain provisions that may have similar effects.

Wisconsin Anti-Takeover Statute

Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law, or the WBCL, restrict a broad range of business combinations between a Wisconsin corporation and an “interested stockholder” for a period of three years unless specified conditions are met. The WBCL defines a “business combination” as including certain mergers or share exchanges, sales of assets, issuances of stock or rights to purchase stock and other related party transactions. An “interested stockholder” is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. During the initial three-year period after a person becomes an interested stockholder in a Wisconsin corporation, with some exceptions, the WBCL prohibits a business combination with the interested stockholder unless the corporation’s board of directors approved the business combination or the acquisition of the stock by the interested stockholder prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested stockholder unless:

•	the board of directors approved the acquisition of the stock prior to the acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder;

•	the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount; or

•	the business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1130 to 180.1133 of the WBCL govern certain mergers or share exchanges between public Wisconsin corporations and significant shareholders, and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must be approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder, unless the shareholders receive a statutory “fair price.” Section 180.1130 of the WBCL generally defines a “significant shareholder” as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, or an affiliate of the corporation who beneficially owned 10% or more of the voting power of the then outstanding shares within the last two years.

Section 180.1150 of the WBCL provides that in particular circumstances the voting power of shares of a public Wisconsin corporation held by any person in excess of 20% of the voting power is limited to 10% of the voting power these excess shares would otherwise have. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of the restoration. This voting restriction does not apply to shares acquired directly from the corporation.

Section 180.1134 of the WBCL requires shareholder approval for some transactions in the context of a tender offer or similar action for more than 5% of any class of a Wisconsin corporation’s stock. Shareholder approval is required for the acquisition of more than 5% of the corporation’s stock at a price above market value from any person who holds more than 3% of the voting shares and has held the shares for less than two years, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets that amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation.

In addition to the anti-takeover provisions described above, various provisions of New Journal’s articles of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have anti-takeover effects.

Staggered Board of Directors

New Journal’s articles of incorporation and bylaws provide that the board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The articles provide that any vacancies on the board of directors can be filled only by the affirmative vote of a majority of the directors in office. Any director so elected will serve until the next election of the class for which he or she is chosen and until his or her successor is duly elected and qualified.

Transfer Restrictions on Class B Shares

New Journal’s class B common stock has ten votes per share, while New Journal’s class A common stock has one vote per share and New Journal’s class C common stock has two votes per share. After completion of the initial public offering and before the tender offer, shares of class B common stock will constitute about 75% to 80% of our total outstanding common stock on a fully diluted basis excluding the shares owned by Journal Communications and about 97% to 98% of our total voting power. As a result, New Journal’s capital structure may deter a potential change in control because our voting power will be concentrated in our class B common stock. These shares will be held by our current unitholders and cannot be transferred at any time except for:

•	transfers to us;

•	transfers to certain trusts for estate planning or charitable purposes;

•	transfers to the underwriters in the initial public offering;

•	transfers to a designated purchaser in a tender offer approved by our board of directors;

•	if the holder is a corporation or other business entity, then transfers upon its dissolution or liquidation to its shareholders who are “Family Successors” as that term is defined in New Journal’s articles of incorporation;

•	if the holder is a trust, then transfers to its beneficiaries who are Family Successors; or

•	transfers to our employee benefit plans, active employees, certain Grant family shareholders or us pursuant to “option events.”

Any attempted transfer of class B shares in violation of New Journal’s articles of incorporation will be void. These restrictions on transfer of our class B common stock have the effect of preventing potential acquirors from obtaining voting control in a transaction not approved by our board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the class A common stock. As a result, these provisions may be a deterrent to a potential acquisition transaction.

No Cumulative Voting

The WBCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the articles of incorporation provide otherwise. New Journal’s articles of incorporation do not provide for cumulative voting.

Meeting Procedures; Advance Notice Requirements for Shareholder Proposals and Director Nominations; Procedures for Calling a Special Meeting

New Journal’s bylaws also provide the board with discretion in postponing shareholder meetings, including, within certain limits, special meetings of shareholders. Additionally, the President or the board (acting by resolution) can adjourn a shareholder meeting at any time before business is transacted at the meeting.

New Journal’s bylaws also provide that shareholders seeking to bring business before an annual meeting must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice must have been received not less than ninety days prior to the date of the preceding year’s annual meeting. The bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

New Journal’s bylaws also establish a procedure which shareholders seeking to call a special meeting of shareholders must satisfy. This procedure involves notice to New Journal, the receipt by New Journal of written demands for a special meeting from holders of 10% or more of all the votes entitled to be cast on any issue proposed to be considered, a review of the validity of such demands by an independent inspector and the fixing of the record and meeting dates by the board. In addition, shareholders demanding a special meeting must deliver a written agreement to pay the costs incurred by New Journal in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy materials for the solicitation of proxies, in the event such shareholders are unsuccessful in their proxy solicitation.

Director Removal

New Journal’s articles of incorporation provide that any director may be removed from office, but only for cause by the approval of 66 2/3% of the voting power of the then outstanding shares entitled to vote in the election of directors. However, if at least two-thirds of the directors plus one director vote to remove a director, that director can be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. New Journal could use these additional shares for a variety of corporate purposes, including future public offerings (following the initial public offering) to raise additional capital, corporate acquisitions and issuances under employee benefit plans. Additionally, New Journal could issue a series of preferred stock that could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. The board will make any determination to issue such shares based on its judgment as to the best interests of New Journal and its shareholders. The board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of New Journal’s shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the class A common stock.

Supermajority Provisions

New Journal’s articles of incorporation contain provisions that require the approval of 66 2/3% of the voting power of the then outstanding shares entitled to vote in order to amend certain anti-takeover provisions of the articles of incorporation or bylaws. In addition, the affirmative vote of (i) shareholders holding at least 66 2/3% of the voting power of the then outstanding class A shares and class B shares, considered for this purpose as a single class, and (ii) shareholders holding at least 66 2/3% of the voting power of the then outstanding class C shares is required to undertake (a) a sale or other business combination of New Journal, (b) a sale of the Milwaukee Journal Sentinel or (c) a relocation of the corporate headquarters outside of the Milwaukee area. These provisions could have the effect of discouraging takeover attempts that some, or a majority, of New Journal’s shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the class A common stock.

Amendments to Articles of Incorporation

The WBCL allows New Journal to amend its articles of incorporation at any time to add or change a provision that is required or permitted to be included in the articles of incorporation or to delete a provision that is not required to be included in the articles of incorporation. The board can propose one or more amendments to for submission to shareholders and may condition its submission of the proposed amendment on any basis if it provides certain notice and includes certain information regarding the proposed amendment in that notice. The provisions in New Journal’s articles of incorporation relating to (a) the structure of the board, (b) certain amendments to the bylaws and (c) supermajority voting on certain transactions may only be amended by the approval of 66 2/3% of the voting power of the then outstanding shares entitled to vote.

Preemptive Rights

No holder of our common stock has any preemptive or subscription rights to acquire shares of our common stock.

Comparison of Journal Communications’ Articles of Incorporation and Bylaws to New Journal’s Articles of Incorporation and Bylaws

The following table compares key provisions of Journal Communications’ articles of incorporation and bylaws and New Journal’s articles of incorporation and bylaws.

	Journal Communications’ Articles of Incorporation and Bylaws	New Journal’s Articles of Incorporation and Bylaws
Shareholder action by written consent:	Requires unanimous consent of all shareholders entitled to vote.	Requires unanimous consent of all shareholders entitled to vote.

Director removal:	Silent.	Any director may be removed from office, but only for cause by the affirmative vote of at least 66 2/3% of all outstanding shares entitled to vote in the election of directors; however, if at least two-thirds of the board plus one director vote to remove a director, such director may be removed without cause by a majority of the outstanding shares entitled to vote.

Indemnification:	Journal Communications will indemnify directors, officers and JESTA trustees against liabilities incurred to the fullest extent permitted or required by law.	New Journal will indemnify directors, officers and members of the committee formed under Article 2 of New Journal’s articles of incorporation against liabilities incurred to the fullest extent permitted or required by law.

Classified board of directors:	No.	Yes—the board is divided into three classes, with staggered terms of three years each. Each year the term of one class expires.

Supermajority provisions:	A merger, share exchange, sale of substantially all of the assets, dissolution or amendment to the articles of incorporation requires two-thirds vote of all shareholders entitled to vote.	Two-thirds vote of all shareholders entitled to vote is required to amend certain anti-takeover provisions of the articles of incorporation or bylaws and to undertake (a) a sale or other business combination of New Journal, (b) a sale of the Milwaukee Journal Sentinel or (c) a relocation of the corporate headquarters outside of the Milwaukee area.

Advance notice requirements for shareholder proposals and director nominations:	Generally must be received by us no later than 90 days prior to the first anniversary of the preceding annual meeting.	Generally must be received by us no later than 90 days prior to the first anniversary of the preceding annual meeting.

Transfer Agent and Registrar

Wachovia Bank, N.A. is the transfer agent and registrar for New Journal’s common stock. Its address is PA 1328,  123 South Broad Street, Philadelphia, Pennsylvania 19109-1199, Attn: Journal Communications, Inc. and its telephone number is 1-888-396-0853.

Listing

The class B common stock and the class C common stock will not be listed on a national securities exchange or traded in an organized over-the-counter market. We intend to apply to list the class A common stock on the New York Stock Exchange under the symbol “JRN.”

DIVIDEND POLICY

The following table sets forth the per share cash dividends declared and paid on Journal Communications common stock for the periods indicated (on an actual basis and as adjusted to give effect to the three-for-one share exchange ratio):

	1998	1999	2000	2001	2002	First Quarter 2003	Second Quarter 2003
Actual dividends per share	$1.10	$1.14	$1.35	$1.35	$1.20	$0.30	$0.30
As adjusted dividends per share to give effect to the three-for-one share exchange ratio	$0.367	$0.38	$0.45	$0.45	$0.40	$0.10	$0.10

Journal Communication’s board of directors’ policy has been to declare dividends each quarter. New Journal’s board of directors expects to continue to declare dividends on its common stock after the transaction. The declaration of future dividends is subject to the discretion of New Journal’s board of directors in light of all relevant factors, including earnings, general business conditions, working capital requirements and contractual restrictions. Pursuant to New Journal’s articles of incorporation, each class of common stock has equal rights with respect to cash dividends, except that dividends on class C shares are cumulative and will not be less than $1.70 per year, divided by the share exchange ratio. New Journal’s board of directors currently anticipates it will initially declare annual dividends of $0.78 per class A and class B share and approximately $1.70 per class C share, divided by the share exchange ratio.

In addition to the foregoing, if the transaction is consummated and you do not perfect dissenters’ rights in the share exchange, you will receive a special dividend of $0.60 per share, divided by the share exchange ratio, 75% of which will be paid immediately following consummation of the transaction and the remaining 25% of which will be paid in December 2003. Our board of directors determined the special dividend amount without computational reference to a formula or otherwise.

MARKET FOR OUR COMMON EQUITY PRIOR TO THE TRANSACTION

AND RELATED SHAREHOLDER AND UNITHOLDER MATTERS

Ninety percent of our common stock is owned by JESTA. The Grant family shareholders own the remaining 10% of the common stock. Employees and other eligible purchasers under JESTA own units of beneficial interests in JESTA, which represent shares of our common stock.

Neither our common stock nor JESTA units are traded on any public market. Until the October 25, 2002 suspension of the purchase and sale of units, JESTA provided for an “internal market” for JESTA units and required that units owned by an individual and his or her permitted transferees be offered for sale to eligible purchasers under JESTA upon the occurrence of defined “options events” (including terminations of employment) at the option price determined under JESTA. Retirees and those whose employment was terminated as part of a sale of a business, downsizing or other qualified termination approved by the trustees were given an extended schedule for offering to sell.

On October 25, 2002, our board of directors directed us and our financial adviser to explore potential sources for additional permanent capital. As a result, we suspended the purchase and sale of units under JESTA while the we explored additional permanent capital, which led us to the transaction discussed in this joint proxy statement/prospectus.

Units that were offered for sale under JESTA could be purchased by various classes of optionees in order of priority. Generally, the classes of optionees and time periods during which they could purchase units were: first, for a period of six months after the happening of an option event, those employee-eligibles that were designated by the president (“Class A Optionees”); second, for a period of two months after the expiration of the Class A Optionees’ time period, employee-eligibles and employee benefit trusts that were designated by the board of directors (“Class B Optionees”); third, for a period of four months after the expiration of the Class B Optionees’ time period, the Grant family shareholders; and fourth, for a period of five years after the expiration of the Grant family shareholders’ time period, Journal Communications.

Over the last several years, it was the company’s practice to promptly exercise its option under JESTA and purchase units a unitholder offered. We then used a rotation system to offer some of these units purchased by the company to our eligible employees. A rotation schedule determined the time we would make the offering to the group to which each employee had been assigned for purposes of the employee-ownership rotation. Most often, we assigned all the employees of a given business unit to the same group, which only included employees from that business unit. However, we reserved the right to divide the employees of a business unit into two or more groups for rotation purposes. The frequency of the rotation and the number of units offered to employees depended on the number of units that we had, or anticipated having, available to sell and the number of units that we desired to sell.

In addition to offering units to employees on a rotation basis, from time to time we allowed participants in some incentive plans to use all or a portion of a cash incentive award to purchase units. For this purpose, units were valued at the formula based option price then in effect.

All purchases and sales of units were transacted at the formula based option price set forth in JESTA. The formula used our book value and the past five year’s net income as factors in calculating the option price. An option price is calculated approximately every four weeks.

As of close of business on July 18, 2003, the holders of beneficially owned shares of Journal Communications were the following:

Holders	Shares Beneficially Owned	Percent of Common Stock Beneficially Owned
Active employees	14,477,366	50.3%
Former employees	8,558,371	29.7%
Treasury (us)	2,884,263	10.0%
Matex Inc.*	2,640,000	9.2%
Abert Family Journal Stock Trust*	240,000	0.8%

*	The Grant family shareholders

Our formula based option price (adjusted for the share exchange ratio) for the years ended December 31 are presented in the following table:

Year	Quarter	Ending option price		Ending option price after giving effect to the three-for-one share exchange ratio
2003	2nd	$38.97	*	$12.99
2003	1st	$38.70		$12.90
2002	4th	$38.45		$12.817
2002	3rd	$37.81		$12.603
2002	2nd	$37.47		$12.49
2002	1st	$36.75		$12.25
2001	4th	$38.14		$12.713
2001	3rd	$37.68		$12.56
2001	2nd	$36.56		$12.187
2001	1st	$35.03		$11.677

*	Recently revised due to increase in the amount of our employment tax liability.

PRINCIPAL SHAREHOLDERS AND UNITHOLDERS

The following table sets forth certain information regarding beneficial ownership of Journal Communications’ common stock as of June 1, 2003, and New Journal common stock immediately after the share exchange and the amendment and termination of JESTA, by each person known to us to be the beneficial owner of more than 5% of Journal Communications common stock, each of our named executive officers, each director and all current directors and executive officers as a group.

	Journal Communications Shares Beneficially Owned Before the Share Exchange		New Journal Shares Beneficially Owned Immediately After the Share Exchange
			Class B Common Stock(2)		Class C Common Stock
Name of Beneficial Owners	Shares(1)%		Shares	%	Shares	%
JESTA(3)	25,920,000	90.0%	—	—	—	—
Journal Communications, Inc.(4)	2,884,263	10.0%	8,652,789	10.4%	—	—
Matex Inc.(5)	2,640,000	9.2%	4,631,000	5.6%	2,992,000	91.7%
Steven J. Smith	188,060	*	564,180	*	—	—
Douglas G. Kiel	97,998	*	293,994	*	—	—
Paul M. Bonaiuto	68,256	*	204,768	*	—	—
James J. Ditter	41,200	*	123,600	*	—	—
David J. Drury(6)	—	—	—	—	—	—
James L. Forbes(6)	—	—	—	—	—	—
Cynthia L. Gault	9,900	*	29,700	*	—	—
Carl D. Gardner	59,500	—	178,500	*	—	—
Mary Hill Leahy	6,316	*	18,948	*	—	—
Roger D. Peirce(6)	—	—	—	—	—	—
David D. Reszel	64,830	*	194,490	*	—	—
Keith K. Spore	74,000	*	222,000	*	—	—
Mary Ellen Stanek(6)	—	—	—	—	—	—
Karen O. Trickle	23,531	*	70,593	*	—	—
All current directors and executive officers as a group (24 persons)	1,105,908	3.8%	3,317,724	4.0%	—	—

*	Indicates less than 1%
(1)	Except for JESTA and Matex Inc., the persons listed have beneficial ownership of the indicated number of Journal Communications shares in the form of units issued by JESTA. JESTA and Matex Inc. are the record owners of the shares of Journal Communications common stock listed for each of them.
(2)	The number of shares of class B common stock listed gives effect to the three-for-one share exchange ratio.
(3)	The address for this shareholder is 333 W. State Street, Milwaukee, WI 53203. Following the share exchange, JESTA will terminate and, pursuant to its terms, will distribute its shares of class B common stock to its unitholders.
(4)	Prior to the share exchange, Journal Communications, Inc. owns the indicated number of shares in the form of units issued by JESTA and held in treasury. These units are not voted. After the share exchange, Journal Communications, Inc. will become a wholly-owned subsidiary of New Journal and will own the indicated number of shares of New Journal class B common stock. Pursuant to applicable state law, the class B shares held by Journal Communications, Inc. will not be entitled to vote.
(5)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, 111 E. Kilbourn Avenue, Milwaukee, WI 53202. Matex Inc. is owned and controlled by members of the Grant family. See “The Share Exchange—Agreement with the Grant Family Shareholders” for a discussion of the shareholders agreement we entered into with Matex Inc. and the other Grant family shareholder, the Abert Family Journal Stock Trust.
(6)	Messrs. Drury, Forbes and Peirce and Ms. Stanek do not own units because they are not employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “The Share Exchange—Agreement with the Grant Family Shareholders.”

FEDERAL INCOME TAX CONSEQUENCES

TO SHAREHOLDERS AND UNITHOLDERS

U.S. Federal Income Tax Consequences of the Share Exchange and the Termination of JESTA

The following discussion constitutes the opinion of Foley & Lardner as to the material U.S. federal income tax consequences of the share exchange and termination of JESTA. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and Treasury regulations, and existing rulings of the Internal Revenue Service (which we refer to as the IRS), and judicial decisions, all of which are subject to change. Any such change could apply retroactively and could adversely affect the consequences described below. This discussion is also based on certain factual representations made by Journal Communications.

This discussion does not address all U.S. federal income tax considerations that may be relevant to unitholders in light of their particular circumstances or that may be relevant to certain unitholders that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations). Furthermore, this discussion does not address any aspects of state, local, or foreign taxation. Neither Journal Communications, JESTA nor New Journal has sought or will seek a ruling from the IRS with respect to the share exchange or the termination of JESTA. The opinion of Foley & Lardner described below does not bind the IRS, and there can be no assurance that the IRS will not assert a contrary position.

Holders of units should consult their own tax and financial advisers with respect to their particular circumstances.

The material U.S. federal income tax consequences of the share exchange and termination of JESTA will be as follows:

•	No gain or loss will be recognized by JESTA as a result of the share exchange and termination of JESTA.

•	No gain or loss will be recognized by a unitholder as a result of the share exchange and termination of JESTA, except with respect to any cash received in exchange for a fractional share interest in New Journal class B common stock.

•	The aggregate tax basis of any shares of New Journal class B common stock received by a unitholder upon the termination of JESTA will be the same as the aggregate tax basis of the JESTA units owned by the unitholder, reduced by any portion of the aggregate tax basis of the JESTA units that is allocable to any fractional share interest in New Journal class B common stock for which cash is received.

•	The holding period of the shares of New Journal class B common stock received by a unitholder upon the termination of JESTA will include the holding period of the JESTA units owned by the unitholder, provided that these JESTA units are held as a “capital asset” within the meaning of Section 1221 of the Code.

•	The receipt of cash by a unitholder pursuant to the exercise of dissenters’ rights in the share exchange will result in the recognition of income or loss. Assuming that such a unitholder does not own, directly or constructively (under the attribution rules of Section 318 of the Code), any shares of New Journal after the initial public offering, the receipt of the cash will result in a capital gain or loss. The amount of such gain or loss will equal the difference between the amount of cash and the adjusted tax basis in the unitholder’s JESTA units. Any such capital gain or loss will be a long-term capital gain or loss if the unitholder has held the units for more than one year.

•	No gain or loss will be recognized by Journal Communications or New Journal as a result of the share exchange and termination of JESTA.

Each unitholder will be required to retain certain records and to file with such unitholder’s U.S. federal income tax return a statement setting forth certain facts relating to the share exchange and termination of JESTA.

U.S. Federal Income Tax Considerations for Holders of Class B Common Stock of New Journal

The following is a discussion of the material U.S. federal income tax considerations for holders of New Journal class B common stock based upon current provisions of the Code and Treasury regulations, and existing rulings of the IRS and judicial decisions, all of which are subject to change. Any such change could apply retroactively and could adversely affect the consequences described below.

As used in this summary, a “U.S. Person” is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) a corporation or a partnership that is organized under the laws of the United States or any state thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) that is subject to the supervision of a court within the United States and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. As used in this summary, a “U.S. Holder” is a U.S. Person who owns shares of New Journal class B common stock, and a “Non-U.S. Holder” is any person who owns shares of New Journal class B common stock and who is not a U.S. Person.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under U.S. federal income tax law (for example, persons who elect to treat dividends on, or gains from a disposition of, shares as investment income for purposes of the limitation on the investment interest deduction, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who hold shares as part of a straddle, hedging, constructive sale, or conversion transaction, persons who acquire shares through exercise of employee stock options or otherwise as compensation for services, and U.S. Persons whose functional currency is not the U.S. dollar). This summary does not address certain special rules that apply to Non-U.S. Holders that are “controlled foreign corporations”, “foreign personal holding companies”, “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax. Furthermore, this summary does not address any aspects of state, local, or foreign taxation. This summary is limited to those persons (other than Journal Communications) that hold shares of New Journal common stock as “capital assets” within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

If partnership holds New Journal common stock, then the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding New Journal common stock, then you should consult your tax adviser.

This summary is included for general information only. Holders of shares should consult their own tax and financial advisers with respect to their particular circumstances.

Treatment of U.S. Holders

Dividends on Shares.    Any distribution received by a U.S. Holder with respect to shares of New Journal common stock will constitute a “dividend,” and will be treated as ordinary income, for U.S. federal income tax purposes to the extent that New Journal has sufficient accumulated or current earnings and profits. A redemption payment received with respect to shares of New Journal common stock will be treated as a distribution, rather than as a sale giving rise to a capital gain or loss, unless the redemption qualifies as an “exchange” under Section 302(b) of the Code. Any dividend received by a U.S. Holder that is an individual will be subject to U.S. federal income tax at a maximum rate of 15%, provided that certain holding period requirements are met. Any dividend received by a U.S. Holder that is itself a corporation may be eligible for a dividends-received deduction under Section 243 of the Code. The rate of the dividends-received deduction is generally 70%. The dividends-received deduction is subject to certain limitations. For example, the deduction may not be available if the corporate U.S. Holder does not satisfy certain holding period requirements with respect to its shares or if the shares are “debt-financed portfolio stock.”

Sale of Shares.    Upon a sale of shares of New Journal common stock (not including a redemption that does not qualify as an “exchange” under Section 302(b) of the Code), a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in such shares. Any gain or loss recognized on a sale of shares of New Journal common stock by a U.S. Holder will be a capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year at the time of disposition. Any long-term capital gain recognized upon a sale of shares of New Journal common stock by a U.S. Holder that is an individual will be subject to U.S. federal income tax at a maximum rate of 15%. Certain limitations apply to the deductibility of capital losses for U.S. federal income tax purposes.

Conversion of Class B Shares into Class A Shares.    A conversion of a U.S. Holder’s shares of New Journal class B common stock into shares of New Journal class A common stock pursuant to the provisions of New Journal’s articles of incorporation will not be a taxable event for U.S. federal income tax purposes.

Backup Withholding and Information Reporting.    In general, information reporting requirements will apply to dividend payments made by New Journal and to the proceeds of sale of New Journal common stock unless you are an exempt recipient (such as a corporation). Such payments will be subject to backup withholding (at a rate of 28%), unless the U.S. Holder provides to New Journal a certification, under penalties of perjury, of the U.S. Holder’s taxpayer identification number, or the U.S. Holder otherwise establishes an exemption. The requisite certification may be made on an IRS Form

W- 9. Amounts withheld from a U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Treatment of Non-U.S. Holders

Dividends on Shares.    A dividend received by a Non-U.S. Holder (including a payment received in a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) on shares of New Journal common stock will be subject to withholding of U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless prior to the dividend payment the Non-U.S. Holder delivers to New Journal a properly executed IRS Form W-8ECI certifying that the Non-U.S. Holder’s dividend income is effectively connected with a United States trade or business conducted by the Non-U.S. Holder. This withholding applies even if the Non-U.S. Holder has furnished the certification required to avoid backup withholding (see “—Backup Withholding and Information Reporting” below) with respect to the dividend. In the event that a properly executed IRS Form W-8ECI is furnished, the Non-U.S. Holder’s dividend income will be exempt from withholding. However, any dividend that is effectively connected with a United States trade or business conducted by the Non-U.S. Holder will be subject to U.S. federal income tax at normal graduated rates (and if the Non-U.S. Holder is a corporation, the dividend may also be subject to an additional branch profits tax). In order to claim treaty benefits (such as a reduction in the rate of U.S. withholding tax), the Non-U.S. Holder must deliver to New Journal a properly executed IRS Form W-8BEN or Form W-8IMY prior to the dividend payment. If the Non-U.S. Holder is an entity that is classified for U.S. federal income tax purposes as a partnership, then unless this partnership has entered into a withholding agreement with the IRS, the partnership will be required, in addition to providing an IRS Form W-8IMY, to attach an appropriate certification by each partner, and to attach a statement allocating the dividend income among the various partners.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale of Shares.    Any gain or loss recognized by a Non-U.S. Holder upon a sale of shares (not including a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) will be a capital gain or loss. Any such capital gain will not be subject to U.S. federal income tax, unless: (i) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder; (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (iii) New Journal is, or has been during certain periods preceding the disposition, a “United States real property holding corporation” and certain other conditions are met. If you are described in clause (i), then you will be subject to tax on the gain derived from the sale under regular graduated United States federal income tax rates. If you are described in clause (ii), then you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though you are not considered a resident of the United States). If you are a Non-U.S. Holder that is a foreign corporation and fall under clause (i), then you will be subject to tax on your gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. We do not believe that New Journal is a “United States real property holding corporation”, and we do not expect New Journal to ever become one.

Conversion of Class B Shares into Class A Shares.    A conversion of a Non-U.S. Holder’s shares of New Journal class B common stock into shares of New Journal class A common stock pursuant to the provisions of New Journal’s articles of incorporation will not be a taxable event for U.S. federal income tax purposes.

Backup Withholding and Information Reporting.    New Journal must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to a Non-U.S. Holder and the tax withheld, regardless of whether any U.S. tax was withheld on such dividends. This information may also be made available to the tax authorities in the Non-U.S. Holder’s country of residence. A Non-U.S. Holder will not be subject to backup withholding on dividends on New Journal shares if the owner of the shares certifies under penalties of perjury that it is not a U.S. Person (such certification may be made on an IRS Form W-8BEN), or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a U.S. office of a U.S. or foreign broker, the payment of the sale proceeds by the broker will be subject to information reporting and backup withholding, unless the owner of the shares provides the certification described above (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. Person) or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a foreign office of a broker, backup withholding is not required; but information reporting is required if (i) the broker does not have documentary evidence that the holder is not a U.S. Person, and (ii) the broker is a U.S. Person or has certain other connections to the United States.

Amounts withheld from a Non-U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

U.S. Estate Tax.    Any shares of New Journal common stock that are held by an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of his or her death generally will be treated as United States situs assets for U.S. federal estate tax purposes and will be subject to U.S. federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent’s country of residence.

SUBMISSION OF PROPOSALS BY SHAREHOLDERS

A shareholder of New Journal who intends to present a proposal at, and have the proposal included in New Journal’s proxy statement for, an annual meeting of shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order to comply with such rule, proposals submitted for the 2004 annual meeting must be received by New Journal by Wednesday, December 31, 2003. A shareholder who intends to present a proposal at an annual meeting (including nominating persons for election as directors) but does not intend to have the proposal included in New Journal’s proxy statement for such meeting must comply with the requirements set forth in New Journal’s bylaws. To bring such a proposal before an annual meeting, a shareholder must, among other things, give written notice thereof, complying with the bylaws, to the Secretary of New Journal not less than 90 days prior to the first anniversary of the date of the annual meeting of shareholders of New Journal in the immediately preceding year. Written notice of a proposal to be so presented at the 2004 annual meeting must be given not less that 90 days prior to the first anniversary of the date of the annual meeting of shareholders of Journal Communications in 2003. Under New Journal’s bylaws, if New Journal does not receive such notice prior to Friday, March 5, 2004, then the notice will be considered untimely and New Journal will not be required to present such proposal at the 2004 annual meeting. If New Journal’s board of directors chooses to present such proposal at the 2004 annual meeting, then the persons named in proxies solicited by the board of directors for the 2004 annual meeting may exercise discretionary voting power with respect to such proposal.

LEGAL MATTERS

The validity of the shares of New Journal’s class B common stock issued as a result of the share exchange, as well as certain other legal matters, will be passed upon for us by Foley & Lardner, Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements of Journal Communications, Inc. at December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 appearing in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of The Journal Company at July 9, 2003 appearing in this joint proxy statement/prospectus has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Journal Communications, Inc.

We have audited the accompanying consolidated balance sheets of Journal Communications, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Journal Communications, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As explained in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

Milwaukee, Wisconsin	/s/ ERNST & YOUNG LLP
January 28, 2003

JOURNAL COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

December 31 (in thousands, except per share amounts)

	2001	2002
ASSETS
Current assets:
Cash and cash equivalents	$8,911	$8,455
Receivables, net	92,167	89,920
Inventories, net	19,696	16,200
Prepaid expenses	9,455	11,786
Deferred income taxes	5,696	8,164
Current assets of discontinued operations	4,727	—

TOTAL CURRENT ASSETS	140,652	134,525
Property and equipment:
Land and land improvements	23,604	26,542
Buildings	79,357	124,808
Equipment	451,003	488,331
Construction in progress	85,494	30,057

	639,458	669,738
Less accumulated depreciation	319,022	345,333

Net property and equipment	320,436	324,405
Goodwill, net	112,289	111,998
Broadcast licenses, net	128,842	125,492
Other intangible assets, net	20,215	12,115
Prepaid pension costs	—	30,337
Other assets	6,311	5,880
Non-current assets of discontinued operations	2,033	—

TOTAL ASSETS	$730,778	$744,752

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$4,420	$90,775
Accounts payable	43,148	37,757
Accrued compensation	23,794	29,712
Deferred revenue	19,609	20,741
Accrued employee benefits	23,882	9,576
Other current liabilities	21,952	9,525
Current liabilities of discontinued operations	3,502	—
Current portion of long-term liabilities	1,909	1,645

TOTAL CURRENT LIABILITIES	142,216	199,731
Accrued employee benefits	19,508	16,945
Other long-term liabilities	10,666	9,238
Deferred income taxes	25,508	42,294
Shareholders’ equity:
Common stock, authorized and issued 28,800 shares ($0.125 par value)	3,600	3,600
Retained earnings	556,139	581,361
Units of beneficial interest in treasury, at cost	(23,046)	(108,417)
Accumulated other comprehensive income (loss)	(3,813)	—

TOTAL SHAREHOLDER’S EQUITY	532,880	476,544

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$730,778	$744,752

See accompanying notes.

JOURNAL COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

Years ended December 31 (in thousands, except per share amounts)

	2000	2001	2002
Continuing operations:
Operating revenue:
Publishing	$345,321	$320,615	$311,138
Broadcasting	149,886	134,801	152,749
Telecommunications	126,586	151,992	148,674
Printing services	107,334	114,612	97,841
Other	90,105	86,767	90,974

Total operating revenue	819,232	808,787	801,376
Operating costs and expenses:
Publishing	164,128	155,173	148,204
Broadcasting	54,672	54,804	59,674
Telecommunications	63,505	78,554	81,658
Printing services	90,096	101,884	82,597
Other	74,899	73,266	75,420

Total operating costs and expenses	447,300	463,681	447,553
Selling and administrative expenses	262,741	261,002	239,750

Total operating costs and expenses and selling and administrative expenses	710,041	724,683	687,303

Operating earnings	109,191	84,104	114,073
Other income and expense:
Interest income and dividends	1,314	1,618	984
Interest expense, net	(430)	(383)	(645)

Total other income and expense	884	1,235	339

Earnings from continuing operations before income taxes and accounting change	110,075	85,339	114,412
Provision for income taxes	44,162	35,860	49,418

Earnings from continuing operations before accounting change	65,913	49,479	64,994
Gain (loss) from discontinued operations, net of applicable income tax benefit of $611, $477 and $6,624 respectively	471	(1,722)	(565)
Cumulative effect of accounting change, net of applicable income taxes of $1,161	—	—	(6,509)

Net earnings	$66,384	$47,757	$57,920

Weighted average number of shares outstanding	27,101	28,084	26,430
Basic and diluted earnings per share:
Continuing operations before accounting change	$2.43	$1.76	$2.46
Discontinued operations	0.02	(0.06)	(0.02)
Cumulative effect of accounting change	—	—	(0.25)

Net earnings per share	$2.45	$1.70	$2.19

Cash dividends per share	$1.35	$1.35	$1.20

See accompanying notes.

JOURNAL COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended December 31 (in thousands, except per share amounts)

	Common Stock	Retained Earnings	Units of Beneficial Interest in Treasury	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Income (Loss)
Balance at December 31, 1999	$3,600	$504,683	$(42,018)	$(568)	$465,697
Net earnings		66,384			66,384	$66,384
Other comprehensive loss:
Foreign currency translation adjustments				(239)	(239)	(239)

Comprehensive income						$66,145

Cash dividends ($1.35 per share)		(36,765)			(36,765)
Units of beneficial interest purchased			(77,145)		(77,145)
Units of beneficial interest sold		8,498	82,089		90,587

Balance at December 31, 2000	3,600	542,800	(37,074)	(807)	508,519
Net earnings		47,757			47,757	$47,757
Other comprehensive loss:
Minimum pension liability adjustment (net of tax of $1,906)				(2,856)	(2,856)	(2,856)
Foreign currency translation adjustments				(150)	(150)	(150)

Other comprehensive loss						(3,006)

Comprehensive income						$44,751

Cash dividends ($1.35 per share)		(37,866)			(37,866)
Units of beneficial interest purchased			(84,351)		(84,351)
Units of beneficial interest sold		3,448	98,379		101,827

Balance at December 31, 2001	3,600	556,139	(23,046)	(3,813)	532,880
Net earnings		57,920			57,920	$57,920
Other comprehensive income:
Reversal of prior year minimum pension liability adjustment (net of tax of $1,906)				2,856	2,856	2,856
Realization of foreign currency translation adjustments				957	957	957

Other comprehensive income						3,813

Comprehensive income						$61,733

Cash dividends ($1.20 per share)		(31,597)			(31,597)
Units of beneficial interest purchased			(125,347)		(125,347)
Units of beneficial interest sold		(1,101)	39,976		38,875

Balance at December 31, 2002	$3,600	$581,361	$(108,417)	$—	$476,544

See accompanying notes.

JOURNAL COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 (in thousands)

	2000	2001	2002
Cash flow from operating activities:
Net earnings	$66,384	$47,757	$57,920
Less gain (loss) from discontinued operations	471	(1,722)	(565)
Less cumulative effect of accounting change	—	—	(6,509)

Earnings from continuing operations before accounting change	65,913	49,479	64,994
Adjustments for non-cash items:
Depreciation	38,710	40,882	44,726
Amortization	11,408	10,814	1,909
Provision for doubtful accounts	2,821	3,816	3,480
Deferred income taxes	2,562	4,533	12,413
Net loss from disposal of assets	1,516	1,486	404
Impairment of long-lived assets	—	1,003	3,762
Net changes in operating assets and liabilities, excluding effect of sales and acquisitions:
Receivables	(6,369)	3,233	(1,172)
Inventories	(916)	(1,107)	3,687
Accounts payable	5,646	(10,470)	(4,013)
Other assets and liabilities	11,832	14,742	(44,130)

NET CASH PROVIDED BY OPERATING ACTIVITIES	133,123	118,411	86,060

Cash flow from investing activities:
Capital expenditures for property and equipment	(96,758)	(90,172)	(53,169)
Proceeds from sales of assets	3,174	5,245	1,548
Acquisition of businesses	(8,018)	(22,148)	(49)
Redemption of investment of preferred stock	7,106	—	—
Other, net	466	(1,069)	261

NET CASH USED FOR INVESTING ACTIVITIES	(94,030)	(108,144)	(51,409)

Cash flow from financing activities:
Net increase (decrease) in notes payable to bank	(12,115)	4,420	86,355
Purchases of units of beneficial interest	(77,145)	(84,351)	(125,347)
Sales of units of beneficial interest	90,587	101,827	38,875
Cash dividends	(36,765)	(37,866)	(31,597)
Deferred revenue	2,403	4,052	—

NET CASH USED FOR FINANCING ACTIVITIES	(33,035)	(11,918)	(31,714)

NET CASH PROVIDED BY (USED FOR) DISCONTINUED OPERATIONS	(3,671)	513	(3,393)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,387	(1,138)	(456)
Cash and cash equivalents
Beginning of year	7,662	10,049	8,911

End of year	$10,049	$8,911	$8,455

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes	$40,859	$25,788	$34,404

Cash paid for interest	$1,261	$554	$2,036

See accompanying notes.

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 (in thousands, except per share amounts)

1    SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation—The consolidated financial statements include the accounts of Journal Communications, Inc. and our wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Foreign currency translation—Our foreign subsidiaries use the local currency as their functional currency. Accordingly, assets and liabilities of the foreign subsidiaries are translated into U.S. dollars at year-end exchange rates while revenue and expense items are translated at the weighted average exchange rates for the year. The resulting translation adjustments are reflected in accumulated other comprehensive income (loss). As of December 31, 2002, all foreign operations have been liquidated and all translation adjustments have been realized.

Revenue recognition—Publishing revenue is generated primarily from the sale of newspaper advertising space and newspaper subscriptions. Broadcasting revenue is generated primarily from the sale of television and radio advertising time. Advertising revenue is recognized in the publishing and broadcasting industries when the advertisement is published or aired. Circulation revenue is recognized ratably over the newspaper subscription period. Telecommunication revenue is generated from toll (voice), data transmission and satellite (video) services. Toll and video service revenue is recognized at the time the service is performed and data transmission revenue is recorded on a straight-line basis over the term of the contract. Printing services revenue is recorded at the time of shipment when title passes to the customer. Other revenue is generated primarily from label printing and direct marketing services. Revenue is recognized at the time of shipment when title passes to the customer and at the time the service is performed, respectively.

Amounts we receive from customers in advance of revenue recognition are deferred as liabilities. Deferred revenue to be earned more than one year from the balance sheet date is included in other long-term liabilities in the consolidated balance sheets.

Shipping and handling costs—Shipping and handling costs, including postage, billed to customers are included in operating revenue and the related costs are included in operating costs and expenses.

Advertising expense—We expense our advertising costs as incurred. Advertising expense for the years ended December 31, 2000, 2001 and 2002 was $10,105, $8,488 and $9,292, respectively.

Interest expense—Interest expense attributable to self-constructed assets has been capitalized as a component of the cost of the asset. The self-constructed assets include Journal Sentinel’s production facility during 2000, 2001 and 2002 and Norlight’s network expansion in 2000 and 2001. Capitalized interest is as follows:

	2000	2001	2002
Total interest incurred	$1,321	$481	$1,805
Less amount capitalized	(891)	(98)	(1,160)

Interest expense	$430	$383	$645

Earnings per share—Basic and diluted earnings per share are the same because there are no dilutive securities. The term “share” is representative of both shares and units of beneficial interest outstanding. The denominator for our earnings per share calculation equals shares outstanding less shares represented by units of beneficial interest in held in treasury.

Fair values—The carrying amount of cash and cash equivalents, receivables, accounts payable and long-term liabilities approximates fair value as of December 31, 2001 and 2002.

Cash equivalents—Cash equivalents are highly liquid investments with maturities of three months or less when purchased. Cash equivalents are stated at cost, which approximates market value.

Receivables, net—We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize allowances for bad debts based on historical experience of bad debts as a percent of accounts receivable for each business

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

unit. We write off uncollectible accounts against the allowance for doubtful accounts after collection efforts have been exhausted. The allowance for doubtful accounts at December 31, 2001 and 2002 was $5,477 and $6,453, respectively.

Inventories—Inventories are stated at the lower of cost (first in, first out method) or market. Inventories at December 31 consisted of the following:

	2001	2002
Paper and supplies	$9,797	$7,725
Work in process	2,416	3,456
Finished goods	8,647	5,918
Less obsolescence reserve	(1,164)	(899)

Inventories, net	$19,696	$16,200

Property and equipment—Property and equipment are recorded at cost. Depreciation of property and equipment is provided, principally using the straight-line method, over the estimated useful lives, which are as follows:

Years
Land improvements	10-20
Buildings	30
Newspaper printing presses	20-25
Broadcasting equipment	5-20
Telecommunications and network equipment	5-25
Other printing presses	7-10
Other	3-10

Intangible assets—Upon adoption of Statement No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets deemed to have indefinite lives, including broadcast licenses and network affiliation agreements, are no longer amortized but instead are reviewed at least annually for impairment. We continue to amortize definite-lived intangible assets on a straight-line basis for periods up to 40 years.

Impairment of long-lived assets—Property and equipment and other definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an asset is considered impaired, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment. In 2002, we recorded a $2,502 loss on impairment of certain equipment at our printing services segment and a $1,260 loss on impairment of a customer list at our direct marketing services business. Fair value was determined by independent professional appraisers. These losses are recorded as an operating expense in the accompanying consolidated statements of earnings.

Accrued litigation—We are subject to various legal actions, administrative proceedings and claims. When necessary, we may need to record a liability for an estimate of the probable costs for the resolution of such claims. The estimate would be developed in consultation with counsel and would be based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We believe that such unresolved legal actions and claims, as discussed in note 8, would not materially affect our results of operations, financial position or cash flows.

Employee benefits—We are self-insured for a majority of our employee related health and disability benefits and workers compensation claims. A third party administrator is used to process all claims. Liabilities for unpaid claims are based on our historical claims experience. Liabilities for workers compensation claims are developed from actuarial valuations. Actual amounts could vary significantly from such estimates which would require us to record additional expense in the future.

We rely upon actuarial valuations to determine pension costs and funding. Moody’s Aa Corporate bonds, as of the measurement date, are the benchmark we use to determine the assumed discount rate. We make other assumptions that affect the accounting for pension benefits. Changes in these assumptions affect the benefit obligations and the service and interest cost components of the pension plan and the other postretirement plan and the required funding of the pension plan. We review these assumptions on an annual basis.

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We also rely upon actuarial valuations to determine post retirement benefit costs other than pension. We provide the actuarial firms with the assumption of the discount rate and medical cost inflation. These assumptions could have a significant effect on our obligation. The discount rate is used to arrive at the net present value of the obligation. The medical cost of inflation is used to calculate the impact future medical costs would have on postretirement obligations.

Concentration of credit risk—Generally, credit is extended based upon an evaluation of the customer’s financial position, and advance payment is not required. Credit losses are provided for in the financial statements and consistently have been within management’s expectations.

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications—Certain prior year amounts have been reclassified to conform to the 2002 presentation.

Recently adopted accounting standards—Effective January 1, 2002, we adopted Statement No. 141, “Business Combinations,” and Statement No. 142. Statement No. 141 addresses financial accounting and reporting for business combinations completed after June 30, 2001. As required by Statement No. 142, we performed transitional impairment tests on our goodwill and indefinite-lived intangible assets. The resulting impairment charges of $7,670 ($6,509 after tax) were recorded during the first quarter ended March 24, 2002 and are reported as the cumulative effect of accounting change in the consolidated statements of earnings.

Effective January 1, 2002, we adopted Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, as well as broadening the accounting and reporting of discontinued operations. Accordingly, the closures of Fox Cities Newspapers and IPC Communication Services, S.A., as discussed in Note 10, have been treated as discontinued operations.

New accounting standard—In June 2002, Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued. Statement No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance on the subject. It requires, among other things, that a liability for a cost associated with an exit or disposal activity be recognized, at fair value, when the liability is incurred rather than at the commitment date to the exit or disposal plan. The provisions for Statement No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Accordingly, Statement No. 146 may affect when future costs associated with exit or disposal activities are recognized.

2    NOTES PAYABLE TO BANKS

On May 31, 2002, we entered into a $120,000 bank revolving credit agreement, expiring May 30, 2003, to support our cash requirements. Borrowings under this credit agreement are at the Base Rate (derived from prime or Federal Fund rates) or at the LIBOR based rate. As of December 31, 2002, we had borrowings of $90,775 under the credit agreement, including $2,775 bearing interest at the Base Rate of 4.25% and $88,000 bearing interest at the LIBOR based rate of 2.40%. We are required to pay a commitment fee of 0.20% of the credit agreement. Upon signing the credit agreement, we paid fees of $255, which we are amortizing over the life of the credit agreement.

3    EMPLOYEE BENEFIT PLANS

We have a defined benefit pension plan covering the majority of our employees. The benefits are based on years of service and the average compensation for the employee’s last five years of employment. Plan assets consist primarily of listed stocks and government and other bonds. In addition, we provide health benefits to certain retirees and their eligible spouses. We have elected to amortize the related unfunded postretirement health care obligation of $25,324 at January 1, 1993, over a period of 20 years.

We also sponsor an unfunded non-qualified pension plan for employees whose benefits under the pension plan and the Investment Savings Plan may be restricted due to limitations imposed by the Internal Revenue Service. The disclosure for

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

this plan for all years presented is combined with the pension plan. The accrued net benefit cost related to this plan was $4,403 and $4,701 at December 31, 2001 and 2002, respectively.

	Pension Benefits		Other Postretirement Benefits
Years ended December 31	2001	2002	2001	2002
Change in benefit obligations
Benefit obligation at beginning of year	$111,549	$111,394	$28,937	$37,265
Service cost	3,361	3,675	549	379
Plan amendments	31	—	—	(6,082)
Interest cost	7,552	7,808	2,069	2,261
Actuarial (gain) loss	(4,039)	7,403	8,682	1,591
Special termination benefits	—	—	—	48
Benefits paid	(7,060)	(7,186)	(2,972)	(3,099)

Benefit obligation at end of year	$111,394	$123,094	$37,265	$32,363

Change in plan assets
Fair value of plan assets at beginning of year	$79,861	$72,756	$—	$—
Actual loss on plan assets	(3,897)	(8,605)	—	—
Company contributions	3,852	44,494	2,972	3,099
Benefits paid	(7,060)	(7,186)	(2,972)	(3,099)

Fair value of plan assets at end of year	$72,756	$101,459	$—	$—

	Pension Benefits		Other Postretirement Benefits
Years ended December 31	2001	2002	2001	2002
Funded status of the plan
Underfunded status of the plan	$(38,638)	$(21,635)	$(37,265)	$(32,363)
Unrecognized net actuarial loss	21,740	46,016	9,856	11,018
Unrecognized prior service cost	1,303	1,046	—	—
Unrecognized transition obligation	313	209	12,211	5,487

Prepaid (accrued) net benefit cost	$(15,282)	$25,636	$(15,198)	$(15,858)

	Pension Benefits		Other Postretirement Benefits
Years ended December 31	2001	2002	2001	2002
Prepaid (accrued) net benefit cost
Prepaid benefit cost	$—	$30,337	$—	$—
Accrued benefit cost	(21,612)	(4,701)	(15,198)	(15,858)
Intangible asset	1,568	—	—	—
Deferred tax asset	1,906	—	—	—
Accumulated comprehensive loss	2,856	—	—	—

Prepaid (accrued) net benefit cost	$(15,282)	$25,636	$(15,198)	$(15,858)

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Pension Benefits
Years ended December 31	2000	2001	2002
Components of net periodic benefit cost
Service cost	$3,751	$3,361	$3,675
Interest cost	7,759	7,552	7,809
Expected return on plan assets	(7,721)	(8,189)	(8,262)
Amortization of:
Unrecognized prior service cost	254	254	257
Unrecognized net transition obligation (asset)	(127)	104	(7)
Unrecognized net (gain) loss	—	(30)	104

Net periodic benefit cost	$3,916	$3,052	$3,576

	Other Postretirement Benefits
Years ended December 31	2000	2001	2002
Components of net periodic benefit cost
Service cost	$523	$549	$379
Interest cost	1,822	2,069	2,261
Special termination benefits	—	—	48
Amortization of:
Unrecognized net transition obligation	1,110	1,110	642
Unrecognized net (gain) loss	(17)	—	429

Net periodic benefit cost	$3,438	$3,728	$3,759

The costs for our pension benefits and other postretirement benefits are actuarially determined. Key assumptions utilized at December 31 for pension benefits and September 30 for other postretirement benefits include the following:

	Pension Benefits		Other Postretirement Benefits
	2001	2002	2001	2002
Discount rate	7.25%	6.75%	7.25%	6.75%
Expected return on plan assets	9.50	8.50	—	—
Rate of compensation increase	4.50	4.50	—	—

The assumed health care cost trend rate used in measuring the postretirement benefit obligation for retirees for 2003 is 9.0%, grading down to 5.0% in the year 2007 and thereafter. The assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A 1% point change in the assumed health care cost trend rate would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components in 2002	$104	$92
Effect on postretirement benefit obligation as of December 31, 2002	$783	$713

The Investment Savings Plan is a defined contribution benefit plan covering substantially all employees. The plan allows employees to defer up to 50% of their eligible wages, up to the IRS limit, on a pre-tax basis. In addition, employees can contribute up to 50% of their eligible wages after taxes. The maximum combined total contributed may not exceed 50%. Each employee who elects to participate is eligible to receive company matching contributions. We may contribute $0.50 for each dollar contributed by the participant, up to 5% of eligible wages as defined by the plan. The matching contributions, recorded as an operating expense, were $2,799, $2,672 and $2,594 in 2000, 2001 and 2002, respectively. We made additional contributions into the Investment Savings Plan on behalf of certain employees not covered by the defined benefit pension plan of $759, $860 and $875 in 2000, 2001 and 2002, respectively.

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4    INCOME TAXES

The components of the provision for income taxes consist of the following:

Years ended December 31	2000	2001	2002
Current:
Federal	$36,016	$25,214	$31,440
State	5,584	6,113	5,565

	41,600	31,327	37,005
Deferred	2,562	4,533	12,413

Total	$44,162	$35,860	$49,418

The significant differences between the statutory federal tax rates and the effective tax rates are as follows:

Years ended December 31	2000	2001	2002
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	4.2	5.6	4.6
Non-deductible litigation expenses	—	—	1.8
Other	0.9	1.4	1.8

Actual provision	40.1%	42.0%	43.2%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities include:

December 31	2001	2002
Current assets
Receivables	$1,415	$2,422
Inventories	425	424
Other assets	306	539
Accrued compensation	3,559	3,536
Accrued employee benefits	1,117	1,243

Total current deferred tax assets	6,822	8,164

Current liabilities
Accrued state taxes	(1,126)	—

Total current deferred tax liabilities	(1,126)	—

Total net current deferred tax asset	$5,696	$8,164

Non-current assets
Accrued employee benefits	$7,945	$5,527
Litigation reserve	3,643	—
State net operating loss carryforwards	4,262	4,708
Other assets	575	1,266

Total non-current deferred tax assets	16,425	11,501

Non-current liabilities
Property and equipment	(14,326)	(16,758)
Intangible assets	(24,922)	(26,643)
Accrued employee benefits	—	(4,458)
Other liabilities	—	(2,327)

Total non-current deferred tax liabilities	(39,248)	(50,186)

Total net non-current deferred tax liabilities	$(22,823)	$(38,685)

Valuation allowances on state net operating loss carryforwards	$(2,685)	$(3,609)

Net deferred tax liability	$(19,812)	$(34,130)

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2002, we had state net operating loss carryforwards of $47,727 that begin to expire in 2004 and state income tax credit carryforwards of $1,398 that begin to expire in 2004. To the extent we believe there is significant uncertainty regarding realization of such carryforwards, valuation allowances have been provided.

5    OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of the following:

December 31	2001	2002
Other obligations, average interest rate of 4.5% in 2002 and 8.0% in 2001	$4,539	$3,335
Television program contracts, due in the subsequent years	250	337

	4,789	3,672
Less current portion	1,909	1,645

	2,880	2,027
Deferred revenue	7,786	7,211

Total other long-term liabilities	$10,666	$9,238

We lease office space, certain broadcasting facilities, distribution centers, printing plants and equipment under both short-term and long-term leases accounted for as operating leases. Some of the lease agreements contain renewal options and rental escalation clauses, as well as provisions for the payment of utilities, maintenance and taxes. As of December 31, 2002, our future minimum rental payments due under noncancellable operating lease agreements consist of the following:

2003	$15,714
2004	12,729
2005	10,303
2006	5,533
2007	4,696
Thereafter	20,096

$69,071

Rent expense charged to operations for 2000, 2001 and 2002 was $26,630, $30,057 and $27,827, respectively. Rental income from subleases included in operations for 2000, 2001 and 2002 was $4,147, $4,379 and $4,565, respectively. Aggregate future minimum rentals to be received under noncancellable subleases equal $12,821 as of December 31, 2002.

A purchase commitment for newsprint for our publishing businesses, which runs through 2006, from a newsprint supplier as of December 31, 2002, was $104,693. The commitment is based on market prices for quantities we determine will meet our newsprint requirements over the term of the contract. In the unlikely event that newsprint is no longer required in our business, our commitment would expire without obligation. Purchase commitments related to capital expenditures for our daily newspaper’s new production facility were approximately $9,397 as of December 31, 2002. We expect to spend up to $112,415 on this project scheduled to be completed in early 2003. As of December 31, 2002, we have spent $102,665 on this project. In addition, we have the right to broadcast certain television programs during the years 2003-2008 under contracts aggregating $8,299. We have $1,221 of standby letters of credit for business insurance purposes.

6    SHAREHOLDERS’ EQUITY

Units of beneficial interest

Employee-owners of Journal Communications, Inc. do not own shares of stock directly. Instead, they own “units of beneficial interest” (units), representing beneficial interests in the Journal Employees’ Stock Trust (the Stock Trust) established under the Journal Employees’ Stock Trust Agreement, dated May 15, 1937, as amended (JESTA). The Stock Trust, in turn, owns the shares of stock. Each unit is represented by one share of stock held by the Stock Trust. In the years covered, we have purchased units under the terms of JESTA and resold them to active employees. Employees owning units

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

are referred to as unitholders. On October 25, 2002, the Board of Directors determined to indefinitely suspend the purchase and sale of units while we explore potential sources for additional permanent capital. Unit activity is as follows:

Years ended December 31	2000	2001	2002
Beginning balance in treasury	1,529	1,140	613
Purchases	2,458	2,333	3,329
Sales	(2,847)	(2,860)	(1,058)

Ending balance in treasury	1,140	613	2,884

As of December 31, 2002, our treasury, our employees and former employees owned units representing beneficial ownership of 90% of our stock. As of the end of 2002, we believe that employees and former employees had outstanding balances under demand notes secured by pledges of units to various financial institutions totaling approximately $433,097.

Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) consists of the following as of December 31:

	2000	2001	2002
Cumulative foreign currency translation adjustments	$(807)	$(957)	$—
Minimum pension liability, net of tax	—	(2,856)	—

Accumulated other comprehensive income (loss)	$(807)	$(3,813)	$—

7    GOODWILL AND OTHER INTANGIBLE ASSETS

The following table reconciles the reported earnings from continuing operations before accounting change, net earnings, earnings per share from continuing operations before accounting change and earnings per share to that which would have resulted for the years ended December 31, 2000 and 2001, if Statement No. 142 had been effective:

	2000	2001	2002
Reported earnings from continuing operations before accounting change	$65,913	$49,479	$64,994
Goodwill amortization, net of tax	2,365	2,340	—
Broadcast licenses amortization, net of tax	3,082	3,113	—
Network affiliation agreements amortization, net of tax	76	76	—

Adjusted earnings from continuing operations before accounting change	$71,436	$55,008	$64,994

Reported net earnings	$66,384	$47,757	$57,920
Goodwill amortization, net of tax	2,365	2,340	—
Broadcast licenses amortization, net of tax	3,082	3,113	—
Network affiliation agreements amortization, net of tax	76	76	—

Adjusted net earnings	$71,907	$53,286	$57,920

Basic and diluted earnings per share:
Reported earnings from continuing operations before accounting change	$2.43	$1.76	$2.46
Goodwill amortization, net of tax	0.09	0.09	—
Broadcast licenses amortization, net of tax	0.11	0.11	—
Network affiliation agreements amortization, net of tax	—	—	—

Adjusted earnings from continuing operations before accounting change	$2.63	$1.96	$2.46

Basic and diluted earnings per share:
Reported net earnings	$2.45	$1.70	$2.19
Goodwill amortization, net of tax	0.09	0.09	—
Broadcast licenses amortization, net of tax	0.11	0.11	—
Network affiliation agreements amortization, net of tax	—	—	—

Adjusted net earnings	$2.65	$1.90	$2.19

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense was $1,909 for the year ended December 31, 2002. Estimated amortization expense for each of the next five years is as follows:

Year	Amount
2003	$1,636
2004	1,028
2005	455
2006	445
2007	410

Definite-lived Intangibles

Our definite-lived intangible assets consist primarily of customer lists and non-compete agreements. We amortize the customer lists over the period of time we expect the assets to contribute to our cash flows and we amortize the non-compete agreements over the terms of the contracts. As a result of impairment tests, we wrote off $1,260 ($773 after tax) for a customer list at our direct marketing services business, which is reported as a component of the selling and administrative expenses on the consolidated statements of earnings.

The gross carrying amount, accumulated amortization and net carrying amount of the major classes of definite-lived intangible assets as of December 31, 2001 and 2002 is as follows:

December 31, 2001	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Customer lists	$23,057	$(17,935)	$5,122
Non-compete agreements	24,712	(21,818)	2,894
Other	4,193	(3,629)	564

Total	$51,962	$(43,382)	$8,580

December 31, 2002	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Customer lists	$17,771	$(14,830)	$2,941
Non-compete agreements	24,813	(23,169)	1,644
Other	3,080	(3,045)	35

Total	$45,664	$(41,044)	$4,620

The decrease in the net carrying amount of definite-lived intangible assets from December 31, 2001 is due to amortization expense of $1,909, the write off a customer list in the amount of $1,260, and reclassification to goodwill of $891 of intangible assets that did not meet the new criteria for recognition separate from goodwill offset by the renewal of a non-compete agreement for $100.

Indefinite-lived Intangibles

Broadcast licenses and network affiliation agreements are deemed to have indefinite useful lives because we have renewed these agreements without issue in the past and we intend to renew them indefinitely in the future. Consequently, we expect the cash flows from both our broadcast licenses and our network affiliation agreements to continue indefinitely. We performed transitional impairment tests on our broadcast licenses and network affiliation agreements at the level of separate identifiable assets and recorded a transitional broadcast license impairment charge of $722 ($458 after tax) at our broadcasting business, which is reported as a component of the cumulative effect of accounting change in the consolidated statements of earnings. No impairment resulted from our 2002 annual impairment test.

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net carrying amount of the major classes of indefinite-lived intangible assets as of December 31, 2001 and 2002 is as follows:

December 31	2001	2002
Indefinite lived intangible assets:
Broadcast licenses	$128,842	$125,492
Network affiliation agreements	10,067	7,495
Other	1,568	—

Total	$140,477	$132,987

The decrease in the net carrying amount of indefinite-lived intangible assets from December 31, 2001 is primarily attributed to the adjustment made to the preliminary purchase price of the Idaho television stations acquired on December 31, 2001.

Goodwill

We performed transitional impairment tests on the goodwill of six of our reporting units with goodwill. As a result, we recorded a transitional goodwill impairment charge of $6,948 ($6,051 after tax) at our direct marketing services business, which is reported as a component of the cumulative effect of accounting change in the consolidated statement of earnings. For goodwill amortization that was nondeductible for income tax purposes, the transitional goodwill impairment charge is also nondeductible. No impairment resulted from our 2002 annual impairment test.

The changes in the net carrying amount of goodwill for the year ended December 31, 2001 are as follows:

Reporting Unit	Goodwill at January 1, 2001	Goodwill related to acquisitions	Goodwill related to divestitures	Reclassification of intangible assets	Impairment losses	Goodwill at December 31, 2001
Daily newspaper	$2,090	$—	$—	$(6)	$—	$2,084
Community newspapers & shoppers	24,411	—	—	(698)	—	23,713
Broadcasting	76,352	1,601	—	(2,145)	776	76,584
Telecommunications	202	—	—	(14)	—	188
Label printing	2,736	—	(296)	(78)	—	2,362
Direct marketing services	7,581	—	—	(223)	—	7,358

Total	$113,372	$1,601	$(296)	$(3,164)	$776	$112,289

The changes in the net carrying amount of goodwill for the year ended December 31, 2002 are as follows:

Reporting Unit	Goodwill at January 1, 2002	Goodwill related to acquisitions	Goodwill related to divestitures	Reclassification of intangible assets	Impairment losses	Goodwill at December 31, 2002
Daily newspaper	$2,084	$—	$—	$—	$—	$2,084
Community newspapers & shoppers	23,713	—	398	724	—	24,835
Broadcasting	76,584	5,368	—	167	—	82,119
Telecommunications	188	—	—	—	—	188
Label printing	2,362	—	—	—	—	2,362
Direct marketing services	7,358	—	—	—	(6,948)	410

Total	$112,289	$5,368	$398	$891	$(6,948)	$111,998

According to Statement No. 142, when a portion of a reporting unit that constitutes a business is disposed of, goodwill associated with that business is included in the carrying amount of the business based on the relative fair values of the business disposed of and the portion of the reporting unit that is retained. As discussed in Note 10 below, we announced the closure of Fox Cities Newspapers, a part of our community newspapers and shoppers reporting unit, in January 2002. The

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

book value of its goodwill equaled $398 as of December 31, 2001 and was classified as part of non-current assets of discontinued operations. Based upon the valuations of Fox Cities Newspapers and our community newspapers and shoppers, the relative value of Fox Cities Newspapers’ goodwill now equals zero. Therefore, upon adoption of Statement No. 142, Fox Cities Newspapers’ goodwill that was classified in non-current assets of discontinued operations in the December 31, 2001 consolidated balance sheet has been reclassified to our community newspapers and shoppers reporting unit goodwill in the December 31, 2002 consolidated balance sheet.

Other

We perform impairment tests each year on goodwill and indefinite-lived intangible assets, or more frequently in certain circumstances. We cannot be certain that future impairment tests will not result in a charge to earnings. With the assistance of independent, professional appraisers, we performed the 2002 annual impairment tests as of the beginning of the fourth quarter and, as noted above, there was no resulting impairment.

Statement No. 142 does not change the requirements for recognition of deferred taxes related to differences in the financial reporting and tax basis of broadcast licenses and tax-deductible goodwill. We will recognize a deferred tax liability for the difference between financial reporting and tax amortization on our broadcast licenses and tax-deductible goodwill because we are no longer amortizing these intangible assets for financial reporting purposes. As the majority of our deferred tax liability recorded on the balance sheet relates to the difference between financial reporting and tax basis on broadcast licenses, the deferred tax liability will not reverse over time unless future impairment charges are recognized on the broadcast licenses or they are sold.

8    LITIGATION

We are subject to various legal actions, administrative proceedings and claims arising out of the ordinary course of business. We believe that such unresolved legal actions and claims will not materially adversely affect our consolidated results of operations, financial condition or cash flows.

Newspaper Merger Class Action Suit.    On May 4, 1999, five former employees filed a lawsuit in connection with the 1995 merger of the Milwaukee Journal and Milwaukee Sentinel. This lawsuit was granted class action status to include other unitholders who separated from us as part of the merger. The plaintiffs alleged that an internal memorandum created a contract permitting members of the plaintiff class to offer to sell units at any time over a period of up to 10 years, depending on their retirement status or years of unit ownership. On May 7, 2002, the parties reached an out-of-court settlement. On  July 1, 2002, the judge approved the settlement. We agreed to pay the plaintiffs $8.9 million in cash in settlement of all claims. We also agreed to allow certain members of the plaintiff class to retain certain rights, for a period of time, as to units of beneficial interest in JESTA. Plaintiffs and their counsel value these rights at approximately $0.6 million. We reduced our litigation reserve by $4.1 million that reduced selling and administrative expenses in the second quarter of 2002 to reflect the settlement amount, net of insurance proceeds.

Conley Publishing Group, Ltd. et al. v. Journal Communications, Inc.    In August 2000, the publisher of the Waukesha Freeman, West Bend Daily News and several other publications in southeastern Wisconsin filed an amended antitrust complaint in state court against us. The plaintiff alleged we attempted to monopolize by the use of predatory pricing on subscriptions, secret rebates to advertisers, exclusionary discounts in advertising and contracts in restraint of trade. The plaintiff alleged damages of $5.4 million, and asked that damages be trebled. On October 2, 2001, the Waukesha County Circuit Court granted summary judgment to us and dismissed all of the plaintiff’s claims. The court held that there was no issue of material fact regarding predatory pricing, that the plaintiff cannot show that our conduct caused the financial losses of the Waukesha Freeman, and that plaintiff cannot adequately disaggregate or show which of its losses, if any, were caused by us. The plaintiff appealed on the issue of predatory pricing, and the Wisconsin Court of Appeals certified the case for direct appeal to the Wisconsin Supreme Court. The Wisconsin Supreme Court heard the case on February 11, 2003. A decision is expected in 2003.

9    ACQUISITION AND SALE

On December 31, 2001, we acquired the business and certain assets of a television station, KIVI-TV, in Boise, Idaho and a low-power television station, KSAW-LP, in Twin Falls, Idaho. The cash purchase price for the stations was

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately $22,114. The preliminary purchase price, the adjustments, and the final purchase price allocation are as follows:

	Preliminary Purchase Price Allocation	Purchase Price Adjustments	Final Purchase Price Allocation
Property and equipment	$4,485	$35	$4,520
Goodwill	1,601	5,368	6,969
Broadcast licenses	10,000	(2,628)	7,372
Network affiliation agreement	5,979	(2,571)	3,408
Accrued liabilities	—	(155)	(155)

Total purchase price	$22,065	$49	$22,114

Goodwill, broadcast licenses and the network affiliation agreement are not subject to amortization under the provisions of Statement No. 142. These intangible assets are, however, deductible for income tax purposes.

The above-mentioned completed acquisition was accounted for using the purchase method. Accordingly, the operating results and cash flows of the acquired business are included in our consolidated financial statements from the respective date of acquisition. Had the transaction occurred on January 1 of the year acquired, the effect of the acquisition on consolidated results of operations, for each respective year, would not have been material.

On March 2, 2001, we completed the sale of certain assets of the Milwaukee operation of our label printing business. The cash sale price was approximately $4.4 million.

10    DISCONTINUED OPERATIONS

In January 2002, we announced the closure of Fox Cities Newspapers, which consisted of six weekly newspapers from the publishing segment located in Appleton, Wisconsin.

On April 29, 2002, we decided to liquidate IPC Communications Services, S.A., a business in our printing services segment located in Roncq, France.

The following table summarizes the results of operations of Fox Cities Newspapers and IPC Communication Services, S.A., which are included in the gain (loss) from discontinued operations in the consolidated condensed statements of earnings:

	2000	2001	2002
Revenue	$19,348	$15,172	$3,253
Income (loss) before income tax expense (benefit)	(140)	(2,199)	(7,189)

At December 31, 2001, the assets and liabilities of Fox Cities Newspapers and IPC Communication Services, S.A. in the consolidated balance sheets consisted of the following:

2001
Cash	$1,176
Receivables	2,103
Inventories	1,111
Other current assets	337

Total current assets	$4,727

Property and equipment	$1,365
Goodwill and intangible assets	543
Other non-current assets	125

Total non-current assets	$2,033

Accounts payable	$(2,273)
Other current liabilities	(1,229)

Total current liabilities	$(3,502)

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11    WORKFORCE REDUCTION AND BUSINESS TRANSITION CHARGES

During 2002, we recorded a pretax charge of $1,966 for workforce reductions. The charge consisted primarily of $1,905 in termination benefits for approximately 74 employees. In addition, we recorded $61 for shutdown costs of our printing services operations in Ireland.

During 2001, we recorded $6,055 for workforce reductions and business transition costs. The charge consisted primarily of $4,345 in termination benefits for approximately 300 employees. In addition, we recorded $1,710 for shutdown costs of our printing services operation in Ireland and in transitioning our printing services’ eastern and western regions into one U. S. operational unit.

The remaining costs associated with these actions are expected to be paid in 2003. Activity associated with the workforce reduction and transition charges during the year ended December 31, 2002 was as follows:

	Balance at December 31, 2001	Additions	Payments/ Reductions	Balance at December 31, 2002
Severance	$2,531	$1,905	$(2,059)	$2,377
Lease costs	1,022	—	(1,022)	—
Other	126	61	(187)	—

	$3,679	$1,966	$(3,268)	$2,377

Related expenses and accruals were recorded in selling and administrative expenses and other current liabilities in the consolidated statements of earnings and consolidated balance sheets, respectively.

12    SEGMENT ANALYSIS

We conduct our operations through four reportable segments: publishing, broadcasting, telecommunications and printing services. In addition, our label printing business, our direct marketing services business and certain administrative activities are aggregated and reported as “other.” All operations primarily conduct their business in the United States. We publish the Milwaukee Journal Sentinel and more than 90 weekly shopper and community newspapers in seven states. We also own and operate 36 radio stations and six television stations in 11 states. Our telecommunications business serves the wholesale carrier market and provides integrated data communications solutions for small and mid-size businesses. Our printing services business serves the publishing, software, entertainment and government markets by providing printing, assembly and complete fulfillment.

In the fourth quarter of 2002, we evaluated our segment disclosures and determined it appropriate under Statement No. 131, “Disclosures About Segments of an Enterprise and Related Information,” to aggregate certain previously reported operating segments and identify the new segments by type of business rather than by names of the individual operating entities. The following table provides the aggregated former operating segments shown parenthetically next to the new reportable segments:

Publishing (Journal Sentinel and Add Inc.)

Broadcasting (Journal Broadcast Group)

Telecommunications (Norlight Telecommunications)

Printing services (IPC Communication Services)

Other (NorthStar Print Group, PrimeNet Marketing Services and Corporate and eliminations)

The accounting basis for transactions between reportable segments is the same as that described in the “Significant Accounting Policies” outlined in Note 1.

During 2002, we changed our method of evaluating segment performance by excluding segment interest income and interest expense from the segment’s profit performance. The following tables summarize operating revenue, operating

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

earnings (loss), depreciation and amortization and capital expenditures from continuing operations for the years ended December 31 and identifiable total assets of continuing operations at December 31:

	2000	2001	2002
Operating revenue
Publishing	$345,321	$320,615	$311,138
Broadcasting	149,886	134,801	152,749
Telecommunications	126,586	151,992	148,674
Printing services	107,334	114,612	97,841
Other	90,105	86,767	90,974

	$819,232	$808,787	$801,376

Operating earnings (loss)
Publishing	$39,265	$24,898	$30,315
Broadcasting	30,435	15,453	33,384
Telecommunications	40,114	48,007	40,956
Printing services	3,336	(756)	2,131
Other	(3,959)	(3,498)	7,287

	$109,191	$84,104	$114,073

Depreciation and amortization
Publishing	$14,277	$13,893	$14,157
Broadcasting	13,584	13,287	7,310
Telecommunications	11,376	14,735	17,192
Printing services	6,628	6,168	5,218
Other	4,253	3,613	2,758

	$50,118	$51,696	$46,635

Capital expenditures
Publishing	$50,530	$49,701	$30,291
Broadcasting	7,674	10,260	8,788
Telecommunications	28,779	27,509	10,132
Printing services	7,946	1,654	2,555
Other	1,829	1,048	1,403

	$96,758	$90,172	$53,169

Identifiable total assets
Publishing	$180,517	$208,141	$224,290
Broadcasting	279,055	296,723	298,426
Telecommunications	109,807	121,111	114,545
Printing services	57,611	50,494	31,005
Other	60,045	54,309	76,486

	$687,035	$730,778	$744,752

JOURNAL COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13    QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	2001 Quarters
	First	Second	Third	Fourth	Total
Operating revenue	$182,250	$190,791	$246,980	$188,766	$808,787
Gross profit	76,856	85,194	102,989	80,067	345,106
Earnings from continuing operations before accounting change	9,180	13,194	15,484	11,621	49,479
Net earnings	8,854	12,571	15,431	10,901	47,757
Basic and diluted earnings per share:
Earnings from continuing operations before accounting change	0.34	0.47	0.54	0.41	1.76
Net earnings	0.32	0.45	0.54	0.39	1.70

	2002 Quarters
	First	Second	Third	Fourth	Total
Operating revenue	$180,206	$185,880	$245,317	$189,973	$801,376
Gross profit	76,328	84,530	108,814	84,151	353,823
Earnings from continuing operations before accounting change	12,352	18,492	19,588	14,562	64,994
Net earnings	7,338	16,658	19,589	14,335	57,920
Basic and diluted earnings per share:
Earnings from continuing operations before accounting change	0.46	0.69	0.74	0.57	2.46
Net earnings	0.27	0.63	0.74	0.55	2.19

The reported amounts for the first quarter of 2002 differ from the amounts previously reported in our Quarterly Report on Form 10-Q. They include the reclassification of the results of discontinued operations and the reclassification of the impairment of $1,260 for a customer list at our direct marketing services business from cumulative effect of accounting change to operating costs and expenses.

The results for the first quarter of 2002 include $7,670 pre-tax transitional impairment charges for the write-off of goodwill at our direct marketing services business and the write down of certain broadcast licenses at our broadcasting business.

The results for the fourth quarter of 2002 include an $2,502 pre-tax impairment charge for certain equipment at our printing services business.

The results for the fourth quarter of 2001 include an $1,003 pre-tax impairment charge for certain property at our broadcast business and certain equipment at our printing services business.

The results for 2001 include approximately $1,990 pre-tax amortization expense per quarter for goodwill and indefinite-lived intangible assets that are no longer amortized under Statement No. 142.

We divide our calendar year into 13 four-week accounting periods, except that the first and thirteenth periods may be longer or shorter to the extent necessary to make each accounting year end on December 31. We follow a practice of reporting our quarterly information at the end of the third accounting period (our first quarter), at the end of the sixth accounting period (our second quarter), and at the end of the tenth accounting period (our third quarter).

JOURNAL COMMUNICATIONS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2002	June 15, 2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,455	$4,192
Receivables, less allowance for doubtful accounts of $6,453 and $6,522	89,920	92,181
Inventories, lower of cost (first-in-first-out) or market:
Paper and supplies	7,725	6,403
Work in process	3,456	1,060
Finished goods	5,019	7,954

	16,200	15,417
Prepaid expenses	11,786	10,004
Deferred income taxes	8,164	8,164

TOTAL CURRENT ASSETS	134,525	129,958
Property and equipment, at cost, less accumulated depreciation of $345,333 and $353,636	324,405	328,587
Goodwill	111,998	113,373
Broadcast licenses	125,492	125,492
Other intangible assets, net	12,115	11,369
Prepaid pension costs	30,337	29,156
Other assets	5,880	4,987

TOTAL ASSETS	$744,752	$742,922

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$90,775	$74,370
Accounts payable	37,757	42,395
Accrued compensation	29,712	19,762
Deferred revenue	20,741	22,007
Accrued employee benefits	9,576	9,407
Other current liabilities	9,525	20,091
Current portion of long-term liabilities	1,645	581

TOTAL CURRENT LIABILITIES	199,731	188,613
Accrued employee benefits	16,945	16,948
Other long-term liabilities	9,238	8,894
Deferred income taxes	42,294	42,294

Shareholders’ equity:
Common stock, authorized and issued 28,800 shares ($0.125 par value)	3,600	3,600
Retained earnings	581,361	590,990
Units of beneficial interest in treasury, at cost	(108,417)	(108,417)
Accumulated other comprehensive income	—	—

TOTAL SHAREHOLDERS’ EQUITY	476,544	486,173

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$744,752	$742,922

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements.

See accompanying notes.

JOURNAL COMMUNICATIONS, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(in thousands, except per share amounts)

	Two Quarters Ended
	June 16, 2002	June 15, 2003
Continuing operations:
Operating revenue:
Publishing	$143,318	$142,505
Broadcasting	65,611	64,523
Telecommunications	69,099	68,368
Printing services	46,274	40,205
Other	41,784	43,932

Total operating revenue	366,086	359,533
Operating costs and expenses:
Publishing	67,219	71,773
Broadcasting	26,496	28,454
Telecommunications	36,830	37,819
Printing services	39,608	33,259
Other	35,075	36,485

Total operating costs and expenses	205,228	207,790
Selling and administrative expenses	107,191	108,309

Total operating costs and expenses and selling and administrative expenses	312,419	316,099
Operating earnings	53,667	43,434

Other income and expense:
Interest income and dividends	833	136
Interest expense, net	(308)	(1,389)

Total other income and expense	525	(1,253)
Earnings from continuing operations before income taxes and accounting change	54,192	42,181
Provision for income taxes	23,598	17,003

Earnings from continuing operations before accounting change	30,594	25,178
Loss from discontinued operations, net of applicable income tax benefit of $5,182 and $0	(89)	—
Cumulative effect of accounting change, net of applicable income taxes of $1,161	(6,509)	—

Net earnings	$23,996	$25,178

Weighted average number of shares outstanding	26,762	25,916

Basic and diluted earnings per share:
Continuing operations before accounting change	$1.14	$0.97
Discontinued operations	—	—
Cumulative effect of accounting change	(0.24)	—

Net earnings per share	$0.90	$0.97

Cash dividends per share	$0.60	$0.60

See accompanying notes.

JOURNAL COMMUNICATIONS, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

	Two Quarters Ended
	June 16, 2002	June 15, 2003
Cash flow from operating activities:
Net earnings	$23,996	$25,178
Less income from discontinued operations	(89)	—
Less cumulative effect of accounting change	(6,509)	—

Earnings from continuing operations before accounting change	30,594	25,178
Adjustments for non-cash items:
Depreciation	20,208	21,142
Amortization	942	772
Provision for doubtful accounts	1,494	1,399
Net loss from disposal of assets	215	808
Impairment of long-lived assets	1,260	—
Net changes in operating assets and liabilities, excluding effects of sales and acquisitions:
Receivables	(2,700)	(3,538)
Inventories	2,023	783
Accounts payable	(6,985)	4,135
Other assets and liabilities	3,018	3,479

NET CASH PROVIDED BY OPERATING ACTIVITIES	50,069	54,158
Cash flow from investing activities:
Capital expenditures for property and equipment	(27,591)	(27,885)
Proceeds from sales of assets	434	1,803
Acquisition of business	—	(1,450)
Other, net	239	1,214

NET CASH USED FOR INVESTING ACTIVITIES	(26,918)	(26,318)
Cash flow from financing activities:
Net increase (decrease) in notes payable to bank	46,945	(16,405)
Purchases of units of beneficial interest	(93,186)	—
Sales of units of beneficial interest	38,709	—
Cash dividends	(15,982)	(15,549)
Deferred revenue	(149)	(149)

NET CASH USED FOR FINANCING ACTIVITIES	(23,663)	(32,103)
NET CASH USED FOR DISCONTINUED OPERATIONS	(1,408)	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,920)	(4,263)
Cash and cash equivalents
Beginning of year	8,911	8,455

At June 16, 2002 and June 15, 2003	$6,991	$4,192

See accompanying notes.

JOURNAL COMMUNICATIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1    BASIS OF PRESENTATION

The accompanying unaudited consolidated condensed financial statements have been prepared by Journal Communications, Inc. and its wholly owned subsidiaries in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission and reflect normal and recurring adjustments, which we believe to be necessary for a fair presentation. As permitted by these regulations, these statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for annual financial statements. However, we believe that the disclosures are adequate to make the information presented not misleading. The operating results for the two quarters ended June 15, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. You should read these unaudited consolidated condensed financial statements in conjunction with the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2002.

We reclassified certain prior year amounts to conform to the 2003 presentation.

2    ACCOUNTING PERIODS

We divide our calendar year into 13 four-week accounting periods, except that the first and thirteenth periods may be longer or shorter to the extent necessary to make each accounting year end on December 31. We follow a practice of publishing our interim financial statements at the end of the third accounting period (the first quarter), at the end of the sixth accounting period (the second quarter), and at the end of the tenth accounting period (the third quarter).

3    SEGMENT INFORMATION

	Two Quarters Ended
	June 16, 2002	June 15, 2003
Operating revenue
Publishing	$143,318	$142,505
Broadcasting	65,611	64,523
Telecommunications	69,099	68,368
Printing services	46,274	40,205
Other	41,784	43,932

	$366,086	$359,533

Operating earnings
Publishing	$15,539	$11,647
Broadcasting	12,222	10,457
Telecommunications	19,582	18,110
Printing services	1,063	1,733
Other	5,261	1,487

	$53,667	$43,434

	December 31, 2002	June 15, 2003
	Audited
Identifiable total assets
Publishing	$224,290	$232,133
Broadcasting	298,426	297,840
Telecommunications	114,545	110,102
Printing services	31,005	26,879
Other	76,486	75,968

	$744,752	$742,922

JOURNAL COMMUNICATIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

4    COMPREHENSIVE INCOME

	Two Quarters Ended
	June 16, 2002	June 15, 2003
Net earnings	$23,996	$25,178
Foreign currency translation adjustments	(425)	—

Comprehensive Income	$23,571	$25,178

5    GOODWILL AND OTHER INTANGIBLE ASSETS

Definite-lived Intangibles

Our definite-lived intangible assets consist primarily of customer lists and non-compete agreements. We amortize the customer lists over the period of time we expect the assets to contribute to our cash flows and we amortize the non-compete agreements over the terms of the contracts.

The gross carrying amount, accumulated amortization and net carrying amount of the major classes of definite-lived intangible assets as of June 15, 2003 and December 31, 2002 is as follows:

As of December 31, 2002	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Customer lists	$17,771	$(14,830)	$2,941
Non-compete agreements	24,813	(23,169)	1,644
Other	3,080	(3,045)	35

Total	$45,664	$(41,044)	$4,620

As of June 15, 2003	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Customer lists	$18,011	$(15,292)	$2,699
Non-compete agreements	24,838	(23,684)	1,154
Other	2,840	(2,840)	—

Total	$45,689	$(41,816)	$3,873

Amortization expense was $376 for the second quarter ended June 15, 2003 and $772 for the two quarters ended June 15, 2003. Estimated amortization expense for each of the next five years ending December 31 is as follows:

Year	Amount
2003	$1,641
2004	1,036
2005	463
2006	449
2007	410

Indefinite-lived Intangibles

Broadcast licenses and network affiliation agreements are deemed to have indefinite useful lives because we have renewed these agreements without issue in the past and we intend to renew them indefinitely in the future. Consequently, we expect the cash flows from both our broadcast licenses and our network affiliation agreements to continue indefinitely. We performed transitional impairment tests on our broadcast licenses and network affiliation agreements as of January 1, 2002 at the level of separate identifiable assets and recorded a transitional broadcast license impairment charge of $722 ($458 after

JOURNAL COMMUNICATIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

tax) at our broadcasting business during the first quarter ended March 24, 2002, which is reported as a component of the cumulative effect of accounting change in the consolidated statements of earnings. No impairment resulted from our 2002 annual impairment test.

There were no changes to the carrying amount of the major classes of indefinite-lived intangible assets in the two quarters ended June 15, 2003.

Goodwill

In 2002, we performed transitional impairment tests on the carrying value of goodwill as of January 1, 2002. As a result, we recorded a transitional goodwill impairment charge of $6,948 ($6,051 after tax) at our direct marketing services business during the first quarter ended March 24, 2002, which is reported as a component of the cumulative effect of accounting change in the consolidated statements of earnings. For goodwill amortization that was nondeductible for income tax purposes, the transitional goodwill impairment charge is also nondeductible. No impairment resulted from our 2002 annual impairment test.

The changes in the carrying amount of goodwill in the two quarters ended June 15, 2003 are as follows:

Reporting Unit	Goodwill at January 1, 2003	Goodwill related to Acquisitions	Goodwill at June 15, 2003
Daily newspaper	$2,084	$—	$2,084
Community newspapers & shoppers	24,835	1,375	26,210
Broadcasting	82,119	—	82,119
Telecommunications	188	—	188
Label printing	2,362	—	2,362
Direct marketing services	410	—	410

Total	$111,998	$1,375	$113,373

6    NOTES PAYABLE TO BANKS

We have a $120,000 bank revolving credit agreement, expiring April 30, 2004, to support our cash requirements. Borrowings under this credit agreement are at the Base Rate (derived from prime or Federal Fund rates) or at the LIBOR based rate. As of June 15, 2003, we had borrowings of $74,370 under the credit agreement, including $4,370 bearing interest at the Base Rate of 4.25% and $70,000 bearing interest at the LIBOR based rate of 2.21%.

7    DISCONTINUED OPERATIONS

In January 2002, we announced the closure of Fox Cities Newspapers, a business in our publishing segment located in Appleton, Wisconsin. On April 29, 2002, we decided to liquidate IPC Communications Services, S.A., a business in our printing services segment located in Roncq, France.

The following table summarizes the results of operations of Fox Cities Newspapers and IPC Communication Services, S.A.:

	Second Quarter Ended		Two Quarters Ended
	June 16, 2002	June 15, 2003	June 16, 2002	June 15, 2003
Operating revenue	$1,272	$—	$2,882	$—
Loss before income tax benefit of $2,515 and $5,182	$(4,199)	$—	$(5,271)	$—

There were no assets or liabilities of Fox Cities Newspapers or IPC Communication Services, S.A. included in the unaudited consolidated condensed balance sheet at June 15, 2003 and the consolidated balance sheet at December 31, 2002.

JOURNAL COMMUNICATIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

8    EXIT ACTIVITY

Effective January 1, 2003, we adopted Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Statement No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance on the subject. It requires, among other things, that a liability for a cost associated with an exit or disposal activity initiated after December 31, 2002 be recognized, at fair value, when the liability is incurred rather than at the commitment date to the exit or disposal plan.

In February 2003, we announced the closure of our CD-ROM mastering and replication facility, a business in our printing services segment, in Foothill Ranch, California. These functions will be performed by third parties, eliminating the need for all 33 employees, and will allow us to focus on our core printing services business. This action was completed in May 2003. We incurred expenses of $505. These costs are reported as selling and administrative expenses in the unaudited consolidated condensed statement of earnings. The liability is reported as accrued employee benefits in the unaudited consolidated condensed balance sheet at June 15, 2003.

	Liability at January 1, 2003	Charges/ Additions	Payments/ Reductions	Liability at June 15, 2003
Employee severance and benefits	$—	$296	$(286)	$10
Facility costs	—	152	(152)	—
Other	—	57	(57)	—

Total	$—	$505	$(495)	$10

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder

The Journal Company

We have audited the accompanying balance sheet of The Journal Company as of July 9, 2003. The balance sheet is the responsibility of the The Journal Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of The Journal Company as of July 9, 2003, in conformity with accounting principles generally accepted in the United States.

July 9, 2003	/s/ ERNST & YOUNG LLP
Milwaukee, Wisconsin

THE JOURNAL COMPANY

BALANCE SHEET AT JULY 9, 2003

ASSETS
Cash	$100

SHAREHOLDER’S EQUITY
Preferred stock, par value $0.01 per share;
10,000,000 shares authorized, no shares issued or outstanding	$—
Class C common stock, par value $0.01 per share;
10,000,000 shares authorized, no shares issued or outstanding	—
Class B-1 common stock, par value $0.01 per share;
60,000,000 shares authorized, no shares issued or outstanding	—
Class B-2 common stock, par value $0.01 per share;
60,000,000 shares authorized, no shares issued or outstanding	—
Class A common stock, par value $0.01 per share;
170,000,000 shares authorized, 100 shares issued and outstanding	1
Additional paid-in capital	99

Total	$100

See accompanying note

THE JOURNAL COMPANY

NOTE TO BALANCE SHEET

July 9, 2003

ORGANIZATION OF THE JOURNAL COMPANY

The Journal Company, a Wisconsin corporation, was formed on May 9, 2003 for purposes of facilitating the transactions contemplated by the joint proxy statement/prospectus. The Journal Company has no operations, except as contemplated by the Agreement and Plan of Share Exchange, dated as of June 26, 2003, by and between The Journal Company and Journal Communications, Inc. Journal Communications, Inc. is the sole shareholder of The Journal Company. The principal executive office of The Journal Company is located at 333 West State Street, Milwaukee, Wisconsin 53203.

ANNEX A

AGREEMENT AND PLAN OF SHARE EXCHANGE

AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”), dated as of June 26, 2003, by and between JOURNAL COMMUNICATIONS, INC., a Wisconsin corporation (“JCI”), and THE JOURNAL COMPANY, a Wisconsin corporation (“New Journal”).

WHEREAS, JCI has authority to issue 28,800,000 shares of common stock, par value $0.125 per share (“JCI Stock”), of which 28,800,000 shares were issued and outstanding on June 26, 2003;

WHEREAS, New Journal has authority to issue 310,000,000 shares of stock, itemized by classes as follows: (i) 170,000,000 shares of class A common stock, par value $0.01 per share (“New Journal A Stock”); (ii) 60,000,000 shares of class B-1 common stock, par value $0.01 per share (“New Journal B-1 Stock”); (iii) 60,000,000 shares of class B-2 common stock, par value $0.01 per share (“New Journal B-2 Stock” and collectively with the New Journal B-1 Stock, the “New Journal B Stock”); (iv) 10,000,000 shares of class C common stock, par value $0.01 per share; and (v) 10,000,000 shares of preferred stock, par value $0.01 per share; of which only 100 shares of New Journal A Stock are issued and outstanding, and such shares are owned beneficially and of record by JCI;

WHEREAS, the respective Boards of Directors of JCI and New Journal have determined that it is advisable and in the best interests of such corporations and their shareholders to effect an exchange of the issued and outstanding shares of JCI Stock for shares of New Journal B Stock, and for certain other consideration as shall be payable to those who perfect dissenters’ rights, upon the terms and conditions herein provided (“Exchange”); and

WHEREAS, the respective Boards of Directors of JCI and New Journal have, and JCI has, in its capacity as New Journal’s sole shareholder, duly adopted and approved this Agreement and directed that it be executed by the undersigned officers and that it be submitted for a vote of the JCI shareholders.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

ARTICLE 1

NAMES OF ACQUIRED CORPORATION AND

ACQUIRING CORPORATION

Section 1.01    The Acquired Corporation.    The name of the corporation the shares of which are proposed to be acquired by New Journal in the Exchange is JOURNAL COMMUNICATIONS, INC.

Section 1.02    The Acquiring Corporation.    The name of the corporation proposing to acquire shares of JCI in the Exchange is THE JOURNAL COMPANY.

ARTICLE 2

TERMS AND CONDITIONS OF PROPOSED EXCHANGE

Section 2.01    General.    At the Effective Time (as hereinafter defined), the shares of JCI Stock then issued and outstanding shall be exchanged for shares of New Journal B Stock as provided in Article 3 hereof.

Section 2.02    Effective Time.    The “Effective Time” of the Exchange shall be the date and time to be set forth in the Articles of Share Exchange to be filed with this Agreement with the Department of Financial Institutions of the State of Wisconsin in accordance with the Wisconsin Business Corporation Law (the “WBCL”), which date and time shall occur immediately prior to the initial issuance of New Journal A Stock by New Journal to the public under the Securities Act of 1933, as amended (the “IPO”).

ARTICLE 3

MANNER AND BASIS OF EXCHANGING SHARES

OF CAPITAL STOCK IN THE EXCHANGE

Section 3.01    Exchange of JCI Stock for New Journal B Stock.    At the Effective Time, automatically by virtue of the Exchange and without further action on the part of the holder thereof, (1) all shares of JCI Stock outstanding immediately prior to the Effective Time shall be acquired by New Journal and (2) each share of JCI Stock (other than Dissenting Shares, as defined in Section 3.05 hereof) shall be exchanged for three shares of New Journal B Stock. The shares of New Journal B Stock to be received by each holder as a result of the Exchange will be divided as equally as possible among shares of validly issued, fully paid and nonassessable (except for liability which may be imposed on the holder thereof under Section 180.0622(2) of the WBCL) New Journal B-1 Stock and New Journal B-2 Stock as follows:

(a)  First, the shares of New Journal B Stock receivable by each holder will be divided evenly among shares of New Journal B-1 Stock and New Journal B-2 Stock.

(b)  Second, any fractional shares allocated to the New Journal B-1 Stock and the New Journal B-2 Stock as a result of the division in (a) above will be aggregated and reallocated as described in (c) below.

(c)  Third, if the total of the number of shares aggregated as a result of (b) above is one or greater, then that share will be allocated to the New Journal B-2 Stock.

(d)  Fourth, if the total of the number of shares aggregated as a result of (b) above or if the total number of shares remaining after the allocation in (c) above is less than one, then the fractional share will be converted into the right to receive a cash amount obtained by multiplying the fractional share by the price to the public of the New Journal A Stock in the IPO.

Section 3.02    Cancellation of New Journal A Stock.    Each share of New Journal A Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and restored to the status of authorized and unissued New Journal A Stock.

Section 3.03    Fractional Shares.    No fractional shares of New Journal B Stock shall be issued in the Exchange.

Section 3.04    Stock Certificates.

(a)  Following the Effective Time, each holder of a certificate or certificates theretofore representing outstanding shares of JCI Stock may, but shall not be required to, surrender the same to New Journal or its transfer agent for cancellation or transfer. Until so surrendered or presented for transfer, each outstanding certificate which prior to the Effective Time represented shares of JCI Stock shall be deemed for all purposes to represent the ownership of the exchanged number of shares of New Journal B Stock as though such surrender and transfer had taken place. Shares of New Journal B Stock issued in the Exchange will be reflected in the stock books and/or records of New Journal as uncertificated shares.

(b)  Immediately following the Effective Time, JCI shall cause to be delivered to New Journal, a certificate registered in the name of New Journal for the number of shares of JCI Stock issued and outstanding at the Effective Time.

Section 3.05    Dissenters.    Shares of JCI Stock for which dissenters’ rights have been exercised under Sections 180.1301 through 180.1331 of the WBCL (the “Dissenting Shares”) shall not receive shares of New Journal B Stock in the Exchange, but instead shall be entitled to such consideration as may be due with respect to such shares pursuant to the applicable provisions of Sections 180.1301 through 180.1331 of the WBCL, unless and until the right of the holder thereof to receive the “fair value” for such Dissenting Shares terminates in accordance with Sections 180.1301 through 180.1331 of the WBCL. If such right is so terminated, then such shares shall cease to be Dissenting Shares and shall represent the right to receive New Journal B Stock as provided in Section 3.01 hereof.

ARTICLE 4

OTHER PROVISIONS WITH RESPECT TO THE EXCHANGE

Section 4.01    Further Assurances.    Each of JCI and New Journal shall take all such action as may be necessary or appropriate in order to effectuate the Exchange. All consideration that is due with respect to the Dissenting Shares under the applicable provisions of Sections 180.1301 through 180.1331 of the WBCL shall be paid by New Journal from the proceeds received by New Journal in the IPO or other available funds. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of each of JCI and New Journal shall take all such further action.

Section 4.02    Conditions to the Exchange.    The consummation of the Exchange is subject to the satisfaction of the following conditions:

(a)  The Exchange shall have received the approval of the holders of JCI Stock and New Journal A Stock (which has already been received) to the extent required by the WBCL and the respective Articles of Association/Incorporation and Bylaws of JCI and New Journal;

(b)  The proposed amendment and termination of the Journal Employees’ Stock Trust (“JESTA”) shall have received the approvals required by JESTA;

(c)  The registration statement relating to the shares of New Journal B Stock to be issued as a result of the Exchange shall be effective under the Securities Act of 1933, as amended, and shall not be the subject of any “stop order”;

(d)  New Journal shall simultaneously consummate the IPO;

(e)  No statute, rule, regulation, executive order, decree, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Exchange or the amendment and termination of JESTA; and

(f)  All approvals and consents necessary or desirable, if any, in connection with the consummation of the Exchange and the amendment and termination of JESTA shall have been obtained.

Section 4.03    Amendment; Waiver.    The parties hereto, to the extent permitted by law, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement or waive any condition set forth in Section 4.02 hereof in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the shareholders of JCI; provided, however, that no such amendment, modification, supplement or waiver shall, in the sole judgment of the Board of Directors of JCI, materially and adversely affect the rights of the shareholders of JCI.

Section 4.04    Deferral.    Consummation of the transactions herein provided for may be deferred by the Boards of Directors of JCI and New Journal for a period of time if said Boards of Directors determine that such deferral would be in the best interests of JCI and its shareholders.

Section 4.05    Termination.    This Agreement may be terminated and the Exchange and other transactions herein provided for abandoned at any time before the Effective Time, whether before or after approval of this Agreement by the shareholders of JCI, by the parties hereto, by mutual consent of their respective Boards of Directors, if such Boards of Directors determine for any reason that the consummation of the transactions provided for herein would for any reason be inadvisable.

Section 4.06    Counterparts.    This Agreement may be executed in two or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 4.07    Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 4.08    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Wisconsin.

IN WITNESS WHEREOF, JCI and New Journal have executed this Agreement by their respective duly authorized officers as of the date first written above.

JOURNAL COMMUNICATIONS, INC.		THE JOURNAL COMPANY

By:	/S/ STEVEN J. SMITH	By:	/S/ STEVEN J. SMITH
	Steven J. Smith Chairman and Chief Executive Officer		Steven J. Smith Chairman and Chief Executive Officer

Attest:	/S/ MARY H. LEAHY	Attest:	/S/ MARY H. LEAHY
	Mary H. Leahy Senior Vice President and General Counsel		Mary H. Leahy Senior Vice President and General Counsel

ANNEX B

PROPOSED AMENDMENT AND TERMINATION OF JESTA

Proposed amendments to Section 24 of JESTA are underscored.

24.    Sale of Journal Stock.    None of the shares of Journal stock held by the trustees shall be sold or otherwise permanently disposed of except in exchange for its equivalent in the recapitalization or reorganization of the Company or pursuant to that certain Agreement and Plan of Share Exchange, dated as of June 26, 2003, by and between the Company and The Journal Company, a Wisconsin corporation (pursuant to which each share of Journal Stock will be exchanged for three shares of Class B Common Stock of The Journal Company) (the “Share Exchange”), unless and until (a) written authorization thereto signed by the employee-eligible and employee benefit trust owners of at least two-thirds of the units then outstanding owned by employee-eligibles and employee benefit trusts shall have been filed with the trustees within eighteen months prior to such sale or other permanent disposition, and (b) the trustees shall have first granted to the following classes of optionees, successively, options in writing for the periods of time limited below, to purchase all or any part of such Journal stock, not purchased by prior optionees, by depositing at the office of the trustees the option price in cash determined according to the formula set forth in Section 25.

Class One Optionees.    Beginning with the date of the first granting of the options by the trustees, called “date of trustees’ offer,” and ending at the expiration of six months thereafter:

(a)  Each employee-eligible and employee benefit trust owner of units who did not consent to such proposed sale or other permanent disposition, called “non-consenting eligibles,” as to such proportion of the shares of Journal stock offered by the trustees as the number of units owned by him bears to the total number of units then outstanding.

(b)  Stockholder-eligibles as to the remainder of the shares of Journal stock offered by the trustees, with the right as among themselves to purchase such remainder, in proportion to the number of shares of Journal stock owned by them respectively, together with their respective proportion of such remainder, if any, not purchased by any of their number.

Class Two Optionees. For a period of three months after the expiration of the time limited to Class One Optionees.

(a)  The non-consenting eligibles as to so many of the shares of Journal stock offered to stockholder-eligibles as Class One optionees at shall not have been purchased by said stockholder-eligibles, with the right in such non-consenting eligibles as among themselves to purchase such shares of Journal stock, in proportion to the number of units owned by them respectively, together with their respective proportion of such shares, if any, not purchased by any of their number.

(b)  Stockholder-eligibles as to so many of the shares of Journal stock offered to non-consenting eligibles as Class One optionees as shall not have been purchased by said non-consenting eligibles, with the right in said stockholder-eligibles as among themselves to purchase such shares of Journal stock, in proportion to the number of units owned by them respectively, together with their respective proportions of such shares, if any, not purchased by any of their number.

Class Three Optionees. For a period of three months after the expiration of the time limited to Class Two optionees, the Company.

All of the optionees within any of the aforesaid classes may waive their options by delivering joint written notice thereof to the trustees, in which event the options of the next succeeding class of optionees shall be deemed to begin to run on the date of such waiver.

The trustees shall not sell or otherwise permanently dispose of (except in exchange for its equivalent on recapitalization or reorganization of the Company or pursuant to the Share Exchange) any of the shares of Journal stock held by them hereunder to any person other than a Class One, Two or Three optionee except under the express condition that the person so purchasing or otherwise acquiring such shares of Journal stock shall agree also to purchase or take over from each Class One optionee, within three months after the date of such purchase or other acquisition, for the same price or other consideration and upon the same terms and conditions, so many shares of Journal stock as may be offered to such purchaser by such Class One optionee; provided, however, that if the trustees shall hold less than a majority of the total number of shares of Journal

B-1

stock outstanding such purchaser shall not be obligated so to purchase or take over from any Class One optionee any greater proportion of the shares of Journal stock owned by such Class One optionee than the ratio between the number of shares so sold or otherwise permanently disposed of by the trustees and the total number of shares of Journal stock held by the trustees.

Immediately following consummation of the Share Exchange, this Agreement and the trust hereby created shall terminate, and such termination shall, for all purposes (including, without limitation, for purposes of Section 39 hereof) have the same effect as a termination pursuant to Section 38 hereof.

B-2

ANNEX C

SECTIONS 180.1301 THROUGH 180.1331 OF THE

WISCONSIN BUSINESS CORPORATION LAW

180.1301    Definitions.    In ss. 180.1301 to 180.1331:

(1)  “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.

(1m)  “Business combination” has the meaning given in s. 180.1130(3).

(2)  “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

(3)  “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

(4)  “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1. to 4.

(5)  “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

(6)  “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

History: 1989 a. 303; 1991 a. 16.

180.1302    Right to dissent.    (1)  Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a)  Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

1.    Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

2.    The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

(b)  Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

(c)  Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

1.    A sale pursuant to court order.

2.    A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(cm)    Consummation of a plan of conversion.

(d)  Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2)  Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:

(a)  Alters or abolishes a preferential right of the shares.

(b)  Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c)  Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

(d)  Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e)  Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

(3)  Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or 180.1829(1)(c).

(4)  Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

(5)  Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

History: 1959 a. 303; 1991 a. 16; 2001 a. 44.

180.1303    Dissent by shareholders and beneficial shareholders.    (1)  A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2)  A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a)  Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.

(b)  Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

History: 1989 a. 303.

180.1320    Notice of dissenters’ rights.    (1) If proposed corporate action creating dissenters’ rights under a. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

(2)  If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.

History: 1989 a. 303.

180.1321    Notice of intent to demand payment.    (1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:

(a)  Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.

(b)  Not vote his or her shares in favor of the proposed action.

(2)  A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

History: 1989 a. 303.

180.1322    Dissenters’ notice.    (1)  If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

(2)  The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:

(a)  A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

(b)  For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

(c)  A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.

(d)  A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.

(e)  A copy of ss. 180.1301 to 180.1331.

History: 1989 a. 303.

180.1323    Duty to demand payment.    (1) A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2)  A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3)  A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

History: 1959 a. 303.

180.1324    Restrictions on uncertificated shares.    (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under a. 180.1326.

(2)  The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

History: 1989 a. 303.

180.1325    Payment.    (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)  The payment shall be accompanied by all of the following:

(a)  The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

(b)  A statement of the corporation’s estimate of the fair value of the shares.

(c)  An explanation of how the interest was calculated.

(d)  A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.

(e)  A copy of ss. 180.1301 to 180.1331.

History: 1989 a. 303.

180.1326    Failure to take action.    (1)  If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2)  If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.

History: 1989 a. 303.

180.1327    After-acquired shares.    (1)  A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)  To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

History: 1989 a. 303.

180.1328    Procedure if dissenter dissatisfied with payment or offer.    (1)  A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

(a)  The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b)  The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

(c)  The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

(2)  A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

History: 1989 a. 303.

180.1330    Court action.    (1)  If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)  The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the Corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

(3)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

(4)  The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)  Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

(b)  The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322 (2) (c), for which the corporation elected to withhold payment under s. 180.1327.

History: 1989 a. 303.

Because this section does not provide for different procedures, all procedural mechanisms under chs. 801 to 847 are available in an action under this section. Kohler Co. v. Sogen International Fund, Inc. 2000 WI App 60, 233 Wis. 2d 592, 608 N.W.2d 746.

180.1331    Court costs and counsel fees.    (1)  (a)  Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

(b)  Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

(2)  The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a)  Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

(b)  Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3)  Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

History: 1989 a. 303.

ANNEX D

ARTICLES OF INCORPORATION

OF

THE JOURNAL COMPANY

The sole incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, hereby adopts the following articles of incorporation for the purpose of forming the corporation herein described (the “Corporation”):

ARTICLE 1

The name of the Corporation is The Journal Company.

ARTICLE 2

The aggregate number of shares which the Corporation shall have the authority to issue shall be three hundred ten million (310,000,000) shares, itemized by classes as follows: (i) one hundred seventy million (170,000,000) shares of a class designated as “Class A Common Stock,” with a par value of $0.01 per share; (ii) sixty million (60,000,000) shares of a class designated as “Class B-1 Common Stock,” with a par value of $0.01 per share; (iii) sixty million (60,000,000) shares of a class designated as “Class B-2 Common Stock,” with a par value of $0.01 per share; (iv) ten million (10,000,000) shares of a class designated as “Class C Common Stock,” with a par value of $0.01 per share; and (vi) ten million (10,000,000) shares of a class designated as “Preferred Stock,” with a par value of $0.01 per share.

Class B-1 Common Stock and Class B-2 Common Stock shall be referred to collectively as “Class B Common Stock.” Any and all such shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, “Common Stock”), and all Preferred Stock, may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all of the shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid capital stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments, except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Law or any successor provision thereto, if any.

The designation, relative rights, preferences and limitations of the shares of each class, and the authority of the Board of Directors of the Corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

A.    Definitions.    The following definitions shall apply for purposes of these Articles of Incorporation:

(1)  “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(2)  A Person shall be deemed to “Beneficially Own” or be the “Beneficial Owner” of any securities:

(a)  which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise;

(b)  which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security under this clause (b) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (i) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made by the Corporation pursuant to, and in accordance with, the applicable rules and regulations under the Securities Exchange Act of 1934, as amended, and (ii) is not also then reportable on a Schedule l3D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report); or

(c)  which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (b) above) or disposing of any such securities.

(3)  “Buyer List” shall mean a list maintained by the Transfer Agent that includes separate entries for each validly submitted Purchase Order that has not expired or terminated and which indicates (a) the name and class of the Optionee submitting the same and (b) the date and time such Purchase Order was entered on the Buyer List.

(4)  “Change in Control of Matex” shall be deemed to have occurred if an event set forth in any one of the following subparagraphs (a)-(c) shall have occurred:

(a)  any one or more Persons other than a Family Successor is or becomes the Beneficial Owner, directly or indirectly, of more than twenty percent (20%) by vote or value of the outstanding stock of Matex (not including in the securities Beneficially Owned by such Person any securities so owned prior to the date of the pricing of the Initial Public Offering); or

(b)  the shareholders of Matex approve a merger, consolidation or share exchange of Matex with any other corporation or approve the issuance of voting securities of Matex in connection with a merger, consolidation or share exchange of Matex (or any direct or indirect subsidiary of Matex) if any one or more Persons other than a Family Successor becomes a Beneficial Owner, directly or indirectly, of more than twenty percent (20%) by vote or value of the outstanding stock in the resulting entity; or

(c)  the shareholders of Matex approve a plan or agreement for the sale or disposition by Matex of all or substantially all of Matex’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months) if any one or more Persons other than a Family Successor becomes a Beneficial Owner, directly or indirectly, of more than twenty percent (20%) by vote or value of the outstanding stock in the acquiring entity.

(5)  “Class A Conversion Amount” shall mean an amount equal to 1.363970 shares of Class A Common Stock.

(6)  “Class A Optionees” shall mean Employee Benefit Plans.

(7)  “Class B Optionees” shall mean Employee-Eligibles.

(8)  “Class C Dividend Amount” shall mean an amount equal to X/Y, where X equals (a) the quotient of 3,168,000 divided by the Exchange Ratio, minus (b) the product of (i) the next per share cash dividend declared on the Class B Common Stock following the Special Dividend multiplied by four, multiplied by (ii) 1,684,000, and Y equals 1,088,000; provided, however, that if the Corporation should at any time (x) subdivide the outstanding Common Stock or issue a dividend on the Common Stock payable in shares of Common Stock, then the Class C Dividend Amount in effect immediately prior to such subdivision or dividend shall be proportionately decreased by the same ratio as the subdivision or dividend; or (y) combine the outstanding Common Stock (except for a combination to combine the classes of Class B Common Stock into one class pursuant to Paragraph (C)(4) of this Article 2), then the Class C Dividend Amount in effect immediately prior to such subdivision or dividend shall be proportionately increased by the same ratio as the combination.

(9)  “Class C Optionee” shall mean Matex until such time as a Change in Control of Matex occurs; provided, however, that at any given time Matex shall not be considered a Class C Optionee (and shall not be eligible to purchase shares of Class B Common Stock, pursuant to previously submitted Purchase Orders or otherwise) if the Shareholder-Eligibles, at such time, Beneficially Own in the aggregate a number of shares of Class B Common Stock that is equal to or exceeds seventeen percent (17%) of the shares of Class B Common Stock then outstanding.

(10)  “Class C Restriction Date” shall mean the 180th day after the pricing of the Initial Public Offering.

(11)  “Class D Optionee” shall mean the Corporation; provided, however, that the Corporation shall not be considered a Class D Optionee with respect to any shares of Class B Common Stock Beneficially Owned by any Shareholder-Eligible, unless purchase of such shares by the Corporation would result in a redemption described in Section 302(b) of the Code.

(12)  “Code” shall mean the Internal Revenue Code of 1986, as amended, and references to particular provisions thereof shall extend to successor provision having the same effect.

(13)  “Combined Class A/Class B Conversion Amount” shall mean an amount equal to 0.248243 shares of Class A Common Stock and 1.115727 shares of Class B Common Stock (prior to the time the classes of Class B Common Stock are combined into one class pursuant to Paragraph (C)(4) of this Article 2, to consist of 0.557863 shares of Class B-1 Common Stock and 0.557864 shares of Class B-2 Common Stock).

(14)  “Committee” shall mean a committee constituted by the Board of Directors of the Corporation consisting of at least two (2) members who may be directors and/or executive officers of the Corporation that is charged by the Board of Directors of the Corporation with the responsibilities described in this Article 2.

(15)  “Employee” shall mean every individual now or at any time hereafter employed in the service of one or more of the Employers, including the officers of any of the Employers, so long as they shall be so employed or on leave of absence duly granted.

(16)  “Employee Benefit Plan” shall mean a pension, profit sharing, stock bonus, stock purchase, equity incentive, deferred compensation or other similar plan established by an Employer to provide benefits to Employees.

(17)  “Employee-Eligibles” shall mean (a) members of the Board of Directors of the Corporation or any Employer; and (b) Employees during the continuance of their employment.

(18)  “Employee-Eligible Transferee” shall mean a trust for the benefit of (a) individual beneficiaries or (b) corporations, associations or foundations organized for charitable, educational or religious purposes.

(19)  “Employers” shall mean the Corporation and all entities of which the Corporation owns directly or indirectly at least a majority of the voting interests.

(20)  “Ex-Employee-Eligible” shall mean a Person who has ceased to be an Employee-Eligible.

(21)  “Exchange Ratio” shall mean the number of shares of Class B Common Stock to be received for each share of common stock, par value $0.125 per share, of Journal Communications, Inc. in the Share Exchange.

(22)  “Family Individual” shall mean any issue (within the meaning of Section 851.13 of the Wisconsin Statutes) of Harry J. Grant, spouses of such issue, or widows or widowers of such issue.

(23)  “Family Successor” shall mean (a) any Family Individual; (b) the estate of any Family Individual; (c) any trust created by will or inter-vivos by any Family Individual for so long as the sole beneficiaries of such trust are one or more Family Individuals or Persons described in (e) or (f), below; (d) any other Person for so long as such Person is wholly owned and controlled by any one or more Family Individuals; (e) any Person described in Section 4947(a)(1) or (2) of the Code; and (f) any Person to which contributions would be deductible under Sections 2522 or 2055 of the Code.

(24)  “Holder” shall mean a record owner of capital stock of the Corporation, and, for purposes of Paragraph (C)(2)(e)(iv) only, if, during the period in which Class B Common Stock cannot be voluntarily converted under Paragraph (C)(2)(d), such record owner is a corporation, association, limited liability company, partnership, joint venture or trust, then “Holder” shall also mean any Family Individual to the extent of such Family Individual’s proportional interest in such record owner having a value at the date of the sale or other disposition equal to (a) the total of federal and state estate or inheritance taxes payable by reason of the death of the deceased Family Individual multiplied by a fraction the numerator of which is the amount of such taxes and the denominator of which is the value of assets includable in the gross estate of the decedent for federal estate tax purposes, plus, (b) in the case of a shareholder of Matex, an amount equal to twenty-eight point two zero five percent (28.205%) of the amount determined under (a) with respect to Common Stock held by Matex.

(25)  “Initial Public Offering” shall mean the initial proposed sale of shares of Class A Common Stock by the Corporation to the public under the Securities Act of 1933, as amended.

(26)  “Liquidation Preference” shall mean an amount initially equal to the quotient of $72.79 divided by the Exchange Ratio; provided, however, that if the Corporation should at any time (a) subdivide the outstanding Common Stock or issue a dividend on the Common Stock payable in shares of Common Stock, then the Liquidation Preference in effect immediately prior to such subdivision or dividend shall be proportionately decreased by the same ratio as the subdivision or dividend; or (b) combine the outstanding Common Stock (except for a combination to combine the classes of Class B Common Stock into one class pursuant to Paragraph (C)(4) of this Article 2), then the Liquidation Preference in effect immediately prior to such subdivision or dividend shall be proportionately increased by the same ratio as the combination.

(27)  “Matex” shall mean Matex Inc., a Wisconsin corporation.

(28)  “Minimum Price” shall have the meaning given in Paragraph (A)(44) of this Article 2.

(29)  “Notice of Contractual Redemption” shall mean a written notice delivered by the Corporation to a Holder calling for redemption by the Corporation of any or all of such Holder’s shares of Class B Common Stock pursuant to a binding contractual agreement or arrangement entered into between the Corporation and such Holder on or before May 12, 2003 and specifying therein the date fixed for redemption.

(30)  “Notice of Strategic Transaction Redemption” shall have the meaning given in Paragraph (C)(3)(d) of this Article 2.

(31)  “Optionees” shall mean the Class A Optionees, Class B Optionees, Class C Optionees and Class D Optionee, collectively.

(32)  “Option Event” shall have the meaning given in Paragraph (D)(1) of this Article 2.

(33)  “Option Event Date” shall mean (a) in the case of an Option Event arising under Paragraph (D)(1)(a) of this Article 2 or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)(a) of this Article 2, the date the applicable Voluntary Transfer/Conversion Notice is received by the Transfer Agent; provided, however, that, in the event the Holder submitting such Voluntary Transfer/Conversion Notice indicates therein a Minimum Price, the Option Event Date shall not occur until the close of business on the day on which the Purchase Price equals or exceeds such Minimum Price; (b) in the case of an Option Event arising under Paragraph (D)(1)(c) of this Article 2, or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)(c) of this Article 2, the date of such foreclosure sale or other Transfer; and (c) in the case of an Option Event arising under Paragraph (D)(1)(d) of this Article 2, the date of consummation of the Change in Control of Matex.

(34)  “Persons” shall include natural persons, corporations, trusts, associations, limited liability companies, partnerships, joint ventures and governmental units.

(35)  “Public Sale Restriction Period” shall mean (a) with respect to shares of Class B-1 Common Stock, the period ending on the 360th day after the pricing of the Initial Public Offering; and (b) with respect to shares of Class B-2 Common Stock, the period ending on the 540th day after the pricing of the Initial Public Offering.

(36)  “Purchase Order” shall mean a written notice containing a request to purchase shares of Class B Common Stock that become available for purchase upon the happening of an Option Event in accordance with Paragraph (D) of this Article 2 and constituting a binding obligation to purchase the shares of Class B Common Stock indicated therein on terms contained therein. A Purchase Order shall be in the form established from time to time by the Committee and shall be made available to any Optionee upon written request delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. A Purchase Order must contain at least the following:

(a)  The name of the Optionee submitting the request; (ii) whether such Optionee is a Class A Optionee, Class B Optionee, Class C Optionee or Class D Optionee; and (iii) the number of shares of Class B Common Stock requested to be purchased, including whether such shares are Class B-1 Common Stock or Class B-2 Common Stock.

(b)  A representation that the Optionee is willing to purchase shares of Class B Common Stock either (i) at the Purchase Price; or (ii) at a specified maximum price.

(c)  An acknowledgement that such Optionee is offering to purchase shares of Class B Common Stock as specified therein subject to the terms and conditions contained in these Articles of Incorporation, a copy of which such Optionee has received and reviewed, and that such offer constitutes such Optionee’s binding commitment to purchase such shares on the terms and conditions specified therein and in these Articles of Incorporation.

(d)  The duration that such Purchase Order shall remain in full force and effect.

(37)  “Purchase Price” shall mean:

(a)  If the Class A Common Stock is then listed for trading on a national securities exchange, then the closing price of the Class A Common Stock as reported by such exchange on the applicable Option Event Date.

(b)  If the Class A Common Stock is not then listed for trading on a national securities exchange but is then quoted on an automated quotation system, then the average of the closing bid and ask price as reported by such automated quotation system on the applicable Option Event Date.

(c)  If the Class A Common Stock is not then listed on a national securities exchange or quoted on an automated quotation system, then the fair market value of a share of Class A Common Stock on the applicable

Option Event Date as determined by the most recent independent valuation of the Class A Common Stock, which under such circumstances shall be conducted no less than annually at the discretion of the Board of Directors of the Corporation.

(38)  “Share Exchange” means the share exchange contemplated in the Agreement and Plan of Share Exchange by and between the Corporation and Journal Communications, Inc. pursuant to which each share of Journal Communications, Inc.’s then existing common stock will be exchanged for a specified number of shares of Class B Common Stock.

(39)  “Shareholder-Eligible” shall mean (a) Matex; (b) the Abert Family Journal Stock Trust; and (c) any Family Successor.

(40)  “Special Dividend” shall mean a cash dividend that may be declared by the Board of Directors of the Corporation on the shares of Class B Common Stock at any time prior to the completion of the Initial Public Offering and paid out of funds legally available for the payment of dividends.

(41)  “Strategic Transaction” shall mean a plan, agreement or understanding that, if consummated, would result in one or more of the following: (a) the acquisition by any Person (other than the Corporation or any of its Affiliates, any Employee Benefit Plan, or any Person organized, appointed or established pursuant to the terms of any Employee Benefit Plan) of securities of (i) the Corporation representing at least 50% of the combined voting power of the Corporation’s then outstanding securities (other than pursuant to a tender offer or exchange offer that is subject to Section 13(e) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or successor provision)) or (ii) Journal Sentinel, Inc. representing at least 50% of the combined voting power of the then outstanding securities of Journal Sentinel, Inc.; (b) any consolidation, merger, share exchange or other business combination of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s capital stock would be converted into cash, securities or other property, other than a consolidation, merger, share exchange or other business combination of the Corporation following which at least 50% of the combined voting power of the surviving corporation is owned by holders of the Corporation’s capital stock immediately prior to the merger; (c) any consolidation, merger, share exchange or other business combination of Journal Sentinel, Inc. in which Journal Sentinel, Inc. is not the continuing or surviving corporation or pursuant to which shares of capital stock of Journal Sentinel, Inc. would be converted into cash, securities or other property, other than a consolidation, merger, share exchange or other business combination of Journal Sentinel, Inc. (i) with or into the Corporation or (ii) with or into another corporation following which at least 50% of the combined voting power of the surviving corporation is owned by the Corporation; (d) any sale, lease, exchange or other transfer of all, or substantially all, of the consolidated assets of the Corporation; (e) any sale, lease, exchange or other transfer of all, or substantially all, of the consolidated assets of Journal Sentinel, Inc.; or (f) any relocation of the Corporation’s principal executive offices from the Milwaukee metropolitan area.

(42)  “Transfer” shall mean any direct or indirect sale, pledge, gift, assignment or other transfer of any ownership or voting interest in any share of Common Stock, including, without limitation:

(a)  any pledge, sale, contract to sell, sale by the holder of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (i) any shares of Class B Common Stock or Class C Common Stock; (ii) any securities convertible into or exercisable or exchangeable for shares of Class B Common Stock or Class C Common Stock; or (iii) any shares of Class A Common Stock into which the shares of Class B Common Stock or Class C Common Stock are convertible; or

(b)  entry into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting any kind of option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of Common Stock, other than any such transaction that, during the entire time of the relevant transaction, involves only (i) shares of Class A Common Stock or (ii) shares of any other class of Common Stock with respect to which the Public Sale Restriction Period or the Class C Restriction Date has expired or passed, and in either case only up to the number of such shares held by a shareholder initiating such a transaction during the entire time of the relevant transaction; whether any transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock, Class B Common Stock, Class C Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, “Transfer” shall not include

(c)  the classification of a share as marital property or community property under applicable state laws (so long as the transferor Holder of shares in whose name the share is recorded on the records of the Corporation retains sole and exclusive rights of management and control over the share), or a subsequent reassignment of the transferee spouse’s marital or community interest back to the transferor Holder;

(d)  a pledge to secure the payment of a loan; provided, however, unless and until a Holder shall have notified the Corporation in writing of such pledge, the Corporation shall not be bound to recognize the interest of any pledgee in such share, and provided further that the pledgee shall acquire no rights in such share greater than the rights of the pledgor therein. No sale or other Transfer of a share pledged by a Holder, upon foreclosure or other enforcement of such pledge, shall be valid or effective unless at least five days’ advance notice of such sale or other Transfer shall have been given in writing to the Corporation. The occurrence of such foreclosure sale or other Transfer pursuant to due notice to the Corporation shall be deemed an Option Event with respect to any share of Class B Common Stock affected thereby; and thereupon such share shall be subject to purchase under the options provided in Paragraph D of this Article 2. If such share shall be purchased by an Optionee, then the Purchase Price shall be paid over by the Corporation to their pledgor, the pledgee and/or the foreclosure purchaser as their respective interests may appear;

(e)  any conversion of any shares of Class B Common Stock or Class C Common Stock into Class A Common Stock or Class A Common Stock and Class B Common Stock in accordance with the provisions of these Articles of Incorporation;

(f)  any transaction which would otherwise be a Transfer if both the transferor and the transferee are one or more of the Shareholder-Eligibles;

(g)  the exchange or conversion of shares of Common Stock pursuant to any transaction consummated pursuant to the Wisconsin Business Corporation Law (or other then applicable state business corporation law) that is approved by the shareholders of the Corporation; or

(h)  the giving of a revocable proxy or consent (i) in response to a public proxy or consent solicitation pursuant to, and in accordance with, the applicable rules and regulations under the Securities Exchange Act of 1934, as amended; or (ii) pursuant to a Voting Assurance Notice.

(43)  “Transfer Agent” shall mean an agent for the registration or transfer of shares of Common Stock, if any, duly appointed by the Corporation.

(44)  “Voluntary Transfer/Conversion Notice” shall mean a written notice containing a request to sell shares of Class B Common Stock or convert shares of Class B Common Stock into shares of Class A Common Stock, and constituting a binding obligation to sell the shares of Class B Common Stock indicated therein on terms contained therein. A Voluntary Transfer/Conversion Notice shall be in the form established from time to time by the Committee and shall be made available to any Holder upon written request delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. A Voluntary Transfer/Conversion Notice must contain at least the following:

(a)  The name of the Holder requesting sale or conversion and the number of shares of Class B Common Stock subject to requested sale or conversion, including whether such shares are Class B-1 Common Stock or Class B-2 Common Stock.

(b)  A representation that the Holder is willing to sell such shares of Class B Common Stock either (i) at the Purchase Price; or (ii) at a specified minimum price (the “Minimum Price”).

(c)  An acknowledgement that the Holder is offering to sell shares of Class B Common Stock as specified therein subject to the terms and conditions contained in these Articles of Incorporation, a copy of which such Holder has received and reviewed, and that such offer constitutes such Holder’s binding commitment to sell such shares on the terms and conditions specified therein and in these Articles of Incorporation.

(d)  If the Holder is requesting conversion of shares of Class B Common Stock, then an acknowledgement that the request to convert shares of Class B Common Stock into shares of Class A Common Stock pursuant to the Voluntary Transfer/Conversion Notice constitutes an Option Event as defined in these Articles of Incorporation to the same extent as if such Holder had offered to sell such shares, and may result in such shares being sold in the same manner as if such Holder had offered to sell such shares.

(e)  If the Holder is requesting sale of shares of Class B Common Stock, then an indication as to whether, in the event the Transfer Agent is unable to complete the sale of the shares of Class B Common Stock being offered by the end of the third business day following the Option Event Date pursuant to Paragraph (D)(4) of this Article 2, the Holder wishes the Transfer Agent to:

(i)  cancel the Voluntary Transfer/Conversion Notice, in which case the shares of Class B Common Stock subject thereto shall remain held by the Holder submitting such notice; or

(ii)  convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock, if such conversion is then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2.

(f)  An acknowledgement that (i) no share of Class B-1 Common Stock may be converted on or before the 360th day after the pricing of the Initial Public Offering; and (ii) no share of Class B-2 Common Stock may be converted on or before the 540th day after the pricing of the Initial Public Offering; and that, in the event such holder has requested in the Voluntary Transfer/Conversion Notice that shares of Class B Common Stock be converted, but by operation of Paragraph (C)(2)(d)(i) of this Article 2, such shares cannot then be converted, the shares requested to be sold pursuant thereto shall not be converted and shall remain shares of Class B Common Stock held by such Holder, and the applicable Voluntary Transfer/Conversion Notice shall be cancelled.

(45)  “Voting Assurance Notice” shall mean, with respect to any given Strategic Transaction, a legally binding, written agreement executed by a Holder of Class C Common Stock and delivered to the Corporation evidencing such Holder’s agreement to vote all of such Holder’s shares of Class C Common Stock (or any other shares of Common Stock into which shares of Class C Common Stock have been converted after delivery of such Voting Assurance Notice) in favor of all components of the Strategic Transaction and against any alternative proposal related thereto that is not approved by the Board of Directors of the Corporation and against any action or agreement that would delay, impede, frustrate, prevent or nullify the Strategic Transaction.

B.    Preferred Stock.

(1)  Series and Variations Between Series.    The Board of Directors of the Corporation is authorized, to the full extent permitted under the Wisconsin Business Corporation Law and the provisions of this Article 2, to provide for the issuance of the Preferred Stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the Corporation consistent with the provisions of this Article 2.

(2)  Dividends.    Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

(3)  Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the Corporation in money or money’s worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accumulated but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock. The holders of Preferred Stock shall have no rights to participate with the holders of Common Stock in the assets of the Corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock.

(4)  Voting Rights.    The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Article 2 or are provided, to the extent applicable, by the Wisconsin Business Corporation Law.

C. Common Stock.

(1)  Class A Common Stock

(a)  Liquidation Rights.    In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the Holders of any series of Preferred Stock then outstanding and the Holders of Class C Common Stock pursuant to Paragraph (C)(3)(a) of this Article 2, the Holders of outstanding shares of Class A Common Stock shall be entitled to receive pro rata with the Holders of outstanding shares of Class B Common Stock, according to the number of shares held by each, the remaining assets and funds of the Corporation available for distribution to its shareholders.

(b)  Voting Rights.    Except as otherwise provided by the Wisconsin Business Corporation Law, the Holders of Class A Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote, the Holders of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in such Holder’s name on the stock transfer records of the Corporation. Except as otherwise provided by the Wisconsin Business Corporation Law and Article 4 hereof, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the Holders of the outstanding shares of Class A Common Stock, the Holders of the outstanding shares of Class B Common Stock and the Holders of the outstanding shares of Class C Common Stock shall vote together as a single class.

(c)  No Fractional Shares.    The Corporation shall not be required to issue fractions of a share of Class A Common Stock upon the conversion of shares of Class B Common Stock, Class C Common Stock or otherwise. The Corporation shall pay to each Holder of a fractional interest of a share of Class A Common Stock resulting from the voluntary, involuntary or automatic conversion of shares of Class B Common Stock, Class C Common Stock or otherwise an amount in cash equal to the product obtained by multiplying such fractional interest to which such Holder would otherwise be entitled by the Purchase Price in effect on the date of the Holder’s acquisition of such fractional interest.

(2)  Class B Common Stock.

(a)  Liquidation Rights.    In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the Holders of any series of Preferred Stock then outstanding and the Holders of Class C Common Stock pursuant to Paragraph (C)(3)(a) of this Article 2, the Holders of outstanding shares of Class B Common Stock shall be entitled to receive pro rata with the Holders of outstanding shares of Class A Common Stock, according to the number of shares held by each, the remaining assets and funds of the Corporation available for distribution to its shareholders.

(b)  Voting Rights.    Except as otherwise provided by the Wisconsin Business Corporation Law, the Holders of Class B Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote, the Holders of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such Holder’s name on the stock transfer records of the Corporation. Except as otherwise provided by the Wisconsin Business Corporation Law and Article 4 hereof, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the Holders of the outstanding shares of Class A Common Stock, the Holders of the outstanding shares of Class B Common Stock and the Holders of the outstanding shares of Class C Common Stock shall vote together as a single class.

(c)  Transfer Restrictions; Mandatory Offers to Sell.    Shares of Class B Common Stock may not be Transferred at any time except for (i) Transfers to the Corporation; (ii) Transfers by an Employee-Eligible or Ex-Employee-Eligible to an Employee-Eligible Transferee, provided that such Transfer is not for valuable consideration and further provided that a certified copy of the trust instrument evidencing any assignment of shares of Class B Common Stock by a Holder to an Employee-Eligible Transferee shall be filed with the Transfer Agent at the time of Transfer; (iii) Transfers to the underwriters in the Initial Public Offering; (iv) Transfers to the designated purchaser (other than the Corporation) in a tender offer or exchange offer that is subject to Section 13(e) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or successor provision), which tender offer or exchange offer is approved by the Board of Directors of the Corporation; (v) Transfers pursuant to an Option Event and in accordance with Paragraph (D) of this Article 2; (vi) if the Holder of the Class B Common Stock is a corporation, association, limited liability company, partnership or joint venture, then Transfers upon such Holder’s liquidation or dissolution to its shareholders who are Family Successors; and (vii) if the Holder of the Class B Common Stock is a trust, then Transfers by such Holder upon its termination or dissolution to its beneficiaries who are Family Successors. All Option Events shall constitute mandatory offers to sell the subject shares of Class B Common Stock in the manner set forth in Paragraph (D) of this Article 2. Any Transfer or purported Transfer in violation of this Paragraph (C)(2)(c) of this Article 2 shall be null and void, and the Corporation shall not register any such Transfer or purported Transfer.

(d)  Voluntary Conversion.

(i)  Each outstanding share of Class B Common Stock may, at the option of the Holder thereof and subject to the provisions of this Paragraph (C)(2)(d)(i) of this Article 2, be converted into one fully paid and nonassessable (except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Law or any successor provision thereto, if any) share of Class A Common Stock at any time; provided, however, that, except as provided by Paragraph (C)(2)(d)(ii), Paragraph (C)(2)(e), Paragraph (D)(5)(a)(iii) and Paragraph (D)(5)(c) of this Article 2, (A) no share of Class B-1 Common Stock may be converted on or before the 360th day after the pricing of the Initial Public Offering; and (B) no share of Class B-2 Common Stock may be converted on or before the 540th day after the pricing of the Initial Public Offering. In order to effect a voluntary conversion of any or all of those shares in accordance with this Paragraph (C)(2)(d)(i) of this Article 2, a Holder of shares of Class B Common Stock must first submit to the Transfer Agent a completed and duly executed Voluntary Transfer/Conversion Notice. Submission of a Voluntary Transfer/Conversion Notice in accordance with this Paragraph (C)(2)(d)(i) of this Article 2 shall constitute an Option Event subject to the provisions of Paragraph (D) of this Article 2.

(ii)  Notwithstanding Paragraph (C)(2)(d)(i) of this Article 2, at any time commencing upon the receipt by a Holder of a Notice of Contractual Redemption and prior to redemption of the shares of Class B Common Stock specified therein, each outstanding share of Class B Common Stock held by such Holder that is called for redemption pursuant to such notice may, at the option of such Holder, be converted into one fully paid and nonassessable (except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Law or any successor provision thereto, if any) share of Class A Common Stock.

A.    Such conversion right and option shall be exercised by delivery to the Transfer Agent of (1) if the share of Class B Common Stock is represented by a certificate, the certificate representing such share of Class B Common Stock to be converted, accompanied by a written notice of the election by the Holder thereof to convert and by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such Holder or his duly authorized attorney, or (2) if the ownership of the Class B Common Stock is recorded in “book entry” form, a written notice of the election by the Holder thereof to convert and by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such Holder or his duly authorized attorney, and (3) in either of (1) or (2) above, transfer tax stamps or funds therefor, if required pursuant to Paragraph (C)(2)(d)(ii)(C) of this Article 2.

B.    As promptly as practicable after all necessary deliveries required by Paragraph (C)(2)(d)(ii)(A) of this Article 2 have been made, and the payment in cash of any amount required by the provisions of Paragraph (C)(2)(d)(ii)(C) of this Article 2, the Corporation will deliver, or cause to be delivered at the office where such certificate was surrendered, to, or upon the written order of, the Holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion (or, if ownership of the Class A Common Stock will be recorded in “book entry” form, a share statement reflecting ownership of such shares), issued in such name or names as such Holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the Holder of such shares of Class B Common Stock shall cease at such time and the Person or Persons in whose name or names the certificate or certificates representing (or share statement reflecting) the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record Holder or Holders of such shares of Class A Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer records of the Corporation shall be closed shall constitute the Person or Persons in whose name or names the certificate or certificates representing (or share statement reflecting) shares of Class A Common Stock are to be issued as the record Holder or Holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer records are open.

C.    The issuance of certificates or share statements for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or share statement is to be issued in a name other than that of the record Holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(e)  Automatic Conversion.

(i)  When the number of outstanding shares of Class B Common Stock falls below eight percent (8%) of the aggregate number of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock then outstanding, the then outstanding shares of Class B Common Stock shall be and be deemed to be, without further deed or act on the part of any Holder, immediately and automatically converted into a like number of shares of Class A Common Stock, and stock certificates, if any, formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

(ii)  Each share of Class B Common Stock that is Transferred to the underwriters in the Initial Public Offering shall be and be deemed to be, immediately upon purchase by the underwriters, without further deed or act on the part of any Holder, automatically converted into one share of Class A Common Stock, and stock certificates, if any, formerly representing such outstanding share of Class B Common Stock shall thereupon and thereafter be deemed to represent one share of Class A Common Stock.

(iii)  Each share of Class B Common Stock that is Transferred to the designated purchaser (other than the Corporation) in a tender offer or exchange offer that is subject to Section 13(e) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or successor provision), which tender offer or exchange offer is approved by the Board of Directors of the Corporation, shall be and be deemed to be, immediately upon purchase by the designated purchaser, without further deed or act on the part of any Holder, automatically converted into one share of Class A Common Stock, and stock certificates, if any, formerly representing such outstanding share of Class B Common Stock shall thereupon and thereafter be deemed to represent one share of Class A Common Stock.

(iv)  Each share of Class B Common Stock that was owned by a Holder immediately prior to such Holder’s death shall, on the one hundred twentieth (120th) day following the date of such Holder’s death, be and be deemed to be, without further deed or act on the part of any Holder, automatically converted into one share of Class A Common Stock, and stock certificates, if any, formerly representing such outstanding share of Class B Common Stock shall thereupon and thereafter be deemed to represent one share of Class A Common Stock; provided, however, that such share shall not be so converted if, at any time commencing upon the date of such Holder’s death and ending upon the close of business on the one hundred nineteenth (119th) day following the date of such Holder’s death, such Holder’s beneficiary or estate delivers a Voluntary Transfer/Conversion Notice (that does not state therein a Minimum Price) to the Transfer Agent requesting sale or conversion of such shares of Class B Common Stock, which submission shall constitute an Option Event in accordance with Paragraph (D)(1)(a) of this Article 2.

(f)  Legend.    Any certificate for shares of Class B Common Stock, if any, shall bear a conspicuous legend on its face reading as follows:

“The shares of Common Stock represented by this certificate may not be Transferred (as such term is defined in the Articles of Incorporation of this Corporation and which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person in connection with a Transfer that does not meet the qualifications and requirements set forth in Paragraph (C)(2)(c) of Article 2 of the Articles of Incorporation of this Corporation, and no person who receives the shares represented by this certificate in connection with a Transfer that does not meet the qualifications and requirements prescribed by Paragraph (C)(2)(c) of Article 2 is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

In the case of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the Holder thereof and noted in the Corporation’s stock transfer records.

(g)  Fractional Shares.    Class B Common Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of Holders of Class B Common Stock.

(3)  Class C Common Stock.

(a)  Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of outstanding shares of Class C Common Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after the payment of all preferential amounts required to be paid to the Holders of any series of Preferred Stock then outstanding but before any payment shall be made to the holders of Class A Common Stock or Class B Common Stock, an amount in cash equal to the greater of (i) the Liquidation Preference per share, plus an amount equal to the accumulated and unpaid dividends on such shares to the date of such liquidation, dissolution or winding up; or (ii) the amount such holder would have received had such holder converted its Class C Common Stock into Class A Common Stock pursuant to Paragraph (C)(3)(c)(ii) of this Article 2 immediately prior to such liquidation, dissolution or winding up (regardless of whether such conversion is then permissible). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its shareholders after payment in full of amounts required to be paid or distributed to holders of Preferred Stock shall be insufficient to pay the holders of shares of Class C Common Stock the full amount to which they shall be entitled, the holders of shares of Class C Common Stock, and any class of stock ranking on liquidation on a parity with the Class C Common Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b)  Voting Rights.    Except as otherwise provided by the Wisconsin Business Corporation Law, the Holders of Class C Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote, the Holders of Class C Common Stock shall be entitled to two (2) votes in person or by proxy for each share of Class C Common Stock standing in such Holder’s name on the stock transfer records of the Corporation. Except as otherwise provided by the Wisconsin Business Corporation Law and Article 4 hereof, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the Holders of the outstanding shares of Class A Common Stock, the Holders of the outstanding shares of Class B Common Stock and the Holders of the outstanding shares of Class C Common Stock shall vote together as a single class.

(c)  Optional Conversion Rights.    Each outstanding share of Class C Common Stock may, at the option of the Holder thereof, at any time, be converted into the numbers of fully paid and nonassessable (except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Law or any successor provision thereto, if any) shares of capital stock of the Corporation indicated in either (i) or (ii), below, at the option of the Holder thereof:

(i)  the number of shares of Class A Common Stock and Class B Common Stock equal to the Combined Class A/Class B Conversion Amount; or

(ii)  the number of shares of Class A Common Stock equal to the Class A Conversion Amount;

provided, however, that (A) if prior to such conversion the outstanding Class B Common Stock has been previously converted into Class A Common Stock pursuant to Paragraph (C)(2)(e)(i) of this Article 2, then each outstanding share of Class C Common Stock may at any time thereafter be converted only into the number of shares of Class A Common Stock equal to the Class A Conversion Amount; and (B) no share of Class C Common Stock held by any given Holder may be converted during the time period commencing upon the date of delivery by the Corporation of a Notice of Strategic Transaction Redemption and ending upon the date of delivery by such Holder of a Voting Assurance Notice to the Corporation in accordance with Paragraph (C)(3)(d) of this Article 2.

(iii)  Such conversion right and option shall be exercised by delivery to the Transfer Agent of (1) if the share of Class C Common Stock is represented by a certificate, the certificate representing such share of Class C Common Stock to be converted, accompanied by a written notice of the election by the Holder thereof to convert (which notice shall include the Holder’s election to convert such share into either shares of Class A Common Stock and Class B Common Stock as provided in Paragraph (C)(3)(c)(i) of this Article 2 or shares of Class A Common Stock as provided in Paragraph (C)(3)(c)(ii) of this Article 2) and by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such Holder or his duly authorized attorney, or (2) if the ownership of the Class C Common Stock is recorded in “book entry” form, a written notice of the election by the Holder thereof to convert (which notice shall include the Holder’s election to convert such share into either shares of Class A Common Stock and Class B Common Stock as provided in Paragraph (C)(3)(c)(i) of this Article 2 or shares of Class A Common Stock as provided in Paragraph (C)(3)(c)(ii) of this Article 2) and by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such Holder or his duly authorized attorney, and (3) in either of (1) or (2) above, transfer tax stamps or funds therefor, if required pursuant to Paragraph (C)(3)(c)(vi) of this Article 2.

(iv) As promptly as practicable after all deliveries required by Paragraph (C)(3)(c)(iii) of this Article 2 have been made, and the payment in cash of any amount required by the provisions of Paragraph (C)(3)(c)(vi) of this Article 2, the Corporation will deliver, or cause to be delivered at the office where such certificate was surrendered, to, or upon the written order of, the Holder of such certificate, (A) a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion (or, if ownership of the Class A Common Stock will be recorded in “book entry” form, a share statement reflecting ownership of such shares), issued in such name or names as such Holder may direct; and, if applicable (B) a certificate or certificates representing the number of full and, if applicable, fractional shares of Class B Common Stock issuable upon such conversion (or, if ownership of the Class B Common Stock will be recorded in “book entry” form, a share statement reflecting ownership of such shares), issued in such name or names as such Holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class C Common

Stock, and all rights of the Holder of such shares of Class C Common Stock shall cease at such time and the Person or Persons in whose name or names the certificate or certificates representing (or share statement reflecting) the shares of Class A Common Stock and, if applicable, Class B Common Stock are to be issued shall be treated for all purposes as having become the record Holder or Holders of such shares of Class A Common Stock and, if applicable, Class B Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer records of the Corporation shall be closed shall constitute the Person or Persons in whose name or names the certificate or certificates representing (or share statement reflecting) shares of Class A Common Stock and, if applicable, Class B Common Stock are to be issued as the record Holder or Holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer records are open.

(v)  Unless otherwise expressly provided therein, no share of Class C Common Stock that is converted pursuant to the provisions of Paragraph (C)(3)(c), Paragraph (C)(3)(f) or Paragraph (C)(3)(g) of this Article 2 shall retain any rights of the Class C Common Stock subsequent to the date of such conversion, including, without limitation, rights to dividends, distributions, payments upon liquidation, or otherwise, and shall have only the rights associated with the shares of Class A Common Stock and/or Class B Common Stock into which such shares were converted.

(vi)  The issuance of certificates or share statements for shares of Class A Common Stock or, if applicable, Class B Common Stock upon conversion of shares of Class C Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or share statement is to be issued in a name other than that of the record Holder of the share or shares of Class C Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(d)  Optional Strategic Transaction Redemption.    To the extent permitted by applicable law and subject to the provisions of this Paragraph (C)(3)(d) of this Article 2, the Corporation shall have the option to redeem the Class C Common Stock, in whole and not in part, following the approval by the Board of Directors of the Corporation of a Strategic Transaction, at a redemption price per share equal to the Liquidation Preference, plus an amount equal to the accumulated and unpaid dividends on such shares to the date of such redemption. In connection with any such redemption, the Corporation shall, within ten (10) business days following the approval by the Board of Directors of the Corporation of a Strategic Transaction, deliver to each Holder of Class C Common Stock written notice of redemption, either personally or by mail, which notice shall specify that it is being delivered pursuant to this Paragraph (C)(3)(d) of this Article 2 and shall indicate the date fixed for redemption (a “Notice of Strategic Transaction Redemption”), which date shall in no event be earlier than twenty (20) business days after the date the Notice of Strategic Transaction Redemption is delivered nor later than forty (40) business days after the date the Notice of Strategic Transaction Redemption is delivered. If mailed, a Notice of Strategic Transaction Redemption shall be deemed delivered when deposited, postage prepaid, in the United States mail (certified mail, return receipt requested) addressed to the Holders of Class C Common Stock at their addresses as they appear on the stock record books of the Corporation. If a Holder of Class C Common Stock delivers to the Corporation a Voting Assurance Notice no later than the date that is one (1) business day prior to the date fixed for redemption, then the Corporation shall not be entitled to redeem the shares of Class C Common Stock held by such Holder delivering such Voting Assurance Notice in connection with the Strategic Transaction with respect to which the Voting Assurance Notice was delivered. The Corporation may require, at its option, that the Holder who delivers a Voting Assurance Notice also deliver to the Corporation or its designees, within ten (10) business days following the date of the Corporation’s definitive proxy statement with respect to such Strategic Transaction, an irrevocable proxy to vote all of such Holder’s shares of Class C Common Stock (or any other shares of Common Stock into which shares of Class C Common Stock have been converted after delivery of such Voting Assurance Notice) in favor of all components of the Strategic Transaction and against any alternative proposal related thereto that is not approved by the Board of Directors of the Corporation and against any action or agreement that would delay, impede, frustrate, prevent or nullify the Strategic Transaction. Any conversion of Class C Common Stock hereunder which is made following the delivery of a Voting Assurance Notice (a “Strategic Conversion”) may be made contingent upon the consummation of the Strategic Transaction to which such Voting Assurance Notice relates. Contemporaneously with the delivery of any Common Stock deliverable upon the consummation of a Strategic Conversion, the Corporation shall pay the Holder of the shares of Class C Common Stock being converted an amount equal to the accumulated and unpaid dividends on the shares of Class C Common Stock being converted through the date of conversion.

(e)  Optional Terminal Redemption; Automatic Conversion.    On September 30, 2017, to the extent the Corporation shall have legally available funds therefor and to the extent otherwise permitted by applicable law and subject to the provisions of this Paragraph (C)(3)(e) of this Article 2, the Corporation shall have the option to redeem, in whole and not in part, the remaining outstanding shares of Class C Common Stock at a redemption price per share equal to the Liquidation Preference plus an amount equal to the accumulated and unpaid dividends on such shares to the date of such redemption. In connection with any such redemption, the Corporation shall provide written notice of such redemption, either personally or by mail, to the Holders of the Class C Common Stock, not less than forty-five days prior to September 30, 2017, which notice shall specify that it is being delivered pursuant to this Paragraph (C)(3)(e) of this Article 2. If mailed, such notice shall be deemed delivered when deposited, postage prepaid, in the United States mail (certified mail, return receipt requested) addressed to the Holders of Class C Common Stock at their addresses as they appear on the stock record books of the Corporation. If a Holder of Class C Common Stock delivers to the Corporation a written notice within thirty (30) days following delivery of a notice of redemption by the Corporation hereunder to the effect that such Holder wishes to retain the shares of Class C Common Stock called for redemption, then the Corporation shall not be entitled to redeem the shares of Class C Common Stock pursuant hereto and, instead, each such share held by the Holder submitting such notice shall remain a share of Class C Common Stock until September 30, 2018, on which date it will automatically and without further action by the Corporation or any Holder be converted into the number of shares of Class A Common Stock and Class B Common Stock equal to the Combined Class A/Class B Conversion Amount; provided, however, that upon such conversion, the Corporation shall pay to the Holder of the converted shares an amount equal to the accumulated and unpaid dividends on the shares of Class C Common Stock so converted to the date of conversion. If the Corporation does not exercise its option to redeem the Class C Common Stock as provided herein, then on September 30, 2018, each share of Class C Common Stock will automatically and without further action by the Corporation or any Holder be converted into the number of shares of Class A Common Stock and Class B Common Stock equal to the Combined Class A/Class B Conversion Amount; provided, however, that upon such conversion, the Corporation shall pay to the Holder of the converted shares an amount equal to the accumulated and unpaid dividends on the shares of Class C Common Stock so converted to the date of conversion.

(f)  Transfer Restrictions.    Shares of Class C Common Stock may not be Transferred at any time prior to the Class C Restriction Date except for Transfers to the Corporation. From and after the Class C Restriction Date, shares of Class C Common Stock may not be Transferred at any time except (i) Transfers to the Corporation; (ii) if the Holder of the Class C Common Stock is a corporation, association, limited liability company, partnership or joint venture, then such Holder may Transfer the shares of Class C Common Stock held by it upon its liquidation or dissolution to its shareholders or interest holders who are Family Successors; and (iii) if the Holder of the Class C Common Stock is a trust, then such Holder may Transfer the shares of Class C Common Stock held by it upon its termination or dissolution to its beneficiaries who are Family Successors. Upon any Transfer in violation of this Paragraph (C)(3)(f) of this Article 2, each share of Class C Common Stock so Transferred shall be and be deemed to be, without further deed or act on the part of any Holder, immediately and automatically converted into the number of shares of Class A Common Stock equal to the Class A Conversion Amount, and stock certificates, if any, formerly representing such outstanding share of Class C Common Stock shall thereupon and thereafter be deemed to represent the number of shares of Class A Common Stock equal to the Class A Conversion Amount; provided, however, that upon such conversion, the Corporation shall pay the Holder an amount equal to the accumulated and unpaid dividends on such shares to the date of such conversion.

(g)  Change in Control of Matex.    Upon any Change in Control of Matex, each share of Class C Common Stock owned by Matex shall be and be deemed to be, without further deed or act on the part of any Holder, immediately and automatically converted into the number of shares of Class A Common Stock equal to the Class A Conversion Amount, and stock certificates, if any, formerly representing such outstanding share of Class C Common Stock shall thereupon and thereafter be deemed to represent the number of shares of Class A Common Stock equal to the Class A Conversion Amount; provided, however, that upon such conversion, the Corporation shall pay the Matex an amount equal to the accumulated and unpaid dividends on such shares to the date of such conversion.

(h)  Legend.    Any certificate for shares of Class C Common Stock, if any, shall bear a conspicuous legend on its face reading as follows:

“The shares of Common Stock represented by this certificate may not be Transferred (as such term is defined in the Articles of Incorporation of this Corporation and which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person in connection with a Transfer that does not meet the qualifications and requirements set forth in Paragraph (C)(3)(f) of Article 2 of the Articles of Incorporation of this Corporation, and no person who receives the shares represented by this certificate in connection with a Transfer that does not meet the qualifications and requirements prescribed by Paragraph (C)(3)(f) of Article 2 is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

In the case of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the Holder thereof and noted in the Corporation’s stock transfer records.

(i)  No Additional Issuance.    Subsequent to the initial issuance of shares of Class C Common Stock, the Board of Directors of the Corporation may only issue such shares in the form of a share distribution or distributions pursuant to a stock dividend on or split-up of the shares of Class C Common Stock, and only to the then Holders of the outstanding shares of Class C Common Stock in accordance with Paragraph (C)(7) of this Article 2.

(4)  Limits on Reclassification, Subdivision or Combination.    No class of Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Stock; provided, however, that the Board of Directors may, by resolution and without further action of any Holders, combine the Class B-1 Common Stock and Class B-2 Common Stock into a single class of Class B Common Stock at any time after 540 days after the pricing of the Initial Public Offering without any combination of the Class A Common Stock or the Class C Common Stock.

(5)  Dividends.    Subject to Paragraph (C)(7) and the other provisions of this Article 2, the Board of Directors of the Corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends or other distributions on the Common Stock. Each share of Common Stock shall be equal in respect of rights to dividends and distributions, as and when declared, except (i) as set forth in Paragraph (C)(7) of this Article 2; (ii) that the cash dividend payable with respect to each share of Class C Common Stock shall in all cases be in an amount not less than the Class C Dividend Amount per calendar year, which amount shall be cumulative from the first full calendar quarter following consummation of the Initial Public Offering; and (iii) that the Special Dividend may be declared and paid without a dividend being declared or paid on the shares of Class A Common Stock or Class C Common Stock.

(6)  Certain Dividend Limitations.    No dividends shall be declared or paid on the Class A Common Stock unless dividends are also declared and paid on the Class B Common Stock and the Class C Common Stock in the amounts and form determined in accordance with this Article 2; and no dividends shall be declared or paid on the Class B Common Stock unless dividends are also declared and paid on the Class A Common Stock and the Class C Common Stock in the amounts and form determined in accordance with this Article 2; provided, however, that the Special Dividend may be declared and paid without a dividend being declared or paid on the shares of Class A Common Stock or Class C Common Stock. Dividends may be declared and paid on the shares of Class C Common Stock without a dividend being declared or paid on the shares of Class A Common Stock or Class B Common Stock.

(7)  Share Distributions.    All shares of each class of Common Stock shall share equally on a per share basis in all dividends or other distributions payable in shares of Common Stock or any other securities of the Corporation (including, without limitation, rights to purchase securities of the Corporation) or of any other Person (collectively, a “share distribution”). Share distributions may be declared and paid only as follows, and share distributions declared and paid as follows shall be deemed to be equal distributions for purposes of this Paragraph (C)(7) of this Article 2:

(a)  a share distribution consisting of (i) shares of Class A Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock to holders of Class A Common Stock, (ii) shares of Class B-1 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B-1 Common Stock to holders of Class B-1 Common Stock, (iii) shares of Class B-2 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B-2 Common Stock to holders of Class B-2 Common Stock; and (iv) shares of Class C Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class C Common Stock to holders of Class C Common Stock; provided, however, that the number of shares or other securities to be distributed per share of any class of Common Stock in such share distribution shall be equal to the number of shares or other securities to be distributed per share in such share distribution to the other classes of Common Stock.

(b)  a share distribution consisting of shares of any class or series of securities of the Corporation or any other Person other than Class A Common Stock, Class B Common Stock or Class C Common Stock (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock, Class B Common Stock or Class C Common Stock), either: (i) on the basis of a distribution of identical securities, on an equal per share basis, to holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (with the phrase “on an equal per share basis” to mean, for purposes of this clause (i) and with respect to a Holder of Class C Common Stock, the amount of securities equal to the amount such Holder would have received had such Holder converted his, her or its shares of Class C Common Stock pursuant to Paragraph (C)(3)(c)(i) of this Article 2 immediately prior to such share distribution); or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and, on an equal per share basis, one class or series of securities to holders of shares of Class B Common Stock, and, on an equal per share basis, one class or series of securities to holders of shares of Class C Common Stock (with the phrase “on an equal per share basis” to mean, for purposes of this clause (ii) and with respect to a Holder of Class C Common Stock, the amount of securities equal to the amount such Holder would have received had such Holder converted his, her or its shares of Class C Common Stock into shares of Class A Common Stock and Class B Common Stock pursuant to Paragraph (C)(3)(c)(i) of this Article 2 immediately prior to such share distribution); provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions; and provided further that (x) holders of shares of Class A Common Stock receive a class or series of securities having no more than one vote per share or convertible securities that are convertible into, exchangeable for or evidence the right to purchase securities with no more than one vote per share and having class voting rights identical to those for the shares of Class A Common Stock; (y) holders of shares of Class B Common Stock receive a class or series of securities having no more than 10 votes per share or convertible securities that are convertible into, exchangeable for or evidence the right to purchase securities with no more than ten votes per share and having class voting rights identical to those for the shares of Class B Common Stock; and (z) holders of shares of Class C Common Stock receive a class or series of securities having the same number of votes such Holder would have been entitled to had such Holder converted his, her or its shares of Class C Common Stock into shares of Class A Common Stock and Class B Common Stock pursuant to Paragraph (C)(3)(c)(i) of this Article 2 immediately prior to such share distribution, or convertible securities that are convertible into, exchangeable for or evidence the right to purchase securities having the same number of votes such Holder would have been entitled to had such Holder converted his, her or its shares of Class C Common Stock into shares of Class A Common Stock and Class B Common Stock pursuant to Paragraph (C)(3)(c)(i) of this Article 2 immediately prior to such share distribution.

(8)  Certain Transactions Not Liquidations.    For purposes of this Article 2, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(9)  Reserved Shares.    The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of shares of Class B Common Stock and Class C Common Stock, (a) such number of shares of Class A Common Stock and Class B Common Stock as shall be issuable upon the conversion of all of such then outstanding shares of Class C Common Stock; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class C Common Stock by delivering purchased shares of Class A Common Stock or Class B Common Stock which are then being held as treasury stock; and (b) such number of shares of Class A Common Stock as shall be issuable upon the conversion of all of such then outstanding shares of Class B Common Stock; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivering purchased shares of Class A Common Stock which are then being held as treasury stock. The Corporation covenants that if any shares of Class A Common Stock or Class B Common Stock required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any Federal or state securities law before such shares of Class A Common Stock or Class B Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Class A Common Stock is then listed at the time of such delivery.

(10)  No Liability.    In connection with any Transfer or conversion of any shares of any class of Common Stock pursuant to or as permitted by the provisions of this Article 2, or in connection with the making of any determination referred to in this Article 2, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

D.    Class B Common Stock Transfer Procedures.

(1)  Option Events.    Upon the occurrence of any of the following (each, an “Option Event”), the Holder of shares of Class B Common Stock subject to such Option Event shall be required to offer such shares for purchase, and such shares shall become subject to purchase, pursuant to this Paragraph (D) of this Article 2:

(a)  Submission by a Holder to the Transfer Agent of a completed and duly executed Voluntary Transfer/Conversion Notice shall constitute an Option Event on the applicable Option Event Date with respect to the number of shares of Class B Common Stock specified in the Voluntary Transfer/Conversion Notice. Submission of a Voluntary Transfer/Conversion Notice will constitute the binding commitment of the Holder submitting the same to sell the indicated shares of Class B Common Stock on the terms and conditions specified therein at the Purchase Price (giving effect to any Minimum Price stated therein).

(b)  An Option Event with respect to a share of Class B Common Stock owned by any Holder shall constitute an Option Event on the applicable Option Event Date with respect to any marital or community property interest of the spouse of such Holder.

(c)  An Option Event pursuant to foreclosure sale or other Transfer as specified in the third sentence of Paragraph (A)(42)(d) of this Article 2 shall constitute an Option Event on the applicable Option Event Date with respect to the number of shares of Class B Common Stock subject to such foreclosure sale or other Transfer.

(d)  A Change in Control of Matex shall constitute an Option Event on the applicable Option Event Date with respect to all shares of Class B Common Stock then Beneficially Owned by Matex.

(2)  Options With Respect to Shares of Class B Common Stock.    Upon submission by a Class A Optionee, Class B Optionee, Class C Optionee or Class D Optionee of a valid and duly executed Purchase Order to the Transfer Agent in accordance with Paragraph (D)(3) of this Article 2 and compliance with the terms and conditions thereof, options to purchase all or any of the shares of Class B Common Stock made available through the happening of Option Events shall be vested first in the Class A Optionees; then in the Class B Optionees; then in the Class C Optionee; then in the Class D Optionee.

(3)  Purchase Orders.    Only Optionees are eligible to submit Purchase Orders and to purchase shares of Class B Common Stock that become subject to Option Events. Optionees of any class who desire to purchase shares of Class B Common Stock that become subject to Option Events must first complete, execute and deliver to the Transfer Agent a Purchase Order. A Purchase Order must be accompanied by either (a) a cashier’s check or money order sufficient in amount to pay the Purchase Price for the shares of Class B Common Stock indicated for purchase therein, which will be held in escrow by the Transfer Agent pending satisfaction of the Purchase Order pursuant to Paragraph (D)(4) of this Article 2 or termination thereof in accordance with this Paragraph (D)(3) of this Article 2, or (b) other documentation sufficient in the sole discretion of the Transfer Agent to evidence immediate access to funds sufficient in amount to pay the Purchase Price for the shares of Class B Common Stock indicated for purchase therein along with instructions for the Transfer Agent to access such funds and appropriate authorization to allow the same. A Purchase Order will become effective upon entry by the Transfer Agent of such Purchase Order on the Buyer List, which Buyer List shall be maintained by the Transfer Agent. The Transfer Agent shall enter all Purchase Orders on the Buyer List as soon as practicable after receipt thereof, but in no event later than twenty-four hours after such receipt. A Purchase Order will constitute the binding commitment of the Optionee submitting the same to purchase shares of Class B Common Stock on the terms and conditions specified therein. All Purchase Orders will remain in full force and effect until the earlier of (x) complete satisfaction of the terms and conditions specified therein; (y) the date of expiration of such Purchase Order as specified therein; or (z) as promptly as practicable following receipt by the Transfer Agent of a notice of cancellation, executed by the Optionee who submitted the Purchase Order to which it pertains.

(4)  Purchase and Sale of Shares of Class B Common Stock.    Upon the occurrence of an Option Event, the Transfer Agent shall, if then possible pursuant to the terms of this Paragraph (D)(4) of this Article 2, cause the shares of Class B Common Stock subject to such Option Event to be sold to an Optionee by matching the shares subject to such Option Event with the earliest entered Purchase Order (first from among all Class A Optionees, then all Class B Optionees, then the Class C Optionee, then the Class D Optionee, in that order) the terms and conditions of which can be matched by a purchase of all or a part of such shares of Class B Common Stock at the Purchase Price, until the terms and conditions of such Purchase Order are satisfied in full; if shares of Class B Common Stock remain to be sold pursuant to such Option Event, then the Transfer Agent shall match the shares of Class B Common Stock subject to such Option Event with the next-earliest posted Purchase Order the terms and conditions of which can be matched by a purchase of all or a part of such shares of Class B Common Stock at the Purchase Price, until the terms and conditions of such Purchase Order are satisfied in full; and so on. Upon a sale of shares of Class B Common Stock in accordance herewith, the Transfer Agent shall record the sale of such shares of Class B Common Stock and provide prompt notice thereof to the purchaser and seller; and shall deliver the Purchase Price for the shares of Class B Common Stock to the seller thereof, without interest, as promptly as practicable, but in no event later than the end of the third business day following the occurrence of the Option Event.

(5)  Procedure if Shares of Class B Common Stock Not Sold Pursuant to Option Process.    If the Transfer Agent is unable to complete the sale of shares of Class B Common Stock subject to an Option Event (including, without limitation, delivery of the Purchase Price therefor) in the manner set forth in Paragraph (D)(4) of this Article 2 by the end of the third business day following the applicable Option Event Date, then the Transfer Agent shall:

(a)  In the case of an Option Event arising under Paragraph (D)(1)(a) of this Article 2 or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)(a) of this Article 2, either

(i)  If the Voluntary Transfer/Conversion Notice was submitted other than pursuant to Paragraph (C)(2)(e)(iv) of this Article 2, (A) immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder’s name (or, in the event ownership will be recorded in “book entry” form, a share statement reflecting ownership of such shares), if so directed in the applicable Voluntary Transfer/Conversion Notice by the Holder submitting the same and if such conversion is then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2, or (B) cancel such Voluntary Transfer/Conversion Notice if so directed in the applicable Voluntary Transfer/Conversion Notice by the Holder submitting the same or if conversion of the shares of Class B Common Stock is not then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2, in which case the shares of Class B Common Stock subject thereto shall remain held by the Holder submitting such notice; or

(ii)  If the Voluntary Transfer/Conversion Notice was submitted other than pursuant to Paragraph (C)(2)(e)(iv) of this Article 2, and if the Voluntary Transfer/Conversion Notice provides no direction with respect to conversion of the shares subject thereto, cancel such Voluntary Transfer/Conversion Notice, in which case the shares of Class B Common Stock subject thereto shall remain held by the Holder submitting such notice; or

(iii)  If the Voluntary Transfer/Conversion Notice was submitted pursuant to Paragraph (C)(2)(e)(iv) of this Article 2, immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder’s name (or, in the event ownership will be recorded in “book entry” form, a share statement reflecting ownership of such shares), irrespective of whether such conversion would otherwise be allowed under the provisions of Paragraph (C)(2)(d)(i) of this Article 2.

(b)  In the case of an Option Event arising under Paragraph (D)(1)(c) of this Article 2 or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)(c) of this Article 2, either

(i)  immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder’s name (or, in the event ownership will be recorded in “book entry” form, a share statement reflecting ownership of such shares), if such conversion is then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2; or

(ii)  if conversion of the shares of Class B Common Stock is not then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2, then the shares of Class B Common Stock subject thereto shall remain held by the Holder subject to such foreclosure sale or other Transfer.

(c)  In the case of an Option Event arising under Paragraph (D)(1)(d) of this Article 2, immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder’s name (or, in the event ownership will be recorded in “book entry” form, a share statement reflecting ownership of such shares), irrespective of whether such conversion would otherwise be allowed under the provisions of Paragraph (C)(2)(d)(i) of this Article 2. In the event that such conversion would then be prohibited by the provisions of Paragraph (C)(2)(d)(i) of this Article 2 but for the operation of the previous sentence, none of the shares of Class A Common Stock into which the shares of Class B Common Stock are converted may be Transferred until the earlier of (i) the expiration of the Public Sale Restriction Periods that were applicable to the shares of Class B Common Stock prior to such conversion, and (ii) submission of a Voluntary Transfer/Conversion notice pursuant to Paragraph (C)(2)(e)(iv) of this Article 2.

E.    Preemptive Rights.    No holder of shares of any class of capital stock of the Corporation shall have any preferential or preemptive right to acquire unissued shares of capital stock of the Corporation or securities convertible into such shares or conveying a right to subscribe for or acquire shares.

ARTICLE 3

A.    General Powers, Number, Classification and Tenure of Directors.    The general powers, number, classification, tenure and qualifications of the directors of the Corporation shall be as set forth in Sections 3.01 and 3.02 of Article III of the Bylaws of the Corporation (and as such Sections shall exist from time to time). Such Sections 3.01 and 3.02 of the Bylaws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Sections 3.01 and 3.02 of the Bylaws, or any provision thereof, without a vote of the shareholders. As used herein, the term “Requisite Vote” shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director, but in no case more than all of the directors then in office.

B.    Removal of Directors.    Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation that elected the director to be removed; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares. As used herein, “Cause” shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the Corporation in a matter which has a material adverse effect on the business of the Corporation and such adjudication is no longer subject to direct appeal.

C.    Vacancies.    Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy. For purposes of this Article 3, a director elected by directors to fill a vacant office pursuant to this Paragraph (C) shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Paragraph (C) shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

D.    Amendments.

(1)  Notwithstanding any other provision of these Articles of Incorporation, the provisions of this Article 3 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

(2)  Notwithstanding the foregoing and any provisions in the bylaws of the Corporation, whenever the holders of any one or more series of Preferred Stock issued by the Corporation pursuant to Article 2 hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

ARTICLE 4

In addition to any vote of shareholders that may be required by the Wisconsin Business Corporation Law, if any, and notwithstanding any other provision of these Articles of Incorporation, the Corporation shall not consummate a Strategic Transaction without first receiving the affirmative vote of (i) shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Class A Common Stock and Class B Common Stock, considered for this purpose as a single class, and (ii) shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Class C Common Stock.

ARTICLE 5

The name and address of the Corporation’s initial director is:

Steven J. Smith	Journal Communications, Inc.
333 West State Street
Milwaukee, Wisconsin 53203

ARTICLE 6

The Bylaws of the Corporation may limit the authority of the shareholders of the Corporation to call a special meeting of shareholders to the fullest extent permitted by the Wisconsin Business Corporation Law.

ARTICLE 7

The address of the Corporation’s initial registered office is 333 West State Street, Milwaukee, Wisconsin 53203. The name of the Corporation’s initial registered agent at such address is Journal Communications, Inc., a Wisconsin corporation.

ARTICLE 8

The name and address of the sole incorporator of the Corporation is Peter C. Underwood, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.

ARTICLE 9

These Articles of Incorporation may be amended solely as authorized herein and by law at the time of amendment.

*    *    *    *    *

ANNEX E

THE JOURNAL COMPANY

2003 EQUITY INCENTIVE PLAN

1.    PURPOSE.

The purpose of The Journal Company 2003 Equity Incentive Plan (the “Plan”) is to advance the interests of The Journal Company, to be renamed Journal Communications, Inc. (the “Company”) and its shareholders by providing Outside Directors and those key employees of the Company and its Subsidiaries and Affiliates, upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its Affiliates largely depends, with additional incentive to perform in a superior manner. A purpose of the Plan also is to attract and retain personnel of experience and ability to the service of the Company and its Affiliates, and to reward such individuals for achievement of corporate and individual performance goals.

2.    DEFINITIONS.

(a) “Affiliate” means an affiliate as that term is defined in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

(b) “Award” means a Stock Grant, a Performance Unit Grant, a Stock Unit Grant or a grant of Non-statutory Stock Options or Incentive Stock Options pursuant to the provisions of this Plan.

(c) “Board of Directors” or “Board” means the board of directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Change in Control” of the Company shall have occurred when (i) any “person”, as the term is used in Section 3 of the Exchange Act (other than a Company employee benefit plan or a trust created to hold to Class B Common Stock of the Company beneficially owned by the Company’s Employees) is or becomes the “beneficial owner” as defined in Rule 16a-1 under the Exchange Act, directly or indirectly, of securities of the Company representing 20% or more of the Company’s outstanding securities ordinarily having the right to vote in the election of directors; (ii) individuals who constitute the Board on the date hereof (the “Incumbent Board”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (ii) considered as though he or she were a member of the Incumbent Board; (iii) consummation of a plan of reorganization, merger, or consolidation, in which the shareholders of the Company own less than 50% of the outstanding voting securities of the surviving entity; or (iv) a sale of substantially all of the Company’s assets, a liquidation or dissolution of the Company or a similar transaction. Notwithstanding the foregoing, the IPO shall not constitute a Change in Control.

(f) “Class B Common Stock” means the Class B Common Stock of the Company, $.01 par value per share.

(g) “Committee” means the Compensation Committee of the Board, consisting of two or more Directors appointed by the Board pursuant to Section 3 hereof who are “non-employee directors,” as defined in Rule 16b-3 promulgated by the SEC under the Exchange Act and “outside directors” as defined in Treas. Reg. 1.162-27 promulgated under the Code.

(h) “Date of Grant” means the date an Award is effective pursuant to the terms hereof.

(i) “Disability” means the permanent and total inability by reason of mental or physical infirmity, or both, of an Employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Committee must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said participant’s lifetime.

(j) “Employee” means any person who is currently employed by the Company or a Subsidiary or Affiliate of the Company.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” shall mean, as of any date, the fair market value of the Class B Common Stock as determined in good faith by the Committee.

(m) “Incentive Stock Option” means an Option granted by the Committee to a Participant, which Option is designated as an Incentive Stock Option pursuant to Section 9 of this Plan.

(n) “IPO” means the initial public offering of the Company.

(o) “Non-statutory Stock Option” means an Option granted to a Participant and which is not an Incentive Stock Option.

(p) “Option” means an Award granted under Section 8 or Section 9 of this Plan.

(q) “Outside Director” means a Director of the Company who is not also an Employee.

(r) “Participant” means an Employee of the Company or a Subsidiary or Affiliate chosen by the Committee to participate in the Plan or a Director of the Company chosen by the Committee to participate in the Plan.

(s) “Performance Unit Grant” means a grant of a unit having a value determined by the Committee, accompanied by such restrictions as may be determined by the Committee under Section 10 of the Plan.

(t) “Plan Year(s)” means a calendar year or years commencing on or after January 1, 2003.

(u) “Retirement” means a termination of employment after attaining age 60 and 10 years of service as an Employee or Director of the Company.

(v) “SEC” means the Securities and Exchange Commission.

(w) “Stock Grant” means a grant of shares of Class B Common Stock accompanied by such restrictions as may be determined by the Committee under Section 7 of this Plan.

(x) “Stock Unit Grant” means a grant of a unit having a value based on the value of the Company’s Class B Common Stock accompanied by such restrictions as may be determined by the Committee under Section 10 of the Plan.

(y) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a subsidiary, whether or not such corporation now exists or is thereafter organized or acquired by the Company or a Subsidiary.

(z) “Termination for Cause” means the termination for personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or the material breach of any provisions of an Employee’s employment contract.

3.    ADMINISTRATION.

3.1    General. The Plan shall be administered by the Committee. The members of the Committee shall be appointed by the Board. The Committee shall act by vote or written consent of a majority of its members. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable with respect to Participants. All determinations and interpretations made by the Committee shall be binding and conclusive on such Participants and on their legal representatives and beneficiaries. In determining the number of shares of Class B Common Stock with respect to which Options and Stock Grants, Performance Unit Grants or Stock Unit Grants are exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.

3.2    Limitation on Liability. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Awards granted under it. If a member of the Committee is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him or her in such capacity under or with respect to the Plan, the Company shall indemnify such member against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the Company, and its Subsidiaries and Affiliates and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

4.    TYPES OF AWARDS.

Awards under the Plan may be granted in any one or a combination of:

(a) Stock Grants;

(b) Non-statutory Stock Options;

(c) Incentive Stock Options;

(d) Stock Unit and Performance Unit Grants

as defined in paragraphs 7, 8, 9 and 10 of the Plan.

The Committee shall, in its discretion, determine from time to time which Participants will be granted Awards under the Plan, the number of shares of Class B Common Stock subject to each Award, whether each Option will be an Incentive Stock Option or a Non-statutory Stock Option (except that Incentive Stock Options may not be awarded to Outside Directors), the exercise price of an Option and the restrictions, if any, which will be applicable to each Stock Grant, Performance Unit Grant or Stock Unit Grant. In making all such determinations, the Committee shall take into account the duties, responsibilities and performance of each respective Participant, his or her present and potential contributions to the growth and success of the Company, his or her compensation and such other factors as the Committee shall deem relevant to accomplishing the purposes of the Plan. Notwithstanding the discretion the Committee has to establish the exercise price of an Option, the Committee may not re-price any Option under this Plan unless Shareholder approval is obtained for such re-pricing.

No Participant shall have any voting or dividend rights or other rights of a shareholder in respect of any shares of Class B Common Stock covered by an Option prior to the time that the Participant’s name is recorded on the Company’s shareholder records as the holder of record of such shares acquired pursuant to the exercise of an Option.

5.    STOCK SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 17, the maximum number of shares reserved for Stock Grants and Stock Unit Grants and for purchase pursuant to the exercise of Options granted under the Plan is six million (6,000,000) shares of Class B Common Stock. Of the total shares of Class B Common Stock available under the Plan, not more than 50% of such Awards shall be issued in the form of Stock Grants, Performance Unit Grants or Stock Unit Grants.

Of the total shares of Class B Common Stock available under the Plan, Awards with respect to no more than seven hundred fifty thousand (750,000) shares of Class B Common Stock shall be issued to any Participant in any calendar year. No Participant may be granted Performance Unit Grants and/or Stock Unit Grants in any calendar year if the value of such Awards exceeds (or would exceed if performance goals are satisfied) 500% of the Participant’s base compensation.

The shares of Class B Common Stock to be subject to the Plan may be either authorized but unissued shares or shares previously issued and reacquired by the Company. To the extent that Options are granted and Stock Grants, Performance Unit Grants and Stock Unit Grants are made under the Plan, the shares underlying such Options, Stock Grants, Performance Unit Grants and Stock Unit Grants will be unavailable for future grants under the Plan except that, to the extent that the Options, Stock Grants, Performance Unit grants and Stock Unit Grants granted under the Plan terminate, expire or are canceled without having been exercised, new Awards may be made with respect to such shares.

6.    ELIGIBILITY.

Officers and other Employees (including Employees who also are Directors of the Company or its Subsidiaries or Affiliates) shall be eligible to receive Stock Grants, Performance Unit Grants, Stock Unit Grants, Incentive Stock Options

and Non-statutory Stock Options under the Plan. Outside Directors shall be eligible to receive Stock Grants, Stock Unit Grants and Non-statutory Stock Options under the Plan.

7.    STOCK GRANTS.

7.1    General Terms. Each Stock Grant may be accompanied by such restrictions, or may be made without any restrictions, as may be determined in the discretion of the Committee. Such restrictions may include, without limitation, requirements that the Participant remain in the continuous employment of the Company or its Subsidiaries or Affiliates for a specified period of time, or that the Participant meet designated individual performance goals, or that the Company and/or one or more of its Subsidiaries or Affiliates meet designated performance goals.

7.2    Issuance Procedures. A stock certificate representing the number of shares of Class B Common Stock covered by a Stock Grant shall be registered in the Participant’s name and may be held by the Participant; provided however, if a Stock Grant is subject to certain restrictions, the shares of Class B Common Stock covered by such Stock Grant shall be registered in the Participant’s name and held in custody by the Company. Unless the Committee determines otherwise, a Participant who has been awarded a Stock Grant shall have the rights and privileges of a shareholder of the Company as to the shares of Class B Common Stock covered by a Stock Grant, including the right to receive dividends and the right to vote such shares, except that the dividends shall be accumulated in an escrow account by the Company and shall not be paid to the Participant unless and until the expiration or satisfaction of any restrictions or performance requirements applicable to the Class B Common Stock with respect to which the dividend is paid. None of the shares of Class B Common Stock covered by the Stock Grant may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the expiration or satisfaction of any applicable restrictions or performance requirements. All of the shares of Class B Common Stock covered by a Stock Grant shall be forfeited and all rights of a Participant who has been awarded such Stock Grant to such shares shall terminate without further obligation on the part of the Company in the event that any applicable restrictions or performance requirements do not expire or are not satisfied. Upon forfeiture of shares of Class B Common Stock, such shares shall be transferred to the Company without further action by the Participant. Upon the expiration or satisfaction of any applicable restrictions, whether in the ordinary course or under circumstances set forth in Section 7.3, certificates evidencing shares of Class B Common Stock subject to the related Stock Grant shall be delivered to the Participant, or the Participant’s beneficiary or estate, as the case may be, free of all such restrictions.

7.3    Accelerated Vesting.

(a) Death, Disability or Retirement. Unless the Committee shall specifically state otherwise at the time a Stock Grant is awarded, a Stock Grant shall become vested on the date that a recipient of a Stock Grant terminates his or her service with the Company or its Subsidiaries or Affiliates due to death, Disability or Retirement. A Participant who terminates due to death, Disability or Retirement shall receive a pro-rata portion of any Stock Grants which are paid based on the satisfaction of performance requirements; such pro-rata portion shall be determined based on the number of Stock Grants which would have vested if the Participant had remained employed and the portion of the performance measurement period which has been completed at the time of the Participant’s death, Disability or Retirement.

(b) Change in Control. All outstanding Stock Grants shall become immediately vested in the event there is a Change in Control of the Company. To the extent that performance requirements are applicable to such Stock Grant, such requirement shall be deemed satisfied but the Participant shall receive only a pro-rata portion of such Stock Grant. Such pro-rata portion shall be determined based on the portion of the performance measurement period which has been completed at the time of the Change in Control.

(c) Termination of Service for Other Reasons. If a Participant terminates service prior to a Change in Control of the Company for reasons other than death, Disability or Retirement, all outstanding Stock Grants shall be forfeited by such Participant.

8.    NON-STATUTORY STOCK OPTIONS.

8.1 Grant	of Non-statutory Stock Options.

(a) Grants to Employees and Directors. The Committee may, from time to time, grant Non-statutory Stock Options to Employees and Directors.

(b) Terms of Non-Statutory Options. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

(i) Price. The purchase price per share of Class B Common Stock deliverable upon the exercise of each Non-statutory Stock Option shall be determined on the date the option is granted. Such purchase price shall be the Fair Market Value of the Company’s Class B Common Stock on the Date of Grant or such greater amount as determined by the Committee. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Class B Common Stock of the Company held by the Participant for at least six (6) months at the Fair Market Value of such shares on the date of surrender determined in the manner described in Section 2(k) of the Plan. The Participant may make deemed or constructive transfers of shares in lieu of actual transfer and physical delivery of certificates.

(ii) Terms of Options. The term during which each Non-statutory Stock Option may be exercised shall be ten years from the Date of Grant, or such shorter period determined by the Committee. The Committee shall determine the date on which each Non-statutory Stock Option shall become exercisable and may provide that a Non-statutory Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option may be exercised in whole or in part.

Notwithstanding the above, in the event of a Change in Control of the Company, all Non-statutory Stock Options shall become immediately exercisable.

(iii) Termination of Service.

Upon the termination of a Participant’s service for any reason other than death, Disability, Retirement or Termination for Cause, or following a Change in Control, the Participant’s Non-statutory Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of six months following termination.

In the event of Termination for Cause, all rights under the Participant’s Non-statutory Stock Options shall expire upon termination.

In the event of the death, Disability or Retirement of any Participant or a Change in Control, all Non-statutory Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for one year, or in the event of Retirement, such longer period up to three years as is specified by the Committee.

The Committee, at the time of grant or thereafter, may extend the period of Non-statutory Stock Option exercise on a Participant’s termination of service to a period not exceeding 5 years, provided that in no event shall the period extend beyond the expiration of the Non-statutory Stock Option term.

9.    INCENTIVE STOCK OPTIONS.

9.1    Grant of Incentive Stock Options.

The Committee may, from time to time, grant Incentive Stock Options to Employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a) Price. The purchase price per share of Class B Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Company’s Class B Common Stock on the Date of Grant. However, if a Participant owns Class B Common Stock representing more than 10% of the total combined voting power of all classes of Class B Common Stock of the Company (or under Section 425(d) of the Code is deemed to own Class B Common Stock representing more than 10% of the total combined voting power of all such classes of Class B Common Stock), the purchase price per share of Class B Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Company’s Class B Common Stock on the Date of Grant. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Class B Common Stock of the Company at the Fair Market Value of such shares on the date of surrender determined in the manner described in Section 2(l). The Participant may make deemed or constructive transfers of shares in lieu of actual transfer and physical delivery of certificates.

(b) Amounts of Options. Incentive Stock Options may be granted to any Employee in such amounts as determined by the Committee. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Class B Common Stock with respect to which Incentive

Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 9.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award under this Section 9.1 exceeds this $100,000 limit, the portion of the award in excess of such limit shall be deemed a Non-statutory Stock Option.

(c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten years from the Date of Grant. If at the time an Incentive Stock Option is granted to an Employee, the Employee owns Class B Common Stock representing more than 10% of the total combined voting power of the Company (or, under Section 425(d) of the Code, is deemed to own Class B Common Stock representing more than 10% of the total combined voting power of all such classes of Class B Common Stock), the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five years from the Date of Grant.

No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the Employee to whom it is granted.

The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and may provide that an Incentive Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised in whole or in part, provided that it is consistent with the terms of Section 422 of the Code.

Notwithstanding the above, in the event of a Change in Control of the Company all Incentive Stock Options shall become immediately exercisable.

(d) Termination of Service. Upon the termination of a Participant’s service for any reason other than death, Disability, Retirement, Termination for Cause or following a Change in Control, the Incentive Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of six months following termination; provided, however, that such option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more then three months following the date of the Participant’s cessation of employment.

In the event of Termination for Cause, all rights under the Participant’s Incentive Stock Options shall expire upon termination.

In the event of death, Disability or Retirement of any Employee, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or the Participant’s legal representatives or beneficiaries for one year following the date of the Participant’s death, Retirement or cessation of employment due to Disability or, in the event of Retirement, such longer period of up to three years as is specified by the Committee; provided, however, that such option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three months following the date of the Participant’s cessation of employment.

Upon termination of the Participant’s service following a Change in Control, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable for a period of one year following the date of Participant’s cessation of employment; provided however, that such option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three months following the date of the Participant’s cessation of employment.

The Committee, at the time of grant or thereafter, may extend the period of Incentive Stock Option exercise on a Participant’s termination of service to a period not exceeding 5 years, provided, however, that such option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three months following the date of the Participant’s cessation of employment. Notwithstanding anything to the contrary contained herein, in no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term.

(e) Compliance with Code. The options granted under this Section 9 of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Company makes no warranty as to the qualification of any option as an incentive stock option within the meaning of Section 422 of the Code.

10.    PERFORMANCE UNIT GRANTS AND STOCK UNIT GRANTS.

10.1    General Terms. Each Stock Unit shall entitle the Participant receiving it to a cash payment equal to the Fair Market Value of a share of Class B Common Stock. Each Performance Unit shall have a value which is established by the Committee. Each Stock Unit Grant and Performance Unit Grant shall be accompanied by such restrictions as may be determined in the discretion of the Committee. Such restrictions may include, without limitation, requirements that the Participant remain in the continuous employment of the Company or its Subsidiaries or Affiliates for a specified period of time or that the Participant meet designated individual performance goals, or that the Company and/or one or more of its Subsidiaries or Affiliates meet designated performance goals.

10.2    Payment of Stock Unit or Performance Unit Value. Upon the expiration or satisfaction of any applicable restrictions or performance requirements with respect to Stock Units or Performance Units, the Participant receiving such Stock Unit Grants or Performance Unit Grants shall be entitled to receive a payout of the Stock Unit or Performance Unit value in cash. Unless the Committee determines otherwise, a Participant who has been awarded a Stock Unit or Performance Unit shall not have the right to any amounts as the result of the payment of dividends with respect to the underlying Class B Common Stock. Stock Units and Performance Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the expiration or satisfaction of any applicable restrictions or performance requirements.

10.3.    Accelerated Vesting.

(a) Death, Disability or Retirement. Unless the Committee shall specifically state otherwise at the time a Stock Unit or Performance Unit is awarded, all Stock Unit Grants and Performance Unit Grants shall become vested on the date that a recipient of a Stock Unit Grant or Performance Unit Grant terminates his service with the Company or its Affiliates due to death, Disability or Retirement. A Participant who terminates due to death, Disability or Retirement shall receive a pro-rata portion of any Stock Unit Grants or Performance Unit Grants which are paid based on the satisfaction of performance requirements. Such pro-rata portion shall be determined based on the number of Stock Units or Performance Units which would have vested if the Participant had remained employed and the portion of the performance measurement period which has been completed at the time of the Participant’s death, Disability or Retirement.

(b) Change in Control. All outstanding Stock Unit Grants and Performance Unit Grants shall become immediately vested in the event there is a Change in Control of the Company. To the extent that performance requirements are applicable to such Stock Unit or Performance Unit, such requirement shall be deemed satisfied but the Participant shall receive only a pro-rata portion of such Stock Units or Performance Units. Such pro-rata portion shall be determined based on the portion of the performance measurement period which has been completed at the time of the Change in Control.

(c) Termination of Service For Other Reasons. If a Participant terminates service prior to a Change in Control of the Company for reasons other than death, Disability or Retirement, all outstanding Stock Unit Grants and Performance Unit Grants shall be forfeited by the Participant.

11.    RIGHTS OF A SHAREHOLDER; LIMITED TRANSFERABILITY.

No Participant shall have any rights as a shareholder with respect to any shares covered by a Non-statutory and/or Incentive Stock Option until the date of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Company or its Affiliates or to continue as a Director of the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate a Participant’s services as an officer, Employee, or Director at any time.

No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his or her lifetime only by the Participant to whom it is granted.

Non-statutory Stock Options granted hereunder may be exercised only during a Participant’s lifetime by the Participant, the Participant’s guardian or legal representative or by a permissible transferee. Non-statutory Stock Options shall be transferable by Participants pursuant to the laws of descent and distribution upon a Participant’s death, and during a Participant’s lifetime, Non-statutory Stock Options shall be transferable by Participants to members of their immediate family, trusts for the benefit of members of their immediate family, and charitable institutions (“permissible transferee”) to the extent permitted under Section 16 of the Exchange Act and subject to federal and state securities laws. The term “immediate family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, sister-in-law, or brother-in-law and shall include adoptive relationships.

The Administrator shall have the authority to establish rules and regulations specifically governing the transfer of Options granted under this Plan as it deems necessary and advisable.

12.    AGREEMENT WITH GRANTEES.

Each Award of Options will be evidenced by a written agreement, executed by the Participant and the Company or its Subsidiaries or Affiliates which describes the conditions for receiving the Options including the date of Option Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by applicable securities law.

The proper officers of the Company shall advise each Participant who is awarded a Stock Grant or Stock Unit Grant, in writing, of the number of shares to which it pertains and the terms and conditions and any restrictions or performance requirements applicable to such Stock Grant or Stock Unit Grant; provided they are not inconsistent with the terms, conditions and provisions of the Plan.

13.    RESTRICTIONS ON SHARES

The Committee may require before any shares of Class B Common Stock are issued pursuant to this Plan, that the Participant agrees to subject the shares to such holding periods and restrictions as are determined by the Committee.

14.    PERFORMANCE BASED COMPENSATION.

(a) In General. All Non-statutory Stock Options and Incentive Stock Options are intended to be performance based compensation, within the meaning of the Code Section 162(m)(4)(C) and such Options shall conform to the requirements of Code Section 162(m)(4)(C) and the regulations thereunder. The Committee may, in its discretion, make Stock Grants and Stock Unit Grants performance based compensation within the meaning of IRC §162(m)(4)(C).

With respect to Stock Grants, Performance Unit Grants and Stock Unit Grants that are intended to qualify as “performance based” within the meaning of Code Section 162(m)(4)(C), the Committee shall (i) establish in writing the applicable objective performance goals and all related terms no later than 90 days after the commencement of the period of service to which the performance goals relate (or such earlier or later date as may be applicable deadline for compensation payable hereunder to qualify as “performance based” within the meaning of Code Section 162(m)(4)(C)), and (ii) designate the Awards that are to qualify as “performance based” with the meaning of Code Section 162(m)(4)(C). After the period over which the performance goals are measured, the Committee shall certify that such performance goals are satisfied and may adjust the Award downward but not upward.

(b) Performance Goals. The performance goals to be used for purposes of grants which are intended to qualify as performance based compensation within the meaning of Code Section 162(m)(4)(C) shall be based on the following measures:

(1) Earnings per share;

(2) Net income (before or after taxes);

(3) Net income from continuing operations;

(4) Return measures (including, but not limited to, return on assets, equity, capital or investment);

(5) Cash flow (including, but not limited to, operating cash flow and free cash flow);

(6) Cash flow return on investment;

(7) Earnings before or after taxes, interest, depreciation and/or amortization;

(8) Internal rate of return or increase in net present value;

(9) Dividend payments;

(10) Gross revenues;

(11) Gross margins;

(12) Operating measures such as growth in circulation, television and radio ratings and market share;

(13) Internal measures such as achieving a diverse workforce.

15.    DEFERRALS

The Committee may permit or require a Participant to defer the receipt of a cash payment to be paid pursuant to this Plan or defer the receipt of Class B Common Stock to be delivered pursuant to this Plan.

16.    DESIGNATION OF BENEFICIARY.

A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant’s estate will be deemed to be the beneficiary.

17.    DILUTION AND OTHER ADJUSTMENTS.

In the event of any change in the outstanding shares of Class B Common Stock of the Company (whether Class A Class B Common Stock or Class B Class B Common Stock) by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

(a) adjustments in the aggregate number or kind of shares of Class B Common Stock which may be awarded under the Plan;

(b) adjustments in the aggregate number or kind of shares of Class B Common Stock covered by Awards already made under the Plan;

(c) adjustments in the purchase price of outstanding Incentive and/or Non-statutory Stock Options.

No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

18.    WITHHOLDING.

There may be deducted from each distribution of cash and/or Class B Common Stock under the Plan the amount of tax required by any governmental authority to be withheld.

19.    TERMINATION AND AMENDMENT OF THE PLAN.

The Board of Directors may at any time, and from time to time, terminate, modify or amend the Plan in any respect.

The Board may determine that shareholder approval of any amendment to this Plan may be advisable for any reason, including but not limited to, for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange listing requirements.

Such termination, modification or amendment may not affect the rights of a Participant under an outstanding Award, except the Board may, prior to a Change in Control, terminate the Plan in connection with a Change in Control and make a cash payment to all Participants with respect to Options equal to the difference between the Fair Market Value of the Class B Common Stock on the date of the Change in Control and the exercise price per share of an Option on the Date of Grant and equal to the value of the Stock Unit Grant or Performance Unit Grant.

20.    EFFECTIVE DATE OF PLAN.

The Plan shall become effective as of the date of the IPO (the “Effective Date”), provided that the Plan is approved by shareholders at an annual or special meeting of shareholders of the Company. The Plan also shall be presented to shareholders of the Company for ratification for purposes of: (i) satisfying one of the requirements of Section 422 of the Code governing the tax treatment for Incentive Stock Options; and (ii) establishing or maintaining listing on a stock exchange or system.

21.    TERMINATION OF THE PLAN.

No Awards under the Plan shall be granted more than ten (10) years after the Effective Date of the Plan. The Board of Directors has the right to suspend or terminate the Plan at any time. No termination shall, without the consent of a Participant, adversely affect such individual’s rights under a previously granted award without such Participants consent, except that the Company may, in connection with a Change in Control, require all awards to be surrendered for a cash payment equal to the value of the Award, which in the case of an Option is the difference between the price at which the share can be purchased pursuant to the Option and the fair market value of the Class B Common Stock at the time of the Change in Control.

22.    UNCERTIFIED SHARES.

To the extent the Plan provides for the issuance of stock certificates with respect to Class B Common Stock, the Company, in lieu thereof, record the shares on a non-certified basis on a book entry account maintain by the Company’s Transfer Agent.

23.    APPLICABLE LAW.

The Plan will be administered in accordance with the laws of the State of Wisconsin to the extent not preempted by Federal law as now or hereafter in effect.

24.    COMPLIANCE WITH SECTION 16.

With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

ANNEX F

THE JOURNAL COMPANY

2003 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of The Journal Company 2003 Employee Stock Purchase Plan.

1. Purpose. The purpose of the Plan is to provide employees of the Company with an opportunity to purchase Class B Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Class B Common Stock” shall mean the Class B Common Stock of the Company, par value $.01 per share.

(d) “Company” shall mean The Journal Company, to be renamed Journal Communications, Inc.

(e) “Compensation” shall mean basic wages, earnings and commissions plus any salary deferrals made by the Employee under a plan maintained pursuant to IRC §401(k), 125 or 132(f) but excluding all of the following: overtime pay, bonuses and all other cash remuneration paid by the Company or any Subsidiary.

(f) “Employee” shall mean any individual who is a common law employee of the Company or any Subsidiary. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or any Subsidiary. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(g) “Enrollment Date” shall mean the first day of each Offering Period.

(h) “Exercise Date” shall mean the last day of each Offering Period.

(i) “Fair Market Value” shall mean, as of any date, the fair market value of the Class B Common Stock.

(j) “Offering Periods” shall mean the periods of approximately six (6) months commencing on the first Trading Day on or after January 1 and July 1 of each year and terminating on the last Trading Day in the periods ending six months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(k) “Plan” shall mean this Employee Stock Purchase Plan.

(l) “Purchase Date” means the date on which shares of Class B Common Stock are purchased.

(m) “Purchase Price” shall mean an amount equal to 85% or more (as determined by the Committee) of the Fair Market Value of a share of Class B Common Stock on the Exercise Date.

(n) “Reserves” shall mean the number of shares of Class B Common Stock which have been authorized for issuance under the Plan but not yet been purchased.

(o) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(p) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq system are open for trading.

3. Eligibility

(a) Any Employee of the Company or any Subsidiary shall be eligible to participate in the Plan.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be eligible under the Plan (i) to the extent that, immediately after a purchase, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or

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value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares on the first day of each Offering Period) for each calendar year in which such purchase right is outstanding at any time.

4. Offering Periods. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof, provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and ending on the last Trading Day of 2003. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Company’s or a Subsidiary’s payroll office prior to the applicable Enrollment Date.

(b) Payroll deductions for a participant shall commence with the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay date during the Offering Period in a amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay date during the Offering Period (or such lesser percentage as is determined by the Committee). The Committee may also limit the amount of Class B Common Stock a Participant may purchase under this Plan in any calendar year.

(b) All payroll deductions made for a Participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof. A participant may increase or decrease the rate of his or her payroll deductions once during the Offering Period by completing or filing with the Company or a Subsidiary a new subscription agreement authorizing a change in payroll deduction rate. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s or a Subsidiary’s receipt of the new subscription agreement unless the Company or the Subsidiary elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions or purchases may be decreased to zero percent (0%) at any time during an Offering Period and recommence when feasible.

(e) At the time some or all of the Company’s Class B Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Class B Common Stock. At any time, the Company or Subsidiary may, but shall not be obligated to, withhold from the participant’s Compensation the amount necessary for the Company or Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary any tax deductions or benefits attributable to sale or early disposition of Class B Common Stock by the Employee. The Participant shall notify the Company of any disposition of Class B Stock less than two years after the purchase right with respect to such Class B Common Stock was granted or less than one year after the transfer of such Class B Common Stock to such Participant.

7. Grant of Purchase Right. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted the right to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Class B Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase shares in an amount

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which exceeds the limitations set forth in Sections 3(b) and 13 hereof. Exercise of the purchase right shall occur as provided in Section 8 hereof unless the Participant has withdrawn pursuant to section 10 hereof. The purchase right shall expire on the last day of the Offering Period.

8. Exercise of Purchase Right. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her purchase right for the purchase of shares shall be exercised automatically on each Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During the participant’s lifetime, a participant’s right to purchase shares hereunder is exercisable only by him or her.

9. Delivery. As promptly as practicable after the end of each Offering Period, the Company shall arrange for the delivery to each participant of a certificate representing the shares purchased during such Offering Period or shall record the shares purchased on a noncertificated basis on a book entry account maintained by the Company’s transfer agent.

10. Withdrawal. A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase right under the Plan at any time by giving written notice to the Company or a Subsidiary. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as soon as administratively feasible after receipt of notice of withdrawal and such participant’s purchase right for the Offering Period shall be automatically terminated and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, such participant may not participate in the Plan during the next succeeding Offering Period. Payroll deductions for any subsequent offering periods shall not resume unless the participant delivers to the Company or a Subsidiary a new subscription agreement.

11. Termination of Employment.

Upon a participant’s ceasing to be an Employee, for any reason, such participant’s subscription agreement shall continue through the last date on which the Employee is paid and shall then terminate and any payroll deductions not used to purchase Class B Common Stock shall be distributed to the Employee in cash.

12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) The maximum number of shares of Class B Common Stock which shall be made available for sale under the Plan shall be three million (3,000,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. If, on a given Purchase Date, the number of shares to be purchased exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) The participant shall have no interest or voting right in shares until such shares are purchased.

(c) Share certificates to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to a Purchase Date but prior to delivery to such participant of such shares and cash.

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(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither payroll deductions nor any rights to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 11 hereof by the participant.) Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18. Holding Period. The Board may require a participant to hold all or part of the Class B Common Stock acquired through this Plan for a specific period of time and obligate the participant to sell such Class B Common Stock back to the Company at its original Purchase Price if such holding requirement is not satisfied.

19. Adjustments Upon Changes in Capitalization, Dissolution Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each participant may purchase, as well as the price per share shall be proportionately adjusted for any increase or decrease in the number of issued shares of Class B Common Stock of the Company (including both Class A or Class B Common Stock) resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of such, or any other increase or decrease in the number of shares of stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Class B Common Stock subject to an option.

(b) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the successor corporation or a parent or subsidiary of the successor corporation may assume the Plan. In the event that the successor corporation refuses to assume the Plan, the Plan shall terminate.

20. Amendment or Termination.

(a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s or a Subsidiary’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Class B Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

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22. Conditions Upon Issuance of Shares. Shares shall not be issued unless the issuance and delivery of such shares shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended the rules and regulations promulgated thereunder, and the requirements of any stock exchange or system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

The Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19 hereof.

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ANNEX G

TRUSTEES’ PROXY TO UNITHOLDERS

For the Special Meeting of Shareholders of Journal Communications, Inc.

to be held jointly on September 3, 2003 with

a Special Meeting of Unitholders of

the Journal Employees Stock Trust

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned (“Trustees”) of the Journal Employees’ Stock Trust (“JESTA”), holder of 25,920,000 shares of capital stock of Journal Communications, Inc., a Wisconsin corporation (“Company”), do hereby appoint each unitholder in JESTA as proxy with power of substitution for and in the name of the undersigned to vote one share of said stock for each JESTA unit held by such unitholder as evidenced on the transfer books of the Trustees at the close of business on Friday, July 18, 2003, at the Special Meeting of Shareholders of said Company to be held jointly with a Special Meeting of Unitholders of JESTA at the time and place specified in the accompanying notice and at any adjournment or postponement of said meeting, in relation to any and all matters which may properly come before such meeting, with all of the powers that the undersigned would possess if personally present thereat. A certified list of such unitholders, together with the number of shares they are so entitled to vote, has been delivered to the Company by the Trustees.

This proxy is issued pursuant to the provisions of Section 21 of the Journal Employees’ Stock Trust Agreement, dated May 15, 1937, as amended, and the authority hereby conferred is subject to each of the restrictive conditions expressed therein as follows:

“The Trustees, as soon as they shall receive notice of any meeting of the owners of Journal Stock, shall issue to each owner of units, except ex-employee eligibles, employee benefit trusts and employee-eligible transferees, a proxy authorizing him/her or such other person(s) as he/she may substitute for him/her to vote at such meeting the number of shares of Journal Stock represented by the units owned by him/her, provided, however, and each such proxy shall so state, that neither the owner of such units nor his/her substitute(s) shall have the power or authority to vote (a) to sell or lease all or substantially all of the assets of the Company, or (b) to dissolve the Company or (c) to merge or consolidate the Company with any other corporation(s) in which the Company and/or the stockholders of the Company upon completion of such consolidation or merger do not control directly or indirectly a majority of the voting stock, unless the employee-owners of at least two-thirds of the outstanding units owned by employee-eligibles shall have authorized the Trustees to offer all shares held by the Trustees for sale in accordance with the provisions of Section 24 to the classes of optionees therein defined and such options shall have expired within three months prior to such vote. The Trustees may authorize the affixing of a facsimile of their signatures to any proxy with the same effect as though such proxy was signed by them personally. The Trustees shall have exclusive authority to vote all shares of Journal Stock represented by units owned by ex-employee-eligibles, employee benefit trusts and employee-eligible transferees.”

The JESTA trustees have engaged expert financial and legal advisers who have not been advisers to the board of directors of the Company to assist them in analyzing the transaction with regard to their duties under JESTA. Based on the advice received from these experts and their independent analysis of the transaction, the trustees believe that the transaction is consistent with JESTA and in the best interests of unitholders. Accordingly, the trustees unanimously recommend that active employee unitholders vote “FOR” approval of the share exchange, “FOR” approval of New Journal’s 2003 Equity Incentive Plan and “FOR” approval of New Journal’s 2003 Employee Stock Purchase Plan, and that active employee unitholders and employee benefit trust unitholders vote “FOR” approval of the amendment and termination of JESTA.

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The trustees will not cast their votes on the share exchange, the amendment and termination of JESTA, the equity incentive plan or the employee stock purchase plan, however, until they hear the expressed desires and opinions of unitholders. The trustees will consider the views of the unitholders carefully in casting their votes.

Dated: July 28, 2003

Trustees Under Journal Employees’ Stock Trust

Agreement, dated May 15, 1937, as amended

/S/    Steven J. Smith

/S/    Douglas G. Kiel

/S/    Paul M. Bonaiuto

/S/    Keith K. Spore

/S/    James J. Ditter

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Bylaws of the Registrant provide that the directors and officers of the Registrant, members of the committee formed under Article 2 of the Registrant’s Articles of Incorporation, any trustee of any employee benefit plan of the Registrant and any person serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture or trust are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such persons are successful in the defense of a proceeding and (ii) in proceedings in which the person is not successful in defense thereof, unless (in the latter case only) it is determined that such person breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the person had a material conflict of interest; (b) a violation of the criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the person derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. In addition, the Wisconsin Business Corporation Law would require mandatory indemnification of directors and officers of the Registrant under certain circumstances, as more fully described in Sections 180.0850 through 180.0859 thereof. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

Expenses for the defense of any action for which indemnification may be available are required to be advanced by the Registrant under certain circumstances.

The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s Bylaws is not exclusive of any other rights to which a director, officer or other person may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer, director or other person may be required to bear the economic burden of the foregoing liabilities and expense.

The Registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Registrant’s former, current or future directors or officers or persons serving at the request of the Registrant or positions with other entities as described above.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

(b) Financial Statement Schedules.

Report of Independent Auditors on Schedule

The Board of Directors and Shareholders

Journal Communications, Inc.

We have audited the consolidated financial statements of Journal Communications, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated January 28, 2003 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

January 28, 2003

Milwaukee, Wisconsin

JOURNAL COMMUNICATIONS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Years ended December 31, 2002, 2001, and 2000

(in thousands)

Description	Balance at Beginning of Year	Additions Charged to Earnings	Acquisitions Divestitures(1)	Deductions(2)	Balance at End of Year

Allowance for doubtful accounts:
2002	$ 5,477	$ 3,944	$ —	$2,968	$ 6,453
2001	$ 3,993	$ 5,206	$(59)	$3,663	$ 5,477
2000	$ 4,008	$ 3,185	$ —	$3,200	$ 3,993

Reserve for litigation:
2002	$10,000	$(4,100)	$ —	$5,900	$ —
2001	$ 4,350	$ 5,650	$ —	$ —	$10,000
2000	$ 2,834	$ 4,445	$ —	$2,929	$ 4,350

(1)	During 2001, $59,000 was deducted from the allowance for doubtful accounts due to the sale of the Milwaukee operation of our label printing business.
(2)	Deductions from the allowance for doubtful accounts equal accounts receivable written off, less recoveries, against the allowance. The deduction from the reserve for litigation in 2000 represents a settlement payment and the deduction in 2002 represents the final settlement. Please see Note 8 of our Notes to Consolidated Financial Statements.

All other schedules are omitted since the required information is not present, or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

(c) Reports, Opinions or Appraisals. Not applicable.

Item 22.	Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on July 23, 2003.

THE JOURNAL COMPANY

By:	/s/ STEVEN J. SMITH
Steven J. Smith Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN J. SMITH Steven J. Smith	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 23, 2003

/s/ PAUL M. BONAUITO Paul M. Bonauito	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 23, 2003

/s/ ANNE M. BAUER Anne M. Bauer	Vice President and Controller (Principal Accounting Officer)	July 23, 2003

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EXHIBIT INDEX

Exhibit Number	Document Description

(2)	Agreement and Plan of Share Exchange, dated as of June 26, 2003, between The Journal Company and Journal Communications, Inc. (Annex A to the Joint Proxy Statement/Prospectus contained in this Registration Statement (the “Joint Proxy Statement/Prospectus”))

(3.1)	Articles of Incorporation of The Journal Company (Annex D to the Joint Proxy Statement/Prospectus))

(3.2)	Bylaws of The Journal Company

(4.1)	Shareholders Agreement, by and among Journal Communications, Inc., The Journal Company, Matex Inc. and the Abert Family Journal Stock Trust, dated as of May 12, 2003 (incorporated by reference to Exhibit 4.3 to The Journal Company’s Registration Statement on Form S-1 filed on June 19, 2003 [Registration No. 333-105210])

(4.2)	The Journal Employees’ Stock Trust Agreement, dated May 15, 1937, as amended (incorporated by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q of Journal Employees’ Stock Trust for the quarter ended June 30, 2001 [Commission File No. 0-7832])

(4.3)	Credit Agreement, dated May 31, 2002, among Journal Communications, Inc. and certain of its subsidiaries parties thereto, several lenders parties thereto and U. S. Bank National Association, as lead arranger and administrative agent (incorporated by reference to Exhibit 10 to the Quarterly Report on Form 10-Q of Journal Communications, Inc. for the quarter ended June 16, 2002 [Commission File No. 0-7831])

(4.4)	First Amendment to Credit Agreement, dated May 2, 2003, among Journal Communications, Inc. and certain of its subsidiaries parties thereto, several lenders parties thereto and U.S. Bank National Association, as lead arranger and administrative agent (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Journal Communications, Inc. for the quarter ended March 23, 2003 [Commission File No. 0-7831])

(5)	Opinion of Foley & Lardner (including consent of counsel)*

(8)	Opinion of Foley & Lardner (including consent of counsel) regarding tax matters

(10.1)	The Journal Company 2003 Equity Incentive Plan (Annex E to the Joint Proxy Statement/Prospectus)

(10.2)	The Journal Company 2003 Stock Purchase Plan (Annex F to the Joint Proxy Statement/Prospectus)

(10.3)	Journal Communications, Inc. Management Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 of the Annual Report on Form 10-K of Journal Communications, Inc. for the year ended December 31, 2002 [Commission File No. 0-7831])

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Exhibit Number	Document Description

(10.4)	Journal Communications, Inc. Management Annual Incentive Plan (incorporated by reference to Exhibit 10.3 of the Annual Report on Form 10-K of Journal Communications, Inc. for the year ended December 31, 2002 [Commission File No. 0-7831])

(10.5)	Journal Communications, Inc. Non-Qualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.4 of the Annual Report on Form 10-K of Journal Communications, Inc. for the year ended December 31, 2002 [Commission File No. 0-7831])

(10.6)	Journal Communications, Inc. Supplemental Benefit Plan (incorporated by reference to Exhibit 10.5 of the Annual Report on Form 10-K of Journal Communications, Inc. for the year ended December 31, 2002 [Commission File No. 0-7831])

(21)	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the Annual Report on Form 10-K of Journal Communications, Inc. for the year ended December 31, 2002 [Commission File No. 0-7831])

(23.1)	Consent of Independent Auditors

(23.2)	Consent of Foley & Lardner (contained as part of Exhibit (5))*

(23.3)	Consent of Foley & Lardner (contained as part of Exhibit (8))

(24)	Powers of Attorney (contained as part of the signature page hereto)*

(99.1)	Form of Proxy for Joint Special Meeting of the Shareholders of Journal Communications, Inc. and the Unitholders of the Journal Employees’ Stock Trust*

*	Previously filed.

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